MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Fellow Shareholders:

On May 16, 2018, Century Next Financial Corporation (which we refer to as "Century Next"), and Ashley Bancstock Company (which we refer to as "ABC"), entered into an Agreement and Plan of Merger (which we refer to as the "merger agreement") that provides for the combination of the two companies. Under the merger agreement, ABC will merge with and into Century Next, with Century Next as the surviving corporation, in a transaction we refer to as the "merger." Immediately following the completion of the merger, First National Bank of Crossett, a wholly-owned bank subsidiary of ABC, will merge with and into Bank of Ruston, a wholly-owned subsidiary of Century Next, with Bank of Ruston as the surviving bank, in a transaction we refer to as the "bank merger."

In the merger, each outstanding share of ABC common stock (except for shares held by shareholders who exercise their dissenters' rights under Arkansas law) will be automatically converted into the right to receive 1.8052 (which we refer to as the "exchange ratio") shares of Century Next common stock. The market value of the shares of Century Next common stock that each ABC shareholder will receive in the merger (which we refer to as the "stock merger consideration") will fluctuate and will not be known at the time ABC shareholders vote on the merger. Based on the closing price of $30.00 per share of Century Next's common stock on May 15, 2018 (the last trading day before public announcement of the merger), the stock merger consideration represented approximately $54.16 in value for each share of ABC common stock. Based on Century Next's closing price on August 27, 2018 of $33.50, the stock merger consideration represented approximately $60.47 in value for each share of ABC common stock. We urge you to obtain current market quotations for Century Next (trading symbol "CTUY").

ABC and Century Next will each hold a special meeting of their respective shareholders to approve the merger agreement and related matters. The special meeting of Century Next's shareholders will be held on Thursday, October 25, 2018 at Bank of Ruston's main office, located at 505 North Vienna Street, Ruston, Louisiana 71270, at 1:00 p.m. local time. The special meeting of ABC shareholders will be held on Thursday, October 25, 2018 at First National Bank of Crossett's main office, located at 218 Main Street, Crossett, Arkansas 71635, at 1:00 p.m. local time. It is important that your shares be represented at the meeting and your vote be recorded. Please take the time to vote by completing and mailing the enclosed proxy card or, if applicable,  by voting via the Internet or telephone using the instructions provided on the proxy card.

The boards of directors of Century Next and ABC unanimously recommend that their respective shareholders vote "FOR" approval of the merger agreement and "FOR" the other matters to be considered at the Century Next and the ABC special meetings.

Please carefully read the entire joint proxy statement/offering circular, including "Risk Factors," beginning on page 24, for a discussion of the risks relating to the proposed merger.

Thank you for your support.

William D. Hogan	Herbert R. Hutchison
President and Chief Executive Officer	Chairman of the Board
Century Next Financial Corporation	Ashley Bancstock Company

The U.S. Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the SEC; however, the SEC has not made an independent determination that the securities offered are exempt from registration.

The shares of Century Next common stock to be issued to shareholders of ABC in connection with the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

                The date of this joint proxy statement/offering circular is September 5, 2018, and it is first being mailed or otherwise delivered to shareholders of Century Next and ABC on or about September 10, 2018.

CENTURY NEXT FINANCIAL CORPORATION
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 25, 2018

To the Shareholders of Century Next Financial Corporation:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Century Next Financial Corporation (which we refer to as "Century Next"), will be held on Thursday, October 25, 2018 at 1:00 p.m. local time at Bank of Ruston's main office, located at 505 North Vienna Street, Ruston, Louisiana, to consider and vote upon the following matters:

1.
A proposal to approve the Agreement and Plan of Merger, dated as of May 16, 2018, by and between Century Next and Ashley Bancstock Company, as may be amended from time to time, pursuant to which Ashley Bancstock Company will merge with and into Century Next (which we refer to as the "merger"), as more fully described in the attached joint proxy statement/offering circular (which we refer to as the "Century Next merger proposal");

2.
A proposal to approve the issuance of additional shares of Century Next common stock, par value $0.01 per share, to shareholders of Ashley Bancstock Company in the merger (which we refer to as the "stock issuance proposal"); and

3.
A proposal to authorize the adjournment of the Century Next special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Century Next special meeting to approve either the Century Next merger proposal or the stock issuance proposal (which we refer to as the "Century Next adjournment proposal").

We have fixed the close of business onAugust 27, 2018 as the record date for determining those Century Next shareholders entitled to notice of, and to vote at, the Century Next special meeting and any adjournments or postponements of the Century Next special meeting. Only Century Next shareholders of record at the close of business on that date are entitled to vote at the Century Next special meeting and any adjournments or postponements of the Century Next special meeting.

Approval of each of the Century Next merger proposal and the stock issuance proposal requires the affirmative vote of the holders of a majority of the total number of shares of Century Next common stock outstanding and entitled to be cast at the Century Next special meeting. Approval of the Century Next adjournment proposal requires the affirmative vote of a majority of the votes cast at the Century Next special meeting.

We have concluded that Century Next's shareholders are not entitled to appraisal rights under Louisiana law.

Whether or not you intend to attend the Century Next special meeting, please vote as soon as possible by signing and returning the enclosed proxy card in the postage-paid envelope provided, by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.  If your shares are held in "street name" through a bank, broker, nominee or other holder of record, please follow the instructions on the voting instruction form provided by such entity.

Century Next's board of directors has unanimously approved the merger agreement and recommends that Century Next shareholders vote "FOR" approval of the Century Next merger proposal, "FOR" approval of the stock issuance proposal, and "FOR" the proposal to authorize the adjournment of the Century Next special meeting, if necessary or appropriate, to solicit additional proxies to approve the Century Next merger proposal or the stock issuance proposal.

The enclosed joint proxy statement/offering circular provides a detailed description of the Century Next special meeting, the merger, the merger agreement and other documents related to the merger, the stock issuance and other related matters. We urge you to read the joint proxy statement/offering circular, including the attached Annexes and any documents incorporated in the joint proxy statement/offering circular by reference, carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS,

Alan D. Roberson III, Corporate Secretary Century Next Financial Corporation
Ruston, Louisiana
September 10, 2018

ASHLEY BANCSTOCK COMPANY
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 25, 2018

To the Shareholders of Ashley Bancstock Company:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Ashley Bancstock Company (which we refer to as "ABC"), will be held on Thursday, October 25, 2018 at 1:00 p.m. local time at First National Bank of Crossett's main office, located at 218 Main Street, Crossett, Arkansas, to consider and vote upon the following matters:

1.
A proposal to approve the Agreement and Plan of Merger, dated as of May 16, 2018, by and between Century Next Financial Corporation and ABC, as may be amended from time to time, pursuant to which ABC will merge with and into Century Next Financial Corporation (which we refer to as the "merger"), as more fully described in the attached joint proxy statement/offering circular (which we refer to as the "ABC merger proposal"); and

2.
A proposal to authorize the adjournment of the ABC special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the ABC merger proposal (which we refer to as the "ABC adjournment proposal").

We have fixed the close of business on August 27, 2018 as the record date for determining those ABC shareholders entitled to notice of, and to vote at, the ABC special meeting and any adjournments or postponements of the ABC special meeting. Only ABC shareholders of record at the close of business on that date are entitled to vote at the ABC special meeting and any adjournments or postponements of the ABC special meeting.

Approval of the ABC merger proposal requires the affirmative vote of the holders of two-thirds of the total number of shares of ABC common stock outstanding and entitled to be cast at the ABC special meeting. Approval of the ABC adjournment proposal requires the affirmative vote of a majority of the votes cast at the ABC special meeting.

Shareholders of ABC are entitled to assert dissenters' rights in connection with the merger and demand payment of the "fair value" of their shares of ABC common stock in lieu of the merger consideration. In order to properly exercise your dissenters' rights and receive the cash fair value for your shares, you must precisely follow the procedures specified in the Arkansas Business Corporation Act of 1965 relating to dissenters' rights applicable to the merger (Ark. Code Ann. Section 4-26-1011), which are summarized in the accompanying joint proxy statement/offering circular and included as Annex D to the accompanying joint proxy statement/offering circular.

Whether or not you intend to attend the ABC special meeting, please vote as soon as possible by signing and returning the enclosed proxy card in the postage-paid envelope provided.  If your shares are held in "street name" through a bank, broker, nominee or other holder of record, please follow the instructions on the voting instruction form provided by such entity.

ABC's board of directors has approved the merger agreement, and recommends that ABC's shareholders vote "FOR" approval of the ABC merger proposal and "FOR" approval of the ABC adjournment proposal, if necessary or appropriate, to solicit additional proxies to approve the ABC merger proposal.

The enclosed joint proxy statement/offering circular provides a detailed description of the ABC special meeting, the merger, the merger agreement and other documents related to the merger and other related matters. We urge you to read the joint proxy statement/offering circular, including the attached Annexes and any documents incorporated in the joint proxy statement/offering circular by reference, carefully and in their entirety.  If you have any questions or need assistance voting your shares, please contact ABC's proxy solicitor, Laurel Hill Advisory Group, LLC, toll free at (888) 742-1305.

BY ORDER OF THE BOARD OF DIRECTORS,

Benjamin J. Walsh, Corporate Secretary Ashley Bancstock Company
Crossett, Arkansas
September 10,  2018

ADDITIONAL INFORMATION
Century Next has filed an offering statement on Form 1-A with the U.S. Securities and Exchange Commission (which we refer to as the "SEC") pursuant to the Securities Act of 1933, as amended, which we refer to as the Securities Act, that qualifies the Century Next common stock to be issued in the merger.  As allowed by SEC rules, this document does not contain all the information that you can find in the offering statement on Form 1-A filed by Century Next or the exhibits to such offering statement. Please refer to the offering statement for further information about Century Next and the Century Next common stock to be issued in the merger. Statements contained in this joint proxy statement/offering circular concerning the provisions of certain documents included in the offering statement are not necessarily complete. A complete copy of certain of these documents is filed as an exhibit to the offering statement. You may obtain copies of all or any part of the offering statement, including exhibits thereto, upon payment of the prescribed fees, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC's Public Reference Room. The SEC filings made by Century Next are also available to the public from commercial document retrieval services and at the SEC's Internet website at http://www.sec.gov. The information contained on the SEC's website is expressly not incorporated by reference into this joint proxy statement/offering circular. You may also request copies of these documents at no cost by contacting Century Next at the following address:
Century Next Financial Corporation 505 North Vienna Street Ruston, Louisiana 71270 (318) 255-3733 Attention: Corporate Secretary

You will not be charged for any of these documents that you request. If you would like to request documents from Century Next, you must do so no later than five business days before the date of Century Next's special meeting to ensure timely delivery.  This means Century Next shareholders requesting documents must do so by October 18, 2018, in order to receive them before Century Next's special meeting.
Shareholders of ABC who have any questions concerning the merger, this joint proxy statement/offering circular or who need help voting their shares of ABC common stock may contact ABC's proxy solicitor, Laurel Hill Advisory Group, LLC, toll free at (888) 742-1305.
See "Where You Can Find More Information" on page 141.
ABOUT THIS DOCUMENT
This document, which forms part of an offering statement on Form 1-A filed by Century Next with the SEC (File No. 024-10870) constitutes an offering circular of Century Next with respect to the shares of Century Next common stock to be issued to ABC shareholders in connection with the proposed merger. This document also constitutes a proxy statement of each of Century Next and ABC in connection with their respective special meetings of shareholders. This document also provides the notice of the special meetings of Century Next and ABC in accordance with state law with respect to their special meetings at which shareholders will consider and vote on the proposals described in the respective notices.
You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different from that contained in this document. This document is dated September 5, 2018. You should not assume that the information contained in this document is accurate as of any other date. Neither the mailing of this document to Century Next shareholders or ABC shareholders nor the issuance by Century Next of its shares in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Century Next has been provided by Century Next, and information contained in this document regarding ABC has been provided by ABC.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS
The following questions and answers briefly address some commonly asked questions about the merger and the special meetings of shareholders. They may not include all the information that may be important to you. You should read the entire document carefully, including the Annexes, and any additional documents incorporated by reference into this joint proxy statement/offering circular to fully understand the merger agreement and the transactions contemplated thereby, including the merger, the issuance of shares of Century Next common stock in connection with the merger, the proposals to be considered and voted on by shareholders of each of Century Next and ABC, and the voting procedures for the special meetings of shareholders of Century Next and ABC, respectively.
In this joint proxy statement/offering circular, we generally refer to Century Next Financial Corporation as "Century Next," Bank of Ruston, a federally chartered savings bank and wholly-owned subsidiary of Century Next, as "Bank of Ruston," Ashley Bancstock Company as "ABC," and First National Bank of Crossett, a national bank and wholly-owned subsidiary of ABC, as "FNBC."
Q:	What is the merger?

A:
On May 16, 2018, Century Next and ABC entered into an Agreement and Plan of Merger, which we refer to as the " merger agreement." Pursuant to the merger agreement, ABC will merge with and into Century Next, with Century Next surviving the merger. We refer to this transaction as the "merger."  Also under the merger agreement, immediately following the merger, FNBC will be merged with and into Bank of Ruston with Bank of Ruston being the survivor, which we refer to as the "bank merger." A copy of the merger agreement is attached to this joint proxy statement/offering circular as Annex A and is incorporated by reference herein.

Q:	Why am I receiving this joint proxy statement/offering circular?

A:
We are delivering this document to you because it is a joint proxy statement being used by both the Century Next and ABC boards of directors to solicit proxies of their respective shareholders in connection with approval of the merger agreement and related matters.

In order to approve the merger agreement and related matters, Century Next has called a special meeting of its shareholders. This document serves as the proxy statement for the Century Next special meeting and describes the proposals to be presented at the Century Next special meeting.

ABC has also called a special meeting of its shareholders to approve the merger agreement and related matters. This document also serves as the proxy statement for the ABC special meeting and describes the proposals to be presented at the ABC special meeting.

Finally, this document is an offering circular that is being delivered to ABC shareholders because, in connection with the merger, Century Next is offering shares of its common stock to ABC shareholders in exchange for their shares of ABC common stock at a 1.8052:1 exchange ratio.

This joint proxy statement/offering circular contains important information about the merger and the other proposals being voted on at the Century Next and ABC special meetings and important information to consider in connection with an investment in Century Next common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your special meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q:	What are Century Next shareholders being asked to vote on at the Century Next special meeting?

A:	Century Next is soliciting proxies from its shareholders with respect to the following proposals:

•          a proposal to approve the merger agreement, as such agreement may be amended from time to time (which we refer to as the "Century Next merger proposal");
•          a proposal to approve the issuance of approximately 425,339 shares of Century Next's common stock to shareholders of ABC in connection with the merger (which we refer to as the "stock issuance proposal"); and
•          a proposal to adjourn the Century Next special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Century Next merger proposal and/or the stock issuance proposal (which we refer to as the "Century Next adjournment proposal").

Q:	What are ABC shareholders being asked to vote on at the ABC special meeting?

A:	ABC is soliciting proxies from its shareholders with respect to the following proposals:

•          a proposal to approve the merger agreement, as such agreement may be amended from time to time (which we refer to as the "ABC merger proposal"); and
•          a proposal to adjourn the ABC special meeting, if necessary or appropriate, to solicit additional proxies in favor of the ABC merger proposal (which we refer to as the "ABC adjournment proposal").

Q:	What will ABC shareholders receive in the merger?

A:
If the merger is completed, ABC shareholders (other than any who perfect their dissenters' rights) will be entitled to receive, for each share of ABC common stock they own, 1.8052 (which we refer to as the "exchange ratio") shares of Century Next common stock for each share of ABC common stock owned by such shareholder (which we refer to as the "stock merger consideration").

Q:	Will the value of the stock merger consideration change between the date of this joint proxy statement/offering circular and the time the merger is completed?

A:
Yes. The exchange ratio is fixed, and the value of the stock merger consideration will fluctuate between the date of this joint proxy statement/offering circular and the completion of the merger based upon the market value for Century Next common stock. Any fluctuation in the market price of Century Next common stock after the date of this joint proxy statement/offering circular will change the value of the shares of Century Next common stock that shareholders of ABC will receive in the merger.

Based on the closing stock price of Century Next common stock quoted on the OTC Pink marketplace on May 15, 2018, the last full trading day before the execution of the merger agreement, of $30.00, the value of the stock merger consideration was $54.16. Based on the closing stock price of Century Next common stock quoted on the OTC Pink marketplace on August 27, 2018, the latest practicable date before the mailing of this joint proxy statement/offering circular, of $33.50, the value of the stock merger consideration was $60.47. We urge you to obtain current market quotations for shares of Century Next common stock.

Q:	What will Century Next shareholders receive in the merger?

A:
If the merger is completed, Century Next shareholders will not receive any merger consideration and will continue to hold the shares of Century Next common stock that they currently hold. Following the merger, shares of Century Next common stock are expected to be quoted on the OTCQX marketplace under the symbol "CTUY."

Q:	What are the federal income tax consequences of the merger?

A:
The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the "Internal Revenue Code." It is a condition to the completion of the merger that Century Next receives a written opinion from its legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. It is expected that ABC shareholders will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of ABC common stock for shares of Century Next common stock pursuant to the merger, except with respect to any cash received by a ABC shareholder in lieu of a fractional share of Century Next common stock.

This tax treatment may not apply to all shareholders of ABC. Determining the actual tax consequences of the merger to ABC shareholders can be complicated. ABC shareholders should consult their own tax advisor for a full understanding of the merger's tax consequences that are particular to them. Please see "Material United States Federal Income Tax Consequences of the Merger" beginning on page 74 for further discussion of the material U.S. federal income tax consequences of the merger.

Q:	How does the Century Next board of directors recommend that I vote at the Century Next special meeting?

A:	Century Next's board of directors unanimously recommends that you vote "FOR" the Century Next merger proposal, "FOR" the stock issuance proposal, and "FOR" the Century Next adjournment proposal.

Q:	How does the ABC board of directors recommend that I vote at the ABC's special meeting?

A:	ABC's board of directors unanimously recommends that you vote "FOR" the ABC merger proposal, and "FOR" the ABC adjournment proposal.

Q:	When and where are the special meetings?

A:
The Century Next special meeting will be held at Bank of Ruston's main office, located at 505 North Vienna Street, Ruston, Louisiana 71270 on Thursday, October 25, 2018, at 1:00 p.m. local time.

The ABC special meeting will be held at FNBC's main office, located at 218 Main Street, Crossett, Arkansas 71635 on Thursday, October 25, 2018, at 1:00 p.m. local time.

Q:	What do I need to do now?

A:
After you have carefully read this joint proxy statement/offering circular and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the Century Next special meeting and/or the ABC special meeting, as applicable. If you are a shareholder of both Century Next and ABC, you will need to vote your Century Next and ABC shares separately and to submit a separate proxy card to each company. If you hold your shares in your name as a shareholder of record, you must complete, sign, date, and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, if you are a shareholder of Century Next you may vote your shares through the Internet or by telephone. Information and applicable deadlines for voting through the Internet or by telephone are set forth in the enclosed proxy card instructions. If you hold your shares in "street name" through a bank, broker, nominee or other holder of record, you must direct your bank, broker, nominee or other holder of record how to vote in accordance with the instructions you have received from your bank, broker, nominee or other holder of record. "Street name" shareholders who wish to vote in person at the Century Next and/or ABC special meeting, as applicable, will need to obtain a legal proxy from the institution that holds their shares.

Q:	What constitutes a quorum for the Century Next special meeting?

A:
The presence at the Century Next special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Century Next common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What constitutes a quorum for the ABC special meeting?

A:
The presence at the ABC special meeting, in person or by proxy, of holders of a majority of the outstanding shares of ABC common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What is the vote required to approve each proposal at the Century Next special meeting?

A:
Century Next merger proposal:

•          Standard: Approval of the Century Next merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Century Next common stock entitled to be cast on the proposal.
•          Effect of abstentions and broker non-votes:   If you fail to vote, mark "ABSTAIN" on your proxy, or fail to instruct your bank or broker with respect to the Century Next merger proposal, it will have the same effect as a vote "AGAINST" the proposal.
Century Next stock issuance proposal:

•          Standard:   Approval of the Century Next stock issuance proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Century Next common stock entitled to be cast on the proposal.
•          Effect of abstentions and broker non-votes:   If you fail to vote, mark "ABSTAIN" on your proxy, or fail to instruct your bank or broker with respect to the Century Next stock issuance proposal, it will have the same effect as a vote "AGAINST" the proposal.
Century Next adjournment proposal:

•          Standard: Approval of the Century Next adjournment proposal requires the affirmative vote of the holders of at least a majority of the votes cast at the Century Next special meeting.
•          Effect of abstentions and broker non-votes:   If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card or vote in person at the Century Next special meeting, or fail to instruct your bank or broker how to vote with respect to the Century Next adjournment proposal, you will not be deemed to have cast a vote with respect to the proposal and it will have no effect on the proposal.

Q:	What is the vote required to approve each proposal at the ABC special meeting?

A:
ABC merger proposal:

•          Standard: Approval of the ABC merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of ABC common stock entitled to be cast on the proposal.

A:
•          Effect of abstentions and broker non-votes:  If you fail to vote, mark "ABSTAIN" on your proxy, or fail to instruct your bank or broker with respect to the ABC merger proposal, it will have the same effect as a vote "AGAINST" the proposal.
ABC adjournment proposal:

•          Standard: Approval of the ABC adjournment proposal requires the affirmative vote of the holders of at least a majority of the votes cast at the ABC special meeting.
•          Effect of abstentions and broker non-votes: If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card or vote in person at the ABC special meeting, or fail to instruct your bank or broker with respect to the ABC adjournment proposal, you will not be deemed to have cast a vote with respect to the proposal and it will have no effect on the proposal.

Q:	Why is my vote important?

A:
If you do not vote, it will be more difficult for Century Next or ABC to obtain the necessary quorum to hold their special meetings. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote "AGAINST" approval of the merger agreement and certain of the related proposals of each of Century Next and ABC.

Q:	Who can vote at the Century Next special meeting?

A:
Only holders of record of Century Next common stock at the close of business on August 27, 2018, the record date for the Century Next special meeting, will be entitled to vote at the Century Next special meeting.

Q:	Who can vote at the ABC special meeting?

A:	Only holders of ABC common stock at the close of business on August 27, 2018, the record date for the ABC special meeting, can vote at the ABC special meeting.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:
If your shares of Century Next common stock and/or ABC common stock are registered directly in your name, you are considered the shareholder of record with respect to those shares. As the shareholder of record, you have the right to vote, to grant a proxy for your vote directly to Century Next and/or ABC or to a third party to vote at the special meeting.

If your shares of Century Next common stock and/or ABC common stock are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in "street name," and your bank, brokerage firm or other nominee is considered the shareholder of record with respect to those shares. Your bank, brokerage firm or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares of Century Next common stock and/or ABC common stock. You should follow the instructions provided by them to vote your shares of Century Next common stock and/or ABC common stock. You are invited to attend the respective special meeting; however, you may not vote these shares in person at the special meeting unless you obtain a "legal proxy" from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Q:
If my shares of Century Next common stock and/or ABC common stock are held in "street name" by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:
No. If you own your shares of Century Next common stock and/or ABC common stock in "street name," your broker, bank or other nominee cannot vote your shares on any of the proposals without instructions from you, accordingly, there will be no broker non-votes. You should instruct your broker, bank or other nominee as to how to vote your shares of Century Next common stock and/or ABC common stock, following the directions your broker, bank or other nominee provides to you. Please check the voting form used by your broker, bank or other nominee.

Q:	Can I attend the Century Next and ABC special meetings and vote my shares in person?

A:
Yes. All holders of the common stock of Century Next and ABC, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees, or any other holder of record, are invited to attend their respective special meetings. Holders of record of Century Next and ABC common stock can vote in person at the Century Next special meeting and ABC special meeting, respectively. If you are a Century Next shareholder or an ABC shareholder but not a shareholder of record (i.e., if your shares of Century Next common stock and/or ABC common stock are held for you in "street name"), you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank, or other nominee, to be able to vote in person at the meetings. If you plan to attend your meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. Whether or not you intend to be present at the Century Next special meeting or the ABC special meeting, you are urged to sign, date, and return your proxy card, or to vote via the Internet or by telephone, promptly. If you are then present and wish to vote your shares in person, your original proxy may be revoked by voting at the special meeting.

Q:	Can I change my vote?

A:
Century Next shareholders: Yes. If you are a holder of record of Century Next common stock, you may change your vote or revoke any proxy at any time before it is voted by: (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Century Next's corporate secretary, (3) voting by telephone or the Internet at a later time, or (4) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. Attendance at the special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by Century Next after the vote will not affect the vote. Century Next's corporate secretary's mailing address is: Corporate Secretary, Century Next Financial Corporation, 505 North Vienna Street, Ruston, Louisiana  71270. If you hold your shares in "street name" through a bank, broker, or other holder of record, you should contact your record holder to change your vote.

ABC shareholders: Yes. If you are a holder of record of ABC common stock, you may change your vote at any time before your shares of ABC common stock are voted at the ABC special meeting by: (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to ABC's corporate secretary at Ashley Bancstock Company, 218 Main Street, Crossett, Arkansas 71635, or (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. If you hold your shares in "street name" through a bank, broker, or other holder of record, you should contact your record holder to change your vote.

Q:	What should I do if I receive more than one set of voting materials?

A:
Century Next and ABC shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/offering circular and multiple proxy cards or voting instruction cards. For example, if you hold shares of Century Next and/or ABC common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Century Next common stock or ABC common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Century Next common stock and ABC common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/offering circular to ensure that you vote every share of Century Next common stock and/or ABC common stock that you own.

Q:	Do I have dissenters' rights?

A:
ABC's shareholders have the right to assert dissenters' rights with respect to the merger and to demand in writing that Century Next pay the fair value of their shares of ABC common stock under applicable provisions of Arkansas law. This value may be more or less than the value an ABC shareholder would receive in the merger.  In order to exercise and perfect dissenters' rights, an ABC shareholder must give written notice of his, her or its intent to demand payment for his, her or its shares to ABC before the vote is taken on the merger at the ABC special meeting, and must not vote in favor of the merger. Arkansas law requires shareholders to follow certain statutory procedures in order to perfect their dissenters' rights. Please see "The Merger – Dissenters' Rights" on page 63 and the Arkansas statutory provisions provided in Annex D. Shareholders of Century Next do not have dissenters' rights in the merger.

Q:	When do you expect to complete the merger?

A:
Century Next and ABC expect to complete the merger in the fourth quarter of 2018.  However, we cannot assure you when or if the merger will be completed. Among other things, we cannot complete the merger until we obtain the approvals being sought from shareholders of each of Century Next and ABC at their respective special meetings.

Q:	What happens if the merger is not completed?

A:
If the merger is not completed, holders of ABC common stock will not receive any consideration for their shares in connection with the merger, and ABC will remain an independent company and will continue to own FNBC.

If the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by ABC to Century Next. Please see "The Merger Agreement – Termination Fee" on page 73 for a complete discussion of the circumstances under which a termination fee will be required to be paid.

Q:	Should I send my ABC share certificates with my proxy card or before the ABC special meeting?

A:
No. You should NOT send your ABC share certificates with your proxy card or at any time prior to the ABC special meeting.  Century Next, through its appointed exchange agent, will send ABC shareholders instructions for exchanging their share certificates for the stock merger consideration.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the merger agreement and the related proposals?

Yes. You should read and carefully consider the risk factors set forth in the section entitled "Risk Factors" beginning on page 24 of this joint proxy statement/offering circular.

Q:	Whom should I call with questions about the special meetings, the proposals or the merger?

A:
Century Next shareholders: If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Century Next common stock, or need additional copies of this joint proxy statement/offering circular or the enclosed proxy card, please contact Alan "Trey" D. Roberson, Corporate Secretary, Century Next Financial Corporation, at (318) 255-3733.

ABC shareholders: If you have additional questions about the merger, need assistance in submitting your proxy, voting your shares of ABC common stock, or need additional copies of this joint proxy statement/offering circular or the enclosed proxy card, please contact ABC's proxy solicitor:

Laurel Hill Advisory Group, LLC 2 Robbins Lane, Suite 201 Jericho, New York 11753 Banks and Brokers Call (516) 933-3100. All Others Call Toll-Free (888) 742-1305.

SUMMARY
This summary highlights selected information from this joint proxy statement/offering circular. It may not contain all the information that is important to you. You should read carefully the entire document, including the Annexes, and the additional documents we refer you to in order to fully understand the merger agreement and the transactions contemplated thereby, including the merger, the proposals to be considered and voted on by shareholders of Century Next and ABC, respectively, and the voting procedures for the special meetings of shareholders. See "Where You Can Find More Information" on page 141. Page references included in this summary refer to the page of this joint proxy statement/offering circular where that subject is discussed in more detail.
The Parties to the Merger
Century Next Financial Corporation
505 North Vienna Street
Ruston, Louisiana 71270
 (318) 255-3733
Century Next Financial Corporation, a Louisiana corporation, is a savings and loan holding company whose bank subsidiary, Bank of Ruston, is a federally chartered savings bank headquartered in Ruston, Louisiana with three full-service locations. Founded in 1905, Bank of Ruston's primary business consists of attracting deposits from the general public and using those funds, together with funds it borrows, to originate loans to its customers and invest in securities such as U.S. government and agency securities and mortgage-backed securities. At June 30, 2018, Century Next had total assets of $303.6 million, total deposits of $245.1 million and shareholders' equity of $29.95 million.
As of the date of this joint proxy statement/offering circular, Century Next's common stock is quoted on the OTCQX Best Market under the symbol "CTUY."
Ashley Bancstock Company
                218 Main Street
                Crossett, Arkansas 71635
                 (870) 364-1300
Ashley Bancstock Company, an Arkansas corporation, is a bank holding company headquartered in Crossett, Arkansas. Its primary subsidiary, First National Bank of Crossett, is a national bank which operates as a community-oriented financial institution dedicated to serving the financial services needs of consumers and businesses within its market areas. FNBC is engaged primarily in the business of attracting deposits from the general public and using such funds to originate loans. At June 30, 2018, ABC had total assets of $157.7 million, total deposits of $134.5 million and stockholders' equity of $11.1 million.
The Merger and the Merger Agreement (pages 41 and 64)
On May 16, 2018, Century Next and ABC entered into an Agreement and Plan of Merger, or the merger agreement, under which ABC will merge with and into Century Next, with Century Next surviving the merger. Upon completion of the merger, the separate existence of ABC will terminate and ABC common stock will no longer be outstanding. Also under the merger agreement, immediately following with the merger, FNBC will be merged with and into Bank of Ruston, with Bank of Ruston as the surviving entity in the bank merger. Completion of the merger is subject to a variety of conditions, including approval of the merger agreement by shareholders of each of Century Next and ABC. We currently expect to complete these mergers during the fourth quarter of 2018. The merger agreement is attached to this joint proxy statement/offering circular as Annex A and is incorporated by reference herein.
In the Merger, ABC Shareholders Will Receive Shares of Century Next Common Stock (page 64)
The merger agreement provides for the merger of ABC with and into Century Next. If the merger is completed, ABC shareholders will receive 1.8052 shares of Century Next common stock for each share of ABC common stock they hold immediately prior to the merger. Century Next will not issue any fractional shares of Century Next common stock in the merger. ABC shareholders who would otherwise be entitled to a fraction of a share of Century Next common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) based on the average Century Next share closing price during the thirty consecutive trading day period specified in the merger agreement.

As of the date of this joint proxy statement/offering circular, entury Next's common stock is quoted on the OTCQX Best Market of the OTC Markets Group, Inc. under the symbol "CTUY."  ABC common stock is not listed on any national securities exchange or quoted on any interdealer quotation system. The following table shows the closing sale prices of Century Next common stock on May 15, 2018, the last full trading day before the public announcement of the merger agreement, and on August 27, 2018, the last practicable trading day before the date of this joint proxy statement/offering circular. This table also shows the implied value of the stock merger consideration payable for each share of ABC common stock, which was calculated by multiplying the closing price of Century Next common stock on those dates by the exchange ratio of 1.8052.

	Century Next Common Stock	Implied Value of Stock Merger Consideration for One Share of ABC Common Stock
May 15, 2018	$30.00	$54.16
August 27, 2018	$33.50	$60.47

The merger agreement governs the merger. The merger agreement is included in this joint proxy statement/offering circular as Annex A. All descriptions in this summary and elsewhere in this joint proxy statement/offering circular of the terms and conditions of the merger are qualified by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.
The values in the table above are illustrative only. The value of the stock merger consideration that an ABC shareholder actually receives will be based on the actual closing price quoted on the OTCQX marketplace of Century Next common stock upon completion of the merger, which is likely to be different than the amounts set forth above.
The Merger Is Intended to Be Tax-Free to ABC Shareholders as to the Shares of Century Next Common Stock They Receive (page 74)
The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the "Internal Revenue Code." One of the conditions to the obligations of Century Next to complete the merger is that Century Next receives an opinion from its legal counsel to that effect.
It is expected that ABC shareholders will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of ABC common stock for shares of Century Next common stock pursuant to the merger, except with respect to any cash received by an ABC shareholder in lieu of fractional shares of Century Next common stock.
This tax treatment may not apply to all ABC shareholders. Determining the actual tax consequences of the merger to ABC shareholders can be complicated. ABC shareholders should consult their own tax advisor for a full understanding of the merger's tax consequences that are particular to them.
The Merger Will Be Accounted for as a "Business Combination" (page 74)
The merger will be treated as a "business combination" using the acquisition method of accounting with Century Next treated as the acquirer under United States generally accepted accounting principles (which we refer to as "GAAP").

Special Meeting of Century Next Shareholders (page 34)
Century Next plans to hold the Century Next special meeting on Thursday, October 25, 2018, at 1:00 p.m., local time, at Bank of Ruston's main office, located at 505 North Vienna Street, Ruston, Louisiana. At the Century Next special meeting, Century Next shareholders will be asked to approve the merger agreement, to approve the issuance of shares of Century Next common stock in the merger, and to approve a proposal to allow the Century Next special meeting to be adjourned, if necessary or appropriate, to permit the solicitation of additional proxies in favor of approval of the merger agreement or the issuance of shares of Century Next common stock in the merger.
Century Next shareholders may vote at the Century Next special meeting if they owned Century Next common stock at the close of business on August 27, 2018, which is the record date for the Century Next special meeting. As of that date, there were approximately 1,099,313 shares of Century Next common stock outstanding and entitled to vote. Century Next shareholders are entitled to cast one vote for each share of Century Next common stock owned on the record date.
As of the record date for the Century Next special meeting, Century Next's directors and executive officers and their affiliates held 266,090 shares of Century Next common stock, excluding shares that may be acquired upon the exercise of outstanding stock options and shares held as fiduciary.
As of the record date for the Century Next special meeting, ABC's directors and executive officers and their affiliates did not own any shares of Century Next common stock.
Century Next's Board of Directors Recommends that Century Next Shareholders Vote "FOR" Approval of the Merger Agreement and "FOR" the Other Proposals to be Considered at the Century Next Special Meeting (page 34)
Century Next's board of directors has approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Century Next shareholders vote "FOR" approval of the merger agreement, "FOR" approval of the stock issuance proposal, and "FOR" the proposal to allow the Century Next special meeting to be adjourned, if necessary or appropriate, to permit the solicitation of additional proxies in favor of the approval of the merger agreement or the stock issuance proposal.
Opinion of Century Next's Financial Advisor (page 46)
Sandler O'Neill & Partners, L.P.  (which we refer to as "Sandler O'Neill"), Century Next's financial advisor, delivered its opinion, dated May 16, 2018, to Century Next's board of directors to the effect that, as of the date of the opinion and subject to factors, qualifications, limitations and assumptions set forth in the opinion, the stock merger consideration was fair, from a financial point of view, to Century Next.
The full text of the written opinion of Sandler O'Neill, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in connection with its opinion, is attached as Annex B to this joint proxy statement/offering circular. Sandler O'Neill's opinion was for the information of, and directed to, Century Next's board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. Sandler O'Neill's opinion is not a recommendation as to how any holder of Century Next's common stock should vote with respect to the proposal to approve the merger agreement or any other matter.  It does not address the underlying business decision of Century Next to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Century Next or the effect of any other transaction in which Century Next might engage. The Sandler O'Neill opinion does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger. Sandler O'Neill will receive a fee for its services, including rendering the fairness opinion, in connection with the merger.
Special Meeting of ABC Shareholders (page 38)
               ABC plans to hold the ABC special meeting on Thursday, October 25, 2018, at 1:00 p.m., local time, at FNBC's main office, located at 218 Main Street, Crossett, Arkansas.  At the ABC special meeting, ABC shareholders will be asked to approve the merger agreement and to approve a proposal to allow the ABC special meeting to be adjourned, if necessary or appropriate, to permit the solicitation of additional proxies in favor of approval of the merger agreement.

ABC shareholders may vote at the ABC special meeting if they owned ABC common stock at the close of business on August 27, 2018, which is the record date for the ABC special meeting. As of that date, there were 235,619 shares of ABC common stock outstanding and entitled to vote. ABC shareholders are entitled to cast one vote for each share of ABC common stock owned on the record date.
As of the record date for the ABC special meeting, ABC directors and executive officers and their affiliates held 42,417 shares of ABC common stock.
ABC's Board of Directors Recommends that ABC Shareholders Vote "FOR" Approval of the Merger Agreement and "FOR" the Other Proposal to be Considered at the ABC Special Meeting (page 38)
ABC's board of directors has approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that ABC shareholders vote "FOR" approval of the merger agreement, and "FOR" the proposal to allow the ABC special meeting to be adjourned, if necessary or appropriate, to permit the solicitation of additional proxies in favor of the approval of the merger agreement.
Opinion of ABC's Financial Advisor (page 57)
At the May 15, 2018 meeting of the ABC board of directors, representatives of Southard Financial, LLC (which we refer to as "Southard Financial") rendered Southard Financial's oral opinion to the ABC board (subsequently confirmed in a written opinion dated May 16, 2018) that, as of such date, the stock merger consideration was fair, from a financial point of view, to the shareholders of ABC, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.
The full text of the written opinion of Southard Financial, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Annex C to this joint proxy statement/offering circular and shareholders of ABC are encouraged to read it carefully in its entirety.  Southard Financial provided its opinion for the information and assistance of the ABC board of directors (solely in each director's capacity as such) in connection with, and for purposes of, its consideration of the merger and Southard Financial's opinion only addresses whether the merger consideration, as of the date of the opinion, was fair, from a financial point of view, to the shareholders of ABC. The opinion of Southard Financial did not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Southard Financial opinion does not constitute a recommendation to the board or any holder of ABC common stock as to how the ABC board of directors, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter.
ABC's Directors and Executive Officers Have Interests in the Merger that Differ From Your Interests (page 61)
                In considering the information contained in this joint proxy statement/offering circular, ABC shareholders should be aware that ABC's directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of ABC's shareholders. These interests include, among others, the lump sum payment of benefits under FNBC's paid time-off policy to certain executive officers of ABC, and rights to ongoing indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger. These interests also include Century Next's agreement to appoint, as of the effective time of the merger, three current directors of ABC to the board of directors of Century Next and Bank of Ruston. The ABC board of directors was aware of and considered those interests, among other matters, in reaching its decisions to approve the merger agreement and the transactions contemplated thereby and to recommend the approval of the merger agreement to ABC shareholders. See the section entitled "The Merger—Interests of ABC's Directors and Executive Officers in the Merger" beginning on page 61 of this joint proxy statement/offering circular for a more detailed description of these interests.

Ownership of Century Next Common Stock Following the Merger (page 128)
It is currently expected that former shareholders of ABC as a group will receive approximately 425,339 shares of Century Next common stock in the merger, which will constitute approximately 27.9% of the shares of Century Next common stock to be outstanding immediately after completion of the merger. As a result, current shareholders of Century Next as a group will own approximately 72.1% of the outstanding shares of Century Next common stock immediately after the completion of the merger.
ABC Shareholders Have Dissenters' Rights in the Merger (page 63)
Under Arkansas law, record holders of ABC shares have the right to demand in writing to receive a payment in cash for the "fair value" of their shares of ABC common stock. To exercise those dissenters' rights, ABC shareholders must follow exactly the procedures specified under Arkansas law. These procedures are summarized in this joint proxy statement/offering circular. In addition, the text of the applicable provisions of Arkansas law is included as Annex D to this document. Failure to strictly comply with these provisions may result in the loss of dissenters' rights. The value determined in the dissenters' process may be more or less than the value an ABC shareholder would receive in the merger under the terms of the merger agreement.
ABC Has Agreed When and How It Can Consider Third-Party Acquisition Proposals (page 69)
Century Next and ABC have agreed that ABC will not initiate, solicit, induce or encourage proposals from third parties regarding certain acquisitions of ABC, its shares, or its businesses, take any action or facilitate the making of an acquisition proposal, or engage in related discussions, negotiations or enter into any related agreements. However, ABC may (1) provide information in response to a request from a person who makes an unsolicited acquisition proposal, subject to such person entering into a confidentiality agreement that is no less favorable to ABC than its confidentiality agreement with Century Next, and (2) engage or participate in discussions or negotiations with a person who makes such an unsolicited acquisition proposal, if, but only if, (A) ABC has received a bona fide unsolicited written acquisition proposal that did not result from a breach of the merger agreement, (B) prior to taking any such action, ABC's board of directors determines, in good faith, after consultation with its outside legal and financial advisors, that the acquisition proposal constitutes or is reasonably likely to lead to a superior proposal compared to the transactions contemplated by the merger agreement, (C) prior to furnishing or affording access to any information or data with respect to ABC or any of its subsidiaries or otherwise relating to the unsolicited acquisition proposal, ABC receives a confidentiality agreement with terms no less favorable to ABC than those contained in the confidentiality agreement between Century Next and ABC, and (D) the board of directors of ABC determines in good faith, after consultation with and having considered the advice of its outside legal counsel, that the failure to take any such actions would be reasonably likely to violate its fiduciary duties under applicable laws. ABC is required to provide Century Next with notice of such determination within three business days after making such determination.
Additionally, prior to the approval of the merger agreement by ABC's shareholders, upon the determination by ABC's board of directors that an unsolicited acquisition proposal constitutes a superior proposal compared to the transactions contemplated by the merger agreement, the board of directors of ABC may change its recommendation in favor of the merger agreement (but not terminate the merger agreement) if, prior to changing its recommendation, (1) ABC's board of directors determines, in good faith, after consultation with its outside legal and financial advisors, that failure to change its recommendation would be reasonably likely to be inconsistent with its fiduciary duties to ABC's shareholders, (2) ABC provides Century Next with notice that ABC's board of directors intends to or may change its recommendation and provides an opportunity for Century Next to make an improved proposal, and (3) ABC's board of directors determines, in good faith, after consultation with its outside legal and financial advisors, that the acquisition proposal constitutes a superior proposal compared to any such improved proposal by Century Next. However, ABC may terminate the merger agreement in such circumstances if it makes a determination to accept the superior proposal.
Unless the merger agreement is terminated before the ABC special meeting, ABC is required to submit the merger agreement to its shareholders.

Century Next Special Meeting Proposals: Required Vote; Treatment of Abstentions and Failure to Vote (page 34)
Century Next merger proposal:
●
Standard:  Approval of the Century Next merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Century Next common stock entitled to be cast on the proposal.

●
Effect of abstentions and broker non-votes: If you fail to vote, mark "ABSTAIN" on your proxy, or fail to instruct your bank or broker with respect to the Century Next merger proposal, it will have the same effect as a vote "AGAINST" the proposal.

Century Next stock issuance proposal:
●
Standard: Approval of the Century Next stock issuance proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Century Next common stock entitled to be cast on the proposal.

●
Effect of abstentions and broker non-votes: If you fail to vote, mark "ABSTAIN" on your proxy, or fail to instruct your bank or broker with respect to the Century Next stock issuance proposal, it will have the same effect as a vote "AGAINST" the proposal.

Century Next adjournment proposal:
●	Standard: Approval of the Century Next adjournment proposal requires the affirmative vote of the holders of at least a majority of the votes cast at the Century Next special meeting.
●
Effect of abstentions and broker non-votes: If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card or vote in person at the Century Next special meeting, or fail to instruct your bank or broker how to vote with respect to the Century Next adjournment proposal, you will not be deemed to have cast a vote with respect to the proposal it will have no effect on the proposal.

For further information, see "The Century Next Special Meeting–Quorum; Vote Required," beginning on page 34.
ABC Special Meeting Proposals: Required Vote; Treatment of Abstentions and Failure to Vote (page 38)

ABC merger proposal:

●	Standard: Approval of the ABC merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of ABC common stock entitled to be cast on the proposal.

●
Effect of abstentions and broker non-votes: If you fail to vote, mark "ABSTAIN" on your proxy, or fail to instruct your bank or broker with respect to the ABC merger proposal, it will have the same effect as a vote "AGAINST" the proposal.

ABC adjournment proposal:

●	Standard: Approval of the ABC adjournment proposal requires the affirmative vote of the holders of at least a majority of the votes cast at the ABC special meeting.

●
Effect of abstentions and broker non-votes: If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card or vote in person at the ABC special meeting, or fail to instruct your bank or broker with respect to the ABC adjournment proposal, you will not be deemed to have cast a vote with respect to the proposal and it will have no effect on the proposal.

For further information, see "The ABC Special Meeting–Quorum; Vote Required," beginning on page 38.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 72)
Currently, Century Next and ABC expect to complete the merger in the fourth quarter of 2018.  As more fully described elsewhere in this joint proxy statement/offering circular and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:

●	the approval of the merger agreement by the requisite votes of shareholders of each of Century Next and ABC;

●	the receipt by Century Next of a legal opinion with respect to certain United States federal income tax consequences of the merger;

●
the absence of any law, statute, rule, regulation, order, decree, injunction or other order by any court or other governmental entity, which enjoins or prohibits completion of the transactions contemplated by the merger agreement;

●
the qualification of the offering statement of which this joint proxy statement/offering circular is a part with respect to the Century Next common stock to be issued in connection with the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC or any state securities commissioner (with respect to any applicable state securities laws) for that purpose;

●	the exercise of dissenters' rights by holders of ABC common stock not exceeding 10% of the issued and outstanding shares of ABC;

●	the absence of any change that individually or in the aggregate has a material adverse effect with respect to Century Next or ABC;

●	the truth and correctness of the representations and warranties of each other party in the merger agreement, subject to the materiality standards provided in the merger agreement; and

●	the performance by each party in all material respects of their obligations under the merger agreement and the receipt by each party of certificates from the other party to that effect.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Termination of the Merger Agreement (page 73)
The merger agreement can be terminated at any time prior to completion by mutual consent, if authorized by each of the Century Next and ABC boards of directors, or by either party individually, in the following circumstances:

●
if the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, unless the breach is capable of being cured by March 31, 2019 (the termination date of the merger agreement), and is actually cured within 30 days of notice of the breach;

●
if the merger has not been completed by the termination date of March 31, 2019, unless the failure to complete the merger by that date is due to the breach of the merger agreement by the party seeking to terminate the merger agreement;

●	if shareholders of either Century Next or ABC fail to approve the merger agreement at their respective special meetings; or

●
if there is any final, non-appealable order permanently enjoining or prohibiting the completion of the merger or any consent, registration, approval, permit or authorization is denied such that the regulatory approval condition to the merger cannot be satisfied as of the closing date.

In addition, Century Next may terminate the merger agreement if ABC has received a "superior proposal" and ABC's board of directors has (1) entered into an acquisition agreement with respect to the superior proposal or (2) withdrawn its recommendation regarding the merger, failed to make its recommendation or modified or qualified its recommendation in a manner adverse to Century Next.  Century Next also may terminate the merger agreement if ABC fails to substantially comply with its obligations with respect to consideration and action upon alternative acquisition proposals.

ABC also may terminate the merger agreement if ABC has received an acquisition proposal that ABC's board of directors determines to be a "superior proposal" and ABC's board of directors has made a determination to accept such superior proposal.
If the merger agreement is terminated, it will become void, and there will be no liability on the part of Century Next or ABC, except that (1) in the event of willful breach of the merger agreement, the breaching party will remain liable for any damages, costs and expenses, including without limitation, reasonable attorneys' fees incurred by the non-breaching party in connection with the enforcement of its rights under the merger agreement, (2) designated provisions of the merger agreement, including the payment of fees and expenses and the confidential treatment of information, will survive the termination and (3) under certain circumstances, a termination of the merger agreement will obligate ABC to pay Century Next a termination fee.
Termination Fee (page 73)
ABC will be obligated to pay Century Next a termination fee of $550,000 under the following circumstances:

●
if the merger agreement is terminated by Century Next because ABC has received a "superior proposal" and ABC's board of directors has (1) entered into an acquisition agreement with respect to the superior proposal or (2) withdrawn its recommendation regarding the merger, failed to make its recommendation or modified or qualified its recommendation in a manner adverse to Century Next;

●	if the merger agreement is terminated by ABC because ABC has received a "superior proposal" and ABC's board of directors has made a determination to accept the superior proposal; or

●
if ABC enters into a definitive agreement relating to an acquisition proposal within 12 months after the occurrence of any of the following: (1) the termination of the merger agreement by Century Next due to ABC's willful breach, subject to the materiality standards provided in the merger agreement, of its representations, warranties, covenants or agreements under the merger agreement, or (2) the failure of ABC's shareholders to approve the merger agreement after the public disclosure or public awareness of an acquisition proposal.

Regulatory Approvals Required for the Merger (page 62)
Each of Century Next and ABC has agreed to cooperate with the other and use all reasonable efforts to obtain all regulatory approvals and authorizations required to complete the transactions contemplated by the merger agreement, including the merger and the bank merger. As of the date of this joint proxy statement/offering circular, Century Next has received all necessary approvals, authorizations or non-objections from the Office of the Comptroller of the Currency (which we refer to as the "OCC") and the Board of Governors of the Federal Reserve System (which we refer to as the "Federal Reserve Board").
The Rights of ABC Shareholders Following the Merger Will Be Different (page 129)
The rights of ABC shareholders will change as a result of the merger due to differences in Century Next's and ABC's governing documents. The rights of ABC shareholders are governed by Arkansas law and by the ABC articles of incorporation and bylaws. Upon the completion of the merger, ABC shareholders will become shareholders of Century Next, as the continuing legal entity in the merger, and the rights of ABC shareholders will therefore be governed by Century Next's articles and bylaws and by Louisiana law.
Risk Factors (page 24)
You should consider all the information contained in or incorporated by reference into this joint proxy statement/offering circular in deciding how to vote for the proposals presented in this joint proxy statement/offering circular. In particular, you should consider the factors described under "Risk Factors."

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA
Presented below for Century Next and ABC are comparative historical and unaudited pro forma equivalent per share financial data as of and for the year ended December 31, 2017.
The unaudited pro forma information gives effect to the merger as if the merger had been effective on December 31, 2017 in the case of the book value data, and as if the merger had been effective as of January 1, 2017 in the case of the earnings per share and the cash dividends data. The unaudited pro forma data combines the historical results of ABC into Century Next's consolidated financial statements. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not necessarily indicative of what would have occurred had the acquisition taken place on January 1, 2017.
The unaudited pro forma adjustments are based upon available information and certain assumptions that Century Next and ABC management believe are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies or asset dispositions, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data are presented for illustrative purposes only and do not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of ABC will be reflected in the consolidated financial statements of Century Next on a prospective basis.
The pro forma combined book value per share of Century Next is based upon the pro forma combined common shareholders' equity for Century Next and ABC divided by the total pro forma common shares of the combined entity and reflects ABC shares at the exchange ratio of 1.8052.
	Century Next Historical	ABC Historical	Pro Forma Combined	Per Equivalent ABC Share (2)
For the year ended December 31, 2017:
Earnings Per Share
Basic earnings per share	$2.26	$9.06	$2.14	$3.86
Diluted earnings per share	$2.18	$9.06	$2.09	$3.77
Cash Dividends Per Share (1)	$0.14	$1.00	$0.26	$0.46
Book Value per common share as of December 31, 2017	$25.80	$46.27	$25.97	$46.88
_______________
(1)	Pro forma combined dividends are based on Century Next's historical amounts.
(2)	Per equivalent ABC share was computed by multiplying the pro forma combined amounts by the exchange ratio of 1.8052.

UNAUDITED SELECTED FINANCIAL AND OTHER DATA OF CENTURY NEXT
The following summary presents selected consolidated financial data of Century Next as of and for the periods indicated. The financial data as of and for the years ended December 31, 2017 and 2016 has been derived from Century Next's audited financial statements included elsewhere in this joint proxy statement/offering circular. The selected data presented below at or for the six months ended June 30, 2018 are not necessarily indicative of the results that may be expected for future periods.

You should read the selected historical consolidated financial and operating data set forth below in conjunction with the sections titled "Information about Century Next  – Management's Discussion and Analysis of Financial Condition and Results of Operations of Century Next," as well as the consolidated financial statements of Century Next and the related notes included elsewhere in this joint proxy statement/offering circular.

		At December 31,
	At June 30, 2018	2017	2016
	(In thousands)
Selected Financial Data:
Total Assets	$303,579	$283,613	$239,431
Cash and cash equivalents	36,803	30,611	22,382
Securities available-for-sale	402	471	654
Securities held-to-maturity	686	686	1,191
FHLB stock and other investments	1,504	1,457	1,215
Total net loans	250,631	237,449	201,486
Total deposits	245,121	227,922	191,361
Short-term borrowings including FHLB Advances	4,000	3,250	20,000
Long-term borrowings - FHLB Advances	22,111	22,134	179
Total equity	29,950	28,152	25,909

	For the Six Months	For the Year Ended December 31,
	Ended June 30, 2018	2017	2016
	(In thousands, except per share data)
Selected Operating Data:
Interest income	$6,994	$12,100	$10,218
Interest expense	1,310	1,658	1,042
Net interest income before provision for loan losses	5,684	10,442	9,176
Provision for loan losses	375	645	480
Net interest income after provision for loan losses	5,309	9,797	8,696
Non-interest income	772	1,652	1,369
Non-interest expense	4,051	7,419	6,396
Income before income taxes	2,030	4,030	3,669
Income taxes	375	1,675	1,188
Net income	$1,655	$2,355	$2,481
Earnings per share - basic	$1.57	$2.26	$2.39
Earnings per share - diluted	$1.52	$2.18	$2.34
Cash dividends per share	$-	$0.14	$0.12

	At or For the Six Months Ended June 30, 2018	At or For the Year Ended December 31,
		2017	2016
Selected Operating Ratios:(1)
Average yield on interest-earning assets	5.16%	4.92%	4.79%
Average rate on interest-bearing liabilities	1.14%	0.79%	0.58%
Average interest rate spread(2)	4.02%	4.13%	4.21%
Net interest margin(2)	4.19%	4.25%	4.31%
Average interest-earning assets to average interest-bearing liabilities	117.69%	116.58%	117.87%
Net interest income after provision for loan losses to non-interest expense	131.05%	132.05%	135.96%
Total non-interest expense to average assets	2.81%	2.84%	2.84%
Efficiency ratio(3)	62.75%	61.34%	60.65%
Return on average assets	1.15%	0.90%	1.10%
Return on average equity	11.83%	8.63%	10.05%
Average equity to average assets	9.70%	10.46%	10.95%

(Footnotes on following page)

	At or For the Six Months Ended June 30, 2018	At or For the Year Ended December 31,
		2017	2016
Asset Quality Ratios:(4)
Non-performing loans as a percent of total net loans(5)	0.17%	0.32%	0.50%
Non-performing assets as a percent of total assets(5)	0.14%	0.26%	0.44%
Allowance for loan losses to total loans	0.92%	0.82%	0.67%
Allowance for loan losses as a percent of non-performing loans	545.20%	262.91%	136.74%
Net charge-offs to average total loans	0.01%	0.02%	0.05%

Capital Ratios:(6)
Total Capital	13.54%	13.26%	13.60%
Tier 1 Capital	12.49%	12.32%	12.85%
Common Equity Tier 1 Capital	12.49%	12.32%	12.85%
Leverage Capital	9.53%	9.30%	9.95%
Tangible Capital to Tangible Assets	N/A	N/A	N/A

Other Data:
Asset Growth	7.0%	18.5%	13.5%
Loan Growth	5.6%	17.8%	16.8%
Deposit Growth	7.5%	19.1%	17.5%
Net Income Growth	30.1%	(5.1)%	53.7%

Banking offices	3	3	3

_________________________
(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.
(2)
Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percent of average interest-earning assets.

(3)	The efficiency ratio represents the ratio of non-interest expense dividend by the sum of net interest income and non-interest income.
(4)	Asset quality ratios are end of period ratios, except for net charge-offs to average net loans.
(5)	Non-performing loans consist of all loans 90 days or more past due and all non-accruing loans. Non-performing assets consist of non-performing loans and other repossessed assets.
(6)
Capital ratios for 2017 and 2016 are under the 'New Basel III Capital Rule'. Total Capital and Tier 1 Capital are the same under current and prior capital rules. Under the new rule, Common Equity Tier 1 Capital 1 is Tier 1 Capital divided by Total Risk-Weighted Assets, and Leverage Capital is Tier 1 Capital divided by Total Average Assets.

UNAUDITED SELECTED FINANCIAL AND OTHER DATA OF ABC
The following tables set forth certain summary historical consolidated financial information of ABC for each of the periods indicated. The historical financial information as of and for the years ended December 31, 2017 and 2016, except for the selected ratios, is derived from the audited financial statements of ABC included elsewhere in this joint proxy statement/offering circular.  The selected data presented below for the six months ended June 30, 2018 are not necessarily indicative of the results that may be expected for future periods.
You should read the selected historical consolidated financial and operating data set forth below in conjunction with the sections titled "Information about ABC – Management's Discussion and Analysis of Financial Condition and Results of Operations of ABC," as well as the consolidated financial statements of ABC and the related notes included elsewhere in this joint proxy statement/offering circular.
	At or For the Six	As of and for the
	Months Ended	Year Ended December 31,
	June 30, 2018	2017	2016
	(Dollars in thousands)
Financial Statement data:
Total assets	$157,719	$155,498	$152,327
Total loans	109,544	94,908	87,510
Total deposits	134,521	135,261	133,805
Total equity	11,099	10,903	9,528
Net income	725	2,135	1,308

Capital ratios at period end:
Stockholders' equity to total assets	7.04%	7.01%	6.25%
Tier 1 leverage ratio	7.73%	7.52%	7.01%
Tier 1 risk-based ratio	11.05%	10.06%	10.16%
Total risk-based capital ratio	9.81%	9.98%	10.94%

Annualized performance ratios:
Return on average assets	0.92%	1.40%	0.88%
Return on average equity	13.29%	22.68%	13.33%
Net interest margin	4.35%	4.29%	4.14%
Efficiency ratio	64.50%	64.84%	80.70%

Asset Quality ratios:
Nonperforming assets/total assets	0.85%	0.74%	0.98%
Nonperforming loans/total loans	0.64%	0.95%	1.42%
Allowance/nonperforming loans	73.96%	51.55%	139.81%
Allowance/total loans	0.47%	0.49%	1.98%

Other Data:
Number of branches	4	4	4
Number of full time equivalent employees	42	42	41

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL DATA
The Unaudited Pro Forma Combined Condensed Consolidated Financial Data has been prepared using the acquisition method of accounting, giving effect to the merger. The Unaudited Pro Forma Combined Condensed Consolidated Statement of Financial Condition combines the historical information of Century Next and ABC as of December 31, 2017 and assumes that the merger was completed on that date. The Unaudited Pro Forma Combined Condensed Consolidated Statement of Income combines the historical financial information of Century Next and ABC and give effect to the merger as if it had been completed as of the beginning of the periods presented. The Unaudited Pro Forma Combined Condensed Consolidated Financial Data is presented for illustrative purposes only and is not necessarily indicative of the results of income or financial condition had the merger been completed on the date described above, nor is it necessarily indicative of the results of income in future periods or the future financial condition and results of income of the combined entities. The financial information should be read in conjunction with the accompanying notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Data. Certain reclassifications have been made to ABC historical financial information in order to conform to Century Next's presentation of financial information.

The proposed merger is expected to be completed in the fourth quarter of 2018. There can be no assurance that the merger will be completed as anticipated. For purposes of the Unaudited Pro Forma Combined Condensed Consolidated Financial Data, the fair value of Century Next's common stock to be issued in connection with the merger was based on Century Next's closing stock price of $29.25 as of December 31, 2017.

The Unaudited Pro Forma Combined Condensed Consolidated Financial Data includes estimated adjustments, including adjustments to record ABC's assets and liabilities at their respective fair values, and represents Century Next's pro forma estimates based on available fair value information as of the date of the merger agreement. In some cases, where noted, more recent information has been used to support estimated adjustments in the pro forma financial information.

The pro forma adjustments are subject to change depending on changes in interest rates and the components of assets and liabilities and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price for the merger will be determined after it is completed and after completion of thorough analyses to determine the fair value of ABC's tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the Unaudited Pro Forma Combined Condensed Consolidated Financial Data may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Century Next's statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to ABC's stockholders' equity, including results of operations from December 31, 2017 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The Unaudited Pro Forma Combined Condensed Consolidated Financial Data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had Century Next and ABC been combined during these periods.

The Unaudited Pro Forma Combined Condensed Consolidated Financial Data has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Century Next, incorporated herein by reference and those of ABC, which appear elsewhere in this document.

COMBINED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF FINANCIAL CONDITION
Unaudited

	At December 31, 2017
	Century Next	ABC	Merger Adjustments		Pro Forma Combined

	(In thousands, except per share data)
ASSETS

Cash and cash equivalents	$30,611	$10,761	$(1,772)	(1)	$39,600
Investments - available for sale	471	39,683	-		40,154
Investments - held to maturity	686	-	-		686
Loans held for sale	497	-	-		497
Loans (excluding HFS)	238,920	94,908	(949)	(2)	332,879
Allowance for loan losses	(1,968)	(466)	466	(3)	(1,968)
Net loans	236,952	94,442	(483)		330,911
Premises and fixed assets	5,627	3,140	103	(4)	8,870
Other foreclosed assets	-	251	-		251
Goodwill	-	-	320	(5)	320
Core deposit intangible	-	-	1,500	(6)	1,500
Bank owned life insurance	5,120	5,139	-		10,259
Other assets	3,649	2,082	850	(7)	6,581

TOTAL ASSETS	$283,613	$155,498	$517		$439,628

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Noninterest-bearing	$23,817	$40,149	$-		$63,966
Interest-bearing	204,105	95,112	196	(8)	299,413
Total deposits	227,922	135,261	196		363,379
FHLB advances	25,384	-	-		25,384
Other borrowings	-	-	-		-
Subordinated debt, net of issuance costs	-	8,454	-		8,454
Other liabilities	2,155	880	-		3,035
Total liabilities	255,461	144,595	196		400,252

Stockholders' equity:
Common stock	11	255	(251)	(9)	15
Additional paid in capital	11,118	639	11,797	(10)	23,554
Treasury stock, at cost	-	(441)	441	(11)	-
Common stock acquired by benefits plans	(430)	-	-		(430)
Retained earnings	17,437	11,001	(12,217)	(12)	16,221
Accumulated other comprehensive income	16	(551)	551	(13)	16
Total stockholders' equity	28,152	10,903	321		39,376

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$283,613	$155,498	$517		$439,628

Book value per share	$25.80	$46.27			$25.97

The accompanying notes are an integral part of these pro forma statements.
 (Footnotes on following page)

___________________________

*
Assumes that the merger was completed on December 31, 2017 utilizing the acquisition method of accounting.  Estimated fair value adjustments for loans, investments securities, core deposit intangibles, deposits and borrowed funds were determined by information obtained from Century Next and ABC. Actual fair value adjustments, where appropriate, will be determined by a third party specialist, engaged by Century Next, as of the merger completion date.

Purchase Price	(In thousands)
Value of Century Next common stock to be issued	$12,436
Cash consideration for fractional shares	5	(1)
Purchase price as of May 15, 2018	12,441
Pretax transaction costs of merger	1,440	(1)
Tax receivable for transaction costs of merger	(490)	(7)
ABC's net assets:
ABC's stockholders' equity	10,903
Cost paid by ABC prior to closing, including dividends	327	(1)
Tax receivable for transaction costs of merger	(71)	(7)
ABC's stockholders' equity, net of transaction costs	10,576
Fair value adjustments:
Loans	(949)	(2)
Premises and equipment	103	(4)
Core deposit intangible	1,500	(6)
Interest-bearing deposits	196	(8)
Tax effect of fair value adjustment	(289)	(7)
Total adjustments of net assets acquired	$561
Fair value of assets acquired	$11,464
Estimated goodwill	$320	(5)

(1)
Reflects the $1.772 million including $1.649 million of pretax transaction costs, $118,000 of ABC's first and second quarterly dividend obligation, and $5,000 estimated cash out for fractional shares of Century Next common stock.

(2)
Estimated fair value adjustment on the acquired loan portfolio of $(949,000).  Risk characteristics and market criteria were evaluated to estimate the fair market value of the acquired loans. This adjustment is approximately 1.0% of ABC's loan portfolio.

(3)	In accordance with purchase accounting guidance, ABC's $466,000 allowance for loan losses, which is equal to 0.50% of portfolio loans, has been eliminated.
(4)	Estimated fair value adjustment of $103,000 on the carrying value of ABC's premises and equipment.
(5)	Estimated goodwill of $320,000 created with this acquisition.
(6)	Estimated core deposits intangible of $1.5 million equal to 1.5% of ABC's core deposits.
(7)
Estimated tax adjustment of $850,000 including $289,000 as a result of the combined fair value adjustments and $561,000 of tax receivable from payment of transaction costs of merger calculated using a 34% tax rate.

(8)	Estimated fair value adjustment of $196,000 on interest-bearing deposits.
(9)	Represents the elimination of ABC's common stock of $255,000 plus Century Next's issuance of 425,167 shares of common stock with a par value of $0.01 equal to approximately $4,000.
(10)
Represents the elimination of ABC's additional paid in capital of $639,000 plus $12.436 million, which is the excess of Century Next's par value on the issuance of 425,167 shares of common stock based upon the closing stock price of $29.25 as of December 31, 2017.

(11)	Represents the elimination of ABC's treasury stock carried at cost of $441,000.
(12)
Represents the elimination of ABC's retained earnings of $11.0 million plus Century Next's and ABC's merger-related transaction cost, net of taxes, of $1.098 million, and ABC's first and second quarterly dividend obligation of $118,000.

(13)	Represents the elimination of ABC's accumulated other comprehensive loss of $551,000.

COMBINED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF INCOME
Unaudited

	For the Year Ended December 31, 2017
	Century Next	ABC	Adjustments	(1)	Combined
	(In thousands, except share data)
INTEREST INCOME
Loans (including fees)	$11,767	$5,279	$(190)	(2)	$16,856
Securities	51	1,018	-		1,069
Other	282	137	-		419
Total Interest Income	12,100	6,434	(190)		18,344

INTEREST EXPENSE
Deposits	1,456	270	28	(2)	1,754
Short-term borrowings	180	6	-		186
Long-term debt	22	256	-		278
Total Interest Expense	1,658	532	28		2,218

Net Interest Income	10,442	5,902	(218)		16,126
Provision for loan losses	645	(1,200)	-		(555)
Net Interest Income After Loan Loss Provision	9,797	7,102	(218)		16,681

NON-INTEREST INCOME
Service charges on deposit accounts	456	1,569	-		2,025
Loan servicing release fees	889	-	-		889
Gain(Loss) on sale of loans	(155)	-	-		(155)
Gain on sales of available-for-sale securities	-	(9)	-		(9)
Gain(Loss) on sale of foreclosed assets	25	(300)	-		(275)
Other	437	581	-		1,018
Total Non-interest Income	1,652	1,841	-		3,493

NON-INTEREST EXPENSE
Salaries and employee benefits	4,659	2,874	830	(5)	8,363
Occupancy and equipment	548	751	21	(3)	1,320
Promotional expense	246	53	-		299
Professional expense	213	523	819	(5)	1,555
Other operating expense	1,753	1,598	150	(4)	3,501
Total Non-interest Expense	7,419	5,799	1,820		15,038

Income Before Taxes	4,030	3,144	(2,037)		5,137
Income Taxes	1,675	1,009	(693)	(6)	1,991

NET INCOME	$2,355	$2,135	$(1,345)		$3,145

Basic Earnings per Share	$2.26	$9.06			$2.14

Diluted Earnings per Share	$2.18	$9.06			$2.09

Weighted average common shares outstanding:
Basic	1,044,017	235,619			1,469,184
Diluted	1,082,043	235,619			1,507,210
___________________________
(1)	Assumes the merger with ABC was completed at the beginning of the period presented or January 1, 2017.
(2)
These pro forma acquisition adjustments reflect the amortization/accretion for the year ended December 31, 2017 of acquisition adjustments related to loans, investments, deposits and borrowings on an accelerated basis over the estimated life of the related assets or liabilities which are 5 years, 5 years, deposits 7 years and 5 years, respectively.

(3)	Represents the estimated depreciation for the market value adjustment for office properties over the estimated life of 5 years.
(4)	Represents amortization of $1.5 million core deposit intangible on an accelerated basis over 10 years.
(5)
Century Next and ABC expects to incur approximately $1.649 million, on a pretax basis, in total transaction costs as a result of the proposed merger. Non-interest expenses do not reflect anticipated cost savings or transaction expenses.

(6)	Reflects the tax impact of the pro forma acquisition adjustments at Century Next's statutory income tax rate of 34%.

RISK FACTORS
In addition to general investment risks and the other information contained in this joint proxy statement/offering circular, including the matters addressed under the heading "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 32, you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this joint proxy statement/offering circular.
Risk Factors Related to the Merger
Because the market price of Century Next common stock will fluctuate, ABC shareholders cannot be sure of the exact market value of the Century Next common stock they will receive in the merger.
Upon completion of the merger, each share of ABC common stock will be converted into the right to receive 1.8052 shares of Century Next common stock. The market value of the Century Next common stock constituting the stock merger consideration may vary from the closing price of Century Next common stock on the date the parties initially announced the merger, on the date that this joint proxy statement/offering circular was first mailed or delivered to ABC shareholders, on the date of the special meeting of the ABC shareholders and on the date the merger is completed and thereafter. Any change in the market price of Century Next common stock prior to completion of the merger will affect the market value of the stock merger consideration. Accordingly, at the time of the special meeting of ABC shareholders, ABC shareholders will not know or be able to calculate the market value of the Century Next common stock constituting the stock merger consideration that ABC shareholders will receive upon completion of the merger. ABC is not permitted to terminate the merger agreement or re-solicit the vote of ABC shareholders solely because of changes in the market prices of Century Next's stock. Stock prices may change as a result of a variety of factors, including general market and economic conditions, changes in Century Next's and ABC's respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of either Century Next or ABC. You should obtain current market quotations for shares of Century Next common stock.
The market price of Century Next common stock following the completion of the merger may be affected by factors different from those currently affecting the shares of Century Next or ABC.
Upon completion of the merger, holders of ABC common stock will become holders of Century Next common stock. Century Next's business and operations differ in certain important respects from that of ABC and, accordingly, the results of operations of the combined company and the market price of Century Next common stock following completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Century Next and ABC.
For a discussion of the business of Century Next, see "Information about Century Next" beginning on page 77. For a discussion of the business of ABC, see "Information about ABC" beginning on page 105.
ABC and Century Next will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on ABC or Century Next. These uncertainties may impair ABC's or Century Next's ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that have business dealings with ABC or Century Next to seek to terminate or change their existing business relationships with ABC or Century Next. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart prior to the completion of the merger or decide not to remain with the combined company following completion of the merger, Century Next's business following the merger could be adversely affected. In addition, the merger agreement restricts ABC from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Century Next. These restrictions may prevent ABC from pursuing attractive business opportunities that may arise prior to the completion of the merger.
Please see "The Merger Agreement – Covenants and Agreements" beginning on page 66 for a description of the restrictive covenants to which ABC is subject.

The success of the merger and integration of Century Next and ABC will depend on a number of uncertain factors.
The success of the merger will depend on a number of factors, including, without limitation:
●	Century Next's ability to integrate the branches acquired from FNBC in the merger into Bank of Ruston's current operations;
●
Century Next's ability to limit the outflow of deposits held by its new customers in the branches acquired from FNBC and to successfully retain and manage interest-earning assets (i.e., loans) acquired in the merger;

●	Century Next's ability to control the incremental non-interest expense from the branches acquired from FNBC in a manner that enables it to maintain a favorable overall efficiency ratio;
●	Century Next's ability to retain and attract the appropriate personnel to staff the branches acquired from FNBC; and
●	Century Next's ability to earn acceptable levels of interest and non-interest income, including fee income, from the branches acquired from FNBC.
Integrating the two companies may be affected by general market and economic conditions or government actions affecting the financial industry generally. Integration efforts will also likely divert Century Next's management's attention and resources. No assurance can be given that Century Next will be able to successfully integrate the operations of ABC, and the integration process could result in the loss of key employees, the disruption of ongoing business, or inconsistencies in standards, controls, procedures and policies that adversely affect Century Next's ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Century Next may also encounter unexpected difficulties or costs during the integration that could adversely affect its earnings and financial condition, perhaps materially. Additionally, no assurance can be given that the operation of the branches acquired from ABC will not adversely affect Century Next's existing profitability, that Century Next will be able to achieve results in the future similar to those achieved by its existing banking business, or that Century Next will be able to manage the growth resulting from the merger effectively.
The merger agreement limits ABC's ability to pursue alternatives to the merger.
The merger agreement includes provisions that limit ABC's ability to pursue alternative proposals from third parties to acquire all or a significant part of ABC. Subject to certain specified exceptions, these "no shop" provisions limit ABC's ability to discuss, facilitate or commit to competing third-party acquisition proposals. In addition, a termination fee would be payable by ABC to Century Next under certain circumstances, generally involving a determination by ABC to pursue an alternative transaction. These provisions could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of ABC from considering or proposing an acquisition, even if it were prepared to pay consideration with a higher per share value than that proposed to be paid by Century Next to ABC shareholders in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire ABC than it might otherwise have proposed to pay.
If the conditions to the merger are not met or waived, the merger will not occur.
Specified conditions in the merger agreement must be satisfied or waived in order to complete the merger, including shareholder approval of the proposals being submitted to shareholders of each of Century Next and ABC at their respective special meetings. Century Next and ABC cannot assure you that each of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, which could cause some or all of the intended benefits of the merger to be lost and could adversely affect the value of Century Next's and/or ABC's shares.

The merger may be completed even though Century Next or ABC experiences adverse changes in its business.
In general, either Century Next or ABC may refuse to complete the merger if the other party suffers a material adverse effect on its business prior to the closing of the merger. However, certain types of changes or occurrences with respect to Century Next or ABC would not prevent the merger from going forward, even if the change or occurrence would have adverse effects on Century Next or ABC, including the following:
●
changes in laws and regulations affecting banks or financial institutions or their holding companies generally, or interpretations thereof by courts or governmental entities, if such changes do not have a disproportionate impact on the affected company;

●
changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, if such changes do not have a disproportionate impact on the affected company;

●	actions and omissions of Century Next or ABC with the prior written consent of the other party or expressly required by the merger agreement;
●
changes or effects from the announcement of the merger agreement and the transactions contemplated thereby, and compliance by the parties with the merger agreement on the business, financial condition or results of operations of the parties;

●
changes in national or international political or social conditions including the engagement by the United States in hostilities, the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, if such changes do not have a disproportionate impact on the affected company;

●
changes in economic, financial market, or geographic conditions in general, including changes in economic or financial markets or changes in interest rates, if such changes do not have a disproportionate impact on the affected company;

●	any legal action asserted or other actions initiated by any ABC or Century Next shareholder arising out of or related to the merger agreement; and
●	any failure, in and of itself, of Century Next or ABC to meet any internal projections, forecasts or revenue or earnings projections.
In addition, either Century Next or ABC could waive the closing condition related to the occurrence of any material adverse effect on the other party and the merger would be completed even if a material adverse effect were to occur of a type that would otherwise allow a party to terminate the merger agreement or refuse to complete the merger.
If the merger is not consummated by March 31, 2019, either Century Next or ABC may choose not to proceed with the merger.
Either Century Next or ABC may terminate the merger agreement if the merger has not been completed by March 31, 2019, unless the failure of the merger to be completed has resulted from the material failure of the party seeking to terminate the merger agreement to perform its obligations.
Termination of the merger agreement or failure to complete the merger could negatively impact ABC or Century Next.
If the merger agreement is terminated or the merger is not completed for any reason, there may be various adverse consequences to ABC and/or Century Next. For example, ABC's or Century Next's businesses may have been impacted adversely by the failure to pursue other potentially beneficial opportunities due to the focus of their respective management teams on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the value of ABC's or Century Next's shares could decline to the extent that the current value reflects a market assumption that the merger will be completed.

If the merger agreement is terminated and ABC's board of directors seeks another merger or business combination, ABC shareholders cannot be certain that ABC will be able to find a party willing to pay an equivalent or higher price than the price Century Next has agreed to pay in the merger. Furthermore, under certain circumstances, ABC will be obligated to pay Century Next a termination fee of $550,000 if the merger agreement is terminated.
Please see "The Merger Agreement – Termination of the Merger Agreement" and "The Merger Agreement—Termination Fee" on page 73.
ABC's directors and executive officers have interests in the merger that differ from the interests of ABC's shareholders generally.
ABC's shareholders should be aware that ABC's directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of ABC's shareholders. These interests and arrangements may create potential conflicts of interest. ABC's board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement and recommend that ABC's shareholders approve the merger agreement.
For a more complete description of these interests, please see "The Merger – Interests of ABC's Directors and Executive Officers in the Merger" beginning on page 61.
The unaudited pro forma combined condensed consolidated financial information included in this document is preliminary and the actual financial condition and results of operations of Century Next following completion of the merger may differ materially.
The unaudited pro forma combined condensed consolidated financial information included in this document is presented for illustrative purposes only and are not necessarily indicative of what Century Next's actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined condensed consolidated financial information reflects adjustments, which are based upon preliminary estimates, to record the ABC identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of ABC as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document.
Please see "Unaudited Pro Forma Combined Condensed Consolidated Financial Data" beginning on page 20 for additional information regarding these financial statements.
The shares of Century Next common stock to be received by ABC shareholders as consideration in the merger will have different rights from the shares of ABC common stock currently held by them.
The rights associated with ABC common stock are different from the rights associated with Century Next common stock in certain significant respects. Upon completion of the merger, ABC shareholders will become Century Next shareholders and their rights as shareholders will be governed by the articles of incorporation and bylaws of Century Next and by Louisiana law.
Please see "Comparative Rights of Shareholders" beginning on page 129 for a discussion of the different rights associated with Century Next common stock.
Holders of ABC common stock will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.
Holders of ABC common stock currently have the right to vote in the election of the board of directors and the power to approve or reject any matters requiring shareholder approval under Arkansas law and ABC's articles of incorporation and bylaws. Upon completion of the merger, ABC shareholders will become Century Next shareholders, with a percentage ownership of Century Next that is smaller than such shareholders' current percentage ownership of ABC. Based on the number of shares of Century Next and ABC common stock outstanding on August 27, 2018 and based on the shares of common stock expected to be issued by Century Next in the merger, the former shareholders of ABC as a group will receive shares of Century Next common stock in the merger constituting approximately 27.9% of the shares of Century Next common stock to be outstanding immediately following completion of the merger. As a result, current ABC shareholders will have significantly less influence on the management and policies of Century Next than they now have on the management and policies of ABC.

Century Next's common stock currently has a limited trading market, is thinly traded and a more liquid market for its common stock may not develop after the merger, which may limit the ability of shareholders to sell their shares and may increase price volatility.
As of the date of this joint proxy statement/offering circular, Century Next's common stock is quoted on the OTCQX Best Market of the OTC Markets Group, Inc. Although price quotations are available, Century Next's common stock is thinly traded and has substantially less liquidity than the trading markets for many other savings and loan holding companies. Century Next cannot assure you that a more active trading market for Century Next common stock will develop or be sustained following the merger. The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within Century Next's control. As a result, it may be difficult for you to sell your shares of Century Next common stock at the times or prices that you desire.
The merger may fail to qualify as a tax-free reorganization under the Internal Revenue Code.
The merger of Century Next and ABC has been structured to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. The closing of the merger is conditioned upon the receipt by Century Next of an opinion of its tax advisor, dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of ABC and Century Next) which are consistent with the state of facts existing as of the effective date of the merger, the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code. The tax opinion to be delivered in connection with the merger will not be binding on the Internal Revenue Service, referred to as the "IRS," or the courts, and neither Century Next nor ABC intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. If the merger fails to qualify as a tax-free reorganization, an ABC shareholder would likely recognize gain or loss on each share of ABC common stock exchanged for Century Next common stock in the amount of the difference between the fair market value of the Century Next common stock received by the ABC shareholder in the exchange and the shareholder's basis in the ABC shares surrendered.
See "Material United States Federal Income Tax Consequences of the Merger" beginning on page 74 for a more detailed discussion of the federal income tax consequences of the transaction.
If the merger is not completed, Century Next and ABC will have incurred substantial expenses without realizing the anticipated benefits of the merger.
Each of Century Next and ABC has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing, and mailing this joint proxy statement/offering circular, and all SEC filing fees and other fees payable in connection with the merger. The completion of the merger depends on the satisfaction of a variety of specified conditions, including the approval of the merger agreement by shareholders of each of Century Next and ABC at their respective special meetings. Neither Century Next nor ABC can guarantee that these conditions will be met. If the merger is not completed, Century Next and ABC would have to recognize these expenses without realizing the expected benefits of the merger, and such expenses could have an adverse impact on Century Next's and/or ABC's financial condition and results of operations on a stand-alone basis.

Neither of the fairness opinions received by the respective boards of directors of Century Next and ABC in connection with the merger has been updated to reflect changes in circumstances since the dates of such opinions.
The opinions rendered by Sandler O'Neill, dated May 16, 2018, and by Southard Financial, dated May 16, 2018, were based upon information available to each advisor as of such date. Neither opinion has been or will be updated to reflect changes that may occur or may have occurred after the date on which such opinion was delivered, including changes to the operations and prospects of  Century Next or ABC, changes in general market and economic conditions, or other factors that may be beyond the control of Century Next and ABC. Any such changes may alter the relative value of Century Next or ABC or the price of shares of Century Next common stock by the time the merger is completed. The opinions do not speak as of the date the merger will be completed or as of any date other than the date of such opinions. The merger agreement does not require that either Sandler O'Neill's or Southard Financial's opinion be updated as a condition to the completion of the merger, and neither Century Next nor ABC intends to request that the respective fairness opinions be updated. Sandler O'Neill's fairness opinion and Southard Financial's fairness opinion are attached to this joint proxy statement/offering circular as Annex B and Annex C, respectively. For a description of the opinion that Century Next received from its financial advisor, please see "The Merger — Opinion of Century Next's Financial Advisor," beginning on page 46. For a description of the opinion that ABC received from its financial advisor, please see "The Merger — Opinion of ABC's Financial Advisor," beginning on page 57.
Risks Relating to Century Next's Business Following the Merger
Combining the two companies may be more difficult, costly or time-consuming than expected.
Century Next and ABC have historically operated and, until the effective time of the merger, will continue to operate, independently. The success of the merger will depend, in part, on Century Next's ability to successfully combine the businesses of Century Next and ABC. To realize these anticipated benefits, after the effective time of the merger, Century Next expects to integrate ABC's business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company's ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. The loss of key employees could adversely affect Century Next's ability to successfully conduct its business in the markets in which ABC now operates, which could have an adverse effect on Century Next's financial results and the value of its common stock. If Century Next experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Century Next or ABC to lose current customers or cause current customers to remove their accounts from Century Next or ABC and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Century Next and ABC during this transition period and for an undetermined period after consummation of the merger.
Century Next may fail to realize the cost savings estimated for the merger.
Century Next estimates that it will achieve cost savings from the merger when the two companies have been fully integrated. While Century Next continues to be comfortable with these expectations as of the date of this joint proxy statement/offering circular, it is possible that the estimates of the potential cost savings could turn out to be incorrect.
The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual growth and cost savings, if achieved, may be lower than what Century Next expects and may take longer to achieve than anticipated. If Century Next is not able to adequately address integration challenges, Century Next may be unable to successfully integrate Century Next's and ABC's operations or to realize the anticipated benefits of the integration of the two companies.

Risks Relating to Century Next's Business
Increased emphasis on commercial lending, as well as consumer and commercial business lending, may expose Century Next to increased lending risks.

Century Next intends to continue to emphasize commercial lending which includes loans secured by owner-occupied commercial real estate, investment real estate with guarantor support and commercial and industrial loans.  Such lending activities generally are considered to involve a higher degree of risk than single-family residential lending due to a variety of factors, including generally larger loan balances, shorter terms to maturity and loan terms which often do not require full amortization of the loan over its term and, instead, provide for a balloon payment at stated maturity. As a result, Century Next may need to increase the provision for loan losses in future periods to address possible loan losses in its commercial loan portfolio. Although commercial business loans and consumer loans generally have shorter terms and higher interests rates than mortgage loans, they generally involve more risk than mortgage loans because of the nature of, or in certain cases the absence of, the collateral which secures such loans.

If the allowance for losses on loans is not adequate to cover losses, Century Next's earnings could decrease.

Century Next has established an allowance for loan losses which Century Next believes is adequate to offset probable losses on existing loans. Material additions to the allowance would materially decrease Century Next's net income. Century Next makes various assumptions and judgments about the collectability of its loan portfolio, including the creditworthiness of its borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of its loans.  Century Next relies on loan quality reviews, its experience and its evaluation of economic conditions, among other factors, in determining the amount of the allowance for loan losses. While Century Next is not aware of any specific factors indicating a deficiency in the amount of its allowance for loan losses, federal bank regulators have increased their scrutiny of the level of the allowance for losses maintained by regulated institutions. In the event that Century Next has to increase its allowance for loan losses, it would have an adverse effect on results in future periods.  At December 31, 2017,  Century Next's  allowance  for  loan  losses  amounted  to $2.0 million while the total loan portfolio was $239.4 million at such date, $83.1 million of which were commercial real estate and commercial business loans.

Century Next's business is geographically concentrated in central northern Louisiana and following the merger, central southern Arkansas, which makes us vulnerable to downturns in the local and regional economies.

Most of Century Next's loans are to individuals and businesses located in central northern Louisiana.  Regional economic conditions affect the demand for Century Next's products and services as well as the ability of Century Next's customers to repay loans.  While economic conditions in northern Louisiana have been relatively good in recent periods, the concentration of Century Next's business operations makes Century Next particularly vulnerable to downturns in the local economy. Declines in local real estate values, both residential and commercial, could adversely affect the value of property used as collateral for the loans Century Next makes.  Historically, the oil and gas industry has constituted a significant component of the local economy.  The oil and gas industry remains an important factor in the regional economy in the markets that Bank of Ruston operates in and downturns in the local oil and gas industry could adversely affect Bank of Ruston.

Changes in interest rates could have a material adverse effect on Century Next's operations.

Century Next's profitability is dependent to a large extent on net interest income, which is the difference between the interest income earned on interest-earning assets such as loans and investment securities and the interest expense paid on interest-bearing liabilities such as deposits and borrowings.  Changes in the general level of interest rates can affect Century Next's net interest income by affecting the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, or interest rate spread, and the average life of interest-earning assets and interest-bearing liabilities.  For the year ended December 31, 2017, Century Next's average interest rate spread was 4.13% compared to a 4.21% for the year ended December 31, 2016.  Bank of Ruston continues to monitor its interest rate sensitivity and expects to diversify into higher yielding types of lending and grow lower cost transaction deposit accounts, but may not be able to effectively do so.

Century Next is dependent upon the services of key executives.

Century Next relies heavily on its President and Chief Executive Officer, William D. Hogan.  The loss of Mr. Hogan could have a material adverse impact on Century Next's operations because, as a small company, Century Next has fewer management-level personnel who have the experience and expertise to readily replace this individual. Changes in key personnel and their responsibilities may be disruptive to Century Next's business and could have a material adverse effect on its business, financial condition, and results of operations.

Century Next operates in a highly regulated environment and may be adversely affected by changes in laws and regulations.

Century Next is subject to extensive regulation, supervision and examination by the Office of the Comptroller of the Currency, Bank of Ruston's primary federal regulator, the Board of Governors of the Federal Reserve System, Century Next's primary federal regulators and by the Federal Deposit Insurance Corporation, as insurer of Bank of Ruston's deposits.  Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the insurance fund and the depositors and borrowers of Bank of Ruston rather than for holders of Century Next's common stock.  Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on Bank of Ruston's operations, the classification of its assets and determination of the level of its allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on Century Next's operations.

Century Next faces strong competition in its primary market area which may adversely affect its profitability.

Century Next is subject to vigorous competition in all aspects and areas of its business from commercial banks, mortgage banking companies, credit unions and other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies and insurance companies.  Based on data from the Federal Deposit Insurance Corporation, as of June 30, 2017, the most recent date for which data is available, Bank of Ruston had 5.10% of the total deposits in Lincoln and Ouachita Parishes combined.  The financial resources of larger competitors may permit them to pay higher interest rates on their deposits and to be more aggressive in new loan originations.  Bank of Ruston also competes with non-financial institutions, including retail stores that maintain their own credit programs and governmental agencies that make available low cost or guaranteed loans to certain borrowers.  Competition from both bank and non-bank organizations will continue.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain of the statements contained in this joint proxy statement/offering circular and the documents incorporated by reference herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to Century Next and ABC, and the possible effects of the proposed merger of Century Next and ABC. These forward-looking statements include statements with respect to Century Next's and ABC's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond Century Next's and ABC's control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.
In addition to factors identified elsewhere in this joint proxy statement/offering circular, the following factors, among others, could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:
●	the ability to satisfy closing conditions to the merger, including approval by shareholders of each of Century Next and ABC on the expected terms and schedule;
●	delay in closing the merger;
●	difficulties and delays in integrating the ABC business or fully realizing anticipated cost savings and other benefits of the merger;
●	business disruptions following the merger;
●	revenues following the merger may be lower than expected;
●
deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

●	the strength of the United States economy in general and the strength of the local economies in which Century Next and ABC conduct their operations;
●	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;
●	the downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies;
●	inflation, interest rate, market and monetary fluctuations;
●
the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services;

●	the willingness of users to substitute competitors' products and services for Century Next's products and services;
●	the success of Century Next in gaining regulatory approval of its products and services, when required;
●	the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance);
●	technological changes;

●	additional acquisitions;
●	changes in consumer spending and saving habits;
●	the nature, extent, and timing of governmental actions and reforms, which may be changed unilaterally and retroactively by legislative or regulatory actions; and
●	the success of Century Next at managing the risks involved in the foregoing.
Some of these risks and uncertainties are discussed herein, including under the heading "Risk Factors" beginning on page 24.
All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to directors of Century Next or ABC or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to within this joint proxy statement/offering circular. Forward-looking statements speak only as of the date on which such statements are made. Century Next and ABC undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this joint proxy statement/offering circular or incorporated documents might not occur and you should not put undue reliance on any forward-looking statements.
Century Next and ABC caution that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect Century Next's and ABC's analysis only as of the date of this joint proxy statement/offering circular.

THE CENTURY NEXT SPECIAL MEETING
This section contains information from Century Next for Century Next shareholders about the Century Next special meeting. This joint proxy statement/offering circular is being mailed to each Century Next shareholder, on or about September 10, 2018. Together with this joint proxy statement/offering circular, Century Next shareholders are also receiving a notice of the special meeting of Century Next shareholders and a form of proxy that Century Next's board of directors is soliciting for use at the Century Next special meeting and at any adjournments or postponements thereof.
Date, Place and Time of the Century Next Meeting
The Century Next special meeting will be held on Thursday, October 25, 2018, at 1:00 p.m. local time, at Bank of Ruston's main office located at 505 North Vienna Street, Ruston, Louisiana.
This joint proxy statement/offering circular also serves as an offering circular in connection with the issuance of shares of Century Next common stock to ABC shareholders upon completion of the merger.
Matters to Be Considered at the Century Next Special Meeting
At the Century Next special meeting, Century Next shareholders will vote on the following matters:
●	the Century Next merger proposal;
●	the Century Next stock issuance proposal; and
●	the Century Next adjournment proposal.
Recommendation of Century Next's Board of Directors
Century Next's board of directors has approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Century Next's common stock in the merger, and unanimously recommends that Century Next shareholders vote "FOR" the Century Next merger proposal, "FOR" the Century Next stock issuance proposal, and "FOR" the Century Next adjournment proposal.
Record Date for the Century Next Special Meeting
Century Next's board of directors has fixed the close of business on August 27, 2018 as the record date for determining the Century Next shareholders entitled to receive notice of and to vote at the Century Next special meeting. Only Century Next shareholders of record as of the record date are entitled to vote at the Century Next special meeting. As of the record date, 1,099,313 shares of Century Next common stock were issued and outstanding and held by approximately 183 record holders. Century Next shareholders are entitled to one vote on each matter considered and voted on at the Century Next special meeting for each share of Century Next common stock held of record at the close of business on the record date.
Quorum; Vote Required
The presence, in person or by properly executed proxy, of the holders of a majority of the issued and outstanding shares of Century Next common stock entitled to vote at the Century Next special meeting is necessary to constitute a quorum at the Century Next special meeting. For purposes of determining the presence of a quorum, abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present.

Century Next merger proposal:
●
Standard: Approval of the Century Next merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Century Next common stock entitled to be cast on the proposal.

●
Effect of abstentions and broker non-votes: If you fail to vote, mark "ABSTAIN" on your proxy, or fail to instruct your bank or broker with respect to the Century Next merger proposal, it will have the same effect as a vote "AGAINST" the proposal.

Century Next stock issuance proposal:
●
Standard:   Approval of the Century Next stock issuance proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Century Next common stock entitled to be cast on the proposal.

●
Effect of abstentions and broker non-votes:   If you fail to vote, mark "ABSTAIN" on your proxy, or fail to instruct your bank or broker with respect to the Century Next stock issuance proposal, it will have the same effect as a vote "AGAINST" the proposal.

Century Next adjournment proposal:
●	Standard: Approval of the Century Next adjournment proposal requires the affirmative vote of the holders of at least a majority of the votes cast at the Century Next special meeting.
●
Effect of abstentions and broker non-votes:  If you mark "ABSTAIN" on your proxy card, fail to submit a proxy card or vote in person at the Century Next special meeting, or fail to instruct your bank or broker how to vote with respect to the Century Next adjournment proposal, you will not be deemed to have cast a vote with respect to the proposal and it will have no effect on the proposal.

As of the record date for the Century Next special meeting, Century Next directors and executive officers beneficially owned approximately 266,090 shares (excluding shares that may be acquired upon the exercise of stock options or shares held as fiduciary), or 24.2%, of the outstanding shares of Century Next common stock entitled to vote at the Century Next special meeting.
As of the record date for the Century Next special meeting, ABC's directors and executive officers and their affiliates did not own any shares of Century Next common stock.
Solicitation of Proxies for the Century Next Special Meeting
The expense of soliciting proxies for Century Next's special meeting will be paid by Century Next. Century Next's directors, officers and employees may solicit proxies personally, by telephone, by e-mail and by facsimile.  Such directors, officers and employees will not receive any additional compensation for such solicitation activities.
It is important that any shares of Century Next common stock you hold be represented at the Century Next special meeting.  Whether or not you plan to attend the Century Next special meeting, Century Next's board of directors asks that all holders of Century Next common stock take the time to vote prior to the Century Next special meeting by completing, signing, dating and returning the enclosed proxy card as soon as possible in the enclosed postage-paid envelope, by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.  If you attend the Century Next special meeting and wish to vote in person, your proxy may be revoked at that time.  Additional methods of revoking a proxy are described below.

Voting at the Century Next Special Meeting
Century Next shareholders are entitled to one vote on each matter to be considered and voted on at the Century Next special meeting for each share of Century Next common stock held of record at the close of business on the record date for the Century Next special meeting.
Each copy of this joint proxy statement/offering circular delivered to Century Next shareholders is accompanied by a form of proxy card or voting instruction form with instructions for voting. If you hold stock in your name as a shareholder of record, you should complete, sign and return the proxy card accompanying this joint proxy statement/offering circular, regardless of whether you plan to attend the Century Next special meeting. You may also vote your shares through the Internet or by telephone. Information and applicable deadlines for voting through the Internet or by telephone are set forth in the enclosed proxy card instructions. To ensure your representation at the special meeting, Century Next recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.
If you appropriately mark, sign and return the enclosed proxy in time to be voted at the Century Next special meeting, the shares represented by the proxy will be voted in accordance with your instructions marked on the proxy.  Valid proxies delivered by Century Next shareholders that are executed but do not specify a vote on a particular matter will be voted "FOR" approval of the merger proposal, "FOR" approval of the Century Next stock issuance proposal and "FOR" the proposal to allow the adjournment of the Century Next special meeting, if necessary. No matters other than the matters described in this joint proxy statement/offering circular are anticipated to be presented for action at the Century Next special meeting or at any adjournment or postponement of the Century Next special meeting. However, if other business properly comes before the Century Next special meeting, the persons named as proxies on the Century Next proxy card will, in their discretion, vote upon such matters in their best judgment.
If you hold your Century Next stock in "street name" through a bank, broker or nominee, you must direct your bank, broker or nominee how to vote in accordance with the instructions you have received from your bank, broker or nominee. Your broker, bank, or other nominee may allow you to deliver your voting instructions via the telephone or the Internet.
Banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be "non-routine," without specific instructions from the beneficial owner. If your broker, bank or other nominee holds your shares of Century Next common stock in "street name," your broker, bank or other nominee will only vote your shares of Century Next common stock if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/offering circular. Century Next believes that none of the Century Next proposals are routine matters and, as a result, if your bank, broker or other nominee has not received your voting instructions with respect to these proposals, your bank, broker or other nominee cannot vote your shares on these proposals.
Signing and returning the enclosed proxy will not affect a Century Next shareholder's right to attend the Century Next special meeting and vote in person.  If you attend the Century Next special meeting and wish to vote in person, your proxy may be revoked at that time.  Please note, however, that simply attending the Century Next special meeting will not revoke a previously-submitted proxy; you must cast a new vote at the Century Next special meeting in order to revoke your prior vote. If you are a Century Next shareholder whose shares are not registered in your own name, you will need to bring with you a proxy or letter from the bank, broker, nominee or other holder of record in order to vote in person at the Century Next special meeting.
Revocation of Proxies for the Century Next Special Meeting
A Century Next shareholder who has submitted a proxy may revoke it at any time before its exercise at the Century Next special meeting by (i) giving written notice of revocation to Century Next's Corporate Secretary, (ii) properly submitting to Century Next a duly executed proxy bearing a later date, (iii) voting again by telephone or the Internet or (iv) attending the Century Next special meeting and voting in person. Please note, however, that simply attending the Century Next special meeting will not revoke a previously-submitted proxy; you must cast a new vote at the Century Next special meeting in order to revoke your prior vote. All written notices of revocation and other communications with respect to revocation of Century Next proxies should be addressed to Century Next as follows: Alan D. Roberson, Corporate Secretary, Century Next Financial Corporation, 505 North Vienna Street, Ruston,  Louisiana 71270.

THE CENTURY NEXT PROPOSALS
Approval of Merger Agreement
Century Next is asking its shareholders to approve the merger agreement. Century Next shareholders should read this joint proxy statement/offering circular carefully and in its entirety, including the Annexes, for more detailed information concerning the merger agreement, the merger and the issuance of shares of Century Next common stock in connection with the merger. A copy of the merger agreement is attached to this joint proxy statement/offering circular as Annex A.
Century Next's board of directors unanimously recommends that Century Next shareholders vote "FOR" approval of the merger agreement.
Approval of the Issuance of shares of Century Next common stock in the Merger
Under Louisiana law, shareholders of a corporation must approve any issuance of shares which (i) are issued for consideration other than cash or cash equivalents, and (ii) is in an amount equal to more than 20% of the voting power of the corporation's outstanding shares immediately prior to the transaction. Century Next proposes to issue an aggregate of approximately 425,339 shares of its common stock in the merger to shareholders of ABC as the stock merger consideration. The shares will not be issued in exchange for cash or cash equivalents. In addition, the shares to be issued in the merger will constitute approximately 38.7% of the voting power of Century Next's outstanding shares of common stock immediately prior to the merger. Accordingly, shareholder approval of the share issuance in the merger is required under Louisiana law. In order to complete the merger, approval of the Century Next stock issuance proposal is required.
Century Next's board of directors unanimously recommends that Century Next shareholders vote "FOR" approval of the Century Next stock issuance proposal.
Century Next Adjournment Proposal
The Century Next special meeting may be adjourned to another time or place, if necessary or appropriate, to permit further solicitation of proxies if necessary to obtain additional votes in favor of approval of the merger agreement or the Century Next stock issuance proposal.
If, at the Century Next special meeting, the number of shares of Century Next common stock present or represented and voting in favor of approval of the merger agreement or the Century Next stock issuance proposal is insufficient to approve either proposal, Century Next intends to move to adjourn the Century Next special meeting in order to solicit additional proxies. In that event, Century Next will ask its shareholders to vote on the Century Next adjournment proposal, but not the Century Next merger proposal and/or the Century Next stock issuance proposal, as the case may be.
In this proposal, Century Next is asking its shareholders to authorize the persons named as proxies on the Century Next proxy card on a discretionary basis to vote in favor of adjourning the Century Next special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Century Next shareholders who have previously voted.
Century Next's board of directors unanimously recommends that Century Next shareholders vote "FOR" approval of adjournment, if necessary or appropriate, of the meeting to permit the solicitation of additional proxies in favor of approval of the merger agreement and/or the Century Next stock issuance proposal, as the case may be.

THE ABC SPECIAL MEETING
This section contains information from ABC for ABC shareholders about the ABC special meeting. This joint proxy statement/offering circular is being mailed to each ABC shareholder, on or about September 10, 2018. Together with this joint proxy statement/offering circular, ABC shareholders are also receiving a notice of the special meeting of ABC shareholders and a form of proxy that ABC's board of directors is soliciting for use at the ABC special meeting and at any adjournments or postponements thereof.
Date, Place and Time of the ABC Meeting
The ABC special meeting will be held on Thursday, October 25, 2018, at 1:00 p..m., local time, at FNBC's main office  located at 218 Main Street, Crossett, Arkansas.
This joint proxy statement/offering circular also serves as an offering circular in connection with the issuance of shares of Century Next common stock to ABC shareholders upon completion of the merger.
Matters to Be Considered at ABC Special Meeting
At the special meeting, ABC shareholders will vote on:
●	the ABC merger proposal; and

●	the ABC adjournment proposal.
Recommendation of ABC's Board of Directors
ABC's board of directors has approved the merger agreement and unanimously recommends that ABC's shareholders vote "FOR" the ABC merger proposal and "FOR" the ABC adjournment proposal.
Record Date for the ABC Special Meeting
ABC's board of directors has fixed the close of business on August 27, 2018 as the record date for determining the ABC shareholders entitled to receive notice of and to vote at the ABC special meeting. Only ABC shareholders of record as of the record date are entitled to vote at the ABC special meeting. As of the record date, 235,619 shares of ABC common stock were issued and outstanding and held by 173 record holders. ABC shareholders are entitled to one vote on each matter considered and voted on at the ABC special meeting for each share of ABC common stock held of record at the close of business on the record date.
Quorum; Vote Required
The presence, in person or by properly executed proxy, of the holders of a majority of the issued and outstanding shares of ABC common stock entitled to vote at the ABC special meeting is necessary to constitute a quorum at the ABC special meeting. For purposes of determining the presence of a quorum, abstentions will be counted as present for the purpose of determining whether a quorum is present.
ABC merger proposal:
●	Standard: Approval of the ABC merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of ABC common stock entitled to be cast on the proposal.

●	Effect of abstentions and broker non-votes: If you fail to or vote, mark "ABSTAIN" on your proxy or fail to instruct your bank or broker with respect to the ABC's merger proposal, it will have the same effect as a vote "AGAINST" the proposal.

ABC adjournment proposal:
●	Standard: Approval of the ABC adjournment proposal requires the affirmative vote of the holders of at least two-thirds of the votes cast at the ABC special meeting.

●	Effect of abstentions and broker non-votes: If you mark "ABSTAIN" on your proxy card, or fail to submit a proxy card or vote in person at the ABC special meeting or fail to instruct your bank or broker with respect to the ABC adjournment proposal, you will not be deemed to have cast a vote with respect to the proposal and it will have no effect on the proposal.
As of the record date for the ABC special meeting, ABC's directors and executive officers beneficially owned approximately 42,417 shares, or 18.0% of the outstanding shares of ABC common stock entitled to vote at the ABC special meeting. In connection with ABC's entry into the merger agreement, ABC's directors entered into voting and support agreements that require, among other things, the directors to vote in favor of the approval of the merger agreement at the ABC special meeting. The ABC directors who executed the voting and support agreements own an aggregate of 42,287 shares, or 18.0% of the outstanding shares, of ABC common stock.
Solicitation of Proxies for the ABC Special Meeting
The expense of soliciting proxies for ABC's special meeting will be paid by ABC. ABC's directors, officers and employees may solicit proxies personally, by telephone, by e-mail and by facsimile.  Such directors, officers and employees will not receive any additional compensation for such solicitation activities. In addition, ABC has also made arrangements with Laurel Hill Advisory Group, LLC to assist it in soliciting proxies and has agreed to pay Laurel Hill Advisory Group, LLC a fee of $5,500, plus the reimbursement of certain expenses for these services.
It is important that any shares of ABC common stock you hold be represented at the ABC special meeting.  Whether or not you plan to attend the ABC special meeting, ABC's board of directors asks that all holders of ABC common stock take the time to vote prior to the ABC special meeting by completing, signing, dating and returning the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. If you attend the ABC special meeting and wish to vote in person, your proxy may be revoked at that time.  Additional methods of revoking a proxy are described below.
Voting at the ABC Special Meeting
ABC shareholders are entitled to one vote on each matter to be considered and voted on at the ABC special meeting for each share of ABC common stock held of record at the close of business on the record date for the ABC special meeting.
Each copy of this joint proxy statement/offering circular delivered to ABC shareholders is accompanied by a form of proxy card or voting information form with instructions for voting. Shareholders of ABC should complete, sign and return the proxy card accompanying this joint proxy statement/offering circular, regardless of whether they plan to attend the ABC special meeting. To ensure your representation at the special meeting, ABC recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.
If you appropriately mark, sign and return the enclosed proxy in time to be voted at the ABC special meeting, the shares represented by the proxy will be voted in accordance with your instructions marked on the proxy. Valid proxies delivered by ABC shareholders that are executed but do not specify a vote on a particular matter will be voted "FOR" approval of the merger agreement and "FOR" the proposal to allow the adjournment of the ABC special meeting, if necessary. No matters other than the matters described in this joint proxy statement/offering circular are anticipated to be presented for action at the ABC special meeting or at any adjournment or postponement of the ABC special meeting. However, if other business properly comes before the ABC special meeting, the persons named as proxies on the ABC proxy card will, in their discretion, vote upon such matters in their best judgment.

Signing and returning the enclosed proxy will not affect an ABC shareholder's right to attend the ABC special meeting and vote in person.  If you attend the ABC special meeting and wish to vote in person, your proxy may be revoked at that time.  Please note, however, that simply attending the ABC special meeting will not revoke a previously-submitted proxy; you must cast a new vote at the ABC special meeting in order to revoke your prior vote.
Revocation of Proxies for the ABC Special Meeting
An ABC shareholder who has submitted a proxy may revoke it at any time before its exercise at the ABC special meeting by (i) giving written notice of revocation to ABC's Corporate Secretary, (ii) properly submitting to ABC a duly executed proxy bearing a later date, or (iii) attending the ABC special meeting and voting in person. Please note, however, that simply attending the ABC special meeting will not revoke a previously-submitted proxy; you must cast a new vote at the ABC special meeting in order to revoke your prior vote.  All written notices of revocation and other communications with respect to revocation of ABC proxies should be addressed to ABC as follows: Attn: Dr. Benjamin J. Walsh, Ashley Bancstock Company, 218 Main Street, Crossett, Arkansas 71635.
THE ABC PROPOSALS
Approval of Merger Agreement
ABC is asking its shareholders to approve the merger agreement. ABC shareholders should read this joint proxy statement/offering circular carefully and in its entirety, including the Annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/offering circular as Annex A.
ABC's board of directors unanimously recommends that ABC shareholders vote "FOR" the approval of the merger agreement.
ABC Adjournment Proposal
The ABC special meeting may be adjourned to another time or place, if necessary or appropriate, to permit further solicitation of proxies if necessary to obtain additional votes in favor of approval of the merger agreement.
If, at the ABC special meeting, the number of shares of ABC common stock present or represented and voting in favor of approval of the merger agreement is insufficient to approve the proposal, ABC intends to move to adjourn the ABC special meeting in order to solicit additional proxies. In that event, ABC will ask its shareholders to vote on the ABC adjournment proposal, but not the proposal to approve the merger agreement.
In this proposal, ABC is asking its shareholders to authorize the persons named as proxies on the ABC proxy card on a discretionary basis to vote in favor of adjourning the ABC special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from ABC shareholders who have previously voted.
ABC's board of directors unanimously recommends that ABC shareholders vote "FOR" approval of adjournment, if necessary or appropriate, of the meeting to permit the solicitation of additional proxies in favor of approval of the merger agreement.
Questions about the Merger Proposal or ABC Adjournment Proposal

                ABC shareholders may contact Laurel Hill Advisory Group, LLC, ABC's proxy solicitation agent.  Banks and brokers can call (516) 933-3100, and all others can call, toll-free, (888) 742-1305.  If your bank, broker or other nominee holds your shares, you should also call your bank, broker or other nominee for additional information.

THE MERGER

Terms of the Merger

Each of Century Next's and ABC's respective board of directors has approved the merger agreement, which provides for the merger of ABC with and into Century Next and immediately thereafter, the merger of FNBC with and into Bank of Ruston.

In the merger, each share of ABC common stock issued and outstanding immediately prior to the completion of the merger, except for shares of ABC common stock held by shareholders who exercise their dissenters' rights under Arkansas law, will be converted into the right to receive 1.8052 shares of Century Next common stock, par value $0.01 per share. No fractional shares of Century Next common stock will be issued in connection with the merger.

Shareholders of both Century Next and ABC are being asked to approve, among other items, the merger agreement. See "The Merger Agreement" beginning on page 64 for additional and more detailed information regarding the legal documents that govern the merger, including information about conditions to the completion of the merger and provisions for terminating or amending the merger agreement.

Background of the Merger

In recent years, ABC and FNBC have considered the growth opportunities available to FNBC as a part of their strategic planning process, with the aim of maintaining FNBC's financial leadership position in Ashley County, Arkansas.  Those strategic plans have contemplated growth through targeted acquisitions, but have not contemplated a sale of FNBC.
On August 15, 2017, an unsolicited letter to the FNBC board of directors was received from Mr. Bill Hogan, President and CEO of Century Next.  In that letter, Mr. Hogan expressed the interest of Century Next and its subsidiary, Bank of Ruston, in pursuing a strategic combination with ABC and FNBC.  Because the letter spoke to many of the objectives being pursued by ABC and FNBC, including the enhancement of shareholder value, organic growth and beneficial partnerships, the board believed that further discussions with Century Next were warranted.
On August 16, Herbert Hutchison, Chair of the ABC board of directors, responded to Century Next, advising that ABC would consider Century Next's inquiry and respond substantively within a reasonable time period.  That initial response, however, emphasized the partnership and merger language in the Century Next letter, to make clear that ABC was not interested simply in a sale of FNBC.
On August 20, the ABC Executive Committee met to discuss the Century Next inquiry.  Mr. Hutchison was instructed to obtain relevant information from FNBC's president and to have preliminary research conducted on Century Next and Bank of Ruston.  The committee also agreed that a meeting with Century Next representatives would be appropriate.
In early September, Mr. Hutchison requested that ABC's legal counsel prepare a letter of non-disclosure and confidentiality for Century Next to execute prior to any discussions or meetings.  Following Century Next's execution of that document on September 5, an introductory meeting of representatives from both organizations was scheduled for September 14.
On September 13, Mr. Hutchison was contacted by telephone by a representative of another third party inquiring about ABC's interest in a sale of FNBC.  That representative explained that he was looking for a bank like FNBC for an undisclosed client, and was requesting that an ABC shareholder list be sent to him as part of his research.  Mr. Hutchison asked that the third party reduce its inquiry and request to writing and then submit it to ABC.  This third-party inquiry was unsolicited, and no further communication was ever received by ABC or FNBC relating to it.
The September 14 meeting with Century Next representatives confirmed the similarities between FNBC and Bank of Ruston in their respective markets.  It also showed Century Next's serious interest in growing through mergers with compatible institutions, having engaged the investment banking firm of Sandler O'Neill to assist in that search.  Following the meeting, discussions among the ABC representatives centered on early engagement of professional advisors who could assist ABC in the exploratory process.

Subsequently, Mr. Hutchison met with Gary Brannon, FNBC's acting president, to discuss the timeline of a search for a permanent replacement, and later contacted the OCC to discuss delaying the search process in light of the possibility of a merger.  Mr. Hutchison, in a process involving other members of the board, made initial contacts with bank consulting firms and with ABC's outside legal counsel, for the purpose of assembling a team of advisors who could assist ABC in evaluating a possible merger.
On September 26, the ABC Executive Committee discussed the proposed transaction and the communications with potential advisors.  The committee determined that ABC should have an indication of Century Next's valuation of FNBC before moving forward.  That information was shared with Century Next, which then requested further information of ABC.  Century Next committed to completing its preliminary due diligence and providing ABC with its results and projections by October 3.  On October 3, Century Next delivered a letter of intent to ABC that proposed a stock-for-stock exchange in a transaction valuing ABC at 1.25 times its tangible book value.
On October 4, the ABC Executive Committee met via a conference call for an in-depth discussion of the Century Next letter of intent.  The committee also considered candidates for the role of ABC's financial advisor.
On October 12, at a meeting of the ABC Executive Committee, further consideration was given to the Century Next letter of intent and the engagement of ABC's outside advisors.  The committee discussed scheduling another meeting with Century Next to hear their plans for going forward.
A meeting of all members of the ABC board and representatives of Century Next was held on October 17, in Bastrop, Louisiana.  Among the matters discussed were the pro forma financial condition of Bank of Ruston and FNBC on a combined basis.
On October 18, Messrs. Hutchison and John McGoogan, another member of the ABC board, met with Mark Taylor, CFO of Bank of Ruston, at the bank's Monroe office.  Those discussions focused on confirming the validity of assumptions Mr. McGoogan used in his due diligence on Century Next and Bank of Ruston and on describing favorable changes in FNBC's allowance for loan losses.
Following a series of interviews and conversations with potential financial advisors, Mr. Hutchison recommended to the ABC board that Southard Financial, LLC of Memphis, Tennessee be engaged.  The board agreed and Southard Financial was engaged.  On November 17, an initial management interview with Southard Financial took place.  Mr. Brannon was on site in Memphis at the offices of Southard Financial, while the ABC board and other management personnel participated by telephone conference to discuss the history, market position, financials and other information relative to Southard Financial's initial due diligence.
On December 13, the ABC board met to discuss the valuation process to date and the effects of recent adjustments made to ABC's balance sheet.  The board concluded that year-end projections and actual results should be used as the basis for determining the value of ABC/FNBC going forward.  On those grounds, the board decided to counter the proposal in the Century Next letter of intent with an exchange ratio that more accurately reflected ABC's value.

On December 14, Messrs. Hutchison and Hogan met in Monroe.  At that meeting ABC proposed an exchange ratio based on a valuation of ABC at 1.39 times tangible book value, and explained the underlying analysis in support of that valuation.  Mr. Hogan promised a response by December 19.
Mr. Hutchison and Mr. Hogan spoke by telephone on December 18, without coming to agreement on valuation issues.  In a December 20 telephone conversation, Mr. Hogan stated to Mr. Hutchison that any future offers or letters of interest would be based on a fixed dollar amount per share and not on a multiple of total book value.  Discussion followed on a fixed dollar range acceptable to both parties.
In a January 3, 2018, telephone conversation, Mr. Hutchison and Mr. Hogan discussed the parties' mutual interest in moving forward.  On January 8, Century Next submitted a new letter of intent to ABC, proposing an exchange ratio of 1.9825 Century Next shares for each share of ABC stock.
The ABC board met on January 9 to consider the new letter of intent, which proposed a fixed exchange ratio approach in the stock-for-stock merger.  The board was agreeable to the approach taken in the new letter of intent, but wanted to make clear what latitude ABC would have to make dividend payments to its shareholders while the parties were moving ahead with merger plans.
Between January 12 and 19, the parties engaged in conversations and negotiations relating to the new letter of intent.
On January 22, the ABC board met for further discussion of the letter of intent and other matters that had been negotiated since the last meeting.  The board authorized Mr. Hutchison to accept the January 8 letter of intent, with the newly negotiated changes.  He communicated ABC's position to Mr. Hogan in writing on January 23.  In subsequent conversations, the parties agreed to move quickly on due diligence matters and to begin work on a definitive agreement.
From January 23 through April, both parties conducted their due diligence, through the exchange of documents and management team visits to each other's locations and market areas to examine policies, management practices, loan portfolios, deposit services, human resources and physical facilities.  Also during that time, ABC's financial advisor, Southard Financial, conducted due diligence on Century Next and Bank of Ruston.
A first draft of the definitive agreement was circulated by Century Next on March 16, and negotiations on that document took place during the following weeks.  In early April, ABC engaged Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. to advise on legal matters related to the proposed transaction.
On May 4, a substantially final draft of the definitive agreement was submitted to ABC.  Later the same day, however, Century Next proposed some substantive adjustments to the exchange ratio and other conditions and terms of the agreement.

Century Next's proposed changes were discussed at a meeting of the ABC board on May 8.  Later that day, Messrs. Hutchison and Max Pope, another member of the ABC board, held a telephone conference with Mr. Hogan, during which Mr. Hogan explained that Century Next based their proposed exchange ratio adjustment on the effect of rising interest rates on the value of FNBC's available-for-sale investment portfolio.  ABC countered that the negative effect had long been foreseeable in a rising interest rate environment, and that the condition only constituted an unrealized loss unless the portfolio were to be liquidated.
The parties met in Ruston on May 9 for a presentation given by Mark Taylor.  Messrs. Hutchison and Pope, together with ABC board members Douglas Reed, Ben Walsh and Michael Webb, attended that meeting.  The position taken by Century Next was that the unrealized loss in FNBC's investment portfolio would create intangible "goodwill" on the Century Next balance sheet beyond an acceptable level.  To counteract that effect, Century Next proposed changing the previously agreed upon exchange ratio to 1.8052.  The meeting ended without resolution of the issues.
On the morning of May 10, the ABC board met for a discussion of the previous day's presentation.  Mr. Hutchison was asked to consult with Southard Financial on the matter.  Later that day, following Mr. Hutchison's telephone call with Southard Financial, the ABC board met again and continued deliberations on the "goodwill" issue and the exchange ratio change.
The ABC board met again on May 11.  Mr. Hutchison reported on his conversation with Southard Financial.  The board instructed Mr. Hutchison to notify Century Next that ABC was prepared to enter into the definitive agreement, in the form that had been presented by counsel for Century Next on May 4, before the exchange ratio change was proposed.  Mr. Hutchison emailed that decision to Mr. Hogan following the board meeting.
On May 14, Mr. Hogan conferred with Mr. Hutchison by telephone.  During the call, Mr. Hogan proposed an additional 5% stock dividend above the original 5% previously negotiated.  He emphasized, as well, that getting the transaction closed sooner would qualify ABC's shareholders for the annual dividend expected to be paid by Century Next before year-end.
The ABC board met on the morning of May 15 to discuss the status of the transaction.  Mr. Hutchison reported on his May 14 exchange with Mr. Hogan.  The board discussed the potential of the transaction and the forward-looking projections that had previously been considered, as well as the new proposal on the 10% stock dividend.  The board's consensus was that ABC should proceed with the transaction as proposed by Century Next, subject to Southard Financial's rendering a suitable fairness opinion.
The ABC board met again during the afternoon of May 15. Representatives of Southard Financial joined the meeting by telephone, and reported the firm's opinion that, based on all currently available information, the transaction would be fair, from a financial point of view, to ABC's shareholders.  The board then voted unanimously to approve the merger with Century Next.
During the morning of May 16, 2018, the boards of directors of Century Next and Bank of Ruston met in order to review the proposed merger agreement, the transactions contemplated thereby, including the merger, and the other terms of the merger agreement, including the merger consideration of 1.8052 shares of Century Next common stock to be received for each share of ABC common stock upon consummation of the merger, and the various related agreements contemplated by the merger agreement. The Century Next and the Bank of Ruston boards received a presentation regarding the financial terms of the proposed merger from Century Next's financial advisor, Sandler O'Neill & Partners, L.P., and a presentation regarding the terms of the merger agreement from its legal counsel, Silver, Freedman, Taff & Tiernan LLP. Legal counsel, Sandler O'Neill and senior management of Century Next also briefed the boards on the results of the due diligence review conducted on ABC. Representatives of Sandler O'Neill and legal counsel responded to questions from the directors. At the meeting, representatives of Sandler O'Neill rendered  its oral opinion, which was subsequently confirmed in writing, to the effect that, as of the date thereof, the exchange ratio set forth in the merger agreement was fair to Century Next from a financial point of view. After careful and deliberate consideration of the presentations by Century Next's financial advisor and legal counsel as well as the interests of Century Next's shareholders, customers, employees and the communities served by Century Next, the board of directors of Century Next unanimously approved the merger agreement and the related documents. The board of directors of Bank of Ruston also unanimously approved the merger agreement and the related documents.

Following the meeting of Century Next's board of directors on May 16, 2018, the merger agreement and related documents were executed and the parties issued a press release announcing the proposed merger after the close of market trading.

Century Next's Reasons for the Merger and Recommendation of the Century Next Board of Directors
Century Next believes that the acquisition of ABC provides an excellent opportunity to increase the scale of its operations in north Louisiana and south Arkansas. In approving the merger agreement, Century Next's board of directors considered the following factors as generally supporting its decision to enter into the merger agreement:
●
its understanding of Century Next's business, operations, financial condition, earnings and prospects and of ABC's business, operations, financial condition, earnings and prospects, including each of Century Next's and ABC's positions in the north Louisiana and south Arkansas markets in which they operate;

●
the complementary nature of the respective customer bases, products and skills of Century Next and ABC that could result in opportunities to obtain synergies as products are distributed over a broader customer base;

●	the expectation that the merger will result in a combined entity with assets in excess of approximately $460.0 million;
●	the scale, scope, strength and diversity of operations, product lines and delivery systems that combining Century Next and ABC could achieve;
●
the expectation that the merger will result in approximately $1.1 million in annual pre-tax cost savings (reflecting an approximately 20% reduction in ABC's non-interest expense) following the completion of the merger and full integration of the two companies;

●
the anticipated pro forma financial impact of the merger on the combined company, including an estimated 22% accretion in Century Next's earnings per share once full efficiencies are realized and estimated tangible book value dilution of 5.4%, with an earn-back period of less than 3.75 years, in each case taking into consideration the expected cost savings;

●
the participation of three of ABC's directors in the combined company which the Century Next board of directors believed would enhance the likelihood of realizing the strategic benefits that Century Next expects to derive from the merger;

●	the belief of Century Next's management that Century Next will be able to integrate ABC with Century Next successfully;
●
the financial analyses of Sandler O'Neill,  presented on May 16, 2018, as well as the related opinion of Sandler O'Neill dated May 16, 2018, to the Century Next board of directors as to the fairness of the exchange ratio of 1.8052, from a financial point of view, to Century Next, which financial analyses and opinion were based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, as more fully described in the section of this joint proxy statement/offering circular entitled "The Merger—Opinion of Century Next's Financial Advisor";

●	the fact that Century Next's shareholders will have a chance to vote on the merger;
●	the review by Century Next's board of directors, with the assistance of Century Next's legal advisor, Silver, Freedman, Taff & Tiernan LLP, of the terms of the merger agreement;
●
its understanding of the current and prospective environment in which Century Next and ABC operate, including regional and local economic conditions, the competitive environment for financial institutions generally and continuing consolidation in the financial services industry, and the future growth prospects for its market area to provide sustained business development opportunities; and

●	the likelihood that Century Next will obtain the regulatory approvals it needs to complete the merger.
The foregoing discussion of the information and factors considered by Century Next's board of directors is not intended to be exhaustive, but includes the material factors considered by the Century Next board of directors. The Century Next board of directors did not consider it practicable, and did not attempt, to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. Century Next's board of directors viewed its position as being based on all of the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.
For the reasons set forth above, the Century Next board of directors determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger and the issuance of shares of Century Next common stock to shareholders of ABC in the merger,  are advisable and in the best interests of Century Next and voted to approve the merger agreement, to approve the merger and the transactions contemplated by it, and to recommend that Century Next's shareholders approve the merger agreement and the Century Next stock issuance proposal.
The Century Next board of directors unanimously recommends that Century Next shareholders vote "FOR" the approval of the Century Next merger proposal and the other proposals to be considered at the Century Next special meeting.
It should be noted that this explanation of the Century Next board of directors' reasoning presented in this section contains information that is forward-looking in nature, and therefore should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 32.
Opinion of Century Next's Financial Advisor

By letter dated January 18, 2018, Century Next retained Sandler O'Neill to act as financial advisor to the Century Next board of directors in connection with Century Next's consideration of a possible business combination with ABC. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions.  In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O'Neill acted as financial advisor in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the May 16, 2018 meeting at which Century Next's board of directors considered and approved the merger agreement, Sandler O'Neill delivered to the Century Next board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date, the exchange ratio provided for in the merger agreement was fair to Century Next from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Annex B to this joint proxy statement/offering circular.  The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion.  The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion.  Century Next common shareholders are urged to read the entire opinion carefully in connection with their consideration of the Century Next merger proposal.

Sandler O'Neill's opinion speaks only as of the date of the opinion.  The opinion was directed to Century Next's board of directors in connection with its consideration of the merger and is directed only to the fairness, from a financial point of view, of the exchange ratio to Century Next.  Sandler O'Neill's opinion does not constitute a recommendation to any Century Next shareholder as to how such Century Next shareholder should vote at any meeting of shareholders called to consider and vote upon the Century Next merger proposal.  It does not address the underlying business decision of Century Next to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Century Next or the effect of any other transaction in which Century Next might engage.  Sandler O'Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any Century Next or ABC officers, directors, or employees, or class of such persons, if any, relative to the compensation to be received in the merger by any other shareholders.  Sandler O'Neill's opinion was approved by Sandler O'Neill's fairness opinion committee.

In connection with rendering its opinion, Sandler O'Neill reviewed and considered, among other things:

●	a draft of the merger agreement, dated May 15, 2018;
●	certain publicly available financial statements and other historical financial information of Century Next that Sandler O'Neill deemed relevant;
●	certain publicly available financial statements and other historical financial information of ABC that Sandler O'Neill deemed relevant;
●
certain internal financial projections for Century Next for the years ending December 31, 2018 through December 31, 2020, as well as long-term earnings and balance sheet growth rates for the years thereafter, as provided by the senior management of Century Next;

●
certain internal financial projections for ABC for the years ending December 31, 2018 through December 31, 2020, as provided by the senior management of ABC and as adjusted to reflect consolidated performance, as confirmed with the senior management of Century Next, as well as long-term earnings and balance sheet growth rates for the years thereafter, as provided by the senior management of Century Next;

●	the relative contributions of assets, liabilities, equity and earnings of Century Next and ABC to the combined entity;
●
the pro forma financial impact of the merger on Century Next based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Century Next;

●
the publicly reported historical price and trading activity for Century Next common stock, including a comparison of certain stock trading information for Century Next common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

●	a comparison of certain financial information for Century Next and ABC with similar financial institutions for which information was publicly available;
●	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;
●	the current market environment generally and the banking environment in particular; and
●	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.
Sandler O'Neill also discussed with certain members of the senior management of Century Next the business, financial condition, results of operations and prospects of Century Next and held similar discussions with the senior management of ABC and its representatives regarding the business, financial condition, results of operations and prospects of ABC.

In performing its review, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O'Neill from public sources, that was provided to Sandler O'Neill by Century Next, ABC or their respective representatives, or that was otherwise reviewed by Sandler O'Neill and Sandler O'Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation.  Sandler O'Neill further relied on the assurances of the respective senior managements of Century Next and ABC that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any material respect.  Sandler O'Neill was not asked to undertake, and did not undertake an independent verification of any of such information and Sandler O'Neill did not assume any responsibility or liability for the accuracy or completeness thereof.  Sandler O'Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Century Next or ABC.  Sandler O'Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Century Next or ABC.  Sandler O'Neill did not make an independent valuation of the adequacy of the allowance for loan losses of Century Next or ABC, or the combined entity after the merger, and Sandler O'Neill did not review any individual credit files relating to Century Next or ABC.  Sandler O'Neill assumed, with Century Next's consent that the respective allowances for loan losses for both Century Next and ABC were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O'Neill used certain internal financial projections for Century Next for the years ending December 31, 2018 through December 31, 2020, as well as long-term earnings and balance sheet growth rates for the years thereafter, as provided by the senior management of Century Next.  In addition, Sandler O'Neill used certain internal financial projections for ABC for the years ending December 31, 2018 through December 31, 2020, as provided by the senior management of ABC and as adjusted to reflect consolidated performance, as confirmed with the senior management of Century Next, as well as long-term earnings and balance sheet growth rates for the years thereafter, as provided by the senior management of Century Next. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Century Next.  With respect to the foregoing information, the senior managements of Century Next and ABC confirmed to Sandler O'Neill that such information reflected the best currently available projections and estimates of the senior managements of Century Next and ABC as to the future financial performance of Century Next and ABC, respectively, and Sandler O'Neill assumed that the financial results reflected in such information would be achieved.  Sandler O'Neill expressed no opinion as to such projections or estimates, or the assumptions on which they were based.  Sandler O'Neill also assumed that there was no material change in Century Next's or ABC's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O'Neill.  Sandler O'Neill assumed in all respects material to its analyses that Century Next and ABC would remain as going concerns for all periods relevant to its analyses.

Sandler O'Neill also assumed, with Century Next's consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements required to effect the merger, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect that would be material to Sandler O'Neill's analyses of Century Next, ABC or the merger, or any related transaction, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.  Finally, with Century Next's consent, Sandler O'Neill  relied upon the advice that Century Next received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.  Sandler O'Neill expressed no opinion as to any such matters.

Sandler O'Neill's opinion was necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to Sandler O'Neill as of, the date thereof.  Events occurring after the date thereof could materially affect Sandler O'Neill's opinion.  Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof.

In rendering its opinion, Sandler O'Neill performed a variety of financial analyses.  The following is a summary of the material financial analyses presented by Sandler O'Neill to the Century Next board of directors in connection with its opinion.  The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by Sandler O'Neill to the Century Next board of directors, but summarizes the material analyses performed and presented in connection with such opinion.  The financial analyses summarized below include information presented in tabular format.  In order to fully understand the financial analyses, these tables must be read together with the accompanying text.  The tables alone do not constitute a complete description of the financial analyses.  The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances.  The process, therefore, is not necessarily susceptible to partial analysis or summary description.  Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion.  Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Century Next or ABC and no transaction is identical to the merger.  Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Century Next or ABC and the companies to which they are being compared.  In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.  Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O'Neill made its determination as to the fairness of the exchange ratio on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O'Neill made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Sandler O'Neill, Century Next and ABC.  The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses.  Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Century Next's board of directors at its May 16, 2018 meeting. Any estimates contained in the analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which could be significantly more or less favorable than suggested by these analyses.  Additionally, estimates of the values of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities could actually be sold.  Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.  In addition, Sandler O'Neill's opinion was among several factors taken into consideration by the Century Next board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Century Next board of directors with respect to the fairness of the merger or the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between Century Next and ABC and the decision to enter into the merger agreement was solely that of the Century Next board of directors.

Summary of Proposed Merger Consideration and Implied Transaction Metrics.  Sandler O'Neill reviewed the financial terms of the proposed merger. As set forth in the merger agreement, at the effective time, each share of ABC common stock issued and outstanding immediately prior to the effective time, except for certain shares as specified in the merger agreement, will be converted into and shall thereafter represent the right to receive 1.8052 shares of Century Next common stock. Based upon Century Next's May 15, 2018 closing common stock price of $30.00, a fixed exchange ratio equal to 1.8052, and 235,619 shares of ABC common stock outstanding, Sandler O'Neill calculated an implied transaction value per share of $54.16 and an aggregate implied transaction value of approximately $12.8 million. Sandler O'Neill calculated the following implied transaction metrics:

	Transaction Multiple¹
Transaction Price / March 31, 2018 Book Value Per Share	119%
Transaction Price / March 31, 2018 Tangible Book Value Per Share	119%
Transaction Price / Last Twelve Months Earnings Per Share ended March 31, 2018	5.9	x
Transaction Price / Last Twelve Months Core Earnings Per Share ended March 31, 2018 ²	8.9	x
Transaction Price / Estimated 2018 Earnings Per Share³	7.3	x
Tangible Book Premium / Core Deposits ⁴	1.9%
Tangible Book Premium / Core Deposits ⁵	1.7%
_____________
(1)	Based on Century Next's closing common stock price of $30.00 on May 15, 2018.
(2)	Last twelve months core earnings adjusted for $1.2 million negative loan loss provision and $40.3 thousand DTA write-down.
(3)	2018 estimated earnings per ABC management budget provided by ABC, adjusted to reflect consolidated performance and confirmed by senior management of Century Next.
(4)	Core deposits defined as total deposits less time deposits greater than $100,000.
(5)	Core deposits defined as total deposits less time deposits greater than $250,000.

Stock Trading History.  Sandler O'Neill reviewed the historical publicly reported trading price of Century Next common stock for the three-year period ended May 15, 2018. Sandler O'Neill then compared the relationship between the movements in the prices of Century Next common stock and certain stock indices.

Century Next's Three-Year Stock Performance

	Beginning Value May 15, 2015	Ending Value May 15, 2018
Century Next	100%	157.5%
SNL U.S. Bank and Thrift Index	100%	144.7%
S&P 500 Index	100%	127.7%
NASDAQ Bank	100%	156.9%

Century Next Comparable Company Analysis.  Using publicly available information, Sandler O'Neill compared selected financial information for Century Next with a group of financial institutions selected by Sandler O'Neill. The Century Next peer group consisted of banks and thrifts headquartered in Alabama, Arkansas, Georgia, Louisiana, Mississippi and Tennessee with total assets between $100 million and $500 million, whose securities were publicly traded (the "Century Next Peer Group"). Targets of announced merger transactions were excluded from the Century Next Peer Group. The Century Next Peer Group included the following companies:

Athens Bancshares Corporation	Sevier County Bancshares, Inc.
CCF Holding Company	Exchange Bankshares, Inc.
Citizens B & T Holdings, Inc.	Pinnacle Bancshares, Inc.
InsCorp, Inc.	United National Bank
Truxton Corporation	Security Bancorp, Inc.
Southeastern Banking Corporation	United Tennessee Bankshares, Inc.
Citizens Bancshares Corporation	American Bancorp, Inc.
Home Federal Bancorp, Inc. of Louisiana	FMB Equibanc, Inc.
First IC Corporation	First Community Corporation
Metairie Bank & Trust Company	Sumner Bank & Trust
Touchmark Bancshares, Inc.	CBC Holding Company
Paragon Financial Services, Inc.	First Alliance Bancshares, Inc.
FPB Financial Corp.	Heritage NOLA Bancorp, Inc.

The analysis compared publicly available financial information for Century Next with the corresponding data for the Century Next Peer Group as of or for the period ended March 31, 2018 (unless otherwise noted), with pricing data as of May 15, 2018.  The table below sets forth the data for Century Next and the median, mean, high and low data for the Century Next Peer Group:

	Century	Century Next Peer Group
	Next	Median	Mean	High	Low
Total Assets ($ in millions)	290	346	309	482	112
Loans / Deposits (%)	102.7	80.5	81.9	121.7	51.4
Non-Performing Assets ¹ / Total assets (%)	0.19	0.83	1.12	7.55	0.02
Tangible Common Equity/Tangible Assets (%)	10.04	10.38	10.86	21.55	5.34
Tier 1 Leverage Ratio	9.33	10.36	10.86	16.07	5.33
Total RBC Ratio	13.62	16.45	16.80	28.65	8.46
CRE / Total RBC Ratio (%)	217.0	163.5	188.5	606.8	51.3
2018Q1 Return on Average Assets (%)	1.15	0.99	1.05	1.60	0.45
2018Q1 Return on Average Equity (%)	11.52	9.54	9.36	13.81	2.05
2018Q1 Net Interest Margin (%)	4.10	3.73	3.83	4.61	3.04
2018Q1 Efficiency Ratio (%)	62.1	65.2	67.8	84.1	61.5
Price/Tangible Book Value (%)	113	106	109	198	56
Price/LTM Earnings Per Share (x)	12.5	14.9	15.6	35.0	5.4
Price/2018Q1 Annualized Earnings Per Share (x)	9.9	10.8	12.0	14.8	10.0
Current Dividend Yield (%)	0.47	1.92	2.21	5.09	0.45
LTM Dividend Ratio (%)	5.8	26.8	29.8	83.5	3.1
Market Value ($ in millions)	33	27	36	101	8
____________________
Note:
Regulatory, bank level data as of March 31, 2018 used if holding company data not available Financial data as of December 31, 2017 for: CCF Holding Company, Citizens Bank  & Trust Holdings, Inc., InsCorp, Inc., Southeastern Banking Corporation, Citizens Bancshares Corporation, First IC Corporation, Metairie Bank & Trust Company, Touchmark Bancshares, Inc., Paragon Financial Solutions, Inc., Sevier County Bancshares, Inc., Exchange Bankshares, Inc., United National Bank, American Bancorp, Inc., FMB Equibanc, Inc., First Community Corporation, Sumner Bank & Trust and First Alliance Bancshares, Inc.

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned.

ABC Comparable Company Analysis. Using publicly available information, Sandler O'Neill compared selected financial information for ABC with a group of financial institutions selected by Sandler O'Neill ("the ABC Peer Group").  The ABC Peer Group consisted of publicly traded banks and thrifts headquartered in the Southeast region with total assets between $100 million and $250 million and an ROAA for the last twelve months greater than 0.0%. Targets of announced merger transactions were excluded from the ABC Peer Group as well as Tennessee Community Bank Holdings and Calhoun Bankshares due to their lack of publicly available trading data. The ABC Peer Group included the following companies:

Citizens Financial Corp.	Virginia Bank Bankshares, Inc.
Exchange Bankshares, Inc.	Peoples Bankshares, Inc.
Farmers Bank of Appomattox	First Community Corporation
Pinnacle Bancshares, Inc.	Sumner Bank & Trust
United National Bank	CBC Holding Company
Oak View National Bank	AB&T Financial Corporation
Security Bancorp, Inc.	Mountain-Valley Bancshares, Inc.
United Tennessee Bankshares, Inc.	First Alliance Bancshares, Inc.
Blueharbor Bank	Regional Bankshares, Inc.
Pioneer Bankshares, Inc.

The analysis compared publicly available financial information for ABC with the corresponding data for the ABC Peer Group as of or for the period ended March 31, 2018 (unless otherwise noted), with pricing data as of May 15, 2018.  The table below sets forth the data for ABC and the median, mean, high and low data for the ABC Peer Group:

			ABC Peer Group
	ABC		Median	Mean	High	Low
Total Assets ($ in millions)	158		206	190	248	117
Loans / Deposits (%)	73.3		82.3	82.2	104.1	52.0
Non-Performing Assets ¹ / Total assets (%)	0.69²		0.92	1.15	2.99	0.04
Tangible Common Equity/Tangible Assets (%)	6.77		10.62	10.69	13.29	7.69
Tier 1 Leverage Ratio	11.05²		10.81	11.10	13.44	7.84
Total RBC Ratio	15.21²		17.16	17.20	24.93	11.91
CRE / Total RBC Ratio (%)	108.2²		106.0	125.8	227.5	49.0
2018Q1 Return on Average Assets (%)	1.56²/1.14	[3]	1.00	0.98	1.48	0.52
2018Q1 Return on Average Equity (%)	14.74²/10.48	[3]	9.17	9.10	11.00	7.10
2018Q1 Net Interest Margin (%)	4.64²		3.68	3.83	4.61	3.62
2018Q1 Efficiency Ratio (%)	63.1²		65.7	66.3	74.6	61.5
Price/Tangible Book Value (%)	--		97	106	188	71
Price/LTM Earnings Per Share (x)	--		14.2	17.2	32.7	5.5
Price/2018Q1 Annualized Earnings Per Share	--		10.8	16.0	30.4	9.6
Current Dividend Yield (%)	--		2.94	3.08	5.75	1.48
LTM Dividend Ratio (%)	--		35.7	42.3	141.2	19.3
Market Value ($ in millions)	--		23	21	33	6
____________________
Note:
Regulatory, bank level data as of March 31, 2018 used if holding company data not available Financial data as of December 31, 2017 for: Citizens Financial Corp., Exchange Bankshares, Inc., Farmers Bank of Appomattox, United National Bank, Oak View National Bank, Virginia Bank Bankshares, Inc., Peoples Bankshares, Incorporated, First Community Corporation, Sumner Bank & Trust, CBC Holding Company, Mountain-Valley Bancshares, Inc., First Alliance Bancshares, Inc. and Regional Bankshares, Inc.

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned.
(2)	Regulatory, bank level data as of March 31, 2018.
(3)	Adjusted for $1.2 million negative loan loss provision and $40.3 thousand DTA write-down.

Analysis of Selected Merger Transactions. Sandler O'Neill reviewed two groups of recent merger and acquisition transactions consisting of a national group as well as a regional group. The national group consisted of nationwide bank and thrift transactions announced between January 1, 2017 and May 15, 2018 with disclosed deal values, target total assets between $100 million and $200 million, and target return on average assets over the last twelve months between 0.5% and 2.0% (the "Nationwide Precedent Transactions").  The regional group consisted of bank and thrift transactions announced between January 1, 2017 and May 15, 2018 with targets headquartered in the Southeast region, with target total assets between $100 million and $250 million and target return on average assets over the last twelve months greater than 0.0% (the "Regional Precedent Transactions").

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror:	Target:
FVCBankcorp, Inc.	Colombo Bank
Ames National Corp.	Clarke County State Bank
Premier Financial Bancorp, Inc.	First Bank of Charleston, Inc.
First US Bancshares, Inc.	Peoples Bank
Community Bancorp, Inc.	Shelbank Corp.
Equity Bancshares, Inc.	Adams Dairy Bancshares, Inc.
Investar Holding Corp.	BOJ Bancshares, Inc.
Guaranty Bancorp	Castle Rock Bank Holding Co.
D2 Alliances, LLC	Grandview Bancshares, Inc.
Entegra Financial	Chattahoochee Bank of Georgia
Charter Financial Corp.	Resurgens Bancorp
People's Utah Bancorp	Town & County Bank, Inc.
Horizon Bancorp	Lafayette Community Bancorp
Mid-America Financial Corp.	Morgan Financial Corp.
National Commerce Corp.	Patriot Bank
First Community Corp.	Cornerstone Bancorp
Northwest Bancorp	CenterPointe Community Bank
West Town Bancorp, Inc.	Sound Banking Co.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O'Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share and core deposit premium.  Sandler O'Neill compared the indicated transaction metrics for the merger based on Century Next's closing common stock price on May 15, 2018 to the median, mean, high and low metrics of the Nationwide Precedent Transactions group.

	Century Next/		Nationwide Precedent Transactions
	ABC ¹		Median	Mean	High	Low

Transaction Price/ LTM Earnings Per Share (x)	5.9/8.9²		20.5	21.3	34.6	11.1
Transaction Price/ Tangible Book Value Per Share (%)	119		157	150	172	116
Core Deposit Premium (%)³	1.9/1.7	[4]	8.1	8.3	16.5	2.5
________________
(1)	Based on Century Next's closing stock price of $30.00 on May 15, 2018.
(2)	Last twelve months core earnings adjusted for $1.2 million negative loan loss provision and $40.3 thousand deferred tax asset write-down.
(3)	Core deposits equal to total deposits less jumbo CDs (greater than $100,000).
(4)	Core deposits equal to total deposits less jumbo CDs (greater than $250,000).

The Regional Precedent Transactions group was composed of the following transactions:

Acquiror:	Target:
Premier Financial Bancorp, Inc.	First Bank of Charleston, Inc.
First US Bancshares, Inc.	Peoples Bank
Sunstate Bank	Intercontinental Bankshares, LLC
National Commerce Corp.	Premier Community Bank of FL
Parkway Acquisition Corp.	Great State Bank
SmartFinancial, Inc.	Tennessee Bancshares, Inc.
First Bancshares, Inc.	Sunshine Financial, Inc.
PB Financial Corp.	CB Financial Corp.
Bank of McKenney	CCB Bankshares, Inc.
Entegra Financial	Chattahoochee Bank of Georgia
FSB, LLC	First Southern Bancshares, Inc.
Charter Financial Corp.	Resurgens Bancorp
Seacoast Banking Corp. of FL	NorthStar Banking Corp.

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O'Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share and core deposit premium.  Sandler O'Neill compared the indicated transaction metrics for the merger based on Century Next's closing common stock price on May 15, 2018 to the median, mean, high and low metrics of the Regional Precedent Transactions group.

	Century Next/		Regional Precedent Transactions
	ABC¹		Median	Mean	High	Low
Transaction Price/ LTM Earnings Per Share (x)	5.9/8.9²		24.9	31.0	64.6	11.1
Transaction Price/ Tangible Book Value Per Share (%)	119		153	150	200	99
Core Deposit Premium (%)³	1.9/1.7	[4]	9.5	10.0	21.6	2.6
____________________
(1)	Based on Century Next's closing stock price of $30.00 on May 15, 2018.
(2)	Last twelve months core earnings adjusted for $1.2 million negative loan loss provision and $40.3 thousand deferred tax asset write-down.
(3)	Core deposits equal to total deposits less jumbo CDs (greater than $100,000).
(4)	Core deposits equal to total deposits less jumbo CDs (greater than $250,000).

Net Present Value Analyses. Sandler O'Neill performed an analysis that estimated the net present value per share of Century Next common stock, assuming Century Next performed in accordance with internal financial projections for the years ending December 31, 2018 through December 31, 2020, as well as long-term earnings and balance sheet growth rates for the years thereafter, as provided by the senior management of Century Next. To approximate the terminal value of a share of Century Next common stock at December 31, 2022, Sandler O'Neill applied price to 2022 earnings per share multiples ranging from 9.0x to 19.0x and multiples of December 31, 2022 tangible book value per share ranging from 80% to 160%.  The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Century Next common stock.  As illustrated in the following tables, the analysis indicated an imputed range of values per share of Century Next common stock of $25.81 to $68.88 when applying multiples of earnings per share and $19.54 to $49.15 when applying multiples of tangible book value per share.

Earnings Per Share Multiples

Discount
Rate	9.0	x	11.0	x	13.0	x	15.0	x	17.0	x	19.0	x
10.00%	$33.11		$40.26		$47.42		$54.57		$61.73		$68.88
11.00%	$31.73		$38.59		$45.44		$52.29		$59.14		$66.00
12.00%	$30.43		$36.99		$43.56		$50.13		$56.69		$63.26
13.00%	$29.18		$35.48		$41.77		$48.07		$54.37		$60.66
14.00%	$28.00		$34.04		$40.08		$46.11		$52.15		$58.19
15.00%	$26.88		$32.67		$38.46		$44.26		$50.05		$55.84
16.00%	$25.81		$31.37		$36.93		$42.49		$48.05		$53.60

Tangible Book Value Per Share Multiples

Discount
Rate	80%	96%	112%	128%	144%	160%
10.00%	$25.03	$29.86	$34.68	$39.50	$44.33	$49.15
11.00%	$24.00	$28.62	$33.24	$37.86	$42.48	$47.10
12.00%	$23.01	$27.44	$31.87	$36.30	$40.72	$45.15
13.00%	$22.08	$26.32	$30.57	$34.81	$39.05	$43.30
14.00%	$21.19	$25.26	$29.33	$33.40	$37.47	$41.54
15.00%	$20.34	$24.25	$28.15	$32.06	$35.96	$39.87
16.00%	$19.54	$23.28	$27.03	$30.78	$34.53	$38.28

Sandler O'Neill also considered and discussed with the Century Next board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income.  To illustrate this impact, Sandler O'Neill performed a similar analysis, assuming Century Next's net income varied from 15% above projections to 15% below projections.  This analysis resulted in the following range of per share values for Century Next common stock, applying the price to 2022 earnings per share multiples range of 9.0x to 19.0x referred to above and a discount rate of 13.70%.

Earnings Per Share Multiples

Annual
Estimated
Variance	9.0	x	11.0	x	13.0	x	15.0	x	17.0	x	19.0	x
(15.0%)	$24.22		$29.42		$34.62		$39.81		$45.01		$50.21
(10.0%)	$25.60		$31.10		$36.60		$42.11		$47.61		$53.11
(5.0%)	$26.97		$32.78		$38.59		$44.40		$50.21		$56.01
0.00%	$28.35		$34.46		$40.58		$46.69		$52.80		$58.92
5.00%	$29.73		$36.14		$42.56		$48.98		$55.40		$61.82
10.00%	$31.10		$37.83		$44.55		$51.28		$58.00		$64.73
15.00%	$32.48		$39.51		$46.54		$53.57		$60.60		$67.63

Sandler O'Neill also performed an analysis that estimated the net present value per share of ABC common stock assuming ABC performed in accordance with internal financial projections for the years ending December 31, 2018 through December 31, 2020, as provided by the senior management of ABC and as adjusted to reflect consolidated performance, as confirmed with the senior management of Century Next, as well as long-term earnings and balance sheet growth rates for the years thereafter, as provided by the senior management of Century Next. To approximate the terminal value of a share of ABC common stock at December 31, 2022, Sandler O'Neill applied price to 2022 earnings per share multiples ranging from 9.0x to 19.0x and multiples of December 31, 2022 tangible book value per share ranging from 80% to 160%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of ABC common stock.  As illustrated in the following tables, the analysis indicated an imputed range of values per share of ABC common stock of $51.19 to $134.78 when applying multiples of earnings per share and an imputed range of values per share of ABC common stock of $37.38 to $92.32 when applying multiples of tangible book value per share.

Earnings Per Share Multiples

Discount
Rate	9.0	x	11.0	x	13.0	x	15.0	x	17.0	x	19.0	x
10.00%	$65.48		$79.34		$93.20		$107.06		$120.92		$134.78
11.00%	$62.78		$76.06		$89.34		$102.62		$115.90		$129.17
12.00%	$60.22		$72.95		$85.67		$98.40		$111.12		$123.84
13.00%	$57.79		$69.99		$82.19		$94.39		$106.58		$118.78
14.00%	$55.48		$67.18		$78.87		$90.57		$102.27		$113.97
15.00%	$53.28		$64.50		$75.72		$86.95		$98.17		$109.39
16.00%	$51.19		$61.96		$72.73		$83.50		$94.27		$105.04

Tangible Book Value Per Share Multiples

Discount
Rate	80%	96%	112%	128%	144%	160%
10.00%	$47.71	$56.63	$65.55	$74.47	$83.40	$92.32
11.00%	$45.76	$54.31	$62.86	$71.40	$79.95	$88.49
12.00%	$43.91	$52.10	$60.29	$68.48	$76.67	$84.86
13.00%	$42.15	$50.01	$57.86	$65.71	$73.56	$81.41
14.00%	$40.48	$48.01	$55.54	$63.07	$70.60	$78.13
15.00%	$38.89	$46.12	$53.34	$60.56	$67.78	$75.01
16.00%	$37.38	$44.31	$51.24	$58.17	$65.11	$72.04

Sandler O'Neill also considered and discussed with the Century Next board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income.  To illustrate this impact, Sandler O'Neill performed a similar analysis assuming ABC's net income varied from 15% above projections to 15% below projections.  This analysis resulted in the following ranges of per share values for ABC common stock, applying the price to 2022 earnings per share multiples range of 9.0x to 19.0x referred to above and a discount rate of 13.70% in each case.

Earnings Per Share Multiples

Annual Estimated Variance	9.0	x	11.0	x	13.0	x	15.0	x	17.0	x	19.0	x
(15.0%)	$48.16		$58.23		$68.30		$78.37		$88.44		$98.51
(10.0%)	$50.83		$61.49		$72.15		$82.81		$93.47		$104.13
(5.0%)	$53.50		$64.75		$76.00		$87.25		$98.51		$109.76
0.00%	$56.16		$68.01		$79.85		$91.70		$103.54		$115.39
5.00%	$58.83		$71.26		$83.70		$96.14		$108.58		$121.01
10.00%	$61.49		$74.52		$87.55		$100.58		$113.61		$126.64
15.00%	$64.16		$77.78		$91.40		$105.02		$118.64		$132.27

In connection with its analyses, Sandler O'Neill considered and discussed with the Century Next board of directors how the present value analysis would be affected by changes in the underlying assumptions.  Sandler O'Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O'Neill analyzed certain potential pro forma effects of the merger on Century Next assuming the merger closes at the end of the fourth calendar quarter of 2018. Sandler O'Neill utilized the following information and assumptions: (i) certain internal financial projections for Century Next for the years ending December 31, 2018 through December 31, 2020, as well as long-term earnings and balance sheet growth rates for the years thereafter, as provided by the senior management of Century Next, (ii) certain internal financial projections for ABC for the years ending December 31, 2018 through December 31, 2020, as provided by the senior management of ABC and as adjusted to reflect consolidated performance, as confirmed with the senior management of Century Next, as well as long-term earnings and balance sheet growth rates for the years thereafter, as provided by the senior management of Century Next, and (iii) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Century Next. The analysis indicated that the merger could be accretive to Century Next's earnings per share (excluding one-time transaction costs and expenses) in the years ending, December 31, 2019, December 31, 2020, December 31, 2021, and December 31, 2022 and dilutive to Century Next's estimated tangible book value per share at close.

In connection with this analysis, Sandler O'Neill considered and discussed with the Century Next board of directors how the analysis would be affected by changes in the underlying assumptions and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O'Neill's Relationship. Sandler O'Neill acted as Century Next's financial advisor in connection with the merger and will receive a fee for its services in an amount equal to $150,000, which transaction fee is contingent upon consummation of the merger.  Sandler O'Neill received a $75,000 fee upon rendering its fairness opinion to the Century Next board of directors, which opinion fee will be credited in full towards the transaction fee that will become payable to Sandler O'Neill on the day of closing of the merger. Century Next has also agreed to indemnify Sandler O'Neill against certain claims and liabilities arising out of Sandler O'Neill's engagement and to reimburse Sandler O'Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O'Neill's engagement.  In the two years preceding the date of its opinion, Sandler O'Neill did not provide any other investment banking services to Century Next, nor did Sandler O'Neill provide any investment banking services to ABC in the two years preceding the date of its opinion.  In the ordinary course of Sandler O'Neill's business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to Century Next and its affiliates.  Sandler O'Neill may also actively trade the equity and debt securities of Century Next and its affiliates for its own account and for the accounts of its customers.

ABC's Reasons for the Merger and Recommendation of the ABC Board of Directors
After careful consideration, ABC's board of directors, at a meeting held on May 15, 2018, unanimously determined that the merger agreement is in the best interests of ABC and its shareholders.  Accordingly, ABC's board of directors adopted and approved the merger agreement and unanimously recommends that ABC shareholders vote "FOR" the approval of the ABC merger proposal and the transactions contemplated by the merger agreement, and "FOR" the ABC adjournment proposal.
In reaching its decision to adopt and approve the merger agreement and to recommend that its shareholders approve the merger agreement, ABC's board of directors consulted with ABC's management, as well as ABC's financial and legal advisors, and considered a number of factors, including, but not limited to, the following material factors:
●
the positive effects on the businesses and future prospects of ABC and FNBC, going forward after the merger, which the board viewed favorably in view of Century Next's business and the business opportunities of the combined entities;

●
the expanded market footprint that the merger will create for both Bank of Ruston and FNBC, and the opportunities to take advantage of complementary aspects of dissimilar markets by combining FNBC's strong deposit base with Bank of Ruston's active and growing loan market;

●	the operational efficiencies to ABC and FNBC in the areas of regulatory compliance, information systems expense, and reduced redundancy in necessary outside services;

●	the board's view that the merger will allow FNBC to achieve desired strategic outcomes of growth without forfeiting its core values and responsibilities to its southeast Arkansas community;
●	the similar culture and work ethic of Bank of Ruston and FNBC as strong, aggressive institutions, each with a goal to be the best of the best in its individual community;
●
the depth of leadership and experience in the management of the combined institution, together with the ability to recruit in a larger, more dynamic market for the talent required to meet the future demands of the business;

●	the ongoing influence that management of ABC is expected to have following completion of the merger;
●	information concerning the financial condition, results of operations and business prospects of ABC and of Century Next, including the recent three-year growth of both companies;
●
the relative liquidity of the stock consideration to be received by ABC's shareholders in the merger as compared to the existing liquidity of shares of ABC's common stock, particularly in view of Century Next's stock being quoted on the OTC Pink marketplace, even though such trading is limited at this time;

●	the report and opinion presented by Southard Financial, ABC's independent financial advisor, as to the fairness, from a financial point of view, of the consideration to be paid to ABC's shareholders;
●
the risks of the type and nature described under "Cautionary Statement Regarding Forward-Looking Statements," "Risk Factors," and in filings of Century Next incorporated in this joint proxy statement/offering circular by reference;

●
the value and form of the consideration to be received by ABC's shareholders relative to the book value and earnings per share of ABC's common stock, and the board's view of Century Next's ability to produce long-term value for ABC's shareholders through the shares of Century Next common stock they will receive in the merger;

●	the alternatives to the merger, including remaining an independent institution or seeking a merger or strategic alliance with another financial institution;
●	the competitive and regulatory environment for financial institutions generally; and
●	the fact that the merger is structured as a tax-free reorganization with no immediate tax consequences to ABC's shareholders to the extent that they receive Century Next common stock in the merger.
The foregoing discussion of the information and factors considered by the ABC board of directors is not intended to be exhaustive but does include the material factors considered by the ABC board of directors in approving the merger.  In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, ABC's board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors.  Individual directors may have given different weights to different factors.  In addition, all members of the ABC board have entered into voting agreements requiring them to vote their shares of ABC common stock over which they have voting authority in favor of the merger agreement and the merger.
ABC's board of directors unanimously recommends that holders of ABC common stock vote "FOR" the merger agreement and the transactions contemplated by the merger agreement.
Opinion of ABC's Financial Advisor
The board of directors of ABC retained Southard Financial, in its capacity as a financial valuation and consulting firm, to render its opinion of the fairness, from a financial viewpoint, of the Agreement and Plan of Merger by and between Century Next Financial Corporation and Ashley Bancstock Company dated May 16, 2018 to the shareholders of ABC. Southard Financial is a financial valuation consulting firm specializing in the valuation of closely-held companies and financial institutions. Since its founding in 1987, Southard Financial has provided over 3,000 valuation opinions for clients in 43 states. Further, Southard Financial provides valuation services and fairness opinions for approximately 130 financial institutions annually.

Southard Financial acted as ABC's financial advisor in connection with the proposed merger. At a meeting on May 15, 2018, Southard Financial delivered its oral opinion to ABC's board of directors, which was subsequently confirmed in writing, that the merger's exchange ratio was fair to ABC's shareholders from a financial point of view. The full text of Southard Financial's opinion is attached as Annex C to this joint proxy statement/offering circular. The opinion was issued solely for the use and benefit of ABC's board of directors.

Southard Financial's written fairness opinion was issued on May 16, 2018, and it was based on financial data as of March 31, 2018 for ABC, Century Next, and their subsidiaries. It should be noted that no financial statements were provided for either ABC or Century Next beyond March 31, 2018. However, the merger agreement indicates that ABC and Century Next "…has suffered no Material Adverse Effect since December 31, 2017 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect."

Southard Financial reviewed the following information pertaining to ABC and Century Next:

●	Agreement and Plan of Merger by and between Century Next and ABC, dated May 16, 2018;

●	Consolidated Reports of Condition and Income of FNBC for the periods ended December 31, 2012-17 and March 31, 2018;

●	Uniform Bank Performance Report of FNBC for the periods ended December 31, 2012-17 and March 31, 2018;

●	Audited financial statements of ABC for the years ended December 31, 2012-17;

●	Internal financial statements of ABC for the period ended March 31, 2018;
●	Budgeted income statement of FNBC for the year ending December 31, 2018;

●	Strategic Plan Financial Projections of FNBC for the years ending December 31, 2018-20;

●	Consolidated Reports of Condition and Income of Bank of Ruston for the periods ended December 31, 2012-17 and March 31, 2018;

●	Uniform Bank Performance Report of Bank of Ruston for the periods ended December 31, 2012-17 and March 31, 2018;

●	Annual Reports of Century Next, including audited financial statements for the years ended December 31, 2012-17;

●	Internal financial statements of Century Next for the period ended March 31, 2018;

●	Budgeted financial statements of Century Next for the year ending December 31, 2018;

●	Projected financial statements of Century Next orporation for the years ending December 31, 2018-20;

●	Pro forma financial impact of the merger on Century Next based on certain assumptions provided by ABC's management team;

●	Historical price and trading activity for Century Next common stock; and

●	Additional pertinent information deemed necessary to render the opinion.

In connection with rendering its opinion, Southard Financial performed a variety of financial analyses. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgment and is not susceptible to partial analyses. In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of ABC and Century Next. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned greater significance than any other.

Proposed Merger and Pricing Ratios. Under the terms of the merger, the shareholders of ABC will receive consideration consisting of 1.8052 shares of Century Next common stock in exchange for each share of ABC common stock held. Given the 235,619 shares of ABC common stock outstanding, that equates to 425,339.4188 shares of Century Next common stock. At the most recent trading price of Century Next common stock ($30.00 per share as of the date of the merger agreement), that equates to an aggregate value of $12.76 million for ABC.

Southard Financial calculated the following implied transaction metrics:

Valuation Metric:	Per Share	Pricing Ratio
Book Value	$45.49	119%
Tangible Book Value	$45.49	119%
Actual Earnings (Annualized Q1 2018)	$8.30	6.53
Assets	$670.57	8.1%

Comparison with Recent Market Transactions. Southard Financial compared the pricing multiples implied by the terms of the transaction to the pricing multiples of whole bank transactions in the period leading up to the merger agreement. The most common pricing multiples for bank stocks are price/earnings, price/book value, price/tangible book value, and price/assets. To derive appropriate capitalization factors, Southard Financial relied upon recent whole bank transaction data provided by S&P Global. The analysis of the market data consisted of the following steps:

●
Gather price, earnings, book value, assets, performance ratios, and other data from November 1, 2017 through April 30, 2018 on all whole bank transactions in the S&P Global database. This period focuses on the period leading up to tax reform and the year-to-date period after tax reform.

●	Sort the list by size, performance, and asset quality.

●
Exclude all banks with assets above $300 million, all banks with ROAE below 5.00% or above 20.00%, all banks with a ratio of non-performing assets to total assets of over 2.50%, and all banks with negative book value or tangible book value.

●	Analyze trends and patterns in the market pricing multiples and make comparisons with ABC.

The result was 13 transactions with a wide range of pricing multiples: 7.37 – 38.12 times earnings; 123% – 214% of book value and tangible book value, and 12.2% – 44.6% of total assets. The pricing ratios and certain performance characteristics of the acquired institutions are shown below.

Buyer/Target	Deal Value/ Assets	Deal Value/ Book Value	Deal Value/ Tang. Book Value	Deal Value/ Earnings (TTM)	TA: Total Assets ($000)	TA: ROAA	TA: ROAE	TA: NPAs/ Assets
Summary Statistics:
Median	15.10	157.93	157.93	20.07	126,749	0.97	9.24	0.33
High	44.59	214.47	214.47	38.12	263,056	2.52	15.86	1.52
Low	12.21	123.49	123.49	7.37	46,432	0.67	5.68	0.00

Investor group/Bancorp of Lexington Inc.	15.89	149.58	149.58	20.07	263,056	0.82	7.99	0.00

SmartFinancial, Inc./Tennessee Bancshares, Inc.	13.04	142.43	153.21	14.81	243,865	0.94	9.25	0.59

Bank of Southern California, National Association/ Americas United Bank	17.78	144.27	146.01	24.53	235,231	0.76	6.37	0.25

Guaranty Bancshares, Inc./ Westbound Bank	15.48	191.68	191.68	21.62	228,037	0.75	6.68	0.00

Farmers & Merchants Bancorp/Bank of Rio Vista	21.75	174.24	174.24	21.73	218,638	1.01	8.01	0.00

First US Bancshares, Inc./Peoples Bank	15.10	162.00	162.00	11.07	155,191	1.46	15.86	0.06

Equity Bancshares, Inc./Adams Dairy Bancshares, Inc.	12.65	158.41	158.41	16.50	126,749	0.87	9.24	1.52

Ames National Corporation/Clarke County State Bank	13.54	133.33	133.33	11.20	110,808	1.26	11.93	1.06

Wamego Bancshares, Inc./St. Marys State Bank	14.61	123.49	123.49	17.82	95,823	1.21	10.54	0.71

CoastalSouth Bancshares, Inc./First Citizens Financial Corporation	12.21	150.49	150.49	29.29	95,008	0.67	7.98	0.93

Triumph Bancorp, Inc./Southern Colorado Corp.	14.89	176.70	176.70	30.12	87,295	0.97	10.70	0.43

Chebelle Corporation/Victor State Bank	15.67	157.93	157.93	7.37	53,409	2.52	9.40	0.00

Juniata Valley Financial Corp./ Liverpool Community Bank	44.59	214.47	214.47	38.12	46,432	1.16	5.68	0.33

While the actual reported transaction multiples are below the ranges for recent market transaction multiples, the shareholders of ABC could benefit from an increase in the value of Century Next's common shares in the future (as opposed to a cash transaction with no potential upside). If Century Next realizes the expected savings and revenue enhancements, the value of the consideration received by shareholders of ABC could increase significantly.

Finally, there have been no recent transactions in the common stock of ABC, other than the prior repurchases by ABC at tangible book value. The proposed transaction represents a substantial premium to the most recent repurchases by ABC ($39.51 per share in early 2017).

Pro Forma Analysis. Southard Financial relied on financial projections of ABC and Century Next for the years ending December 31, 2018‑20. Southard Financial also consulted with ABC's management to understand certain anticipated synergies resulting from the merger. Based on the projections and pro forma synergies, Southard Financial estimated the impact of the merger on Century Next's outstanding shares, book value, tangible book value, and earnings. Although the transaction is dilutive to Century Next's tangible book value per share, the transaction is expected to be significantly accretive to Century Next's earnings per share. Therefore, in our opinion, the market value of Century Next's common stock could increase substantially if the expected savings and revenue enhancements are realized.

Liquidity and Other Factors. ABC's shares are not traded on an exchange, and there are no market makers for ABC's common stock. However, periodic trades do occur. Also, ABC offered to repurchase its shares at a price equal to tangible book value on three occasions over the 2016-17 period. Otherwise, ABC's shareholders willing to dispose of their ABC stock must find a buyer or sell their stock to other shareholders in a private transaction. Shareholders with very small holdings may have periodic opportunities to sell their stock to ABC, but historically only at tangible book value. Although ABC shareholders will not receive cash in the merger (except for fractional shares), they will receive Century Next shares, which are traded on the OTC Pink Market under the ticker symbol CTUY. While a robust trading market for Century Next's shares does not exist, the transaction is expected to increase trading volume in Century Next stock. Therefore, liquidity is expected to be enhanced under the merger.

                 The transaction provides ABC with geographic diversification that would not likely be achieved on its own. ABC's current market has experienced deteriorating market dynamics over the past several years, including a substantial population decline, minimal commercial investment, and low per capita income. Further, Crossett only had one new non-public construction project in the past five years. The merger will combine the deposit base of ABC with the loan demand in Century Next's markets (higher population, growth, and per capita income), which should help drive the synergies noted above.

The transaction shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Therefore, the shareholders of ABC will not pay any capital gains tax as a result of the transaction, except as applicable for the cash received for fractional shares.

Price Performance of Century Next Subsequent to the Announcement of Transaction. Subsequent to the announcement of the transaction, the price of Century Next common shares ranged from $30.00 to $45.00 per share on limited trading volume (above historical and pre-Merger Agreement levels). Further, during the month of June the trading range was $35.00 to $41.00 per share. The higher trading price supports the analysis performed by Southard Financial and enhances the valuation ratios discussed above that were based upon the $30.00 per share price for Century Next.

Southard Financial's Relationship. Southard Financial is independent of the parties to the merger and its principals have no past, present, or future contemplated financial, equity, or other interest in Century Next or ABC. Finally, Southard Financial and its principals have no bias or conflict that could cause a question as to their independence or objectivity. In accordance with recognized professional ethics, Southard Financial's professional fees for this service are not contingent upon the opinion expressed herein or the consummation of the merger.

Interests of ABC's Directors and Executive Officers in the Merger
In considering the recommendation of the ABC board of directors with respect to the merger agreement, ABC shareholders should be aware that certain persons, including the directors and executive officers of ABC, have interests in the merger that are in addition to their interests as shareholders of ABC generally. The ABC board of directors was aware of these interests as well as others and considered them in approving the merger agreement and the transactions contemplated thereby.
Indemnification and Continued Director and Officer Liability Coverage.  From and after the effective time of the merger, Century Next has agreed to indemnify and hold harmless each person who is now, or who has been at any time before the effective time of the merger, an officer or director or employee of ABC and its subsidiaries against all losses, costs, damages or expenses incurred in connection with any claim, action, suit, proceeding or investigation that is a result of matters that existed or occurred at or before the effective time of the merger to the same extent as ABC currently provides for indemnification of its officers and directors.  In addition, Century Next has agreed to provide directors' and officers' liability insurance coverage for a period of six years following the effective time of the merger to the directors and officers of ABC immediately before the effective time of the merger under the directors' and officers' liability insurance policy currently maintained by ABC or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, except that Century Next is not required to incur an annual premium expense greater than 150% of ABC's current annual directors' and officers' liability insurance premium.
Paid Time-Off.  Century Next has agreed that ABC will pay to each of its employees, including executive officers, an amount equal in value to their accrued but unused paid time-off account. As of August 26, 2018, the unused paid time-off accounts of ABC's executive officers totaled $75,000 in the aggregate.
Director Appointments.  Century Next has agreed to take all actions necessary prior to the effective date of the merger to appoint three current ABC directors to the Century Next board of directors effective upon consummation of the merger. The directors to be appointed to Century Next's board are Messrs. Herbert R. Hutchison, C. Maxwell Pope and Michael F. Webb. The appointed directors will serve in such capacity for not less than a three-year period following the merger. Such directors will also be named to the board of directors of Bank of Ruston after consummation of the bank merger.

The non-employee directors of ABC to be appointed to the boards of directors of Century Next and Bank of Ruston will receive the same compensation for their services as all other directors of Century Next and Bank of Ruston. Non-employee directors of Century Next and Bank of Ruston currently receive a $625 annual retainer.  They also receive $250 for each regular meeting of Bank of Ruston's board attended, with the board chairman receiving $450 and $75 for each committee meeting attended, with the committee chairmen receiving $250.
Arkansas Advisory Board.  In connection with the merger, Bank of Ruston will establish an Arkansas advisory board with respect to its operations in the market area currently served by ABC. The advisory board will initially be comprised of the current FNBC directors who are not designated to serve on the board of directors of Bank of Ruston. Members of the Arkansas advisory board will be appointed for a term of two years, will be expected to meet monthly and will be paid $300 per meeting attended.
Board of Directors and Management of Century Next Following Completion of the Merger
Following completion of the merger and the bank merger, the directors and executive officers of Century Next and Bank of Ruston will be the directors and executive officers of Century Next and Bank of Ruston immediately prior to the merger and the bank merger except as noted below.
The merger agreement provides that Century Next and Bank of Ruston will increase the number of directors that will comprise each of their boards of directors and will elect, effective as of the effective time of the merger, three of the current directors of ABC to fill the vacancies created by such increase. The three new directors selected by Century Next, Messrs. Hutchison, Pope and Webb will be subject to Century Next's normal policies and procedures for director nominations. The three new directors will serve not less than one full three-year term, unless any of the new directors resigns, dies or is removed for cause.
Trading Markets for Century Next and ABC Common Stock
As of the date of this joint proxy statement/offering circular, Century Next's common stock is quoted on the OTCQX Best Market of the OTC Markets Group, Inc. under the symbol "CTUY." ABC's common stock is not listed on any national securities exchange or quoted on any interdealer quotation system. The shares of Century Next common stock issuable to holders of ABC common stock in the merger will be quoted on the OTCQX Best Market.
 Regulatory Approvals Required for the Merger
Each of Century Next and ABC has agreed to cooperate with the other and use all reasonable efforts to obtain all regulatory approvals and authorizations required to complete the transactions contemplated by the merger agreement, including the merger and the bank merger. As of the date of this joint proxy statement/offering circular, Century Next has received all required regulatory approvals, authorizations, and non-objections from the OCC and Federal Reserve Board.
Neither Century Next nor ABC is aware of any material governmental approvals or actions that are required for completion of the transactions other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Voting and Support Agreements
In connection with ABC's entry into the merger agreement, ABC's directors entered into voting and support agreements whereby the directors, in their capacities as ABC shareholders, have agreed to vote in favor of the approval of the merger agreement at the ABC special meeting, among other things. In the voting and support agreements, the directors of ABC have also agreed that, during the two-year period following consummation of the merger they will not, with certain exceptions, solicit the banking business of former customers of ABC within the State of Arkansas or the State of Louisiana, solicit for employment any employee of Bank of Ruston, as the surviving bank of the bank merger, or make disparaging remarks about Century Next, Bank of Ruston or any of their affiliates, directors or employees. The ABC directors who entered into the voting and support agreements own an aggregate of 42,287 shares, or 18.0% of the outstanding shares, of ABC common stock.

Dissenters' Rights

Under § 4-26-1011 of the Arkansas Business Corporation Act of 1965, holders of ABC common stock will be entitled to dissent from the merger and obtain payment in cash of the appraised fair value of such holders' shares of ABC common stock. Set forth below is a summary of the procedures that must be followed by holders of ABC common stock in order to perfect their dissenters' rights.  This summary should be read in conjunction with the text of Ark. Code Ann. Section 4-26-1011, a copy of which is included as Annex D to this joint proxy statement/offering circular.

In order to receive payment under these provisions, a dissenting shareholder must (i) deliver to ABC, before the special meeting, written notice of the shareholder's objection to the merger agreement, (ii) not vote the shareholder's shares in favor of the merger and (iii) within ten (10) days after the special meeting make a written demand on Century Next for payment of the fair value of the shares as of the day before the special meeting.  The demand must state the number of shares held by the dissenting shareholder.  If a shareholder fails to provide notice of dissent to the merger, votes in favor of the merger or fails to make a written demand for payment of fair value within the ten-day period, the shareholder will be bound by the terms of the merger and the shares of common stock owned by such holder will be converted into the right to receive the merger consideration.  While a vote in favor of the merger will waive a shareholder's dissenters' rights, a failure to vote against the merger will not constitute a waiver of a shareholder's dissenters' rights. A vote against the merger will not be deemed to satisfy any notice requirements under Ark. Code Ann. Section 4-26-1011.

Not later than ten (10) days following consummation of the merger, Century Next (as successor to ABC) will deliver a written dissenters' notice to all shareholders who timely provided an intent to demand payment and did not vote in favor of the merger.  If the dissenting shareholder and Century Next agree upon the value of the shares within thirty (30) days after the date of the merger, then payment shall be made within ninety (90) days of the merger.  After payment is made, the dissenting shareholder will cease to have any interest in the shares of ABC or Century Next.  If within the thirty-day period no agreement is reached as to the value of the dissenting shareholder's shares, the dissenting shareholder must file a petition in the Pulaski County Circuit Court within sixty (60) days after the expiration of the thirty-day period asking for a determination of the fair value of his shares.  The judgment will be final and is payable only upon and simultaneously with the surrender of the certificates representing the shares to Century Next.  If a dissenting shareholder fails to file a petition within the 60-day period, he and all persons claiming under him shall be bound by the terms of the merger agreement.

If an ABC shareholder complies with the dissenters' rights requirements, the fair value of the dissenting shareholder's shares, determined in the manner described above, and which may be more or less than the value of the merger consideration the shareholder would receive in the merger if the shareholder did not dissent, will be paid in cash.  This cash payment will be taxable to the dissenting shareholder in the same manner as if the dissenting shareholder had not exercised dissenters' rights.

THE MERGER AGREEMENT
The following describes certain aspects of the merger, including certain material provisions of the merger agreement.  The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/offering circular as Annex A and is incorporated by reference into this joint proxy statement/offering circular. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger.
Terms of the Merger
Each of the Century Next board of directors and the ABC board of directors has approved the agreement and plan of merger, which provides for Century Next's acquisition of ABC and the merger of ABC with and into Century Next and the merger of FNBC with and into Bank of Ruston. Each share of Century Next common stock issued and outstanding immediately prior to completion of the merger will remain issued and outstanding as one share of common stock of Century Next. Each share of ABC common stock issued and outstanding at the effective time of the merger (with the exception of shares of ABC common stock owned by shareholders exercising their dissenters' rights) will be converted into 1.8052 shares of Century Next common stock, as described below. See "— Merger Consideration."
The articles of incorporation and bylaws of Century Next as in effect at the time of the merger will be the articles of incorporation and bylaws of Century Next as the surviving entity after the completion of the merger.  The merger agreement provides that Century Next may change the method of effecting the merger. No such change will alter the amount or kind of merger consideration to be provided under the merger agreement, adversely affect the tax consequences to ABC shareholders, or materially jeopardize or delay obtaining consents or regulatory approvals relating to the merger, satisfaction of a closing condition or otherwise adversely affect ABC or ABC shareholders.
Closing and Effective Time of the Merger
The merger will be completed no later than the twentieth calendar day following the satisfaction or waiver of all conditions to the merger discussed in this joint proxy statement/offering circular and set forth in the merger agreement, or on such other date as may be agreed to in writing by the parties.  See "— Conditions to Complete the Merger."  The merger will become effective on the date and time specified in the articles of merger filed with the Secretary of State of the State of Louisiana and the Secretary of State of the State of Arkansas. It is currently anticipated that the effective time of the merger will occur in the fourth quarter of 2018, but Century Next and ABC cannot guarantee when or if the merger will be completed.
Merger Consideration
As a result of the merger, each ABC shareholder will have the right, with respect to each share of ABC common stock held (excluding shares of ABC common stock owned by shareholders exercising their dissenters' rights), to receive 1.8052 shares of Century Next common stock.
If the number of outstanding shares of Century Next common stock is changed as a result of a stock split, stock dividend, recapitalization, reclassification or similar transaction prior to the effective time of the merger, an appropriate and proportionate adjustment will be made to the exchange ratio.
Conversion of ABC Shares; Letter of Transmittal; Exchange of Certificates
The conversion of ABC common stock into the right to receive the stock merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after completion of the merger but in any event within five business days, the exchange agent will mail a letter of transmittal to each ABC shareholder, with instructions on how to exchange certificates representing shares of ABC common stock for the stock merger consideration to be received in the merger pursuant to the terms of the merger agreement. If a certificate for ABC shareholders common stock has been lost, stolen or destroyed, the exchange agent will issue the stock merger consideration properly payable under the merger agreement upon receipt of an affidavit as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification. Computershare, Inc., Century Next's transfer agent and registrar, will be the exchange agent in the merger and will receive letters of transmittal for the stock merger consideration and perform other duties as explained in the merger agreement.

Withholding
Each of Century Next and the exchange agent will be entitled to deduct and withhold from the consideration payable to any ABC shareholders such amounts as it is required to deduct and withhold under any federal, state, local or foreign tax law. If either of them withholds any such amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.
Dissenters' Rights
The shares of ABC stock that are held by an ABC shareholder who has perfected his or her dissenters' rights under applicable law will not be converted into, nor represent a right to receive, the stock merger consideration.  Instead, such shareholder will be entitled to the rights granted by the Arkansas Business Corporation Act. If any ABC shareholder withdraws or loses his or her dissenters' rights under the Arkansas Business Corporation Act, the shares of ABC common stock held by such shareholder will be converted into the right to receive the stock merger consideration in accordance with the merger agreement. See "The Merger – Dissenters' Rights."
Dividends and Distributions
Until ABC common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time of the merger with respect to Century Next common stock into which shares of ABC common stock may have been converted will accrue but will not be paid. Century Next will pay to former ABC shareholders any unpaid dividends or other distributions, without interest, only after they have surrendered their ABC stock certificates.
Representations and Warranties
The merger agreement contains customary representations and warranties of Century Next and ABC relating to their respective businesses. The representations must be true and correct in accordance with the materiality standards set forth in the merger agreement, as of the date of the merger agreement and at the effective date of the merger as though made at and as of such time (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date must be true and correct as of such date). The representations and warranties in the merger agreement do not survive the effective time of the merger.
Each of Century Next and ABC has made representations and warranties to the other regarding, among other things:
●	corporate matters, including due organization and qualification;
●	capitalization;
●	authority relative to execution and delivery of the merger agreement and the absence of breach or violations of organizational documents or other obligations as a result of the merger;
●	required governmental filings and consents;
●	the timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;
●	financial statements and the absence of undisclosed liabilities;
●	tax matters;

●	the absence of circumstances and events reasonably likely to have a material adverse effect on their respective businesses;
●	ownership of property and insurance coverage;
●	legal proceedings;
●	compliance with applicable law;
●	employee matters, including employee benefit plans;
●	brokers, finders and financial advisors;
●	environmental matters;
●	loan related matters;
●	availability of corporate documents;
●	related party transactions;
●	the vote required of their respective shareholders to approve the merger;
●	intellectual property and certain types of contracts;
●	risk management instruments;
●	information supplied; and
●	investment securities portfolios.
ABC has also made additional representations and warranties to Century Next regarding its material contracts, real estate leases, bank regulatory reports, deposits, receipt of fairness opinion from its financial advisor and its trust preferred securities.
Century Next also has made representations and warranties to ABC regarding the shares of Century Next common stock to be issued in the merger and that they will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.
The representations and warranties described above and included in the merger agreement were made by Century Next and ABC to each other. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by Century Next and ABC in connection with negotiating the terms of the merger agreement (including by reference to information contained in disclosure schedules delivered by the parties under the merger agreement), and may have been included in the merger agreement for the purpose of allocating risk between Century Next and ABC rather than to establish matters as facts. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/offering circular and in the documents incorporated by reference into this joint proxy statement/offering circular.
Covenants and Agreements
Each of Century Next and ABC has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, each of Century Next and ABC has agreed to operate its respective business in the usual, regular and ordinary course of business, use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and voluntarily take no action that would materially and adversely affect the ability to obtain any regulatory approvals required for the merger or materially affect its ability to perform its covenants under the merger agreement.

In addition, ABC has agreed that, with certain exceptions and except with Century Next's prior written consent (which is not to be unreasonably withheld, conditioned or delayed), ABC will not, and will not permit any of its subsidiaries to, among other things, undertake the following extraordinary actions:
●
declare or pay any dividends or distributions on its capital stock except for the first and second quarter of 2018, provided, however, that in the event the effective time does not occur on or prior to the first to occur of (i) the record date for the cash dividend on Century Next common stock or (ii) December 31, 2018, then ABC will be permitted to pay an additional cash dividend of $0.50 per share to its shareholders of record as of the earlier of the closing date and December 31, 2018;

●
repurchase, redeem or acquire any shares of its common stock, split, combine or reclassify any shares of capital stock or issue, deliver or sell any shares of ABC capital stock or securities convertible into any such shares or any rights, warrants or options with respect to ABC capital stock;

●	amend its articles of incorporation or its bylaws;
●	make any capital expenditures other than ordinary course expenditures or those which are necessary to maintain existing assets in good repair;
●	enter into any new line of business;
●	acquire, by merger, consolidation or purchase of a substantial equity interest in or a substantial portion of the assets of, or otherwise, any material corporation or other business organization;
●	take any action that would reasonably jeopardize or materially delay the receipt of regulatory approval necessary for the consummation of the merger;
●	take any action that may reasonably be expected to result in any of its representations or warranties becoming untrue or any of the conditions to the merger not being satisfied;
●	change its accounting practices, except as required by GAAP or law, or enter into any agreement or arrangement with respect to taxes;
●	adopt, amend or terminate any employee benefit plan or adopt, amend or terminate any agreement, arrangement, plan or policy between ABC or FNBC and any director, officer or employee;
●	increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement currently in effect;
●
other than in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its assets, properties or other rights or agreements provided, however, that in no event shall ABC sell, transfer or dispose of, in whole or in part, any loans held by ABC or FNBC regardless of whether such loans are held in portfolio or are designated as held for sale;

●
other than in the ordinary course of business consistent with past practice, incur or assume any indebtedness for borrowed money, engage in any repurchase transactions, or guarantee or otherwise become responsible for the obligations of any third party;

●	change its existing deposit policy or incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice;
●	accept any brokered deposits;

●	sell, purchase, enter into a lease, relocate, open or close any office or file any application pertaining to such action with any regulatory agency;
●	change any of its loan policies, including credit underwriting criteria, or make any material exceptions thereto;
●	purchase or agree to purchase any loans or mortgage loan servicing rights;
●	create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for property or services;
●	adopt a plan of liquidation or dissolution or fail to maintain in good standing its corporate existence;
●	hire or appoint any new executive officer or director;
●	settle or pay any uninsured legal action;
●	fail to conduct a Phase I environmental study before foreclosing on any parcel of commercial real property;
●	acquire any non-agency mortgage-backed or related securities;
●	fail to take any action required by any bank regulator; or
●	agree to do any of the foregoing.
ABC and FNBC also agreed to take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt ABC, FNBC, the merger, the merger agreement and the transactions contemplated by the merger agreement from any provisions of an anti-takeover nature contained in ABC's or FNBC's organizational documents, and the provisions of any applicable federal or state anti-takeover laws and regulations. ABC also has agreed to transfer all of its managed assets held in trust accounts to another qualified institution prior to the consummation of the merger.
Each of Century Next and ABC has agreed to additional covenants which include, among other things, commitments to provide certain financial and regulatory information upon request and maintain insurance in reasonable amounts.
Century Next has further agreed that Century Next will:
●
take all reasonable action so that FNBC employees continuing after the merger are entitled to participate in the Century Next compensation and benefit plans to the same extent as similarly situated employees of Century Next, as further detailed in the merger agreement;

●
for determining eligibility and vesting for certain Century Next employee benefit plans (and, with certain exceptions, not for benefit accrual purposes) provide credit for meeting eligibility and vesting requirements in such plans for service as an employee of ABC or any predecessor of ABC;

●	honor the terms of all ABC compensation and benefit plans set forth in the disclosure schedules of the merger agreement;
●
in the event of terminating the health plans of ABC, Century Next shall make available to continuing employees and their dependents health plans of Century Next on the same basis it provides coverage to Century Next employees, as further detailed in the merger agreement;

●
indemnify, defend and hold harmless all current and former officers and directors of ABC against all claims that arise out of the fact that such person is or was a director or officer of ABC or its subsidiaries and that relate to any matter of fact existing at or prior to the merger, to the fullest extent as would have been permitted by ABC under Arkansas law and under ABC's articles of incorporation and bylaws;

●	in certain circumstances, make proper provision so that successors and assigns of Century Next shall assume the obligations set forth in these covenants;
●
maintain, for six years following the merger, ABC's current directors' and officers' liability insurance policies covering the officers and directors of ABC with respect to matters occurring at or prior to the merger, except that Century Next may substitute similar policies, and that Century Next is not required to spend more than 150% of the annual cost currently expended by ABC in order to obtain this insurance;

●	other than the exercise of outstanding options in accordance with their terms, not to issue shares of Century Next common stock except after receipt of fair market value consideration;
●	establish an Arkansas Advisory Board for Bank of Ruston to include directors of ABC or FNBC;
●	declare and pay a $0.20 per share cash dividend during the quarter ended December 31, 2018 and a ten percent (10%) stock dividend promptly following the closing date; and
●	reserve a sufficient number of shares of its common stock.
The merger agreement also contains mutual covenants relating to the preparation of this joint proxy statement/offering circular, the regulatory applications and the holding of the special meetings of Century Next and ABC shareholders, respectively, access to information and public announcements with respect to the transactions contemplated by the merger agreement. The parties also agreed to use commercially reasonable efforts to take all actions needed to obtain necessary governmental and third-party consents and to consummate the transactions contemplated by the merger agreement and to not take any action that would or could reasonably be expected to disqualify the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.
Shareholder Meetings
Century Next and ABC have agreed to hold a meeting of their respective shareholders as soon as is promptly practicable after the offering statement of which this joint proxy statement/offering circular is a part, is qualified by the SEC. Each of Century Next's and ABC's board of directors has agreed to recommend that their respective shareholders vote in favor of the approval of the merger agreement.
Agreement Not to Solicit Other Offers
ABC has agreed that it, its subsidiaries and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents will not, directly or indirectly, (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an "acquisition proposal" as defined in the merger agreement; (b) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Century Next) any information or data with respect to ABC or any of its subsidiaries or otherwise relating to an acquisition proposal; (c) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which ABC is a party; or (d) enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.  Any violation of the foregoing restrictions by ABC or any ABC representative, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of ABC or otherwise, shall be deemed to be a breach of the merger agreement by ABC.  The merger agreement required ABC and its subsidiaries to, and to cause each of ABC representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any persons with respect to any existing or potential acquisition proposal.

In the merger agreement:
"acquisition proposal" means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Century Next), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an "acquisition transaction."
"acquisition transaction" means (a) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving ABC or any of its subsidiaries; (b) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of ABC or any of its subsidiaries representing, in the aggregate, 25% or more of the assets of ABC and its subsidiaries on a consolidated basis; (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 25% or more of the votes attached to the outstanding securities of ABC or any of its subsidiaries; (d) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 25% or more of any class of equity securities of ABC or any of its subsidiaries; or (e) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
ABC may, however, participate in discussions with, and may furnish information to, a third party in connection with a bona fide unsolicited acquisition proposal if, and only if:
●	ABC has received a bona fide unsolicited written acquisition proposal that did not result from a breach of the merger agreement;
●
the board of directors of ABC determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such acquisition proposal constitutes a "superior proposal;"

●
prior to furnishing or affording access to any information or data with respect to ABC or any of its subsidiaries or otherwise relating to an acquisition proposal, ABC receives from such person a confidentiality agreement with terms no less favorable to ABC than those contained in the confidentiality agreement between ABC and Century Next; and

●
the board of directors of ABC determines in good faith, after consultation with and having considered the advice of its outside legal counsel, that the failure to take any such actions would be reasonably likely to violate its fiduciary duties under applicable laws.

ABC has also agreed to promptly provide to Century Next any non-public information about ABC that it provides to the third party making the proposal, to the extent such information was not previously provided to Century Next.
In the merger agreement:
"superior proposal" means any unsolicited bona fide written proposal (on its most recently amended or modified terms, if amended or modified made by a third party to enter into an acquisition transaction on terms that the board of directors of ABC reasonably determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and its financial advisor, (a) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of ABC common stock or all, or substantially all, of the assets of ABC and its subsidiaries on a consolidated basis; (b) would result in a transaction that (i) involves consideration to the holders of the shares of ABC common stock that is more favorable than the aggregate of the stock merger consideration to be paid to ABC's shareholders pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered, any regulatory approvals or other risks associated with the timing of the proposed transaction in addition to those specifically contemplated by the merger agreement, and which proposal is not conditioned upon obtaining additional financing and (ii) is, in light of the other terms of such proposal, more favorable to ABC than the merger and the transactions contemplated by the merger agreement; and (c) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

In addition, ABC has agreed that it will not:
●
withdraw, qualify or modify in a manner adverse to Century Next, its recommendation to its shareholders to approve the merger agreement, except to the extent otherwise permitted and described below; or

●	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal other than with respect to the Century Next merger.
Up until the time of the ABC shareholder meeting, however, ABC may withdraw, qualify or modify its recommendation to ABC shareholders to approve the merger agreement, or take any of the other actions listed above in this paragraph with respect to another acquisition proposal if, but only if:
●
the ABC board of directors has reasonably determined in good faith, after consultation with and having considered the advice of its outside legal counsel and financial advisor that the failure to take such actions would be reasonably likely to result in a violation of the board's fiduciary duties to ABC's shareholders under applicable law;

●
it has provided at least three business days' prior notice to Century Next of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the board of directors of ABC in response to an acquisition proposal, the latest material terms and conditions of, and the identity of the third party making, any such acquisition proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances); and

●
after taking into account any adjusted, modified or amended terms as may have been committed to by Century Next in writing, the ABC board of directors has again in good faith determined that it would nevertheless be reasonably likely to result in a violation of the board of directors' fiduciary duties under applicable law to continue to recommend the merger agreement.

Expenses and Fees
In general, each of Century Next and ABC will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement.
Indemnification and Insurance
The merger agreement requires Century Next to indemnify ABC's and FNBC's current and former directors, officers and employees to the fullest extent as would have been permitted under applicable law and the ABC articles of incorporation, bylaws or similar governing documents. The merger agreement provides that in the event of any threatened or actual claim, action, suit, proceeding or investigation in which any person who is or has been a director or officer of ABC or is threatened to be made party based in whole or in part on, or arising in whole or in part out of the fact that he or she is or was a director or officer of ABC or FNBC or predecessors and pertaining to any matter of fact arising, existing or occurring at or before the effective time of the merger (including the merger and the merger agreement), Century Next will defend against and respond thereto.
Century Next has agreed to indemnify and hold harmless each such indemnified party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees), judgments, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit proceeding or investigation. The merger agreement also requires that Century Next provide advancement of expenses to, all past and present officers, directors and employees of ABC and FNBC in their capacities as such against all such losses, claims, damages, costs, expenses, liabilities, judgments or amounts paid in settlement to the fullest extent permitted by the Arkansas Business Corporation Act and ABC's articles of incorporation and bylaws.

The merger agreement provides that Century Next will maintain for a period of six years after completion of the merger ABC's current directors' and officers' liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, except that Century Next is not required to incur an annual premium expense greater than 150% of ABC's current annual directors' and officers' liability insurance premium.
Conditions to Complete the Merger
Completion of the merger is subject to the fulfillment of certain conditions, none of which may be waived, including:
●	the approval of the merger agreement by the shareholders of each of Century Next and ABC;
●
the absence of any law, statute, rule, regulation, judgment, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement;

●
the receipt and effectiveness of all required governmental and other approvals, authorizations and consents on terms and conditions that would not have a material adverse effect on Century Next or ABC, and the expiration of all related waiting periods required to complete the merger (all necessary regulatory waivers, approvals, authorizations and non-objections from the OCC and the Federal Reserve Board have been received as of the date of this joint proxy statement/offering circular);

●
the qualification of the offering statement of which this joint proxy statement/offering circular is a part with respect to the Century Next common stock to be issued in the merger and the absence of any stop order or proceedings initiated or threatened by the SEC or any state securities commissioner (with respect to any applicable state securities laws) for that purpose; and

●	the receipt by Century Next of a legal opinion with respect to certain United States federal income tax consequences of the merger.
Each of Century Next's and ABC's obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions including:
●	the absence of a material adverse effect on the other party;
●
the truth and correctness of the representations and warranties of each other party in the merger agreement, subject generally to the materiality standard provided in the merger agreement, and the performance by each other party in all material respects of their obligations under the merger agreement and the receipt by each party of certificates from the other party to that effect;

●	performance of all obligations in all material respects;
●	obtaining all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the merger;
●	holders of no more than ten percent (10%) of the issued and outstanding shares of ABC shall have exercised their statutory appraisal right pursuant to the merger agreement prior to the merger; and
●	Century Next having delivered the stock merger consideration to the exchange agent.
Century Next and ABC cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/offering circular, Century Next and ABC have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement
The merger agreement can be terminated at any time prior to completion by mutual consent or by either party in the following circumstances:
●
if there is a breach by the other party that would cause the failure of the closing conditions, unless the breach is capable of being, and is, cured within 30 days of notice of the breach and the terminating party is not itself in material breach;

●	if the merger has not been completed by March 31, 2019, unless the failure to complete the merger by that date was due to the terminating party's action or inaction;
●	if the shareholders of either ABC or Century Next fail to approve the merger agreement at their respective special meetings;
●	if any of the required regulatory approvals are denied (and the denial is final and non-appealable); or
●
if any court of competent jurisdiction or governmental authority issues an order, decree, ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger (and such order, decree, ruling or action is final and non-appealable).

In addition, Century Next's board of directors may terminate the merger agreement if the ABC board of directors receives a superior proposal and enters into a letter of intent, agreement in principle or an acquisition agreement with respect to such proposal, withdraws its recommendation of the merger agreement, fails to make such a recommendation or modifies or qualifies its recommendation, in a manner adverse to Century Next, or has otherwise made a determination to accept such proposal.
Further, ABC's board of directors may terminate the merger agreement if ABC has received a superior proposal and has made a determination to accept such proposal.
If the merger agreement is terminated, it will become void, and there will be no liability on the part of Century Next or ABC, except that both Century Next and ABC will remain liable for any willful breach of the merger agreement and designated provisions of the merger agreement, including the payment of fees and expenses, and the confidential treatment of information and publicity restrictions, will survive the termination.
Termination Fee
ABC will be obligated to pay Century Next a termination fee of $550,000 in the event that the merger agreement is terminated:
●
by Century Next because ABC has received a superior proposal and ABC entered into an acquisition agreement with respect to the superior proposal, terminated the merger agreement, or withdrew the ABC recommendation to its shareholders, failed to make the ABC recommendation or modified or qualified the ABC recommendation in a manner adverse to Century Next;

●	by ABC because ABC received and made a determination to accept a superior proposal; or
●
where ABC enters into a definitive agreement relating to an acquisition proposal or the consummation of an acquisition proposal involving ABC within twelve (12) months after the occurrence of any of the following: (a) the termination of the merger agreement by Century Next pursuant to a willful material breach of a representation, warranty, covenant or other agreement by ABC, or (b) the failure of the shareholders of ABC to approve the merger agreement after the public disclosure or public awareness of an acquisition proposal.

Amendment, Waiver and Extension of the Merger Agreement
Subject to applicable law, the parties may amend the merger agreement by written agreement between Century Next and ABC executed in the same manner as the merger agreement.
At any time prior to the completion of the merger, each of the parties, by action taken or authorized by their respective board of directors, to the extent legally allowed, may:
●	extend the time for the performance of any of the obligations or other acts of the other party;
●	waive any inaccuracies in the representations and warranties of the other party; or
●	waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.
However, after any approval of the merger agreement by the respective shareholders of Century Next or ABC, there may not be, without further approval of such shareholders, any amendment which applicable provisions of law requires further approval by such shareholders unless such further shareholder approval is obtained.
ACCOUNTING TREATMENT
The merger will be accounted for as a "business combination," as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes, with Century Next treated as the acquiror. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of ABC as of the effective time of the merger will be recorded at their respective fair values and added to those of Century Next. Any excess of purchase price over the fair values of net identifiable, tangible and intangible assets and liabilities is recorded as goodwill. Consolidated financial statements of Century Next issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of ABC.
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following summary describes generally the material U.S. federal income tax consequences of the merger to "U.S. holders" (as defined below) of ABC common stock that exchange their shares of ABC common stock for the stock merger consideration in the merger. The following discussion is based upon the Internal Revenue Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this joint proxy statement/offering circular. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.
The following discussion applies only to U.S. holders of shares of ABC common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Internal Revenue Code, partnerships, S corporations or other pass-through entities or investors in pass-through entities, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, holders whose functional currency is not the U.S. dollar, holders who hold shares of ABC common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who actually or constructively own more than 5% of ABC common stock, retirement plans and individual retirement accounts, and holders who acquired their shares of ABC common stock through the exercise of a stock option, through a tax-qualified retirement plan or otherwise as compensation).

For purposes of this discussion, the term "U.S. holder" means a beneficial owner of ABC common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds ABC common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds ABC common stock, and any partners in such partnership, should consult their own tax advisors about the tax consequences of the merger to them.
Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within Century Next's or ABC's control. You should consult with your own tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.
Tax Consequences of the Merger Generally
In connection with the filing with the SEC of the offering statement on Form 1-A of which this joint proxy statement/offering circular is a part, Silver, Freedman, Taff & Tiernan LLP, tax counsel to Century Next, has rendered its tax opinion to Century Next addressing the U.S. federal income tax consequences of the merger as described below. The discussion below of the material United States federal income tax consequences of the merger serves, insofar as such discussion constitutes statements of United States federal income tax law or legal conclusions, as the opinion of Silver, Freedman, Taff & Tiernan LLP as to the material United States federal income tax consequences of the merger to the U.S. holders of ABC common stock. In rendering its tax opinion, Silver, Freedman, Taff & Tiernan LLP relied upon representations and covenants, including those contained in certificates of officers of Century Next and ABC, reasonably satisfactory in form and substance to such counsel. If any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. A copy of the tax opinion is attached as Exhibit 8.1 to the offering statement on Form 1-A.
The parties intend for the merger to qualify as a "reorganization" for U.S. federal income tax purposes. It is a condition to the obligations of Century Next that it receive an opinion from Silver, Freedman, Taff & Tiernan LLP, with such opinion to be dated and based on the facts and law existing as of the closing date of the merger, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. Century Next does not currently intend to waive this opinion condition to its obligation to consummate the merger. If Century Next waives this opinion condition after the date of this joint proxy statement/ offering circular, and if the tax consequences of the merger to ABC shareholders have materially changed, Century Next and ABC will recirculate appropriate soliciting materials to resolicit the votes of ABC shareholders. The closing opinion will be based on representation letters provided by Century Next and ABC as of the closing date of the merger and on customary factual assumptions.
The opinion described above will not be binding on the Internal Revenue Service, which is referred to as the IRS, or any court. Century Next and ABC have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

The remainder of this discussion assumes that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, in which case neither Century Next nor ABC will recognize any gain or loss as a result of the merger and U.S. holders of ABC common stock, upon exchanging their ABC common stock for Century Next common stock, generally will not recognize gain or loss, except with respect to cash received instead of a fractional share of Century Next common stock (as discussed below).
The aggregate tax basis of the Century Next common stock that an ABC shareholder receives in the merger, including any fractional shares deemed received and redeemed for cash as described below, will equal your aggregate adjusted tax basis in the shares of ABC common stock surrendered in the merger. The holding period for the shares of ABC common stock received in the merger (including any fractional share deemed received and redeemed for cash as described below) will include such shareholder's holding period for the shares of ABC common stock surrendered in the merger. Holders should consult their tax advisors regarding the manner in which shares of Century Next common stock should be allocated among different blocks of their ABC common stock surrendered in the merger. The basis and holding period of each block of Century Next common stock will be determined on a block-for-block basis depending on the basis and holding period of the blocks of ABC common stock exchanged for such block of Century Next common stock.
Cash Instead of Fractional Shares
If you receive cash instead of a fractional share of Century Next common stock, you will be treated as having received such fractional share of Century Next common stock pursuant to the merger and then as having received cash in exchange for such fractional share of Century Next common stock. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the basis in your fractional share of Century Next common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for such fractional share (including the holding period of shares of ABC common stock surrendered therefor) exceeds one year.
Net Investment Income Tax
A holder that is an individual is subject to a 3.8% tax on the lesser of: (1) his or her "net investment income" for the relevant taxable year, or (2) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual's U.S. federal income tax filing status). Estates and trusts are subject to similar rules. Net investment income generally would include any capital gain recognized in connection with the merger (including any gain treated as a dividend), as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual. Holders should consult their tax advisors as to the application of this additional tax to their circumstances.
Possible Treatment of Merger as a Taxable Transaction
The IRS may determine that the merger does not qualify as a nontaxable reorganization under Section 368(a) of the Internal Revenue Code. In that case, each ABC shareholder would recognize a gain or loss equal to the difference between the (1) the sum of the fair market value of Century Next common stock received by the ABC shareholder in the merger, and (2) the ABC shareholder's adjusted tax basis in the shares of ABC common stock exchanged therefor.
Information Reporting and Backup Withholding
Non-corporate holders of ABC common stock may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24 percent) on any cash payments received. Such shareholders will not be subject to backup withholding, however, if they:
●	furnish a correct taxpayer identification number, certify that they are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or
●	provide proof that they are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against U.S. federal income tax liability, provided such shareholder timely furnishes the required information to the IRS.
Certain Reporting Requirements
If a U.S. holder that receives Century Next common stock in the merger is considered a "significant holder," such U.S. holder will be required (1) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder's tax basis in, and the fair market value of, the ABC common stock surrendered by such U.S. holder, and (2) to retain permanent records of these facts relating to the merger. A "significant holder" is any ABC shareholder that, immediately before the merger, (a) owned at least 1% (by vote or value) of the outstanding stock of ABC, or (b) owned ABC securities with a tax basis of $1.0 million or more.
Dissenters' Rights
If you are a holder of ABC common stock and you perfect your dissenters' rights under Arkansas law with respect to your shares of such stock, you will generally recognize capital gain or loss equal to the difference between the amount of cash received in exchange for those shares and your tax basis in those shares. Any taxable gain or loss to a shareholder on the exchange of ABC common stock for cash will generally be treated as either long-term or short-term capital gain or loss depending on such shareholder's holding period for such stock. The tax consequences of cash received may vary depending upon your individual circumstances. Each holder of ABC common stock who contemplates exercising statutory dissenters' rights should consult its tax adviser as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.
Consequences to Century Next and ABC
Each of Century Next and ABC will be a party to the merger within the meaning of Section 368(b) of the Code, and neither Century Next nor ABC will recognize any gain or loss as a result of the merger.
The discussion of material U.S. federal income tax consequences in this joint proxy statement/offering circular is for general information purposes only and is not tax advice. Holders of ABC common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.
INFORMATION ABOUT CENTURY NEXT
The following provides additional information regarding Century Next and should be read in conjunction with Century Next's financial statements and the notes thereto beginning on page F-1 and the other information on Century Next included elsewhere herein.

General

Century Next was organized by Bank of Ruston in June 2010 to facilitate the conversion of Bank of Ruston from the mutual to the stock form of ownership. Century Next is a savings and loan holding company regulated by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board" or "FRB").

Bank of Ruston, as a federally chartered savings bank, is subject to federal regulation and oversight by the Office of the Comptroller of the Currency (the "OCC") extending to all aspects of its operations.  Bank of Ruston also is subject to regulation and examination by the Federal Deposit Insurance Corporation (the "FDIC"), which insures the deposits of Bank of Ruston to the maximum extent permitted by law, and requirements established by the FRB.  Federally chartered savings institutions are required to file periodic reports with the OCC and are subject to periodic examinations by the OCC and the FDIC.  The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations.  Such regulation and supervision primarily is intended for the protection of depositors and not for the purpose of protecting shareholders.

Federal law provides the federal banking regulators, including the OCC and FDIC, with substantial enforcement powers.  The OCC's enforcement authority over all savings institutions includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions.  In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices.  Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OCC.  Any change in such regulations, whether by the FRB, FDIC, OCC or Congress, could have a material adverse impact on Century Next and Bank of Ruston and their operations.

Bank of Ruston provides a variety of financial services primarily to individual customers through its main office and one branch in Ruston, Louisiana and one branch office in Monroe, Louisiana.  Bank of Ruston's primary deposit products are checking accounts, money market accounts, interest bearing savings and time deposits.  Its primary lending products are residential mortgage loans.  Bank of Ruston provides services to customers in the Ruston, Monroe and surrounding areas.

Century Next's operations are subject to customary business risks associated with activities of a financial institution holding company.  Some of those risks include competition from other financial institutions and changes in economic conditions, interest rates and regulatory requirements.

Market Area and Competition

Bank of Ruston has two banking offices located in Lincoln Parish and one banking office in Ouachita Parish in central northern Louisiana and its market area includes the contiguous parishes of Claiborne, Bienville, Union, Jackson, Caldwell, Richland, and Morehouse Parishes.  Century Next faces significant competition in originating loans and attracting deposits.  This competition stems primarily from commercial banks and mortgage-banking companies.  Within its market area, eleven other banks, and credit unions are operating.  Many of the financial service providers operating in its market area are significantly larger, and have greater financial resources, than Century Next.  Century Next faces additional competition for deposits from short-term money market funds and other corporate and government securities funds, mutual funds and from other non-depository financial institutions such as brokerage firms and insurance companies.

Lending Activities

General.  At December 31, 2017, Century Next's net loan portfolio amounted to $237.5 million, representing approximately 83.7% of its total assets at that date.  Century Next's principal lending activity is the origination of one- to four-family residential loans, commercial real estate loans and, to a lesser extent, commercial non-real estate loans, land, residential construction loans, home equity lines of credit, multi-family loans, agricultural loans, and consumer non-real estate loans.  At December 31, 2017, one- to four-family residential loans, including loans held for sale, were $106.9 million or 44.6% of total loans, commercial real estate loans were $64.0 million or 26.8% of total loans, commercial loans were $19.1 million or 8.0% of total loans, land loans were $16.1 million or 6.7% of total loans, residential construction loans were $11.7 million or 4.9% of total loans, home equity lines of credit were $5.7 million or 2.4% of total loans, multi-family residential loans were $5.4 million or 2.3% of the total loans, agricultural loans were $5.3 million or 2.2% of total loans, and consumer non-real estate loans were $5.2 million or 2.2% of total loans.

The types of loans that Century Next may originate are subject to federal and state laws and regulations. Interest rates charged on loans are affected principally by the demand for such loans, the supply of money available for lending purposes and the rates offered by Century Next's competitors. These factors are, in turn, affected by general and economic conditions, the monetary policy of the federal government, including the FRB, legislative and tax policies, and governmental budgetary matters.

As a federally-chartered savings bank, Bank of Ruston is subject to a regulatory loans-to-one borrower limit.  As of December 31, 2017, Bank of Ruston's loans-to-one borrower limit was $4.2 million.  At December 31, 2017, Bank of Ruston's five largest loans or groups of loans-to-one borrower, including related entities, aggregated $3.01 million, $2.99 million, $2.95 million, $2.82 million and $2.81 million.  Each of Bank of Ruston's five largest loans or groups of loans was performing in accordance with its terms at December 31, 2017.

Loan Portfolio Composition.  The following table shows the composition of Century Next's loan portfolio by type of loan at the dates indicated.

	December 31,
	2017		2016		2015		2014		2013
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
Loans secured by real estate:
Residential 1-4 family – held for sale	$497	0.21%	$2,888	1.42%	$1,081	0.62%	$1,162	0.81%	$675	0.58%
Residential 1-4 family	106,364	44.43	85,752	42.27	61,583	35.49	49,640	34.63	43,395	37.25
Commercial	64,043	26.75	57,268	28.23	48,986	28.23	39,595	27.62	34,489	29.60
Multi-family	5,415	2.26	3,221	1.59	4,137	2.38	4,076	2.84	4,404	3.78
Agricultural	4,573	1.91	2,134	1.05	2,544	1.47	-	0.00	-	0.00
Land	16,130	6.74	15,960	7.87	16,244	9.36	13,987	9.76	9,007	7.73
Residential construction	11,666	4.87	5,521	2.72	3,140	1.81	4,373	3.05	2,273	1.95
Home equity lines of credit	5,658	2.36	5,946	2.93	5,421	3.12	3,340	2.33	1,670	1.43
Total	214,346	89.53	178,690	88.09	143,136	82.48	116,173	81.04	95,913	82.32
Commercial loans	19,098	7.98	18,337	9.04	25,231	14.54	22,261	15.53	16,380	14.06
Agricultural loans	758	0.32	782	0.39	880	0.51	-	0.00	-	0.00
Consumer loans, including overdrafts of $94 and $65	5,215	2.18	5,043	2.49	4,289	2.47	4,925	3.44	4,214	3.62
Total loans	239,417	100.00%	202,852	100.00%	173,536	100.00%	143,359	100.00%	116,507	100.00%
Less: Allowance for loan losses	(1,968)		(1,366)		(983)		(743)		(551)
Net Loans	$237,449		$201,486		$172,553		$142,616		$115,956

Origination of Loans.  Century Next's lending activities are subject to the written underwriting standards and loan origination procedures established by the board of directors and management. Loan originations are obtained through a variety of sources, primarily existing customers as well as new customers obtained from referrals and local advertising and promotional efforts. In addition, Bank of Ruston's loan officers actively solicit new loans throughout Bank of Ruston's local market area. Written loan applications are taken by Bank of Ruston's loan officers or through submission to Bank of Ruston's website and reviewed by the loan committee of the board of directors. The loan officer also supervises the procurement of credit reports, appraisals and other documentation involved with a loan.  In accordance with its lending policy and loan underwriting standards, Century Next obtains independent outside appraisals on its real estate loans that exceed $250,000.  In-house appraisal valuations are permitted in the lending policy for consumer-based loans under $250,000 or loans with loan-to-value ratios lower than supervisory limits. Borrowers must also obtain flood insurance policies when the property is in a flood hazard area. Bank of Ruston has entered into correspondent loan sales agreements with several mortgage companies to purchase most of Bank of Ruston's long-term fixed rate owner-occupied residential mortgage loan originations.

Bank of Ruston's loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the value of the property that will secure the loan.  Loans up to Bank of Ruston's lending limit, which as of December 31, 2017 was $16.3 million, are approved by the loan committee of the Board of Directors currently consisting of all current directors.  The Chief Executive Officer, Chief Credit Officer, and Senior Lending Officer/Market President are each authorized to approve loans up to $1.0 million or 3.9% of Bank of Ruston's capital at December 31, 2017.  All loan requests in excess of $50,000 are submitted and reviewed weekly by the loan committee.  The senior loan officer is an ex officio non-voting member of the board loan committee and serves as chairman.  Exceptions for loan limits will be approved by management as authorized by the Board of Directors.

          The following table shows Century Next's total loans originated, purchased, sold and repaid during the periods indicated. The loans sold, reflected in the table, all consist of one-to four-family residential loans.

	Years Ended December 31,
	2017	2016	2015
	(In thousands)
Residential 1-4 family - held for sale	$30,315	$27,494	$18,586
Residential 1-4 family	73,245	69,181	30,646
Commercial	24,572	24,929	24,058
Multi-family	4,602	2,447	2,792
Agricultural	2,525	529	707
Land	14,031	8,383	11,258
Residential construction	12,427	4,749	4,823
Home equity lines of credit	3,024	2,856	3,017
Commercial loans	10,419	13,378	14,642
Agricultural loans	488	15	1,171
Consumer loans	5,096	4,372	3,518
Total loan originations	180,744	158,333	115,218
Loans purchased	-	-	-
Loans sold	32,704	34,202	18,667
Loan principal repayments	111,475	94,815	66,374
Total loans sold and principal repayments	144,179	129,017	85,041
Net increase in total loans	$36,565	$29,316	$30,177

Although federal laws and regulations permit savings banks to originate and purchase loans secured by real estate located throughout the United States, Bank of Ruston concentrates its portfolio lending activity to its primary market area in Lincoln and Ouachita Parishes, Louisiana and the surrounding area.

Contractual Terms to Final Maturities.  The following table shows the scheduled contractual maturities of Century Next's loans as of December 31, 2017, before giving effect to the allowance for loan losses.  Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less.  The amounts shown below do not take into account loan prepayments.

	Due In
	1 year	Over 1 to	More than
	or less	5 years	5 years	Total
	(In thousands)
Residential 1-4 family	$24,189	$77,023	$5,649	$106,861
Commercial real estate	19,024	39,887	5,132	64,043
Multi-family real estate	-	5,415	-	5,415
Agricultural real estate	1,457	3,116	-	4,573
Land	8,505	7,625	-	16,130
Residential construction real estate	11,666	-	-	11,666
Home equity lines of credit	1,578	4,080	-	5,658
Commercial loans	7,509	9,627	1,962	19,098
Agricultural loans	746	12	-	758
Consumer loans	1,896	3,176	143	5,215
Total	$76,570	$149,961	$12,886	$239,417

The following table shows the dollar amount of Century Next's loans at December 31, 2017, due after December 31, 2018, as shown in the preceding table, which have fixed interest rates or which have floating or adjustable interest rates.

	December 31, 2017
	Fixed	Variable	Total
	(In thousands)
Residential 1-4 family	$77,887	$4,785	$82,672
Commercial real estate	41,861	3,158	45,019
Multi-family real estate	5,415	-	5,415
Agricultural real estate	3,106	10	3,116
Land	7,318	307	7,625
Residential construction real estate	-	-	-
Home equity lines of credit	4,080	-	4,080
Commercial loans	9,808	1,781	11,589
Agricultural loans	12	-	12
Consumer loans	3,319	-	3,319
Total	$152,806	$10,041	$162,847

Scheduled contractual maturities of loans do not necessarily reflect the actual expected term of the loan portfolio.  The average life of mortgage loans is substantially less than their average contractual terms because of prepayments. The average life of mortgage loans tends to increase when current mortgage loan rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on current mortgage loans are lower than existing mortgage loan rates (due to refinancing of fixed-rate loans at lower rates). Under the latter circumstance, the weighted average yield on loans decreases as higher yielding loans are repaid or refinanced at lower rates.

One- to Four-Family Residential Real Estate Loans.  Century Next's principal lending activity is the origination of loans secured by single-family residences. At December 31, 2017, $106.9 million or 44.6% of total loans consisted of one- to four-family residential loans originated for portfolio and held for sale, including both owner occupied and non-owner, occupied properties.

It is Century Next's policy to originate owner occupied loans as a first lien position which may, although rarely, be up to Bank of Ruston's legal lending limit, which at December 31, 2017, was $4.2 million.  Century Next originates fixed-rate residential mortgage loans with terms of 15 or 30 years, the majority of which Century Next sells into the secondary market. The loans Century Next originates and holds in its portfolio primarily consist of short-term fixed rate loans with terms of three to five years and principal due at stated maturity. Such loans are amortizing over 10-20 years and Century Next generally expects that many such borrowers will refinance with Bank of Ruston at the end of the term as Bank of Ruston provides a streamlined refinancing process for the loan. Century Next's residential loan portfolio includes both owner occupied and non-owner occupied properties. All of Century Next's non-owner, occupied properties are generally financed with short-term 3 to 5-year loans and have loan-to-value ratios not to exceed 85%.  Mortgages without private mortgage insurance are generally limited to 80%, or less, of the appraised value, or purchase price, of the secured real estate property.  Exceptions to this policy may be approved by the management loan committee.

Century Next's guidelines for credit quality generally parallel the Federal National Mortgage Corporation, commonly called Fannie Mae, and the Federal Home Loan Mortgage Corporation, commonly called Freddie Mac, secondary market guidelines including income ratios and credit scores.

Commercial Real Estate.  As of December 31, 2017, loans secured by commercial real estate were $64.0 million, or 26.8% of total loans.  Although commercial real estate is generally considered to have greater credit risk than certain other types of loans, management attempts to mitigate such risk by originating such loans in its local market area to known borrowers.  Century Next's commercial real estate loans primarily consist of owner-occupied business and retail properties.

It is Century Next's current policy to lend in a first lien position on real property occupied as a commercial business property or mixed use properties.  As of December 31, 2017,  Century Next's commercial loans are limited to Bank of Ruston's legal lending limit of $4.2 million to individual borrowers and related parties.  Commercial real estate (CRE) loans are limited to a maximum of 85% of the lesser of appraised value or purchase price and primarily have fixed-rates and terms up to five years, however, approximately 6.0% of the current balance of CRE loans have fixed rates and terms over five years.  Century Next originates few adjustable-rate commercial real estate loans.  If the collateral consists of special purpose fixed assets, the maximum loan-to-value ratio is adjusted down based on the estimated cost to convert the property to general use.  Extended amortization schedules up to 20 years may be offered if justified by the borrower's financial strength and/or low loan-to-value ratio.  Rate commitments are primarily limited to 5 years with adjustments thereafter based on a negotiated rate or spread relative to a market index.  Commercial real estate loans are presented to the applicable loan committee for review and approval, including analysis of the creditworthiness of the borrower.

Multi-family Residential Loans.  Century Next originates multi-family residential loans in its local market area primarily consisting of apartment rental properties.  At December 31, 2017, Century Next's multi-family residential loans totaled $5.4 million, or 2.3% of total loans.  Multi-family residential loans may have loan-to-value ratios of up to 80% and terms up to five years.  Century Next requires rental and cash flow data sufficient to cover the loan repayment as well as identify a secondary source of repayment, other than the sale of the collateral.  Century Next's policy requires multi-family residential loans in excess of $250,000 to be reviewed on an annual basis with updated documentation.

Land Loans.  As of December 31, 2017, land loans were $16.1 million, or 6.7% of the total loan portfolio.  Land loans include land which has been acquired for the purpose of development, unimproved land and land acquired for agriculture or timber.  Century Next's loan policy provides for loan-to-value ratios of up to 75% on improved land or land acquired for development and 65% for unimproved land loans.  Land loans are originated with fixed rates and terms up to five years.  Although land loans generally are considered to have greater credit risk than certain other types of loans, Century Next attempts to mitigate such risk by identifying secondary source of repayment for the land loan other than the sale of the collateral.  It is Century Next's practice to only originate a limited amount of loans for speculative development to borrowers with whom Century Next has a prior relationship.  Century Next's policy requires land loans in excess of $250,000 to be reviewed on an annual basis with updated documentation.

Residential Construction Loans.  Century Next primarily originates residential construction loans with loan-to-value ratios of up to 80%, with a firm commitment or takeout letter from a mortgage lender which is sufficient to pay off the loan.  A significant amount of Century Next's residential construction loans is to the primary owners of the property, although to a lesser extent, Century Next also lends to builders in its local market area. Loans for the substantial renovation of an existing home are underwritten and administered as construction loans.  At December 31, 2017, $11.7 million, or 4.9% of Century Next's total loan portfolio consisted of residential construction loans.

Home Equity Loans and Lines of Credit.  Century Next originates second mortgage residential loans and home equity lines of credit to finance minor renovations and repairs as well as for other consumer or investment purposes.  Second mortgage loans and home equity lines of credit are primarily extended when Bank of Ruston holds the first mortgage on the collateral and are generally limited to loan-to-value ratios of 80% or less. At December 31, 2017, $5.7 million, or 2.4% of Century Next's total loans consisted of home equity loans and lines of credit.

Commercial Business Loans. Century Next originates commercial business loans secured by inventory and accounts receivable with terms up to five years.  Century Next's commercial business loans are to various types of business, including manufacturing, retail and service industries. Loan-to-value ratios for inventory range from 50% to 75% depending on the type and expected life.  Accounts receivable have loan-to-value ratios between 50% to 75% depending on the type of credit. At December 31, 2017, $19.1 million, or 8.0% of Century Next's total loan portfolio consisted of commercial business loans.

Consumer Non-real estate Loans.  Century Next originates consumer non-real estate loans that have terms up to five years and generally higher interest rates than residential mortgage loans.  The consumer loans offered by Bank of Ruston consist of loans secured by deposit accounts with Bank of Ruston, automobile loans and other chattels such as boats, motor homes, trailers and consumer rubber tire tractors.  Bank of Ruston will make unsecured consumer loans to customers with an established history of performance and capacity for repayment. At December 31, 2017, Century Next's consumer loans totaled $5.2 million, or 2.2% of total loans.

Loan Origination and Other Fees.  In addition to interest earned on loans, Century Next may also receive loan origination fees or "points" for originating loans.  Loan points are a percentage of the principal amount of the mortgage loan and are charged to the borrower in connection with the origination of the loan.

Asset Quality

General. Century Next's collection procedures provide that when a loan is 30 and 60 days past due, a notice is sent to the borrower.  Borrowers who are 61-89 days delinquent will be sent a letter advising that payments must be received by the last day of the month. For those who are 90 days delinquent, a demand letter is sent by Bank of Ruston giving them 10 days within which the loan must be brought current.  Customers who have not responded to the 90-day demand letter will receive an attorney's letter advising them to bring the loan current.  Late charges will be assessed based on the number of days specified in the note beyond the due date.  The board of directors is notified of all delinquencies ninety days past due.  In most cases, deficiencies are cured promptly.  While Bank of Ruston generally prefers to work with borrowers to resolve such problems, Bank of Ruston will institute foreclosure or other collection proceedings when necessary to minimize any potential loss.

As required under OCC guidelines, a loan is placed on non-accrual status when the following conditions occur: 1) it is maintained on a cash basis because of deterioration in the financial condition of the borrower, 2) payment in full of principal or interest is not expected, or 3) principal or interest has been in default for a period of 90 days or more unless the asset is both well secured and in the process of collection.  When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income.

Real estate acquired by Bank of Ruston as a result of foreclosure or by deed-in-lieu of foreclosure is classified as other real estate owned until sold.  Century Next did not have any other real estate owned at December 31, 2017.  Other real estate owned at December 31, 2016 was $48,000.  Century Next had no other foreclosed assets at December 31, 2017 or 2016.

Delinquent Loans.  The following table shows the delinquencies in Century Next's loan portfolio as of the dates indicated.

	December 31, 2017				December 31, 2016
	30-89 Days		90 Days or more		30-89 Days		90 Days or more
	Number	Balance	Number	Balance	Number	Balance	Number	Balance
	(Dollars in thousands)
Loans secured by real estate:
Residential 1-4 family	1	$143	4	$678	2	$39	3	$678
Commercial	1	9	-	-	-	-	-	-
Multi-family	-	-	-	-	-	-	-	-
Agricultural	-	-	-	-	-	-	-	-
Land	1	27	-	-	-	-	-	-
Residential construction	-	-	-	-	1	28	-	-
Home equity lines of credit	-	-	-	-	-	-	-	-
Totals by loans secured by real estate	3	179	4	678	3	67	3	678
Commercial loans	2	556	-	-	-	-	2	27
Agricultural loans	-	-	-	-	-	-	-	-
Consumer loans	4	27	2	8	4	19	5	85
Total delinquent loans	9	$762	6	$686	7	$86	10	$790

Delinquent loans to total net loans		0.32%		0.29%		0.04%		0.39%

Non-performing Assets. The following table shows the amounts of Century Next's non-performing assets, which include non-accruing loans, accruing loans 90 days or more past due, and other foreclosed assets at the dates indicated. Century Next did not have any troubled debt restructurings at any of the dates indicated.

	Year Ended December 31,
	2017	2016	2015	2014	2013
	(Dollars in thousands)
Non-accruing loans:
Residential 1-4 family real estate	$269	$879	$829	$570	$52
Commercial real estate	-	-	-	9	-
Multi-family real estate	-	-	-	-	-
Agricultural real estate	-	-	-	-	-
Land	-	-	18	20	-
Residential construction real estate	-	-	-	-	-
Home equity lines of credit	30	-	-	-	-
Commercial loans	-	35	11	49	-
Agricultural	-	-	-	-	-
Consumer loans	8	85	22	5	6
Total	307	999	880	653	58
Accruing loans 90 days or more past due
Residential 1-4 family real estate	$442	$-	$-	$-	$-
Commercial real estate	-	-	-	-	-
Multi-family real estate	-	-	-	-	-
Agricultural real estate	-	-	-	-	-
Land	-	-	29	-	-
Residential construction real estate	-	-	-	-	-
Home equity lines of credit	-	-	-	-	-
Commercial loans	-	-	-	21	23
Agricultural	-	-	-	-	-
Consumer loans	-	-	-	7	18
Total	442	-	29	28	41
Total non-performing loans	$749	$999	$909	$681	$99
Other foreclosed assets(1)	-	48	109	20	-
Total non-performing assets	$749	$1,047	$1,018	$701	$99

Total non-performing loans as a percentage of net loans	0.32%	0.50%	0.53%	0.48%	0.09%
Total non-performing loans as a percentage of total assets	0.26%	0.42%	0.43%	0.40%	0.07%
Total non-performing assets as a percentage of total assets	0.26%	0.44%	0.48%	0.41%	0.07%
___________________
(1)          Other foreclosed assets consist solely of residential real estate.

For the year ended December 31, 2017, gross interest income of $43,000 would have been recorded on non-accruing loans under their original terms, if the loans had been current throughout the period. No interest income was recorded on non-accruing loans during the year ended December 31, 2017.

Classified Assets.  Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a higher possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "special mention" also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified as loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution's classifications and amounts reserved.

At December 31, 2017, Century Next had $339,000 of assets classified substandard and no assets classified doubtful or loss. Non-performing loans at December 31, 2017, included $307,000 of classified assets, for which there was no related allowance for loan loss. Century Next had an additional $2.0 of assets designated as special mention at December 31, 2017.

Allowance for Loan Losses.  At December 31, 2017, Century Next's allowance for loan losses amounted to $2.0 million.  The allowance for loan losses is maintained at a level believed, to the best of management's knowledge, to cover all known and inherent losses in the portfolio both probable and reasonable to estimate at each reporting date.  The level of allowance for loan losses is based on management's periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing conditions.  Bank of Ruston is primarily engaged in originating single-family residential loans secured by owner occupied and non-owner occupied properties and commercial loans to known borrowers in Bank of Ruston's market area.  Century Next's management considers the deficiencies of all classified loans in determining the amount of allowance for loan losses required at each reporting date.  Management analyzes the probability of the correction of the classified loans' weaknesses and the extent of any known or inherent losses that Bank of Ruston might sustain on them.

While management believes that it determines the size of the allowance based on the best information available at the time, the allowance will need to be adjusted as circumstances change and assumptions are updated. Future adjustments to the allowance could significantly affect net income.

The following table shows changes in Century Next's allowance for loan losses during the periods presented.

	Year Ended December 31,
	2017	2016	2015	2014	2013
	(Dollars in thousands)
Total loans outstanding at end of period	$239,417	$202,852	$173,536	$143,359	$116,507
Average loans outstanding	219,076	192,231	150,363	128,633	102,806
Allowance for loan losses, beginning of period	1,366	983	743	551	374
Provision for loan losses	645	480	288	192	174
Charge-offs:
Residential 1-4 family real estate	-	(3)	-	-	-
Commercial real estate	-	-	(12)	-	-
Multi-family real estate	-	-	-	-	-
Agricultural real estate	-	-	-	-	-
Land	-	-	-	-	-
Residential construction real estate	-	-	-	-	-
Home equity lines of credit	-	-	-	-	-
Commercial loans	(11)	(95)	(33)	-	-
Agricultural	-	-	-	-	-
Consumer loans	(32)	(3)	(9)	-	(1)
Total charge-offs	(43)	(101)	(54)	-	(1)
Recoveries of loans previously charged-off	-	4	6	-	4
Allowance for loan losses, end of period	$1,968	$1,366	$983	$743	$551
Allowance for loan losses as a percent of total loans	0.82%	0.67%	0.57%	0.52%	0.47%
Allowance for loan losses as a percent of non-performing loans	262.91%	136.74%	108.14%	109.10%	556.57%
Ratio of net charge-offs to average loans outstanding	0.02%	0.05%	0.03%	0.00%	0.00%

The following table shows how Century Next's allowance for loan losses is allocated by type of loan at each of the dates indicated.

	Year Ended December 31,
	2017		2016		2015		2014		2013
		Category		Category		Category		Category		Category
	Amount of	as a % of	Amount of	as a % of	Amount of	as a % of	Amount of	as a % of	Amount of	as a % of
	Allowance	Loans	Allowance	Loans	Allowance	Loans	Allowance	Loans	Allowance	Loans
	(Dollars in thousands)
Residential 1-4 family real estate	$920	44.63%	$658	43.70%	$370	36.11%	$283	35.44%	$219	37.83%
Commercial real estate	537	26.75	332	28.23	271	28.23	206	27.62	164	29.60
Multi-family real estate	36	2.26	5	1.59	27	2.38	19	2.84	18	3.78
Agricultural real estate	31	1.91	23	1.05	13	1.47	-	0.00	-	0.00
Land	109	6.74	84	7.87	78	9.36	65	9.76	37	7.73
Residential construction real estate	78	4.87	34	2.72	20	1.81	20	3.05	10	1.95
Home equity lines of credit	58	2.36	44	2.93	31	3.12	15	2.33	7	1.43
Commercial loans	147	7.98	129	9.04	145	14.54	112	15.53	77	14.06
Agricultural	5	0.32	4	0.39	4	0.51	-	0.00	-	0.00
Consumer loans	47	2.18	53	2.49	24	2.47	23	3.44	19	3.62
Total	$1,968	100.00%	$1,366	100.00%	$983	100.00%	$743	100.00%	$551	100.00%

Century Next regularly reviews the loan portfolio and make provisions for loan losses in order to maintain the allowance for loan losses in an amount management believes to be appropriate to absorb probable losses on existing loans. The allowance for loan losses consists primarily of two components: (1) specific allowances established for impaired loans and (2) general allowances established for loan losses on a portfolio basis for loans that do not meet the definition of impaired loans. A loan is deemed impaired when, based on current information, it is probable that Century Next will be unable to collect all amounts due under the loan contract.  If impairment is determined, Century Next will measure that impairment and create a specific valuation allowance for each such loan. General allowances are established for the remainder of the loan portfolio which is separated by category and, with respect to non-homogenous loans, further broken down into one of three risk classifications Century Next has assigned to the loan.  Appropriate provisions for each category are calculated taking total loans by type and/or risk class and applying the historical four-year charge off percentage for that category plus a current economic adjustment percentage.  The economic adjustment used at each quarterly review period is analyzed to ensure that it is appropriate and reasonable based on current trends and economic conditions.  Following the quarterly allowance for loan loss analysis, Century Next will make additional loan loss provisions, if warranted, or assign unallocated provisions to the allowance account.

Investment Activities

General.  Century Next's investment policy is designed primarily to manage the interest rate sensitivity of its assets and liabilities, to generate a favorable return without incurring undue interest rate and credit risk, to complement its lending activities and to provide and maintain liquidity.

At December 31, 2017, the market value of Century Next's investment securities portfolio, consisting of both debt and equity securities, amounted to $2.6 million, or 0.9% of total assets at such date. The largest component of Century Next's total securities portfolio was state and municipal securities, which, at market value, amounted to $695,000 or 26.5% of the market value of the securities portfolio at December 31, 2017.  The market value of mortgage-backed securities amounted to $471,000 or 18.0% of the market value of the securities portfolio at December 31, 2017.  The remainder of Century Next's securities portfolio amounting to $1.5 million or 55.5% of the portfolio at December 31, 2017 was equity securities consisting of FHLB and correspondent bank stock.

At December 31, 2017, Century Next had total gross unrealized gains of $29,000 and no gross unrealized losses on its investment securities portfolio. Such unrealized gains and losses reflect increases and decrease in market value of securities as a result of changes in market rates of interest.

Management classifies debt securities as available for sale, held to maturity, or trading, at the time of acquisition.  Debt securities classified as held to maturity must be purchased with the intent and ability to hold that security until its final maturity and can be sold prior to maturity only under rare circumstances.  Held to maturity securities are accounted for based upon the historical cost of the security.  Available for sale securities can be sold at any time based upon needs or market conditions.  Available for sale securities are accounted for at fair value, with unrealized gains and losses on these securities, net of income tax provisions, reflected in retained earnings as accumulated other comprehensive income.  At December 31, 2017, Century Next had debt securities classified as available for sale with a market value of $471,000, debt securities classified as held to maturity carried at an amortized cost of $686,000, and no securities classified as trading.

Century Next does not purchase mortgage-backed derivative instruments that would be characterized "high-risk" under Federal banking regulations at the time of purchase, nor does it purchase corporate obligations which are not rated investment grade or better.

Century Next's mortgage-backed securities consist primarily of mortgage pass-through certificates issued by the Government National Mortgage Association ("GNMA" or "Ginnie Mae"), Fannie Mae or Freddie Mac.  At December 31, 2017, all of its mortgage-backed securities were issued by the GNMA, Fannie Mae or Freddie Mac and Century Next held no mortgage-backed securities from private issuers.

Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities.  There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer.  In addition, the market value of such securities may be adversely affected by changes in interest rates.

Ginnie Mae is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs.  Ginnie Mae securities are backed by loans insured by the Federal Housing Administration or guaranteed by the Veterans Administration.  The timely payment of principal and interest on Ginnie Mae securities is guaranteed by Ginnie Mae and backed by the full faith and credit of the U.S. Government.  Freddie Mac is a private corporation chartered by the U.S. Government.  Freddie Mac issues participation certificates backed principally by conventional mortgage loans.  Freddie Mac guarantees the timely payment of interest and the ultimate return of principal on participation certificates.  Fannie Mae is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans.  Fannie Mae guarantees the timely payment of principal and interest on Fannie Mae securities.  Freddie Mac and Fannie Mae securities are not backed by the full faith and credit of the U.S. Government, but because Freddie Mac and Fannie Mae are U.S. Government-sponsored enterprises, these securities are considered to be among the highest quality investments with minimal credit risks. In September 2008, the Federal Housing Finance Agency was appointed as conservator of Fannie Mae and Freddie Mac. The U.S. Department of the Treasury agreed to provide capital as needed to ensure that Fannie Mae and Freddie Mac continue to provide liquidity to the housing and mortgage markets.

Investment and Mortgage-backed Securities Portfolios.  The following table sets forth certain information relating to Century Next's investment and mortgage-backed securities portfolios and Century Next's investment in FHLB stock and other equity securities at the dates indicated.

	December 31,
	2017		2016		2015
	Amortized Cost	Market Value	Amortized Cost	Market Value	Amortized Cost	Market Value
	(In thousands)
Securities Available-for-Sale:
U.S. Government agency	$-	$-	$-	$-	$-	$-
Government-sponsored enterprises	-	-	-	-	3,200	3,172
State and municipal	-	-	50	50	100	101
Mortgage-backed securities	451	471	573	604	823	868
Total Available-for-Sale Securities	451	471	623	654	4,123	4,141
Securities Held-to-Maturity:
U.S. Government agency	$-	$-	$3	$3	$9	$9
State and municipal	686	695	1,188	1,182	1,189	1,201
Total Held-to-Maturity Securities	686	695	1,191	1,185	1,198	1,210
Total debt securities	1,137	1,166	1,814	1,839	5,321	5,351
FHLB Stock	1,137	1,137	895	895	887	887
Other equity investments	320	320	320	320	320	320
Total equity securities	1,457	1,457	1,215	1,215	1,207	1,207
Total debt and equity securities	$2,594	$2,623	$3,029	$3,054	$6,528	$6,55

The following table sets forth the amount of investment securities which mature during each of the periods indicated and the weighted average and tax-equivalent yields for each range of maturities at December 31, 2017.

	Amounts at December 31, 2017, Maturing In
	1 year or less	Over 1 year to 5 years	Over 5 years to 10 years	Over 10 years	Total
	(Dollars in thousands)
Securities Available-for-Sale, at fair value:
U.S. Government agency	$-	$-	$-	$-	$-
Government-sponsored enterprises	-	-	-	-	-
State and municipal	-	-	-	-	-
Mortgage-backed securities	-	2	140	329	471
Total Available-for-Sale Securities	$-	$2	$140	$329	$471
Weighted-average yield	-%	2.38%	4.46%	3.22%	3.58%
Tax-equivalent yield at 34% tax rate	-%	2.38%	4.46%	3.22%	3.58%
Securities Held-to-Maturity at amortized cost:
U.S. Government agency	$-	$-	$-	$-	$-
State and municipal	-	-	333	353	686
Total Held-to-Maturity Securities	$-	$-	$333	$353	$686
Weighted-average yield	-%	-%	2.38%	3.40%	2.91%
Tax-equivalent yield at 34% tax rate	-%	-%	3.61%	5.16%	4.41%
Total debt securities	$-	$2	$473	$682	$1,157
Weighted-average yield	-%	2.38%	2.97%	3.32%	3.17%
Tax-equivalent yield at 34% tax rate	-%	2.38%	3.85%	4.24%	4.08%

The following table sets forth the composition of Century Next's mortgage-backed securities portfolio at each of the dates indicated.

	December 31,
	2017	2016	2015
	(In thousands)
Fixed-rate:
Available-for-sale, at fair value	$12	$66	$3,291
Held-to-maturity	686	1,191	1,198
Total fixed-rate	698	1,257	4,489
Adjustable-rate:
Available-for-sale, at fair value	459	588	850
Held-to-maturity	-	-	-
Total adjustable-rate	459	588	850
Total mortgage-backed securities	$1,157	$1,845	$5,339

Sources of Funds

General.  Deposits, consisting primarily of customer deposits, are the primary source of Bank of Ruston's funds for lending and other investment purposes. In addition to deposits, FHLB advances along with brokered deposits and principal and interest payments on loans may be used as sources of funds for lending. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions.  Borrowings consists primarily of advances from the Federal Home Loan Bank (FHLB) of Dallas and may be used on a short-or long-term basis to compensate for reductions in the availability of funds from other sources and as a tool to help manage liquidity and interest rate risk.

Deposits.  Deposits are attracted by Bank of Ruston principally from Lincoln and Ouachita Parishes in Louisiana.  Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.  Bank of Ruston does not typically solicited deposits from outside Louisiana, however, the Bank does utilize brokered certificates of deposits from various investment services to supplement liquidity and use as an alternate source of funding.

Interest rates, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Management determines the rates and terms based on rates paid by competitors, the need for funds or liquidity, growth goals and federal regulations.  Century Next attempts to control the flow of deposits by pricing its accounts to remain generally competitive with other financial institutions in its market area.

The following table shows the distribution of, and certain other information relating to, Century Next's deposits by type of deposit, as of the dates indicated.

	Years Ended December 31,
	2017		2016		2015
	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
Time deposits:
0.00% - 0.99%	$31,241	13.71%	$71,313	37.27%	$58,283	35.80%
1.00% - 1.99%	50,947	22.35	10,499	5.49	7,125	4.38
2.00% - 2.99%	6,944	3.05	3,083	1.61	1,410	0.87
3.00% - 3.99%	350	0.15	350	0.18	350	0.21
Total time deposits	$89,482	39.26%	$85,245	44.55%	$67,168	41.26%

Demand and savings:
Noninterest-bearing demand deposits	$23,817	10.45%	$17,723	9.26%	$18,466	11.34%
Interest-bearing demand deposits	72,665	31.88	48,910	25.56	41,021	25.20
Money market	12,872	5.65	13,668	7.14	11,978	7.36
Savings	29,086	12.76	25,815	13.49	24,171	14.85
Total demand and savings	$138,440	60.74%	$106,116	55.45%	$95,636	58.74%
Total deposits	$227,922	100.00%	$191,361	100.00%	$162,804	100.00%

The following table shows the average balance of each type of deposit and the average rate paid on each type of deposit for the periods indicated.

	Year Ended December 31,
	2017			2016			2015
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Expense	Rate Paid	Balance	Expense	Rate Paid	Balance	Expense	Rate Paid
	(Dollars in thousands)
Interest-bearing demand and savings:
Interest-bearing demand deposits	$60,871	$447	0.73%	$45,375	$219	0.48%	$32,822	$129	0.39%
Money market	13,442	35	0.26	12,679	32	0.25	11,760	29	0.25
Savings	27,831	119	0.43	25,105	105	0.42	23,167	95	0.41
Time deposits	88,494	855	0.97	75,755	589	0.78	58,966	397	0.67
Total demand and savings	190,637	1,456	0.76%	158,914	945	0.59%	126,715	650	0.51%
Noninterest-bearing demand deposits	20,556	-	-	18,213	-	-	15,452	-	-
Total deposits	$211,193	$1,456	0.69%	$177,127	$945	0.53%	$142,167	$650	0.46%

The following table presents the amount of time deposits at December 31, 2017 by interest rate categories and maturities.

	Balance at December 31, 2017
	Maturing in the 12 Months Ending December 31,
	2018	2019	2020	Thereafter	Total
	(Dollars in thousands)
Time deposits:
0.00% - 0.99%	$26,907	$3,937	$301	$96	$31,241
1.00% - 1.99%	40,836	4,922	4,023	1,166	50,947
2.00% - 2.99%	-	1,232	2,217	3,495	6,944
3.00% - 3.99%	350	-	-	-	350
Total time deposits	$68,093	$10,091	$6,541	$4,757	$89,482

The following table shows the maturities of Century Next's time deposits of $100,000 or more at December 31, 2017 by time remaining to maturity.

	At December 31, 2017
		Weighted
Quarter Ending:	Amount	Average Rate
	(Dollars in thousands)
March 31, 2018	$11,639	0.98%
June 30, 2018	12,808	1.11
September 30, 2018	10,602	1.17
December 31, 2018	7,039	1.23
After December 31, 2018	11,929	1.53
Total	$54,017	1.20%

Borrowings.  Century Next may obtain advances from the Federal Home Loan Bank of Dallas upon the security of the common stock it owns in that bank and certain of its residential mortgage loans and mortgage-backed and other investment securities, provided certain standards related to creditworthiness have been met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Federal Home Loan Bank advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending.

As of December 31, 2017, Century Next was permitted to borrow up to an aggregate total of $96.6 million from the Federal Home Loan Bank of Dallas.  Century Next had Federal Home Loan Bank advances outstanding at December 31, 2017 of $25.4 million.  Additionally, at December 31, 2017, Bank of Ruston was a party to a Master Purchase Agreement with First National Bankers Bank whereby Bank of Ruston may purchase Federal Funds from First National Bankers Bank in an amount not to exceed $7.5 million.  There were no amounts purchased under this agreement as of December 31, 2017.

In addition to FHLB advances, Century Next's borrowings may include securities sold under agreements to repurchase.  Repurchase agreements are contracts for the sale of securities owned or borrowed by Bank of Ruston, with an agreement to repurchase those securities at an agreed upon price and date.  Century Next uses repurchase agreements as an investment vehicle for its commercial sweep checking product.  Century Next enters into securities repurchase agreements with its commercial checking account customers under a sweep account arrangement.  Account balances are swept on a daily basis into mortgage-backed securities purchases from Century Next, which Century Next agrees to repurchase as the checking account is drawn upon by the customer.  At December 31, 2017, Century Next had no securities repurchase agreements outstanding.

The following table shows certain information regarding Century Next's borrowings at or for the dates indicated:

	At or For the Year Ended
	December 31,
	2017	2016	2015
	(Dollars in thousands)
FHLB advances and other borrowings:
Average balance outstanding	$20,272	$21,887	$10,490
Maximum amount outstanding at any month-end during the period	25,384	20,179	23,222
Balance outstanding at end of period	25,384	20,179	23,222
Average interest rate during the period	1.00%	0.44%	0.30%
Weighted average interest rate at end of period	1.54%	0.52%	0.44%

Subsidiaries

At December 31, 2017, Century Next had one subsidiary, Bank of Ruston.

Total Employees

Bank of Ruston had 57 full-time equivalent employees at December 31, 2017. None of these employees are represented by a collective bargaining agreement, and Bank of Ruston believes that it enjoys good relations with its personnel.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CENTURY NEXT

Overview

Century Next's profitability depends primarily on net interest income, which is the difference between interest income earned on interest-earning assets, principally loans, and interest expense paid on interest-bearing liabilities, principally deposits.  Net interest income is dependent upon the level of interest rates and the extent to which such rates are changing. Century Next's profitability also depends, to a lesser extent, on interest-earning deposits in other institutions, non-interest income, borrowings from the Federal Home Loan Bank of Dallas, provision for loan losses, non-interest expenses and federal income taxes.

For Bank of Ruston's portfolio loans, Bank of Ruston originates principally short-term loans of three to five years which amortize over longer periods up to 30 years and require the payment of principal at stated maturity. Most of such loans are refinanced with Bank of Ruston at the end of their term due to a renewal process with reduced fees and costs.

Bank of Ruston's primary lending focus is financing secured by residential 1-4 family properties and commercial real estate consisting of both owner and non-owner, occupied properties.  Bank of Ruston also originates mortgages to retain in its loan portfolio and as held-for-sale.  Held-for-sale loans are a substantial amount of Bank of Ruston's long-term, fixed rate single-family residential mortgage loans originated throughout the year and are sold into the secondary market. Loans secured by 1-4 family residential properties, excluding those held for sale, increased from $85.8 million at December 31, 2016 to $106.4 million at December 31, 2017, an increase of 24.0%.  Commercial real estate continues to be a component of growth for Century Next in recent years.  Commercial real estate increased from $57.3 million at December 31, 2016 to $64.0 million at December 31, 2017 for an increase of 11.8%. Typically, single-family loans involve a lower degree of risk and carry a lower yield than commercial real estate, construction, and commercial business.  Century Next's loans are primarily funded by a mix of deposit types including 60.7% of demand and savings and 39.3% of time deposits, both as a percent of total deposits, and other borrowings including FHLB advances.  Loan growth for 2017 was funded 100% by deposit growth.  For the year ended December 31, 2017, total deposits grew by 19.1% or $36.6 million to $227.9 million from $191.4 million at December 31, 2016.  Century Next had borrowings from the Federal Home Loan Bank of Dallas at December 31, 2017 and 2016 of $25.4 million and $20.2 million, respectively with the increase used primarily to enhance on-hand liquidity.  Century Next anticipates that deposits will be a primary source of funding for its assets in the near term.  However, Century Next will strive to utilize the funding source with the lowest cost to improve its net interest margin.

Century Next's results of operations are also significantly affected by general economic and competitive conditions, particularly with respect to changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially affect its financial condition and results of operations.

Business Strategy

Century Next's business strategy is focused on operating a growing and profitable community-oriented financial institution.  Below are certain of the highlights of its business strategy:

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Growing Bank of Ruston's Loan Portfolio.  Bank of Ruston plans to expand its loan portfolio through the origination of loans secured by 1-4 family residential properties and commercial real estate loans secured by owner-occupied commercial real estate and investment real estate with strong guarantor support.  Bank of Ruston plans to continue to emphasize mortgage lending through the origination of one-to-four family residential loans for sale into the secondary market.  Bank of Ruston plans to build on its banking relationships with small- and medium-sized businesses in its local market area. As a local community bank with a senior management team that has significant commercial banking experience in Lincoln Parish and the contiguous communities, Bank of Ruston is positioned to more effectively meet the commercial banking needs of local businesses that are currently underserved by larger financial institutions that place more of an emphasis on developing large commercial banking relationships. Bank of Ruston's ability to provide small- and medium-sized commercial banking customers with local decision-making and superior service will be a core marketing focus in competing for commercial real estate loans and deposits. Bank of Ruston will continue to pursue residential lending which it expects will also be a potential source of core deposit growth in its local market and originating loans throughout the state of Louisiana.

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Growing Bank of Ruston's Retail Core Deposits. Bank of Ruston plans to grow its retail deposits by emphasizing transactional deposit accounts. According to the market share report of the FDIC, as of June 30, 2017, the most recent date for which information is available, Bank of Ruston had 5.1% of the market in Lincoln and Ouachita Parishes combined which was the seventh largest following one bank that operates nationally, three regional banks and two local banks. Growth of retail core deposits will be pursued through offering products and services that meet the full-service banking needs of all age groups and developing more of a sales culture in the branches. Advertising, promotions and offering attractive rates on certain transaction accounts may also be utilized as means to increase retail core deposits.

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Maintaining High Asset Quality.  Bank of Ruston continues to maintain high levels of asset quality.  At December 31, 2017, Bank of Ruston had $749,000 of non-performing assets consisting solely of non-performing loans which represents 0.32% of net loans.  There were no other foreclosed assets.  Bank of Ruston  attributes its high asset quality to Bank of Ruston's prudent and conservative underwriting practices, which include low loan-to-value ratios, personal guarantees, cross collateralization and tailoring loan terms for the individual customer. Century Next intends to maintain high asset quality as Century Next grows Bank of Ruston.

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Continuing to Provide Exceptional Customer Service.  As a community-oriented savings bank, Bank of Ruston takes pride in providing exceptional customer service as a means to attract and retain customers.  Bank of Ruston delivers personalized service to its customers distinguishing Bank of Ruston from the large regional banks operating in its market area.  Bank of Ruston's management team has strong ties to the community.  Bank of Ruston believes that it knows its customers' banking needs and can respond quickly to address them.

Critical Accounting Policies

In reviewing and understanding financial information for Century Next Financial, you are encouraged to read and understand the significant accounting policies used in preparing Century Next's financial statements.  These policies are described in Note 1 of the notes to Century Next's financial statements beginning on page F-8. The accounting and financial reporting policies of Century Next conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Accordingly, the financial statements require certain estimates, judgments, and assumptions, which are believed to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the periods presented. The following accounting policies comprise those that management believes are the most critical to aid in fully understanding and evaluating  Century Next's reported financial results. These policies require numerous estimates or economic assumptions that may prove inaccurate or may be subject to variations which may significantly affect Century Next's reported results and financial condition for the period or in future periods.

Allowance for Loan Losses.  The allowance for loan losses is maintained at a level to provide for probable credit losses related to specifically identified loans and for losses inherent in the loan portfolio that have been incurred as of the balance sheet date.  The allowance for loan losses is comprised of specific allowances and a general allowance.  Specific provisions are assessed for each loan that is reviewed for impairment or for which a probable loss has been identified.  The allowance related to loans that are identified as impaired is based on discounted expected future cash flows using the loan's initial effective interest rate, the observable market value of the loan, or the estimated fair value of the collateral for certain collateral dependent loans.  Factors contributing to the determination of specific provisions include the financial condition of the borrower, changes in the value of pledged collateral and general economic conditions.  General allowances are established based on historical charge-offs considering factors that include risk rating, concentrations and loan type.  For the general allowance, management also considers trends in delinquencies and non-accrual loans, concentrations, volatility of risk ratings and the evolving mix in terms of collateral, relative loan size and the degree of seasoning within the various loan products.

Century Next's allowance levels may be impacted by changes in underwriting standards, credit administration and collection policies, regulation and other factors which affect the credit quality and collectability of the loan portfolio also impact the allowance levels.  The allowance for loan losses is based on management's estimate of probable credit losses inherent in the loan portfolio; actual credit losses may vary from the current estimate.  The allowance for loan losses is reviewed periodically, taking into consideration the risk characteristics of the loan portfolio, past charge-off experience, general economic conditions and other factors that warrant current recognition. As adjustments to the allowance for loan losses become necessary, they are reflected as a provision for loan losses in current-period earnings.  Actual loan charge-offs are deducted from and subsequent recoveries of previously charged-off loans are added to the allowance.

Other-Than-Temporary Impairment. Century Next reviews its investment portfolio on a quarterly basis for indications of impairment.  This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the financial condition and near-term prospects of the issuer including any specific events that may influence the operations of the issuer, and the intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in the market.  Inherent in this analysis is a certain amount of imprecision in the judgment used by management.

Century Next recognizes credit-related other-than-temporary impairment on debt securities in earnings while noncredit-related other-than-temporary impairment on debt securities not expected to be sold is recognized in accumulated other comprehensive income. Century Next assesses whether the credit loss existed by considering whether (a) Century Next has the intent to sell the security, (b) it is more likely than not that Century Next will be required to sell the security before recovery, or (c) Century Next  does not expect to recover the entire amortized cost basis of the security. Century Next may bifurcate the other-than-temporary impairment on securities not expected to be sold or where the entire amortized cost of the security is not expected to be recovered into the components representing credit loss and the component representing loss related to other factors. The portion of the fair value decline attributable to credit loss is recognized through earnings.

Corporate debt securities are evaluated for other-than-temporary impairment by determining whether it is probable that an adverse change in estimated cash flows has occurred.  Determining whether there has been an adverse change in estimated cash flows involves the calculation of the present value of remaining cash flows compared to previously projected cash flows.  Century Next considers the discounted cash flow analysis to be its primary evidence when determining whether credit-related other-than-temporary impairment exists on corporate debt securities.

Income Taxes. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method.  Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various assets and liabilities and gives current recognition to changes in tax rates and laws.  Realizing Century Next's deferred tax assets principally depends upon Century Next achieving projected future taxable income.  Century Next may change its judgments regarding future profitability due to future market conditions and other factors.  Century Next may adjust its deferred tax asset balances if its judgments change.

Comparison of Financial Condition at December 31, 2017 and December 31, 2016

Total assets increased $44.2 million, or 18.5%, to $283.6 million at December 31, 2017 compared to $239.4 million at December 31, 2016.  This increase was primarily due to increases in net loans of $36.0 million and cash and cash equivalents of $8.2 million offset primarily by a net decrease in debt and equity investment securities of $446,000.

Cash and cash equivalents increased $8.2 million or 36.8% to $30.6 million at December 31, 2017 compared to $22.4 million at December 31, 2016 primarily from excess deposit growth, FHLB advances, and proceeds from matured and called investment securities.

Investment securities decreased $688,000, or 37.3% to $1.2 million at December 31, 2017 from $1.8 million at December 31, 2016. The decrease in investment securities was due to periodic paydowns and called debt securities during 2017.

Net loans, including loans held for sale, increased $36.0 million or 17.9% at December 31, 2017 compared to December 31, 2016.  The increase in net loans was due primarily to an increase in one-to-four family residential loans of $20.6 million, commercial real estate loans of $6.8 million, residential construction loans of $6.1 million, agricultural real estate loans of $2.4 million, multi-family loans of $2.2 million, commercial business loans of $761,000, consumer non-real estate loans of $172,000, and land loans of $170,000.   The increase was offset by decreases in one-to-four family residential held-for-sale loans of $2.4 million, home equity lines of credit of $288,000, and agricultural non-real estate loans of $24,000. The increases in the various loan categories were due primarily to new and existing customer development.

Other assets, which include premises and equipment, net of accumulated depreciation, accrued interest receivable, other foreclosed assets, and other assets increased by $436,000 or 3.5% to $12.9 million at December 31, 2017 compared to $12.5 million at December 31, 2016.   The increase was due primarily to an increase in other assets of $345,000, an increase in premises and equipment of $119,000, and an increase in accrued interest receivable of $20,000 offset by a decrease in other foreclosed assets of $48,000.

Total deposits increased by $36.6 million or 19.1% to $227.9 million at December 31, 2017 compared to $191.4 million in deposits at December 31, 2016.  The increase was due to increases in noninterest-bearing deposits of $6.1 million, savings deposits of $3.3 million, interest-bearing demand deposits of $23.8 million, and time deposits of $4.2 million.  Money market deposits decreased by $796,000.  The increases in noninterest-bearing and savings deposits were due primarily to new customer development.

Other borrowings increased $5.2 million or 25.8% to $25.4 million at December 31, 2017 compared to $20.2 million at December 31, 2016, due primarily to an increase in FHLB advances to enhance on-hand liquidity.

Other liabilities, which include advances from borrowers for insurance and taxes, accrued interest payable, and other liabilities, increased $173,000 or 8.7% to $2.2 million at December 31, 2017 compared to $2.0 at December 31, 2016.

Total shareholders' equity increased $2.2 million or 8.7% to $28.2 million at December 31, 2017 compared to $25.9 million at December 31, 2016.  The increase was primarily due to net income for the year ended December 31, 2017 of $2.4 million and increases from the release of ESOP shares and equity awards expense of $113,000.  The increases were offset by cash dividends of $153,000, stock option cash outs of $67,000, and unrealized gain on available-for-sale debt securities, net of tax, included in accumulated other comprehensive income of $5,000.

Comparison of Operating Results for the Years Ended December 31, 2017 and 2016

For the year ended December 31, 2017, Century Next's net income was $2.4 million, a decrease of $126,000 or 5.1% compared to net income of $2.5 million for the year ended December 31, 2016.  The change in net income year over year consisted of an increase in net interest income after loan loss provision of $1.1 million and an increase in non-interest income of $283,000. These increases were offset by an increase in non-interest expense of $1.0 million and an increase in the provision for income taxes of $487,000 primarily due to an adjustment to deferred taxes resulting from the reduction in the corporate income tax rate from 34% to 21% under the 2017 Tax Cuts and Jobs Act enacted in December of 2017.

Interest income increased by $1.9 million, or 18.4%, to $12.1 million for the year ended December 31, 2017 compared to $10.2 million for the year ended December 31, 2016.  The increase year over year in interest income was primarily due to increases of $1.7 million in interest income from loans and interest income from debt securities and other earning assets of $145,000.  The increase in loan interest income was due to a $26.8 million, or 14.0% increase in the average loan balance outstanding for 2017 compared to 2016 and an increase of 19 basis points in the average yield earned on loans.  The increase in interest income from debt securities and other earning assets was due primarily to increases in the average balances of $5.9 million or 28.3% and in the average yield of 34 basis points in 2017 compared to 2016.

Interest expense increased by $616,000, or 59.1%, to $1.7 million for the year ended December 31, 2017 compared to $1.1 million for the year ended December 31, 2016 primarily as a result of increases in the average rate paid on interest-bearing liabilities of 21 basis points to 0.79% in 2017 compared to 0.58% in 2016 and a $30.1 million, or 16.7% increase in the average balance of interest-bearing liabilities outstanding for 2017 compared to 2016.  The increase in the average rate paid on deposits and other borrowings was due primarily to rising rates.

Net Interest Income.  Net interest income amounted to $10.4 million for the year ended December 31, 2017 compared to $9.2 million for the year ended December 31, 2016.  The $1.3 million, or 13.8% increase was primarily due to an increase in interest income from loans of $1.7 million offset by an increase in interest expense on deposits and other borrowings due primarily to rising rates.

The average interest rate spread decreased to 4.13% for the year ended December 31, 2017 from 4.21% for the year ended December 31, 2016 while average interest-earning assets increased to $245.9 million from $213.1 million during the same periods.  Average interest-earning assets to average interest-bearing liabilities decreased to 116.6% for the year ended December 31, 2017 from 117.9% for the year ended December 31, 2016.  The decrease in the average interest rate spread reflects the increase in average rate paid on interest-bearing liabilities to 0.79% in fiscal 2017 from 0.58% in fiscal 2016 compared to the increase in the average yield on interest earning assets to 4.92% in 2017 from 4.79% in 2016.  Net interest margin decreased 6 basis points to 4.25% from 4.31% at December 31, 2017 and 2016, respectively, primarily due to an increase of 21 basis points in the average rate paid on interest-bearing liabilities compared to an increase of 13 basis points in the average yield on interest-earning assets for the periods.

For more information regarding the effect of volume and rates on interest income and interest expense, see the "Volume/Rate Analysis" section further in this joint proxy statement/offering circular.

Provision for Loan Losses.  Provision for loan losses increased by $165,000 or 34.4% to $645,000 for the year ended December 31, 2017 as compared to $480,000 for the year ended December 31, 2016.  The increase in provision for 2017 was due primarily to loan growth in 2017 and adjustments to economic and other qualitative factors in the allowance for loan and lease loss calculation.

Non-Interest Income.  Non-interest income, which includes fees and service charges, realized gains and losses on investments and other non-interest income, amounted to $1.7 million for the year ended December 31, 2017, an increase of $283,000, or 20.7% compared to non-interest income of $1.4 million for the year ended December 31, 2016.  The increase was due to a $298,000 increase in loan servicing fees, an increase of $102,000 in service charges on deposit accounts, and an increase of $81,000 in other non-interest income offset by an increase in the loss on sale of loans of $191,000 and a decrease in gain on sale of foreclosed assets of $7,000.

Non-Interest Expense.  Non-interest expense increased by $1.0 million or 16.0% to $7.4 million for the year ended December 31, 2017 as compared to $6.4 million through the same period in 2016.  The increase was primarily due to an increase in compensation expense of $730,000, an increase in other operating expense of $144,000, an increase in data processing of $87,000, an increase of $33,000 in expense of foreclosed assets, an increase in audit and examination fees of $30,000, an increase in occupancy and equipment expense of $11,000, an increase in FDIC deposit insurance of $8,000, an increase in office supplies of $6,000, and an increase in advertising of $5,000.  The increases were offset by a decrease in directors' expense of $31,000.  Year over year, the increase in compensation expense was due mainly to normal salary increases and the addition of new staff members, the increase in other operating expense was due primarily to the increase in the bank share tax expense and various other items, the increase in data processing was due to increases in software maintenance and core processing, and all other increases were due to normal increases related to asset growth and normal cost increases.

Income Tax Expense.  Income tax expense for the year ended December 31, 2017 amounted to $1.7 million, an increase of $487,000 compared to $1.2 million for the year ended December 31, 2016 resulting in effective tax rates of 41.6% and 32.4%, respectively.  The increase in the effective tax rate for 2017 was primarily due to the adjustment to deferred taxes from the reduction of the corporate tax rate from 34% to 21% pursuant to the Tax Cuts and Jobs Act of 2017 enacted into law in December of 2017.

Average Balances, Net Interest Income, Yields Earned and Rates Paid. The following table shows for the periods indicated the total dollar amount of interest from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Tax-exempt income and yields have not been adjusted to a tax-equivalent basis. All average balances are based on monthly balances. Management does not believe that the monthly averages differ significantly from what the daily averages would be.

	Years Ended December 31,
	2017			2016
	Avg. Balance	Interest	Avg. Yield	Avg. Balance	Interest	Avg. Yield
	(Dollars in thousands)
Earning assets:
Loans (1)	$219,076	$11,767	5.37%	$192,231	$10,030	5.22%
Debt Securities	1,640	51	3.11	3,087	90	2.92
Other earning assets	25,153	282	1.12	17,791	98	0.55

Total earning assets	245,869	12,100	4.92%	213,109	10,218	4.79%

Non-earning assets	15,151			12,481
Total Assets	$261,020			$225,590

Interest-bearing liabilities:
Interest-bearing checking	$60,871	$447	0.73%	$45,375	$219	0.48%
Savings & MMDA	41,272	154	0.37	37,784	137	0.36
Time deposits	88,494	855	0.97	75,755	589	0.78
Other borrowings	20,272	202	1.00	21,887	97	0.44

Total interest-bearing liabilities	210,909	1,658	0.79%	180,801	1,042	0.58%

Noninterest-bearing deposits	20,556			18,213
Other liabilities	2,252			1,882

Total Liabilities	233,717			200,896
Shareholders' equity	27,303			24,694
Total Liabilities and Shareholders' Equity	$261,020			$225,590

Net Interest Income & Spread(2)		$10,442	4.13%		$9,176	4.21%
Net Interest Margin(3)			4.25%			4.31%
Average earning assets to interest-bearing liabilities			116.58%			117.87%
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(1)	Calculated net of deferred fees and discounts and includes loans held for sale.
(2)	Net interest spread is equal to the average yield on total earning assets less the average cost of total interest-bearing liabilities.
(3)	Net interest margin is equal to net interest income divided by average total earning assets.

Volume/Rate Analysis.  The following table shows the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities affected Century Next's interest income and expense during the periods indicated.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate, which is the change in rate multiplied by prior year volume, and (2) changes in volume, which is the change in volume multiplied by prior year rate.  The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	Years Ended December 31,			Years Ended December 31,
	2017 over 2016			2016 over 2015
	Volume	Rate	Net Change	Volume	Rate	Net Change
	(In thousands)
Interest income:
Loans, net of deferred loan fees	$1,441	$296	$1,737	$2,176	$-	$2,176
Debt Securities	(45)	6	(39)	(70)	5	(65)
Other earning assets	53	131	184	31	36	67
Total interest income	1,449	433	1,882	2,137	41	2,178

Interest expense:
Interest-bearing checking	90	138	228	56	34	90
Savings & MMDA	13	4	17	13	0	13
Time deposits	109	157	266	122	70	192
Other borrowings	(8)	113	105	46	20	66
Total interest expense	204	412	616	237	124	361
Increase (decrease) in net interest income	$1,245	$21	$1,266	$1,900	$(83)	$1,817

Asset Quality

"Classified loans" are the loans and other credit facilities that Century Next considers to be of the greatest risk to it and, therefore, these loans receive the highest level of attention by Century Next's account officers and senior credit management.  Classified loans include both performing and nonperforming loans. During the third quarter of 2016, Century Next continued to closely monitor all of its more significant loans, including all loans previously classified.

At December 31, 2017, Century Next had $2.3 million in classified loans compared to $3.8 million at December 31, 2016.  Of these loans, at December 31, 2017, $2.0 million were accruing loans and $307,000 were non-accruing loans.  Total loans included in classified loans at December 31, 2017 that were evaluated for impairment was $307,000 compared to $999,000 evaluated for impairment and included in classified loans at December 31, 2016.  Under generally accepted accounting principles, a loan is identified as impaired when it is considered probable that Century Next may be unable to collect all amounts due according to the contractual terms of Century Next's loan agreement.  Non-performing loans include loans past due 90 days or more that are still accruing interest and nonaccrual loans.  At December 31, 2017, Century Next had $749,000 in non-performing loans.  This compares to $1.0 million in non-performing loans at December 31, 2016.  Non-performing loans as a percentage of net loans at December 31, 2017 were 0.32% as compared to 0.50% at December 31, 2016.  There were no other foreclosed assets at December 31, 2017 compared to $48,000 at December 31, 2016 consisting of residential real estate.

Century Next charged off $43,000 of gross loan balances classified as loss for the year ended December 31, 2017 and had no recoveries of loan balances charged off in prior years.  The result was net charge-offs of $43,000 for the year ended December 31, 2017 compared to net charge offs of $97,000 the year ended December 31, 2016.

The adequacy of the allowance for loan losses is determined by management based upon an analysis of a number of recognized factors such as historical losses, industry default rates, peer group comparisons, loan quality classifications, and various economic indicators as well as the views of Century Next's banking regulators.  The allowance for loan losses is routinely reported to the Board of Directors and is subject to review by Century Next's external auditors and regulatory examiners.

Provision for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to earnings as losses are estimated to have occurred in Century Next's loan portfolio.  The allowance for loan losses is maintained at a level to provide for probable credit losses related to specifically identified loans and for losses inherent in the loan portfolio that have been incurred as of the balance sheet date.  The allowance for loan losses is comprised of specific allowances and a general allowance.

Specific provisions are assessed for each loan that is reviewed for impairment or for which a probable loss has been identified.  The allowance related to loans that are identified as impaired is based on discounted expected future cash flows using the loan's initial effective interest rate, the observable market value of the loan, or the estimated fair value of the collateral for certain collateral dependent loans.  Factors contributing to the determination of specific provisions include the financial condition of the borrower, changes in the value of pledged collateral and general economic conditions.  General allowances are established based on historical charge-offs considering factors that include risk rating, concentrations and loan type.  For the general allowance, management also considers trends in delinquencies and non-accrual loans, concentrations, volatility of risk ratings and the evolving mix in terms of collateral, relative loan size and the degree of seasoning within the various loan products.

Changes in underwriting standards, credit administration and collection policies, regulation and other factors which affect the credit quality and collectability of the loan portfolio also impact the allowance levels.  The allowance for loan losses is based on management's estimate of probable credit losses inherent in the loan portfolio; actual credit losses may vary from the current estimate.  The allowance for loan losses is reviewed periodically, taking into consideration the risk characteristics of the loan portfolio, past charge-off experience, general economic conditions and other factors that warrant current recognition. As adjustments to the allowance for loan losses become necessary, they are reflected as a provision for loan losses in current-period earnings.  Actual loan charge-offs are deducted from and subsequent recoveries of previously charged-off loans are added to the allowance.

Loan loss provisions of $645,000 were made to the allowance during the year ended December 31, 2017 compared to a provision of $480,000 in fiscal 2016.  To the best of management's knowledge, the allowance is maintained at a level believed to cover all known and inherent losses in the loan portfolio, both probable and reasonable to estimate.

Asset/Liability Management

Asset/liability management involves the evaluation, monitoring and management of interest rate risk, market risk, liquidity and funding. The fundamental objective of Century Next's management of assets and liabilities is to maximize its economic value while maintaining adequate liquidity and a conservative level of interest rate risk.

Interest rate risk is a significant market risk affecting Century Next. Interest rate risk results from many factors. Assets and liabilities may mature or reprice at different times. Assets and liabilities may reprice at the same time but by different amounts. Short-term and long-term market interest rates may change by different amounts. The remaining maturity of various assets or liabilities may shorten or lengthen as interest rates change. In addition, interest rates may have an impact on loan demand, credit losses, and other sources of earnings such as account analysis fees on commercial deposit accounts and correspondent bank service charges. In adjusting Century Next's asset/liability position, management attempts to manage interest rate risk while enhancing, if possible, the net interest margin and net interest income.

Century Next's results of operations and net portfolio values remain subject to changes in interest rates and to fluctuations in the difference between long and short-term interest rates. At the end of 2017, Century Next's asset and liability position, referred to as "Gap Ratio" was asset sensitive, with a greater amount of earning assets subject to immediate and near-term interest rate changes relative to interest-bearing liabilities. Century Next's one-year cumulative Gap Ratio is projected to be moderately asset sensitive, which means that more assets than liabilities will be repricing within the next year.  Beyond the one-year time horizon, the cumulative Gap Ratio is expected to continue to be asset sensitive.  It is anticipated that the interest rate environment will continue to rise as projected by the most recent meeting of the Federal Open Market Committee (FOMC) of the Federal Reserve System.  A rising rate environment will most likely increase the cost of funding slightly faster than rates are likely to increase on earning assets.  This will likely have a slightly negative impact on Century Next's net interest margin for the twelve months ended December 31, 2018. Management continues to monitor the interest rate environment as well as economic conditions and other factors it deems relevant in managing Century Next's exposure to interest rate risk.

Simulation of earnings is the primary tool used to measure the sensitivity of earnings to interest rate changes. Using computer modeling techniques, the latest simulation forecast by management, using December 31, 2017 balances as a base, projected that in a rising rate environment, net interest income, before the provision for loan losses, would likely be higher for 2018 compared to actual results for 2017. The increase in net interest income is expected to be primarily attributable to anticipated loan growth, which is the highest yielding asset class.  Century Next utilizes rate shock modeling to project the effect of changes in interest rates on its net interest income.  Rate changes of down 100 and 200 basis points and up 100, 200, 300, and 400 basis points are used in the model simulation.  Using these rate change scenarios, the effect on net interest income will be minimal over the one-year period.

The information below shows the effect of the respective rate changes on net interest income as follows:

Shift in	% Change
Interest Rates	in Projected
(in bps)	Net Interest Income
+400	11.61%
+300	10.19%
+200	7.84%
+100	4.55%
Base	0.00%
-100	-8.04%
-200	-9.80%

Liquidity and Capital Resources

Century Next maintains levels of liquid assets deemed adequate by management.  Century Next adjusts its liquidity levels to fund deposit outflows, repay its borrowings and to fund loan commitments.  Century Next also adjusts liquidity as appropriate to meet asset and liability management objectives.

Century Next's primary sources of funds are deposits, amortization and prepayment of loans, funds provided from operations, and to a lesser extent, FHLB advances.  While scheduled principal repayments on loans are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.  Bank of Ruston sets the interest rates on its deposits to maintain a desired level of total deposits.  In addition, Bank of Ruston invests excess funds in short-term interest-earning accounts and other assets, which provide liquidity to meet lending requirements.  Bank of Ruston's cash and cash equivalents amounted to $30.6 million at December 31, 2017.

$4.4 million of Bank of Ruston's liquidity consists of non-interest earning deposits.  Bank of Ruston's primary sources of cash are principal repayments on loans and increases in deposit accounts.  If Bank of Ruston requires funds beyond its ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Dallas, which provide an additional source of funds.  At December 31, 2017, Bank of Ruston had advances from the Federal Home Loan Bank of Dallas of $25.4 million and letters of credit guarantees issued to secure primarily public fund deposits of $25.3 million.  Bank of Ruston had $45.9 million in available borrowing capacity remaining at December 31, 2017. Additionally, at December 31, 2017, Bank of Ruston was a party to a Master Purchase Agreement with First National Bankers Bank whereby Bank of Ruston may purchase Federal Funds from First National Bankers Bank in an amount not to exceed $7.5 million. There were no amounts purchased under this agreement as of December 31, 2017.

At December 31, 2017, Bank of Ruston had outstanding loan commitments of $7.1 million to originate loans.  At December 31, 2017, time deposits scheduled to mature in less than one year totaled $68.1 million. Based on prior experience, management believes that a significant portion of such deposits will remain with Bank of Ruston, although there can be no assurance that this will be the case. In addition, in a rising interest rate environment, the cost of such deposits could be significantly higher upon renewal.  Bank of Ruston intends to utilize its liquidity to fund its lending activities.

Bank of Ruston is required to maintain minimum regulatory capital sufficient to meet leverage capital, common equity tier 1 capital, tier 1 capital, and total capital ratios of at least 4.0%, 4.5%, 6.0% and 8.0%, respectively under the Basel III Capital Rule.  At December 31, 2017, Bank of Ruston exceeded each of its minimum capital requirements with ratios of 9.3%, 12.3%, 12.3%, and 13.3%, respectively.

Off-Balance Sheet Arrangements

In the normal course of operations, Century Next engages in a variety of financial transactions that, in accordance with generally accepted accounting principles are not recorded in its financial statements.  These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk.  Such transactions are used primarily to manage customers' requests for funding and take the form of loan commitments and lines of credit.  Century Next's exposure to credit loss from non-performance by the other party to the above-mentioned financial instruments is represented by the contractual amount of those instruments.  Century Next uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.  In general, Century Next requires collateral or other security to support financial instruments with off–balance sheet credit risk.

Commitments.  The following table summarizes Century Next's outstanding commitments to originate loans and to advance additional amounts pursuant to outstanding letters of credit, lines of credit and undisbursed construction loans in process at December 31, 2017.

	Total
	Amounts
	Committed at
	December 31,	To 1	1-3	4-5	After 5
	2017	Year	Years	Years	Years
	(In thousands)
Standby letters of credit	$2,371	$1,969	$402	$-	$-
Unfunded commitments under lines of credit	14,737	10,518	4,219	-	-
Commitments to originate loans	7,093	6,682	411	-	-
Total commitments	$24,201	$19,169	$5,032	$-	$-

Contractual Cash Obligations.  The following table summarizes Century Next's contractual cash obligations, consisting of time deposits, at December 31, 2017.

	Total at
	December 31,	To 1	1-3	4-5	After 5
	2017	Year	Years	Years	Years
	(In thousands)
Time deposits	$89,482	$68,093	$16,632	$4,757	$-
Total contractual obligations	$89,482	$68,093	$16,632	$4,757	$-

MANAGEMENT OF CENTURY NEXT
Directors

The boards of directors of Century Next and Bank of Ruston currently consist of nine directors. Century Next's Articles of Incorporation provide that the board of directors shall be divided into three classes as nearly equal in number as possible.  The directors are elected by the shareholders for staggered three-year terms and until their successors are elected and qualified.

Century Next has agreed to take all actions necessary prior to the effective date of the merger to appoint three current ABC directors to the Century Next board of directors effective upon consummation of the merger. Messrs. Herbert R. Hutchison, C. Maxwell Pope and Michael F. Webb have been selected for appointment to Century Next's board. The appointed directors will serve in such capacity for not less than a three-year period following the merger. Such directors will also be named to the board of directors of Bank of Ruston after consummation of the bank merger.

All of Century Next's current directors have served as directors of Century Next since its organization in June 2010, except Dan E. O'Neal, III, Mike S. Coyle, Esq., whose terms started during 2011 and 2015, respectively, and Bartlett H. Dugdale and Jeffrey P. McGehee, who were appointed to the board of directors in June 2016, and all of such directors also serve as directors of Bank of Ruston, Century Next's wholly owned subsidiary.  None of Century Next's directors or nominees for director is related to any of Century Next's other directors or executive officers by first cousin or closer.

The following table presents information concerning the directors of Century Next and Bank of Ruston.  Ages are reflected as of August 27, 2018.  Where applicable, service as a director includes service as a director of Bank of Ruston prior to the organization of Century Next in 2010.

Name	Age and Principal Occupation During the Past Five Years

Dr. Daniel D. Reneau
Chairman of the Board since January 2015 and member of the Board since 1982. Currently retired, and previously served as President of Louisiana Tech University, located in Ruston, Louisiana, from July 1987 until June 2013. Age 78.

Michael S. Coyle, Esq.	Director since January 2015. Attorney in private practice since October 1976 and located in Ruston, Louisiana. Age 67.

Scott R. Thompson	Director since 2005. Owner of STC, LLC, located in Ruston, Louisiana. Age 60.

J. Brandon Ewing	Director since 2006. Owner of Ewing Timber L.L.C., located in Jonesboro, Louisiana. Age 49.

William D. Hogan
Director since 1996.  President and Chief Executive Officer of Century Next Financial since June 2013, President of Bank of Ruston since May, 2011 and Chief Executive Officer of Bank of Ruston since June 2013.  Previously, Executive Vice President of Century Next Financial from September 2010 to June 2013, Executive Vice President, Business Development of Bank of Ruston from June 2009 to May 2011 and Vice President of Sales and Marketing of Bank of Ruston from January 2008 to May 2009.  Prior thereto, Owner and Senior Vice President of Sales at Hogan Hardwoods, located in Ruston, Louisiana from 2001 to 2008.
Age 55.

Neal Walpole	Director since 2003. President of Walpole Tire Service, located in Ruston, Louisiana for over 30 years. Age 65.

Dan E. O'Neal, III	Director since 2011. Owner of Ruston Exterminating, Inc., located in Ruston, Louisiana since 1993. Age 62.

Bartlett H. Dugdale	Director since 2016. Principal in a managing general insurance agency located in Ruston, Louisiana. He currently holds his certified public accountant designation and is a licensed producer for property and casualty insurance in the state of Louisiana. Age 36.

Jeffrey P. McGehee	Director since 2016. Owner of a wholesale distribution business and real-estate interests located in Ruston, Louisiana. Age 37.

Executive Officers Who Are Not Also Directors

Mark A. Taylor, CPA CGMA, age 57 years, has served as Senior Vice President and Chief Financial Officer of Century Next and Bank of Ruston since September 2011. Previously, Mr. Taylor served as Chief Financial Officer of Lehr Brothers, Inc., an agricultural company located in Bakersfield, California since January 2010. Prior thereto, Mr. Taylor served as Senior Vice President and Chief Financial Officer of San Joaquin Bank and San Joaquin Bancorp.

David L. Weeks, age 49 years, has served as Senior Vice President and Chief Credit Officer of Bank of Ruston since July 2013.  Previously, Mr. Weeks served as a Vice President of Lending for Bank of Ruston since March 2011.  Prior thereto, Mr. Weeks served as Chief Credit Officer for Red River Valley Bidco.

Lorie R. Hamlin, age 37 years, has served as Senior Vice President and Chief Operations Manager of Bank of Ruston since October 2017. Previously, Ms. Hamlin served as Vice President and Operations Manager from January 2009.  Prior thereto, she served as Assistant Operations Manager from 2006 to January 2009 and prior thereto, in other positions with Bank of Ruston since 2000.

Warren L. Post, age 66 years, has served as Vice President and Mortgage Lender of Bank of Ruston since August 1994. Previously, Mr. Post served as a mortgage lender with Ruston State Bank from 1983 to 1994.

Century Next's executive officers are elected annually and hold office until their successors have been elected and qualified or until death, resignation or removal by the board of directors.

Compensation of Directors and Executive Officers
The combined aggregate compensation of Century Next's eight outside directors in 2017 was $134,000. The combined aggregate compensation for 2017 of Century Next's three highest paid persons who were executive officers of Century Next was $873,000.
Stock Benefit Plans.  In May 2011, shareholders approved the Century Next 2011 Stock Option Plan, "SOP", and Century Next 2011 Recognition and Retention Plan and Trust Agreement, "RRP".

Pursuant to the terms of the SOP and adjusted for the 5% stock dividend paid June 5, 2015, options to acquire up to 111,090 shares of common stock of Century Next may be granted to employees or non-employee directors.  As of December 31, 2017, an aggregate of 108,916 options have been granted to employees and non-employee directors under the SOP, and there were 6,861 options available for future grant of which a maximum of 5,001 options may be granted as non-qualified stock options to directors.  There were 4,000 options granted to employees during 2017 from options remaining available for grant and past forfeitures.

Pursuant to the terms of the RRP and adjusted for the 5% stock dividend paid June 5, 2015, awards of up to 42,771 shares of common stock of Century Next may be granted to employees and non-employee directors.  As of December 31, 2017, all 42,771 shares adjusted for the aforementioned stock dividend paid have been awarded under the RRP.  Of the shares awarded under the RRP, 41,149 shares were earned and released from the related Trust and 1,622 shares were forfeited.  Under the RRP, 1,200 shares were awarded to employees in 2017 and remain outstanding.  In addition, there were 422 shares that remain available for awards under the RRP.

During the time these plans remain in effect, the aggregate grants of options and awards to each employee and each non-employee director shall not exceed 25% and 5% of the shares of common stock initially available under the plans, respectively, and options and awards granted to non-employee directors in the aggregate may not exceed 30% of the number of shares initially available under these plans as adjusted for the stock dividend.

Retirement Benefits.  Retirement benefits are an important element of a competitive compensation program for attracting senior executives, especially in the financial services industry.  Century Next's executive compensation program currently includes (i) a 401(k) profit sharing plan which enables Bank of Ruston's employees to supplement their retirement savings with elective deferral contributions and with matching and discretionary contributions by Bank of Ruston, and (ii) an employee stock ownership plan that allows participants to accumulate retirement benefits in the form of employer stock at no current cost to the participant.  Century Next also maintains an officers' deferred compensation plan and a defined benefit pension plan that was frozen in March 2007.  Messrs. Hogan, Taylor, Weeks, and Post are Century Next's only executive officers who participate in the deferred compensation plan and/or have accrued benefits under the pension plan.

401(k) Plan. Bank of Ruston sponsors the Bank of Ruston 401(k) Plan which is a qualified, tax-exempt defined contribution plan with a salary deferral feature under Section 401(k) of the Internal Revenue Code.  Under the 401(k) plan, participants are permitted to make salary reduction contributions (in whole percentages) equal to the lesser of (i) from 1% to 50% of compensation, or (ii) $18,500 (for 2018, as indexed annually).  Participants who are age 50 or older are permitted to make "catch up" contributions to the plan up to $6,000 (for 2018, as indexed annually).  Bank of Ruston currently contributes a matching contribution amount equal to 75% of the first 6% of the employee's contribution.  Plan benefits generally will be paid to each participant in the form of a single cash payment at normal retirement age unless an earlier payment is selected, or in installments over a period not in excess of his remaining life expectancy.  Normal retirement age under the 401(k) plan is age 65.

Employee Stock Ownership Plan.  In connection with the initial public offering of Century Next in September 2010, Century Next established the Bank of Ruston Employee Stock Ownership Plan for Bank of Ruston's eligible employees. The employee stock ownership plan acquired 70,034 shares of Century Next's common stock, adjusted for stock dividends, utilizing a $667,000 loan from Century Next.  The loan to the employee stock ownership plan has a term of 20 years and shares are released for allocation to employees' accounts as the debt service payments are made.  Shares released from the suspense account are allocated to each eligible participant's plan account pro rata based on compensation.  Forfeitures may be used for the payment of expenses or be reallocated among the remaining participants. Participants become 100% vested after three years of service or normal retirement age.  Participants also become fully vested in their account balances upon a change in control (as defined), death or disability.  Benefits may be payable upon retirement or separation from service.

Officers' Deferred Compensation Plan.  The Officers' Deferred Compensation Plan provides eligible employees with a specified amount of retirement benefits in addition to those provided by Bank of Ruston's tax-qualified retirement plans, which are limited due to certain restrictions and limitations of the Internal Revenue Code.  Retirement benefits commence on the later of the first day of the year coincident with or following the participant's actual retirement or the date specified in the officer's individual participation agreement, and are payable in equal monthly installments for the greater of one hundred twenty months or the participant's lifetime.

Defined Benefit Pension Plan. Bank of Ruston participates in a multiple-employer, noncontributory defined benefit retirement plan that was frozen effective March 1, 2007.  Those participants who had met the eligibility requirements as of March 1, 2007 will receive a benefit equal to the benefit accrued under the plan as of that date.

INFORMATION ABOUT ASHLEY BANCSTOCK COMPANY
The following provides additional information regarding ABC and should be read in conjunction with ABC's financial statements and the notes thereto beginning on page G-1 and the other information on ABC included elsewhere herein.
General
Ashley Bancstock Company (which we refer to as "ABC") is a bank holding company providing a full range of financial services through its banking subsidiary. ABC was incorporated in Arkansas in 1982. It is subject to regulation by the Arkansas State Bank Department and the Board of Governors of the Federal Reserve System.
ABC's wholly-owned subsidiary, First National Bank of Crossett (which we refer to as "FNBC"), was established in 1903 and is headquartered in Crossett, Arkansas. It operates under a national bank charter and is subject to regulation by the Office of the Comptroller of the Currency (which we refer to as the "OCC"). FNBC is a full-service bank serving individuals and commercial customers located primarily in southeastern Arkansas and northeastern Louisiana. It conducts business from four full-service banking centers in Arkansas:  two banking offices in Crossett, one banking office in Hamburg and one drive-up banking office in Fountain Hill. FNBC's primary deposit products are interest-bearing and non-interest-bearing demand deposit accounts, savings accounts and certificates of deposit. FNBC's primary lending products are real estate, commercial and consumer loans.
ABC's operations are subject to customary business risks associated with activities of a financial institution holding company. Some of those risks include competition from other financial institutions and changes in economic conditions, interest rates and regulatory requirements.
In preparing its financial statements, ABC is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair statement of ABC's financial condition, results of operations, changes in equity and cash flows for the periods presented. These adjustments are of a normal recurring nature and include appropriate estimated provisions. Certain amounts reported in prior periods have been reclassified to conform to the current period presentation. Such reclassifications had no effect on previously reported equity or net income.
Market Area and Competition
FNBC has four banking offices located in Ashley County, Arkansas. ABC's primary market area includes the area within a twenty-five mile radius of Crossett; ABC's secondary market area is the area within a one hundred mile radius of Crossett.
FNBC is beginning to face significant competition in originating loans and attracting new deposits. This competition stems primarily from regional and local community banks and mortgage-banking companies. Within ABC's market area, four other banks and one primary credit union are operating. Because of recent acquisitions, many of the financial service providers operating in ABC's market area are now significantly larger, and have greater financial resources, than ABC. ABC faces additional competition for deposits from short-term money market funds and other corporate and government securities funds, mutual funds and from other non-depository financial institutions such as brokerage firms and insurance companies.
Lending Activities
General.  At December 31, 2017, ABC's net loan portfolio amounted to approximately $94.4 million, representing approximately 60.7% of total assets at that date. ABC's principal lending activity is the origination of one- to four-family residential loans, commercial real estate loans and, to a lesser extent, commercial non-real estate loans, land, consumer non-real estate loans, multi-family loans, and residential construction loans. At December 31, 2017, one- to four-family residential loans were approximately $13.3 million or approximately 14.0% of total loans, commercial real estate loans were $23.6 million or 24.9% of total loans, commercial loans were $28.2 million or 29.8% of total loans, land loans were $11.2 million or 11.8% of total loans, consumer non-real estate loans were $16.2 million or 17.1% of total loans, multi-family residential loans were $2.1 million or 2.2% of total loans, and residential construction loans were $270,000 or 0.3% of total loans.

The types of loans that ABC may originate are subject to federal and state laws and regulations. Interest rates charged on loans are affected principally by the demand for such loans, the supply of money available for lending purposes and the rates offered by ABC's competitors. These factors are, in turn, affected by general and economic conditions, the monetary policy of the federal government, including the FRB, legislative and tax policies, and governmental budgetary matters.
As a national bank, FNBC is subject to a regulatory loans-to-one borrower limit. As of December 31, 2017, FNBC's loans-to-one borrower limit was approximately $2.6 million. At December 31, 2017, FNBC's five largest loans or groups of loans-to-one borrower, including related entities, aggregated approximately $12.5 million or $2.5 milliom each. Each of FNBC's five largest loans or groups of loans was performing in accordance with its terms at December 31, 2017.
Loan Portfolio Composition.  The following table shows the composition of ABC's loan portfolio by type of loan at the dates indicated.
	December 31,
	2017		2016
	Amount	%	Amount	%
Loans secured by real estate:	(Dollars in thousands)
Residential 1-4 family	$13,268	13.98%	$13,027	14.89%
Commercial	23,642	24.91%	24,258	27.72%
Multi-family	2,061	2.17%	3,203	3.66%
Land	11,236	11.84%	3,091	3.53%
Residential construction	270	0.28%	396	0.45%
Total	50,477	53.18%	43,975
Commercial loans	28,241	29.76%	28,972	33.11%
Consumer loans, including overdrafts of $28 and $63	16,190	17.06%	14,563	16.64%
Total loans	94,908	100.00%	87,510	100.00%
Less: Allowance for loan losses	466		1,735
Net Loans	$94,442		$85,775
Origination of Loans.  ABC's lending activities are subject to the written underwriting standards and loan origination procedures established by the board of directors and management. Loan originations are obtained through a variety of sources, primarily existing customers as well as new customers obtained from referrals and local advertising and promotional efforts. In addition, ABC's loan officers actively solicit new loans throughout ABC's local market area. Written loan applications are taken by ABC's loan officers, and reviewed by the loan committee or the board of directors as required. The loan officer also supervises the procurement of credit reports, appraisals and other documentation involved with a loan. In accordance with its lending policy and loan underwriting standards, ABC obtains independent outside appraisals on its loans that exceed $250,000. In-house appraisal valuations are permitted in the lending policy for consumer-based loans under $249,999 or loans with loan-to-value ratios lower than supervisory limits. Borrowers must also obtain flood insurance policies when the property is in a flood hazard area.
ABC's loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the value of the property that will secure the loan. Lenders have both secured and unsecured individual limits. Loans that exceed $500,000 individually or in the aggregate are reviewed and approved by the loan committee of FNBC's board of directors (currently consisting of Messrs. B. Walsh, M. Pope, D. Reed, G. Brannon, S. Carpenter, H. Hutchison, and R. Milton). Loans that exceed $1,000,000 individually or in the aggregate are presented to the full board for approval.

The following table shows ABC's total loans originated, purchased, sold and repaid during the periods indicated. The loans sold, reflected in the table, all consist of one- to four-family residential loans.

	Year Ended December 31,
	2017	2016
(In thousands)
Residential 1-4 family real estate	$241	$273
Commercial real estate	1,529	1,744
Multi-family real estate	525	850
Residential construction real estate	256	219
Home equity lines of credit	-	-
Commercial loans	3,805	3,542
Consumer loans	3,800	2,826
Total loan originations	10,156	9,454
Loans purchased	14,160	9,939
Loans sold	-	1,537
Loan principal repayments	16,918	2,760
Total loans sold and principal repayments	16,918	4,297
Net increase in total loans	$7,398	$15,096

Although federal laws and regulations permit national banks to originate and purchase loans secured by real estate located throughout the United States, FNBC concentrates its portfolio lending activity to its primary market area in Ashley County, Arkansas and the surrounding area.

Contractual Terms to Final Maturities.  The following table shows the scheduled contractual maturities of ABC's loans as of December 31, 2017, before giving effect to the allowance for loan losses. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. The amounts shown below do not take into account loan prepayments.

	Due In
	1 year or less	Over 1 to 5 years	More than 5 years	Total
	(Dollars in thousands)
Residential 1-4 family real estate	$1,623	$11,192	$453	$13,268
Commercial real estate	6,380	17,262	-	23,642
Multi-family real estate	435	1,626	-	2,061
Land	9,399	1,760	77	11,236
Residential construction real estate	270	-	-	270
Commercial loans	11,986	15,391	864	28,241
Consumer loans	3,866	9,343	2,981	16,190
Total	$33,959	$56,574	$4,375	$94,908

The following table shows the dollar amount of ABC's loans at December 31, 2017, due after December 31, 2018, as shown in the preceding table, which have fixed interest rates or which have floating or adjustable interest rates.

	December 31, 2017
	Fixed	Variable	Total
	(Dollars in thousands)
Residential 1-4 family real estate	$11,645	$-	$11,645
Commercial real estate	17,095	167	17,262
Multi-family real estate	1,626	-	1,626
Land	1,837	-	1,837
Residential construction real estate	-	-	-
Commercial loans	15,692	563	16,255
Consumer loans	12,324	-	12,324
Total	$60,219	$730	$60,949
Scheduled contractual maturities of loans do not necessarily reflect the actual expected term of the loan portfolio. The average life of mortgage loans is substantially less than their average contractual terms because of prepayments. The average life of mortgage loans tends to increase when current mortgage loan rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on current mortgage loans are lower than existing mortgage loan rates (due to refinancing of fixed-rate loans at lower rates). Under the latter circumstance, the weighted average yield on loans decreases as higher yielding loans are repaid or refinanced at lower rates.

One- to Four-Family Residential Real Estate Loans.  At December 31, 2017, approximately $13.3 million or 14.0% of total loans consisted of one- to four-family residential loans originated for portfolio, including both owner occupied and non-owner occupied properties.
It is ABC's policy to originate loans as a first lien position on owner occupied residences up to FNBC's legal lending limit, which at December 31, 2017, was approximately $2.6 million. ABC originates fixed rate loans with terms of 15 or 30 years, the majority of which ABC sells into the secondary market. The loans ABC originates for portfolio primarily consist of short-term fixed rate loans with terms of three to five years and principal due at stated maturity. Such loans are amortizing over 10-20 years and ABC generally expects that many such borrowers will refinance with ABC at the end of the term as ABC provides a streamlined refinancing process for the loan. ABC's residential loan portfolio includes both owner occupied and non-owner occupied properties. All of ABC's non-owner occupied properties are financed with short-term 3 to 5 year loans and have loan-to-value ratios of 85% or less. Mortgages without private mortgage insurance are generally limited to 85%, or less, of the appraised value, or purchase price, of the secured real estate property. Exceptions to this policy may be approved by the management or loan committee.
ABC's guidelines for credit quality generally parallel the Federal National Mortgage Corporation, commonly called Fannie Mae, and the Federal Home Loan Mortgage Corporation, commonly called Freddie Mac, secondary market guidelines including income ratios and credit scores.
Commercial Real Estate.  As of December 31, 2017, loans secured by commercial real estate were approximately $23.6 million, or 24.9% of total loans. Although commercial real estate is generally considered to have greater credit risk than certain other types of loans, management attempts to mitigate such risk by originating such loans in its local market area to known borrowers. ABC's commercial real estate loans primarily consist of owner-occupied business and retail properties.
It is ABC's current policy to lend in a first lien position on real property occupied as a commercial business property or mixed use properties. As of December 31, 2017, ABC's commercial loans are limited to FNBC's legal lending limit of approximately $2.6 million to individual borrowers and related parties. Commercial real estate (CRE) loans are limited to a maximum of 85% of the lesser of appraised value or purchase price and primarily have fixed-rates and terms up to five years, however, approximately $600,000 of the current balance of CRE loans have fixed rates and terms over five years. ABC originates few adjustable rate commercial real estate loans. If the collateral consists of special purpose fixed assets, the maximum loan-to-value ratio is adjusted down based on the estimated cost to convert the property to general use. Extended amortization schedules up to 20 years may be offered if justified by the borrower's financial strength and/or low loan-to-value ratio. Rate commitments are primarily limited to 5 years with adjustments thereafter based on a negotiated rate or spread relative to a market index. Commercial real estate loans are presented to the applicable loan committee for review and approval, including analysis of the creditworthiness of the borrower.
Multi-family Residential Loans.  ABC originates multi-family residential loans in ABC's local market area primarily consisting of apartment rental properties. At December 31, 2017, ABC's multi-family residential loans totaled approximately $2.1 million, or 2.2% of total loans. Multi-family residential loans have loan-to-value ratios of 85% and terms up to five years. ABC requires rental and cash flow data sufficient to cover the loan repayment as well as identify a secondary source of repayment, other than the sale of the collateral. ABC's policy requires multi-family residential loans in excess of $250,000 to be reviewed on an annual basis with updated documentation.
Land Loans.  As of December 31, 2017, land loans were approximately $11.2 million, or 11.8% of the total loan portfolio. Land loans include land which has been acquired for the purpose of development, other construction loans, unimproved land and land acquired for agriculture or timber. ABC's loan policy provides for loan-to-value ratios of 85% on improved land or land acquired for development and 65% for unimproved land loans. Land loans are originated with fixed rates and terms up to five years. Although land loans generally are considered to have greater credit risk than certain other types of loans, ABC attempts to mitigate such risk by identifying secondary source of repayment for the land loan other than the sale of the collateral. It is ABC's practice to only originate a limited amount of loans for speculative development to borrowers with whom ABC has a prior relationship. ABC's policy requires land loans in excess of $250,000 to be reviewed on an annual basis with updated documentation.

Residential Construction Loans.  ABC originates residential construction loans with loan-to-value ratios of 85%, with a firm commitment or takeout letter from a mortgage lender which is sufficient to pay off the loan. A significant amount of ABC's residential construction loans are to the primary owners of the property, although to a lesser extent, ABC also lends to builders in ABC's local market area. Loans for the substantial renovation of an existing home are underwritten and administered as construction loans. At December 31, 2017, approximately $270,000, or 0.3% of  ABC's total loan portfolio, consisted of residential construction loans.
Commercial Business Loans. ABC originates commercial business loans secured by inventory and accounts receivable with terms up to five years. ABC's commercial business loans are to various types of business, including manufacturing, retail and service industries. Loan-to-value ratios for inventory are not to exceed 50% depending on the type and expected life. Accounts receivable have loan-to-value ratios not to exceed 80%. At December 31, 2017, approximately $28.2 million, or 29.8% of ABC's total loan portfolio, consisted of commercial business loans.
Consumer Non-real estate Loans.  ABC originates consumer non-real estate loans that have terms up to seven years and generally higher interest rates than residential mortgage loans. The consumer loans offered by FNBC consist of loans secured by deposit accounts with FNBC, automobile loans and other chattels such as boats, motor homes, trailers and consumer rubber tire tractors. FNBC will make unsecured consumer loans to customers with an established history of performance and capacity for repayment. At December 31, 2017, ABC's consumer loans totaled approximately $16.2 million, or 17.1% of total loans.
Loan Origination and Other Fees.  In addition to interest earned on loans, ABC may also receive loan origination fees or "points" for originating loans. Loan points are a percentage of the principal amount of the mortgage loan and are charged to the borrower in connection with the origination of the loan.
Asset Quality
General. ABC's collection procedures provide that when a loan is 10 days past due, a notice is sent to the borrower. Loan Officers attempt to contact the customer when the loan reaches 21 days past due. After the loan reaches 30 days past due, a demand letter is sent to the customer. A suit is filed after 40 days past due unless an arrangement has been made with the lender. Late charges will be assessed based on the number of days specified in the note beyond the due date. The board of directors is notified of all delinquencies thirty days past due. In most cases, deficiencies are cured promptly. While FNBC generally prefers to work with borrowers to resolve such problems, FNBC will institute foreclosure or other collection proceedings when necessary to minimize any potential loss.
As required under OCC guidelines, a loan is placed on non-accrual status when the following conditions occur: 1) it is maintained on a cash basis because of deterioration in the financial condition of the borrower, 2) payment in full of principal or interest is not expected, or 3) principal or interest has been in default for a period of 90 days or more unless the asset is both well secured and in the process of collection. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income.
Real estate acquired by FNBC as a result of foreclosure or by deed-in-lieu of foreclosure is classified as other real estate owned until sold. Other real estate owned at December 31, 2017 totaled approximately $251,000. For December 31, 2016 other real estate owned and repossessed property totaled approximately $375,000.

Delinquent Loans.  The following table shows the delinquencies in ABC's loan portfolio as of the dates indicated.

	December 31, 2017				December 31, 2016
	30-89 Days		90 Days or more		30-89 Days		90 Days or more
	Number	Balance	Number	Balance	Number	Balance	Number	Balance
			(Dollars in thousands)
Loans secured by real estate:
Residential 1-4 family	1	$88	1	$31	3	$94	-	$-
Commercial	-	-	-	-	-	-	-	-
Multi-family	-	-	-	-	-	-	-	-
Land	-	-	-	-	-	-	-	-
Residential construction	-	-	-	-	-	-	-	-
Home equity lines of credit	-	-	-	-	-	-	-	-
Totals by loans secured by real estate	1	88	1	31	3	94	-	-
Commercial and industrial loans	3	481	3	365	-	-	2	391
Consumer loans	2	31	2	7	4	30	1	2
Total delinquent loans	6	$600	6	$403	7	$124	3	$393

Delinquent loans to total net loans		0.63%		0.42%		0.14%		0.45%

Non-performing Assets. The following table shows the amounts of ABC's non-performing assets, which include non-accruing loans, accruing loans 90 days or more past due, and other foreclosed assets at the dates indicated. ABC had $251,000 of other real estate owned at December 31, 2017 compared to $245,000 at December 31, 2016. There were no troubled debt restructurings at December 31, 2017, and $518,000 at December 31, 2016.

	Year Ended December 31,
	2017	2016
Non-accruing loans:	(Dollars in thousands)
Residential 1-4 family real estate	$49	$255
Commercial real estate	-	-
Multi-family real estate	-	-
Land	-	-
Residential construction real estate	-	-
Home equity lines of credit	-	-
Commercial loans	846	976
Consumer loans	9	10
Total	904	1,241

Accruing loans 90 days or more past due:
Residential 1-4 family real estate	$-	$-
Commercial real estate	-	-
Multi-family real estate	-	-
Land	-	-
Residential construction real estate	-	-
Home equity lines of credit	-	-
Commercial loans	-	-
Consumer loans	-	-
Total	-	-
Total non-performing loans	$904	$1,241
Other foreclosed assets(1)	251	245
Total non-performing assets	$1,155	$1,486
Total non-performing loans as a percentage of net loans	0.95%	1.45%
Total non-performing loans as a percentage of total assets	0.58%	0.81%
Total non-performing assets as a percentage of total assets	0.74%	0.98%
___________________
(1)  Other foreclosed assets consist of farmland and nonfarm/nonresidential properties.

For the year ended December 31, 2017, gross interest income of $59,000 would have been recorded on non-accruing loans under their original terms, if the loans had been current throughout the period. No interest income was recorded on non-accruing loans during the year ended December 31, 2017.
Classified Assets.  Federal regulations require that each insured national institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a higher possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "special mention" also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified as loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution's classifications and amounts reserved.
At December 31, 2017, ABC had approximately $1.1 million of assets classified substandard and no assets classified doubtful or loss. Non-performing loans at December 31, 2017, included approximately $1.1 million of classified assets, for which there was no related allowance for loan loss. ABC had an additional $25,000 of assets designated as special mention at December 31, 2017.
Allowance for Loan Losses.  At December 31, 2017, ABC's allowance for loan losses amounted to $466,000. The allowance for loan losses is maintained at a level believed, to the best of management's knowledge, to cover all known and inherent losses in the portfolio both probable and reasonable to estimate at each reporting date. The level of allowance for loan losses is based on management's quarterly review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing conditions. FNBC is primarily engaged in originating single-family residential loans secured by owner-occupied and non-owner-occupied properties and commercial loans to known borrowers in FNBC's market area. ABC's management considers the deficiencies of all classified loans in determining the amount of allowance for loan losses required at each reporting date. Management analyzes the probability of the correction of the classified loans' weaknesses and the extent of any known or inherent losses that FNBC might sustain on them.
While management believes that it determines the size of the allowance based on the best information available at the time, the allowance will need to be adjusted as circumstances change and assumptions are updated. Future adjustments to the allowance could significantly affect net income.

The following table shows changes in ABC's allowance for loan losses during the periods presented.

	Year Ended December 31,
	2017	2016
	(Dollars in thousands)
Total loans outstanding at end of period	$94,908	$87,510
Average loans outstanding	89,487	82,322
Allowance for loan losses, beginning of period	1,735	1,665
Provision for loan losses	(1,200)	-
Charge-offs:
Residential 1-4 family real estate	32	34
Commercial real estate	-	46
Multi-family real estate	-	-
Land	-	-
Residential construction real estate	-	-
Home equity lines of credit	-	-
Commercial loans	47	1
Consumer loans	169	122
Total charge-offs	248	203
Recoveries of loans previously charged-off	180	273
Allowance for loan losses, end of period	$466	$1,735
Allowance for loan losses as a percent of total loans	0.49%	1.98%
Allowance for loan losses as a percent of non-performing loans	51.55%	139.81%
Ratio of net charge-offs to average loans outstanding	0.07%	0.08%

The following table shows how ABC's allowance for loan losses is allocated by type of loan at each of the dates indicated.

	December 31,
	2017		2016
	Amount of Allowance	Category as a % of Loans	Amount of Allowance	Category as a % of Loans
	(Dollars in thousands)
Residential 1-4 family	$54	10.98%	$188	28.10%
Commercial	272	55.28%	206	30.79%
Multi-family	7	1.42%	11	1.64%
Land	(168)	(34.14)%	(105)	(15.69)%
Residential construction	-	-%	-	-%
Commercial and industrial loans	132	26.83%	250	37.37%
Consumer loans	195	39.63%	119	17.79%
Total	$492	100.00%	$669	100.00%

ABC's regularly reviews the loan portfolio and makes provisions for loan losses in order to maintain the allowance for loan losses in an amount management believes to be appropriate to absorb probable losses on existing loans. The allowance for loan losses consists primarily of two components: (1) specific allowances established for impaired loans and (2) general allowances established for loan losses on a portfolio basis for loans that do not meet the definition of impaired loans. A loan is deemed impaired when, based on current information, it is probable that ABC will be unable to collect all amounts due under the loan contract. If impairment is determined, ABC will measure that impairment and create a specific valuation allowance for each such loan. General allowances are established for the remainder of the loan portfolio which is separated by call code categories. Appropriate provisions for each category are calculated taking total loans by type and applying the historical twelve quarter charge off percentage for that category. Additionally, qualitative factors are analyzed to determine if the historical loss rates should be adjusted going forward which may cause future losses to deviate from past loan losses. The qualitative factors used at each quarterly review period is analyzed to ensure that it is appropriate and reasonable based on current trends and economic conditions. Following the quarterly allowance for loan loss analysis, ABC will make additional loan loss provisions, if warranted, or assign unallocated provisions to the allowance account.

Investment Activities
General.  ABC's investment policy is designed primarily to manage the interest rate sensitivity of ABC's assets and liabilities, to generate a favorable return without incurring undue interest rate and credit risk, to complement ABC's lending activities and to provide and maintain liquidity.
At December 31, 2017, the market value of ABC's investment securities portfolio, consisting of both debt and equity securities, amounted to approximately $39.7 million, or 25.5% of total assets at such date. The largest component of ABC's total securities portfolio was mortgage-backed securities, which amounted to approximately $19.1 million or 48.2% of the securities portfolio at December 31, 2017. Government-sponsored agency or enterprise securities amounted to approximately $1.9 million or 4.9%, and state and municipal securities amounted to approximately $18.6 million or 46.9% of total securities, respectively, at December 31, 2017. The remainder of ABC's securities portfolio, amounting to approximately $493,000 at December 31, 2017, was equity securities consisting of FHLB and correspondent bank stock and approximately $1.9 million in U.S. Government agency bonds. ABC's agency debt securities often have call provisions which provide the agency with the ability to call the securities at specified dates.
At December 31, 2017, ABC had total gross unrealized gains of $50,000 and $796,000 in gross unrealized losses on ABC's investment securities portfolio. Such unrealized gains and losses reflect increases and decrease in market value of securities as a result of changes in market rates of interest.
Management classifies debt securities as available for sale, held to maturity, or trading, at the time of acquisition. Debt securities classified as held to maturity must be purchased with the intent and ability to hold that security until its final maturity and can be sold prior to maturity only under rare circumstances. Held to maturity securities are accounted for based upon the historical cost of the security. Available for sale securities can be sold at any time based upon needs or market conditions. Available for sale securities are accounted for at fair value, with unrealized gains and losses on these securities, net of income tax provisions, reflected in retained earnings as accumulated other comprehensive income. At December 31, 2017, ABC had all debt securities classified as available for sale.
ABC does not purchase mortgage-backed derivative instruments that would be characterized "high-risk" under Federal banking regulations at the time of purchase, nor does ABC purchase corporate obligations which are not rated investment grade or better.
ABC's mortgage-backed securities consist primarily of mortgage pass-through certificates issued by the Government National Mortgage Association ("GNMA" or "Ginnie Mae"), Fannie Mae or Freddie Mac. At December 31, 2017, all of ABC's mortgage-backed securities were issued by Fannie Mae or Freddie Mac and ABC held two mortgage-backed securities from private issuers ("SBAP" or Small Business Administration Program and "SBIC" or Small Business Investment Company).
Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.
Ginnie Mae is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. Ginnie Mae securities are backed by loans insured by the Federal Housing Administration or guaranteed by the Veterans Administration. The timely payment of principal and interest on Ginnie Mae securities is guaranteed by Ginnie Mae and backed by the full faith and credit of the U.S. Government. Freddie Mac is a private corporation chartered by the U.S. Government. Freddie Mac issues participation certificates backed principally by conventional mortgage loans. Freddie Mac guarantees the timely payment of interest and the ultimate return of principal on participation certificates. Fannie Mae is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. Fannie Mae guarantees the timely payment of principal and interest on Fannie Mae securities. Freddie Mac and Fannie Mae securities are not backed by the full faith and credit of the U.S. Government, but because Freddie Mac and Fannie Mae are U.S. Government-sponsored enterprises, these securities are considered to be among the highest quality investments with minimal credit risks. In September 2008, the Federal Housing Finance Agency was appointed as conservator of Fannie Mae and Freddie Mac. The U.S. Department of the Treasury agreed to provide capital as needed to ensure that Fannie Mae and Freddie Mac continue to provide liquidity to the housing and mortgage markets. In 1958, Congress created the Small Business Investment Company program to facilitate the flow of long-term capital to America's small businesses. SBA does not provide capital directly to businesses. Instead, SBA partners with private investors to capitalize professionally-managed investment funds known as SBICs that finance small businesses.

Investment and Mortgage-backed Securities Portfolios.  The following table sets forth certain information relating to ABC's investment and mortgage-backed securities portfolios and ABC's investment in FHLB stock and other equity securities at the dates indicated.
	December 31,
	2017		2016
	Amortized Cost	Market Value	Amortized Cost	Market Value
Securities Available-for-Sale:	(Dollars in thousands)
U.S. Government agency	$1,989	$1,932	$2,488	$2,422
State and municipal	18,958	18,612	16,353	15,472
Mortgage-backed securities	19,482	19,139	20,913	20,300
Total Available-for-Sale Securities	40,429	39,683	39,754	38,194
FHLB Stock	264	264	262	262
Other equity investments	229	229	229	229
Total equity securities	493	493	491	491
Total debt and equity securities	$40,922	$40,176	$40,245	$38,685
The following table sets forth the amount of investment securities which mature during each of the periods indicated and the weighted average and tax-equivalent yields for each range of maturities at December 31, 2017.
	Amounts at December 31, 2017, Maturing In
	1 year or	Over 1 year	Over 5 years
(In thousands)	less	to 5 years	to 10 years	Over 10 years	Total
Securities Available-for-Sale, at fair value:
U.S. Government agency	$-	$984	$948	$-	$1,932
Government-sponsored enterprises	-	-	-	-	-
State and municipal	1,197	239	-	17,176	18,612
Mortgage-backed securities	-	-	2,036	17,103	19,139
Total Available-for-Sale Securities	$1,197	$1,223	$2,984	$34,279	$39,683
Weighted-average yield	3.05%	1.55%	2.09%	2.71%	2.64%
Tax-equivalent yield at 34% tax rate	4.55%	1.71%	2.09%	3.45%	3.33%

The following table sets forth the composition of ABC's mortgage-backed securities portfolio at each of the dates indicated.

	December 31,
(In thousands)	2017	2016
Fixed-rate:
Available-for-sale, at fair value	$19,139	$20,300
Held-to-maturity	-	-
Total fixed-rate	19,139	20,300
Adjustable-rate:
Available-for-sale, at fair value	-	-
Held-to-maturity	-	-
Total adjustable-rate	-	-
Total mortgage-backed securities	$19,139	$20,300

Sources of Funds

General.  Deposits are the primary source of FNBC's funds for lending and other investment purposes. In addition to deposits, principal and interest payments on loans and investments are a source of funds. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may also be used on a short-term basis to compensate for reductions in the availability of funds from other sources and on a longer-term basis for general business purposes.

Deposits.  Deposits are attracted by FNBC principally from Ashley County, Arkansas. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate. FNBC has not solicited deposits from outside Arkansas or paid fees to brokers to solicit funds for deposit.

Interest rates, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Management determines the rates and terms based on rates paid by competitors, the need for funds or liquidity, growth goals and federal regulations. ABC attempts to control the flow of deposits by pricing its accounts to remain generally competitive with other financial institutions in its market area.

The following table shows the distribution of, and certain other information relating to, ABC's deposits by type of deposit, as of the dates indicated.

	Year Ended December 31,
	2017		2016
	Amount	%	Amount	%
Time deposits:	(Dollars in thousands)
0.00% - 0.99%	$24,276	17.89%	$39,708	29.53%
1.00% - 1.99%	9,399	6.93%	1,085	0.81%
2.00% - 2.99%	142	0.10%	1,533	1.14%
3.00% - 3.99%	1,424	1.05%	-	-%
Total time deposits	$35,241	25.97%	$42,326	31.47%

Demand and savings:
Noninterest-bearing demand deposits	40,582	29.91%	41,906	31.16%
Interest-bearing demand deposits	29,596	21.81%	23,297	17.32%
Money market	4,823	3.55%	3,927	2.92%
Savings	25,453	18.76%	23,039	17.13%
Total demand and savings	$100,454	74.03%	$92,169	68.53%
Total deposits	$135,695	100.00%	$134,495	100.00%

The following table shows the average balance of each type of deposit and the average rate paid on each type of deposit for the periods indicated.
	Year Ended December 31,
	2017			2016
	Average	Interest	Average	Average	Interest	Average
(Dollars in thousands)	Balance	Expense	Rate Paid	Balance	Expense	Rate Paid
Interest-bearing demand and savings:
Interest-bearing demand deposits	$28,932	$15	0.05%	$23,928	$12	0.05%
Money market	4,469	4	0.09%	4,349	4	0.09%
Savings	24,801	12	0.05%	23,238	12	0.05%
Time deposits	38,811	239	0.62%	39,384	207	0.53%
Total demand and savings	97,013	270	0.28%	90,899	235	0.26%
Noninterest-bearing demand deposits	36,533	-		37,834	-
Total deposits	$133,546	$270		$128,733	$235
The following table presents the amount of time deposits at December 31, 2017 by interest rate categories and maturities.
	Balance at December 31, 2017
	Maturing in the 12 Months Ending December 31,
	2018	2019	2020	Thereafter	Total
	(Dollars in thousands)
Time deposits:
0.00% - 0.99%	$21,308	$2,968	$-	$-	$24,276
1.00% - 1.99%	8,673	720	-	6	9,399
2.00% - 2.99%	142	-	-	-	142
3.00% - 3.99%	-	-	-	1,424	1,424
Total time deposits	$30,123	$3,688	$-	$1,430	$35,241
The following table shows the maturities of ABC's time deposits of $100,000 or more at December 31, 2017 by time remaining to maturity.
	At December 31, 2017
		Weighted
	Amount	Average Rate
Quarter Ending:	(Dollars in thousands)
March 31, 2018	$3,561	0.36%
June 30, 2018	6,623	0.41%
September 30, 2018	5,006	0.62%
December 31, 2018	14,933	0.75%
After December 31, 2018	5,118	0.72%
Total	$35,241	0.60%
Borrowings.  ABC may obtain advances from the Federal Home Loan Bank of Dallas upon the security of the common stock it owns in that bank and certain of its residential mortgage loans and mortgage-backed and other investment securities, provided certain standards related to creditworthiness have been met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Federal Home Loan Bank advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending.

As of December 31, 2017, ABC was permitted to borrow up to an aggregate total of approximately $17.5 million from the Federal Home Loan Bank of Dallas. ABC had no Federal Home Loan Bank advances outstanding at December 31, 2017. Additionally, at December 31, 2017, FNBC was a party to Master Purchase Agreements with First National Bankers Bank whereby FNBC may purchase Federal Funds from First National Bankers Bank in an amount not to exceed $7.5 million unsecured, and with First Tennessee Bank in an amount not to exceed $3.0 million unsecured. There were no amounts purchased under these agreements as of December 31, 2017.
Subsidiaries
At December 31, 2017, ABC had one subsidiary, FNBC.
Total Employees
FNBC had 42 full-time equivalent employees at December 31, 2017. None of these employees are represented by a collective bargaining agreement, and FNBC believes that it enjoys good relations with its personnel.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS OF ABC
Overview
ABC's profitability depends primarily on net interest income, which is the difference between interest income earned on interest-earning assets, principally loans, and interest expense paid on interest-bearing liabilities, principally deposits. Net interest income is dependent upon the level of interest rates and the extent to which such rates are changing. ABC's profitability also depends, to a lesser extent, on interest-earning deposits in other institutions, non-interest income, non-interest expenses and federal income taxes.
For ABC's portfolio loans, ABC originates principally short-term loans of three to five years which amortize over longer periods up to 30 years and require the payment of principal at stated maturity. Most of such loans are refinanced with FNBC at the end of their term due to a renewal process with reduced fees and costs.
ABC sells a substantial amount of its long-term, fixed rate single-family residential mortgage loans into the secondary market, although ABC also retains some of such loans for portfolio. As in 2016, ABC emphasized commercial real estate lending which increased from $18.0 million at December 31, 2016 to $28.0 million at December 31, 2017. Typically, single-family loans involve a lower degree of risk and carry a lower yield than commercial real estate, construction, and commercial business. ABC's loans are primarily funded by a mix of deposit types including 74.0% demand and savings and 26.0% time deposits, both as a percent of total deposits. Loan growth for 2017 was funded by a combination of use of excess interest-bearing deposits in banks, proceeds from investment sales and maturities, and deposit growth, which consisted primarily of growth in money market and savings accounts. For the year ended December 31, 2017, total deposits grew by approximately 1.1% or $1.5 million to $135.3 million from $133.8 million at December 31, 2016. ABC anticipates that deposits will be a primary source of funding for its assets in the near term. However, ABC will strive to utilize the funding source with the lowest cost to improve its net interest margin.
ABC's results of operations are also significantly affected by general economic and competitive conditions, particularly with respect to changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially affect ABC's financial condition and results of operations.

Business Strategy
ABC's business strategy is focused on operating a growing and profitable community-oriented financial institution. Below are certain of the highlights of ABC's business strategy:
●
Growing ABC's Core Deposits. ABC plans to grow its retail deposits by emphasizing transactional deposit accounts. According to the market share report of the FDIC, as of June 30, 2017, the most recent date for which information is available, FNBC was the number one bank in deposits with 45.7% of the market in Ashley County. Growth of core deposits will be pursued through offering products and services that meet the full-service banking needs of all age groups and developing more of a sales culture in the branches. Advertising, promotions and offering attractive rates on certain transaction accounts may also be utilized as means to increase core deposits.

●
Maintaining High Asset Quality.  ABC continues to maintain high levels of asset quality. At December 31, 2017, non-performing assets were only 1.1% of ABC's total loan portfolio. ABC attributes its high asset quality to prudent and conservative underwriting practices, which include low loan-to-value ratios, personal guarantees, cross collateralization and tailoring loan terms for the individual customer. ABC intends to maintain high asset quality as ABC grows FNBC.

●
Retaining ABC's High Level of Non-interest Income.  At December 31, 2017, FNBC was ranked 10th of 96 Arkansas banks in level of non-interest income. With continued technology innovations and increased compliance regulation having a potential negative impact on earnings, ABC will need to focus on its asset management products and other service fees to retain its current levels of non-interest income.

●
Continuing to Provide Exceptional Customer Service.  As a community-oriented bank, ABC takes pride in providing exceptional customer service as a means to attract and retain customers. ABC delivers personalized service to its customers distinguishing ABC from the large regional banks operating in ABC's market area. ABC's management team has strong ties to the community. ABC believes that it knows its customers' banking needs and can respond quickly to address them.

Critical Accounting Policies
In reviewing and understanding financial information for ABC, you are encouraged to read and understand the significant accounting policies used in preparing our financial statements. These policies are described in Note 1 of the notes to ABC's financial statements beginning on page G-8. The accounting and financial reporting policies of ABC conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Accordingly, the financial statements require certain estimates, judgments, and assumptions, which are believed to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the periods presented. The following accounting policies comprise those that management believes are the most critical to aid in fully understanding and evaluating our reported financial results. These policies require numerous estimates or economic assumptions that may prove inaccurate or may be subject to variations which may significantly affect our reported results and financial condition for the period or in future periods.
Allowance for Loan Losses.  The allowance for loan losses is maintained at a level to provide for probable credit losses related to specifically identified loans and for losses inherent in the loan portfolio that have been incurred as of the balance sheet date. The allowance for loan losses is comprised of specific allowances and a general allowance. Specific provisions are assessed for each loan that is reviewed for impairment or for which a probable loss has been identified. The allowance related to loans that are identified as impaired is based on discounted expected future cash flows using the loan's initial effective interest rate, the observable market value of the loan, or the estimated fair value of the collateral for certain collateral dependent loans. Factors contributing to the determination of specific provisions include the financial condition of the borrower, changes in the value of pledged collateral and general economic conditions. General allowances are established based on historical charge-offs considering factors that include risk rating, concentrations and loan type. For the general allowance, management also considers qualitative factors such as economic trends, staff experience, changes in collateral values, and technical & policy exceptions.

ABC's allowance levels may be impacted by changes in underwriting standards, credit administration and collection policies, regulation and other factors which affect the credit quality and collectability of the loan portfolio also impact the allowance levels. The allowance for loan losses is based on management's estimate of probable credit losses inherent in the loan portfolio; actual credit losses may vary from the current estimate. The allowance for loan losses is reviewed quarterly, taking into consideration the risk characteristics of the loan portfolio, past charge-off experience, general economic conditions and other factors that warrant current recognition. As adjustments to the allowance for loan losses become necessary, they are reflected as a provision for loan losses in current-period earnings. Actual loan charge-offs are deducted from and subsequent recoveries of previously charged-off loans are added to the allowance.
Other-Than-Temporary Impairment.  ABC reviews its investment portfolio on a quarterly basis for indications of impairment. This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, the financial condition and near-term prospects of the issuer including any specific events that may influence the operations of the issuer, and the intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in the market. Inherent in this analysis is a certain amount of imprecision in the judgment used by management.
ABC recognizes credit-related other-than-temporary impairment on debt securities in earnings while noncredit-related other-than-temporary impairment on debt securities not expected to be sold is recognized in accumulated other comprehensive income. ABC assesses whether the credit loss existed by considering whether (a) ABC has the intent to sell the security, (b) it is more likely than not that ABC will be required to sell the security before recovery, or (c) ABC does not expect to recover the entire amortized cost basis of the security. ABC may bifurcate the other-than-temporary impairment on securities not expected to be sold or where the entire amortized cost of the security is not expected to be recovered into the components representing credit loss and the component representing loss related to other factors. The portion of the fair value decline attributable to credit loss is recognized through earnings.
Income Taxes.  Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various assets and liabilities and gives current recognition to changes in tax rates and laws. Realizing ABC's deferred tax assets principally depends upon ABC achieving projected future taxable income. ABC may change its judgments regarding future profitability due to future market conditions and other factors. ABC may adjust its deferred tax asset balances if ABC's judgments change.
Comparison of Financial Condition at December 31, 2017 and December 31, 2016
Total assets increased approximately $3.2 million, or 2.1%, to $155.5 million at December 31, 2017 compared to $152.3 million at December 31, 2016. This increase was primarily due to increases in net loans of approximately $8.7 million, offset by decreases in cash and cash equivalents of $3.3 million and by a decrease in investment securities of $802,000.
Cash and cash equivalents decreased approximately $3.3 million or 31.6% to $7.3 million at December 31, 2017 compared to $10.6 million at December 31, 2016 primarily from utilization of excess funds for loan growth.
Investment securities decreased approximately $802,000, or 1.8% to $43.2 million at December 31, 2017 from $44.0 million at December 31, 2016. The decrease in investment securities was due to sales and maturities of debt securities to assist in funding loan growth during 2017.
Net loans, including loans held for sale, increased approximately $7.4 million or 8.5% at December 31, 2017 compared to December 31, 2016. The increase in net loans was due primarily to an increase in real estate and commercial loans of approximately $6.2 million and consumer loans of $1.6 million. The increases in the various loan categories were due primarily to new customer development.

Other assets, which include premises and equipment, net of accumulated depreciation, accrued interest receivable, and other assets decreased by approximately $1.2 million or 16.9% to $10.4 million at December 31, 2017 compared to $11.6 million at December 31, 2016. The decrease was due primarily to a decrease in deferred tax assets of $854,000, decreases in premises and equipment and other foreclosed assets of $242,000 and decreases in prepaid expenses and other assets of $82,000, offset by an increase in accrued interest receivable of $43,000.
Total deposits increased by approximately $1.5 million or 1.1% to $135.3 million at December 31, 2017 compared to $133.8 million in deposits at December 31, 2016. The increase was due to increases in interest-bearing and savings deposits of approximately $9.6 million, and decreases in time deposits of $7.1 million. The increases in noninterest-bearing and savings deposits were due primarily to ABC's customer base transitioning from time deposits in anticipation of rate increases.
Other liabilities, which include accrued interest payable, and other liabilities, increased approximately $339,000 or 62.7% to $880,000 at December 31, 2017 compared to $541,000 at December 31, 2016.
Total shareholders' equity increased approximately $1.4 million or 14.4% to $10.9 million at December 31, 2017 compared to $9.5 million at December 31, 2016. The increase was primarily due to net income for the year ended December 31, 2017 of approximately $2.1 million and an increase in unrealized gain on available-for-sale debt securities, net of tax, included in accumulated other comprehensive income of $502,000. The increase was offset by decreases in equity from shareholder dividend payments of approximately $1.1 million, and the purchase of treasury stock of $138,000. The purchase of treasury stock was the result of the sale of shares by shareholders owning 250 shares or less in the repurchase program.
Comparison of Operating Results for the Years Ended December 31, 2017 and 2016
For the year ended December 31, 2017, ABC's net income was approximately $2.1 million, an increase of $827,000 or 63.3% compared to net income of $1.3 million for the year ended December 31, 2016. The change in net income year over year consisted primarily of a negative provision for loan loss of $1.2 million. Net interest income increased $340,000 and despite $305,000 in write-downs taken as part of the negative provision, non-interest expense only increased $6,000, with an increase in the provision for income taxes of $501,000.
Interest income increased by approximately $414,000, or 6.9%, to $6.4 million for the year ended December 31, 2017 compared to $6.0 million for the year ended December 31, 2016. The increase year over year in interest income was primarily due to increases of approximately $281,000 in interest income from loans and interest income from debt securities and other earning assets of $130,000. The increase in loan interest income was due to an approximately $7.4 million or 8.5% increase in the average loan balance outstanding for 2017 compared to 2016 partially offset by an 8 basis point decline in the average yield earned on loans. The increase in interest income from debt securities and other earning assets was due primarily to an increase in the average yield of 31 basis points in 2017 compared to 2016 offset by a decrease in the average balances of approximately $3.7 million or 7.2%.
Interest expense increased by approximately $74,000, or 16.2%, to $532,000 for the year ended December 31, 2017 compared to $458,000 for the year ended December 31, 2016 primarily as a result of an increase in the average rate paid on trust preferred securities (TRuPS) of 51 basis points to 3.03% in 2017 compared to 2.52% in 2016. The increase in the average rate paid on time deposits of 9 basis points is due to time deposit maturities during the year that renewed at a higher rate.
Net Interest Income.  Net interest income amounted to approximately $5.9 million for the year ended December 31, 2017 compared to $5.6 million for the year ended December 31, 2016. The approximately $340,000 or 6.1% increase was primarily due to an increase in interest income from loans of $414,000, due primarily to loan growth, and an increase in interest expense on deposits of $74,000 from increasing deposit rates and deposit growth.
The average interest rate spread increased to 4.44% for the year ended December 31, 2017 from 4.22% for the year ended December 31, 2016 while average interest-earning assets increased to approximately $143.5 million from $136.8 million during the same periods. Average interest-earning assets to average interest-bearing liabilities decreased to 1.40% for the year ended December 31, 2017 from 1.45% for the year ended December 31, 2016. The increase in the average interest rate spread reflects an increase in the average yield on interest earning assets to 4.72% in 2017 from 4.49% in 2016. Net interest margin increased 21 basis points to 4.52% from 4.31% at December 31, 2017 and 2016, respectively, primarily due to an increase of 23 basis points in the average yield on interest-earning assets for the periods.

For more information regarding the effect of volume and rates on interest income and interest expense, see the "Volume/Rate Analysis" section further in this joint proxy statement/offering circular.
Provision for Loan Losses.  The Allowance for Loan and Lease Losses analysis reflected an overfunding of the ALLL balance. A negative provision was made in the amount of $1.2 million for December 31, 2017.
Non-Interest Income.  Non-interest income, which includes fees and service charges, realized gains and losses on investments and other non-interest income, amounted to approximately $1.8 million for the year ended December 31, 2017, a decrease of $206,000 or 10.1% compared to non-interest income of $2.0 million for the year ended December 31, 2016. The decrease was due to a $226,000 increase in write-downs on foreclosed assets, a decrease of $20,000 in income from trust services, and a decrease of $24,000 in losses on sales of available-for-sale securities offset by increases of $50,000 in service charges on deposits and $14,000 in other income.
Non-Interest Expense.  Non-interest expense increased by approximately $6,000 or 0.1% to $5.8 million for the year ended December 31, 2017 as compared to $5.8 million through the same period in 2016. The increase was primarily due to an increase in compensation expense of $279,000 and an increase in occupancy and equipment expense of $34,000, offset by a reduction in miscellaneous losses of $224,000, a decrease in advertising and business developments costs of $44,000, and a reduction in FDIC assessments and OCC examination fees of $33,000. There was an extraordinary loss in 2016 of approximately $164,000, of which $50,000 was recovered in 2017. Year over year, the increase in compensation expense was due mainly to normal salary increases and the implementation of an incentive bonus program, the increase in occupancy and equipment expense consists mainly of full year recognition of depreciation on new equipment, the decrease in advertising and business development costs from finding more efficient methods to reach ABC's customer base at lower costs, and the lower FDIC assessment and OCC examination fees from improved CAMELS ratings thus reducing calculation rates.
Income Tax Expense.  Income tax expense for the year ended December 31, 2017 amounted to approximately $1.0 million, an increase of $501,000 compared to $508,000 for the year ended December 31, 2016 resulting in effective tax rates of 32.09% and 27.98%, respectively.

Average Balances, Net Interest Income, Yields Earned and Rates Paid. The following table shows for the periods indicated the total dollar amount of interest from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Tax-exempt income and yields have not been adjusted to a tax-equivalent basis. All average balances are based on monthly balances. Management does not believe that the monthly averages differ significantly from what the daily averages would be.
	Years Ended December 31,
	2017			2016
	Avg. Balance	Interest	Avg. Yield	Avg. Balance	Interest	Avg. Yield
	(Dollars in thousands)
Earning assets:
Loans (1)	$89,487	$5,279	5.90%	$82,322	$4,998	6.07%
Debt Securities	39,541	950	2.40%	42,245	884	2.09%
Other earning assets	8,624	205	2.38%	9,663	138	1.43%
Total earning assets	136,652	6,434	4.67%	134,230	6,020	4.48%

Non-earning assets	14,651			15,028
Total Assets	$152,303			$149,258

Interest-bearing liabilities:
Interest-bearing checking	$28,932	15	0.05%	$23,928	12	0.05%
Savings & MMDA	29,270	16	0.05%	27,587	16	0.06%
Time deposits	38,811	239	0.62%	39,384	206	0.52%
Subordinated debentures	8,454	256	3.03%	8,454	213	2.52%
Other borrowings	280	6	2.14%	1,548	11	0.71%

Total interest-bearing liabilities	105,747	532	0.50%	100,901	458	0.45%

Noninterest-bearing deposits	36,533			37,833
Other liabilities	604			713

Total Liabilities	142,884			139,447
Shareholders' equity	9,419			9,811
Total Liabilities and
Shareholders' Equity	$152,303			$149,258

Net Interest Income & Spread(2)		$5,902	4.17%		$5,562	4.03%
Net Interest Margin(3)			4.29%			4.14%
__________________
(1) Calculated net of deferred fees and discounts and includes loans held for sale.
(2) Net interest spread is equal to the average yield on total earning assets less the average cost of total interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average total earning assets.

                   Volume/Rate Analysis.  The following table shows the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities affected ABC's interest income and expense during the periods indicated.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate, which is the change in rate multiplied by prior year volume, and (2) changes in volume, which is the change in volume multiplied by prior year rate.  The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	Year Ended December 31,			Year Ended December 31,
	2017 over 2016			2016 over 2015
(dollars in thousands)	Volume	Rate	Net Change	Volume	Rate	Net Change
Interest income:
Loans, net of deferred loan fees	$417	$(136)	$281	$849	$(134)	$715
Debt Securities	(50)	116	66	(157)	59	(98)
Other earning assets	(13)	80	67	(5)	6	1

Total interest income	354	60	414	687	(69)	618
Interest expense:

Interest-bearing checking	3	-	3	2	-	2
Savings & MMDA	-	-	-	-	-	-
Time deposits	(3)	36	33	(10)	18	8
Subordinated debentures	-	43	43	-	34	34
Other borrowings	3	(8)	(5)	(7)	4	(3)

Total interest expense	3	71	74	(15)	56	41
Increase (decrease) in net interest income	$351	$(11)	$340	$702	$(125)	$577

Asset Quality
"Classified loans" are the loans and other credit facilities that ABC considers to be of the greatest risk to ABC and, therefore, these loans receive the highest level of attention by ABC's account officers and senior credit management. Classified loans include both performing and nonperforming loans.
At December 31, 2017, ABC had approximately $1.1 million in classified loans compared to $1.5 million at December 31, 2016. Of these loans, at December 31, 2017, $201,000 were accruing loans and $903,000 were non-accruing loans. Total loans included in classified loans at December 31, 2017 that were evaluated for impairment was approximately $824,000 compared to $1.1 million evaluated for impairment and included in classified loans at December 31, 2016. Under generally accepted accounting principles, a loan is identified as impaired when it is considered probable that ABC may be unable to collect all amounts due according to the contractual terms of ABC's loan agreement. Non-performing loans include loans past due 30 days or more that are still accruing interest and nonaccrual loans. At December 31, 2017, ABC had approximately $1.0 million in non-performing loans. This compares to approximately $1.3 million in non-performing loans at December 31, 2016. Non-performing loans as a percentage of net loans at December 31, 2017 were 1.1% as compared to 1.6% at December 31, 2016. There were approximately $276,000 other foreclosed assets at December 31, 2017 compared to $245,000 at December 31, 2016 consisting of farmland and nonfarm/nonresidential property.

ABC charged off approximately $248,000 of gross loan balances classified as loss for the year ended December 31, 2017 and recovered $180,000 in loan balances previously charged off in prior years. The result was net charge-offs of approximately $68,000 for the year ended December 31, 2017 compared to net recoveries of $70,000 for the year ended December 31, 2016.
The adequacy of the allowance for loan losses is determined by management based upon an analysis of a number of recognized factors such as historical losses, industry default rates, peer group comparisons, loan quality classifications, and various economic indicators as well as the views of ABC's banking regulators. The allowance for loan losses is routinely reported to the board of directors and is subject to review by ABC's external auditors and regulatory examiners.
Provision for Loan Losses
The allowance for loan losses is established through a provision for loan losses charged to earnings as losses are estimated to have occurred in ABC's loan portfolio. The allowance for loan losses is maintained at a level to provide for probable credit losses related to specifically identified loans and for losses inherent in the loan portfolio that have been incurred as of the balance sheet date. The allowance for loan losses is comprised of specific allowances and a general allowance.
Specific provisions are assessed for each loan that is reviewed for impairment or for which a probable loss has been identified. The allowance related to loans that are identified as impaired is based on discounted expected future cash flows using the loan's initial effective interest rate, the observable market value of the loan, or the estimated fair value of the collateral for certain collateral dependent loans. Factors contributing to the determination of specific provisions include the financial condition of the borrower, changes in the value of pledged collateral and general economic conditions. General allowances are established based on historical charge-offs considering factors that include risk rating, concentrations and loan type. For the general allowance, management also considers trends in delinquencies and non-accrual loans, concentrations, volatility of risk ratings and the evolving mix in terms of collateral, relative loan size and the degree of seasoning within the various loan products.
Changes in underwriting standards, credit administration and collection policies, regulation and other factors which affect the credit quality and collectability of the loan portfolio also impact the allowance levels. The allowance for loan losses is based on management's estimate of probable credit losses inherent in the loan portfolio; actual credit losses may vary from the current estimate. The allowance for loan losses is reviewed periodically, taking into consideration the risk characteristics of the loan portfolio, past charge-off experience, general economic conditions and other factors that warrant current recognition. As adjustments to the allowance for loan losses become necessary, they are reflected as a provision for loan losses in current-period earnings. Actual loan charge-offs are deducted from and subsequent recoveries of previously charged-off loans are added to the allowance.
Negative loan loss provisions of $1.2 million were made to the allowance during the year ended December 31, 2017 compared to no provision in fiscal 2016. To the best of management's knowledge, the allowance is maintained at a level believed to cover all known and inherent losses in the loan portfolio, both probable and reasonable to estimate.
Asset/Liability Management
Asset/liability management involves the evaluation, monitoring and management of interest rate risk, market risk, liquidity and funding. The fundamental objective of ABC's management of assets and liabilities is to maximize its economic value while maintaining adequate liquidity and a conservative level of interest rate risk.
Interest rate risk is a significant market risk affecting ABC. Interest rate risk results from many factors. Assets and liabilities may mature or reprice at different times. Assets and liabilities may reprice at the same time but by different amounts. Short-term and long-term market interest rates may change by different amounts. The remaining maturity of various assets or liabilities may shorten or lengthen as interest rates change. In addition, interest rates may have an impact on loan demand, credit losses, and other sources of earnings such as account analysis fees on commercial deposit accounts and correspondent bank service charges. In adjusting ABC's asset/liability position, management attempts to manage interest rate risk while enhancing, if possible, the net interest margin and net interest income.

ABC's results of operations and net portfolio values remain subject to changes in interest rates and to fluctuations in the difference between long and short-term interest rates. At the end of 2017, ABC's asset and liability position, referred to as "Gap Ratio" was asset sensitive, with a greater amount of earning assets subject to immediate and near-term interest rate changes relative to interest-bearing liabilities. ABC's one-year cumulative Gap Ratio is projected to be slightly asset sensitive, which means that more assets than liabilities will be repricing within the next year. Beyond the one-year time horizon, the cumulative Gap Ratio is expected to continue to be asset sensitive. It is anticipated that the interest rate environment will remain flat as projected by the most recent meeting of the Federal Open Market Committee (FOMC) of the Federal Reserve System. A relatively flat rate environment will most likely limit the negative impact on ABC's net interest margin for the twelve months ended December 31, 2018. Management continues to monitor the interest rate environment as well as economic conditions and other factors it deems relevant in managing ABC's exposure to interest rate risk.
Simulation of earnings is the primary tool used to measure the sensitivity of earnings to interest rate changes. Using computer modeling techniques, the latest simulation forecast by management, using December 31, 2017 balances as a base, projected that in a flat rate environment, net interest income, before the provision for loan losses, would likely be higher for 2018 compared to actual results for 2017. The increase in net interest income is expected to be primarily attributable to anticipated loan growth, which is the highest yielding asset class. ABC utilizes rate shock modeling to project the effect of changes in interest rates on its net interest income. Rate changes of down 100 and 200 basis points and up 100, 200, 300, and 400 basis points are used in the model simulation. Using these rate change scenarios, the effect on net interest income will be minimal over the one-year period.
The information below shows the effect of the respective rate changes on net interest income as follows:
Shift in Interest Rates (in bps)	% Change in Projected Net Interest Income
+400	8.7%
+300	6.5%
+200	4.4%
+100	2.2%
Base	-%
-100	-6.7%
-200	-20.9%

Liquidity and Capital Resources
ABC maintains levels of liquid assets deemed adequate by management. ABC adjusts its liquidity levels to fund deposit outflows, repay its borrowings and to fund loan commitments. ABC also adjusts liquidity as appropriate to meet asset and liability management objectives.
ABC's primary sources of funds are deposits, amortization and prepayment of loans and to a lesser extent, funds provided from operations. While scheduled principal repayments on loans are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. FNBC sets the interest rates on its deposits to maintain a desired level of total deposits. In addition, FNBC invests excess funds in short-term interest-earning accounts and other assets, which provide liquidity to meet lending requirements. ABC's cash and cash equivalents amounted to approximately $7.3 million at December 31, 2017.
Approximately $40.1 million of FNBC's liquidity consists of non-interest earning deposits. FNBC's primary sources of cash are principal repayments on loans and increases in deposit accounts. If FNBC requires funds beyond its ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Dallas, which provide an additional source of funds. At December 31, 2017, FNBC had no advances from the Federal Home Loan Bank but had approximately $17.5 million in borrowing capacity. Additionally, at December 31, 2017, FNBC was a party to a Master Purchase Agreement with First National Bankers Bank whereby FNBC may purchase Federal Funds from First National Bankers Bank in an amount not to exceed $7.5 million and from First Tennessee Bank in an amount not to exceed $3.0 million. There were no amounts purchased under either agreement as of December 31, 2017.

At December 31, 2017, FNBC had outstanding loan commitments of approximately $14.5 million to originate loans. At December 31, 2017, time deposits scheduled to mature in less than one year totaled approximately $30.1 million. Based on prior experience, management believes that a significant portion of such deposits will remain with FNBC, although there can be no assurance that this will be the case. In addition, in a rising interest rate environment, the cost of such deposits could be significantly higher upon renewal. FNBC intends to utilize its liquidity to fund its lending activities.
FNBC is required to maintain regulatory capital sufficient to meet tier 1 leverage, tier 1 risk-based and total risk-based capital ratios of at least 4.0%, 6.0% and 8.0%, respectively. At December 31, 2017, FNBC exceeded each of its capital requirements with ratios of 11.28%, 15.33% and 15.74%, respectively.
Off-Balance Sheet Arrangements
In the normal course of operations, ABC engages in a variety of financial transactions that, in accordance with generally accepted accounting principles are not recorded in ABC's financial statements. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used primarily to manage customers' requests for funding and take the form of loan commitments and lines of credit. ABC's exposure to credit loss from non-performance by the other party to the above-mentioned financial instruments is represented by the contractual amount of those instruments. ABC uses the same credit policies in making commitments and conditional obligations as ABC does for on-balance sheet instruments. In general, ABC requires collateral or other security to support financial instruments with off–balance sheet credit risk.
Commitments.  The following table summarizes ABC's outstanding commitments to originate loans and to advance additional amounts pursuant to outstanding letters of credit, lines of credit and undisbursed construction loans in process at December 31, 2017.
	Total
	Amounts
	Committed at
	December 31,	To 1	1-3	4-5	After 5
	2017	Year	Years	Years	Years
	(Dollars in thousands)
Standby letters of credit	$748	$-	$-	$-	$-
Unfunded commitments under lines of credit	-	-	-	-	-
Commitments to originate loans	10,118	-	-	-	-
Total commitments	$10,866	$-	$-	$-	$-

MARKET PRICE AND DIVIDENDS
Stock Prices
Through August 29, 2018, Century Next's common stock was quoted on the OTC Pink marketplace under the symbol "CTUY." Beginning on August 30, 2018, Century Next's common stock is quoted on the OTCQX Best Market. The following table sets forth the high and low prices per share of Century Next common stock, and the cash dividends declared per share for the periods indicated.
The common stock of ABC has never been traded on any established public trading market. The following table sets forth the cash dividends declared per share for ABC common stock for the periods presented.
	Century Next			ABC
	Common Stock			Common Stock
	Stock Price		Cash Dividends	Cash Dividends
	High	Low	Per Share	Per Share
2016
Quarter ended:
March 31, 2016	$19.50	$19.25	$-	$0.25
June 30, 2016	19.30	17.00	0.12	0.25
September 30, 2016	19.30	17.41	-	0.25
December 31, 2016	20.00	9.30	-	0.25

2017
Quarter ended:
March 31, 2017	$25.00	$20.00	$-	$4.00
June 30, 2017	32.00	25.00	0.14	0.25
September 30, 2017	29.00	27.00	-	0.25
December 31, 2017	29.75	28.25	-	0.25

2018
Quarter ended:
March 31, 2018	$30.30	$29.25	$-	$0.25
June 30, 2018	45.00	30.00	-	0.25
September 30, 2018 (through August 27, 2018)	34.00	33.50	-	-

ABC shareholders are advised to obtain current market quotations for Century Next common stock. The market price of Century Next common stock will fluctuate between the date of this joint proxy statement/offering circular and the completion of the merger. No assurance can be given concerning the market price of Century Next common stock before or after the effective date of the merger.
As of the record date for the Century Next special meeting, there were 1,099,313 shares of Century Next common stock outstanding, which were held by 183 holders of record.
As of the record date for the ABC special meeting, there were 235,619 shares of ABC common stock outstanding, which were held by 173 shareholders of record.
On May 15, 2018, the last trading day prior to the public announcement of the merger, the closing sale price of shares of Century Next common stock as reported on OTC Pink marketplace was $30.00. On August 27, 2018, the last practicable trading day before the distribution of this joint proxy statement/offering circular the closing sale price of shares of Century Next common stock as reported on OTC Pink marketplace was $33.50.
Dividends
The payment, timing and amount of dividends by Century Next on shares of Century Next common stock in the future, either before or after the merger is completed, are subject to the determination of Century Next's board of directors and depend on cash requirements, contractual restrictions, its financial condition and earnings, legal and regulatory considerations and other factors.  The merger agreement provides that, subject to consideration by Century Next's board of directors of all relevant factors and the receipt of all required approvals or non-objections from any bank regulator, Century Next intends to declare and pay a cash dividend of $0.20 per share during the quarter ended December 31, 2018, and promptly following the closing date of the merger, declare a ten percent (10%) stock dividend. If the merger is not completed on or prior to the first to occur of (i) the record date for the cash dividend on Century Next common stock referred to above or (ii) December 31, 2018, then ABC will be permitted to pay an additional cash dividend at a rate not in excess of $0.50 per share of ABC common stock to its shareholders of record as of the earlier of the date of the merger and December 31, 2018. After the merger, Century Next currently expects to continue to pay (when, as and if declared by the Century Next board of directors) regular annual cash dividends. Although Century Next has previously paid annual cash dividends on its shares of common stock, it is not under any obligation to do so in the future.  As a holding company without any independent operation other than owning Bank of Ruston, Century Next in the future will be substantially dependent upon dividends from Bank of Ruston to provide funds for the payment of dividends to shareholders and to provide for other cash requirements. Both Century Next and Bank of Ruston are subject to various general regulatory policies relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums.

Whenever a dividend or other distribution is declared by Century Next on Century Next common stock, the record date for which is at or after the effective time of the merger, the declaration will include dividends or other distributions on all shares of Century Next common stock issuable pursuant to the merger agreement, but such dividends or other distributions will not be paid to the holder thereof until such holder has duly surrendered its ABC common stock certificates in accordance with the merger agreement.
DESCRIPTION OF CENTURY NEXT CAPITAL STOCK
As a result of the merger, ABC shareholders who receive shares of Century Next common stock in the merger will become shareholders of Century Next. Such shareholders' rights as shareholders of Century Next will be governed by Louisiana law and the articles of incorporation and bylaws of Century Next. The following description of the material terms of Century Next's common stock to be issued in the merger, reflects the anticipated state of affairs upon completion of the merger. Century Next and ABC urge you to read the applicable provisions of Louisiana law, Century Next's articles of incorporation and bylaws, and federal law governing bank holding companies carefully and in their entirety. Copies of Century Next's governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see "Where You Can Find More Information."
General
Century Next is authorized to issue 9,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock. Each share of common stock of Century Next has the same relative rights as, and will be identical in all respects with, each other share of common stock.
As of August 27, 2018, Century Next had 1,099,313 shares of its common stock issued and outstanding and no shares of preferred stock issued and outstanding. After giving effect to the merger (using the exchange ratio of 1.8052 resulting in an issuance of approximately 425,339 shares of Century Next common stock in the merger), approximately 1,524,652 shares of Century Next common stock will be issued and outstanding. Upon completion of the merger, the former shareholders of ABC will own approximately 27.9% of the to-be outstanding shares of Century Next common stock.
Common Stock
Dividends.  Century Next can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. The holders of common stock will be entitled to receive and share equally in such dividends as may be declared by Century Next's board of directors out of funds legally available therefor.  If Century Next issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.
Voting Rights.  The holders of Century Next common stock possess exclusive voting rights in Century Next. They elect its board of directors and act on such other matters as are required to be presented to them under Louisiana law or its articles of incorporation or as are otherwise presented to them by the board of directors. Except as discussed in "Comparative Rights of Shareholders—Limitation of Voting Rights - Century Next," each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors.  If Century Next issues preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation.  In the event of any liquidation, dissolution or winding up of Century Next, the holders of the then-outstanding common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities (including with respect to the liquidation account of Century Next), all of its assets available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.
Preemptive Rights.  Holders of the common stock are not entitled to preemptive rights with respect to any shares which may be issued in the future.  The common stock is not subject to redemption.
Preferred Stock
None of the shares of Century Next's authorized preferred stock have been issued.  Such stock may be issued with such preferences and designations as the board of directors may from time to time determine.  The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.
COMPARATIVE RIGHTS OF SHAREHOLDERS
Century Next is a Louisiana corporation subject to the provisions of the Louisiana Business Corporation Act. ABC is an Arkansas corporation subject to the provisions of the Arkansas Business Corporation Act of 1965 because ABC has not elected to be governed by the Arkansas Business Corporation Act of 1987. The rights of shareholders of Century Next and ABC are governed by their respective articles of incorporation and bylaws. Upon completion of the proposed merger, ABC shareholders will become shareholders of Century Next and, as such, their shareholder rights will be governed by Century Next's articles of incorporation and bylaws and will be governed by the Louisiana Business Corporation Act.
The table below summarizes the material differences between the rights of Century Next's shareholders and those of ABC's shareholders pursuant to the Louisiana Business Corporation Act and Arkansas Business Corporation Act, respectively, and their respective constitutive documents as they are currently in effect. While Century Next and ABC believe that the summary table includes the material differences between the rights of their respective shareholders prior to the merger, this summary does not include a complete description of all the differences between the rights of Century Next's shareholders and those of ABC's shareholders, nor does it include a complete description of the specific rights of the respective shareholders discussed. The inclusion of differences in the rights of these shareholders in the table is not intended to indicate that all of such differences should necessarily be considered material by you or that other differences that you may consider equally important do not exist. Shareholders should read carefully the relevant provisions of the Louisiana Business Corporation Act and Arkansas Business Corporation Act and the respective articles of incorporation and bylaws of Century Next and ABC. This summary is qualified in its entirety by reference to the articles of incorporation and bylaws of Century Next and ABC, as currently in effect, and to the provisions of the Louisiana Business Corporation Act and Arkansas Business Corporation Act.

Authorized Capital Stock
Century Next	ABC
The authorized capital stock of Century Next consists of 10,000,000 shares of stock, of which 1,000,000 shares shall be serial preferred stock, par value $.01 per share, and 9,000,000 shares of common stock, par value $.01 per share. Century Next's articles of incorporation authorize the board of directors to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of each series of preferred stock.

No holder of Century Next capital stock has preemptive rights to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever of Century Next, or of treasury shares, or of securities convertible into stock of any class of Century Next.

The authorized capital stock of ABC consists of 500,000 shares of $1.00 par value per share common stock.

No holder ABC common stock has preemptive rights to purchase any authorized and unissued or treasury shares of ABC.

Number and Classes of Board of Directors
Century Next	ABC
The Century Next board of directors is divided into three classes, as nearly equal as possible, with directors serving staggered three-year terms, with one class elected annually. The board of directors shall consist of not less than five nor more than 15 directors.  The number of directors may at any time be increased or decreased by a vote of a majority of the board of directors, provided no decrease shall have the effect of shortening the term of an incumbent director.  Currently, the Century Next board of directors consists of nine directors.

On or prior to the effective date of the merger, the Century Next board of directors will cause the number of directors to increase by three members as of the effective time of the merger and to elect three of the current directors of ABC to fill such vacancies on the board of directors of Century Next.

The ABC board of directors is not divided into classes and all directors serve one-year terms. The ABC bylaws require the board of directors to have not less than three nor more than fifteen directors, with the exact size fixed by the shareholders at each annual or special meeting.  Currently, the ABC board of directors consists of six members.

Voting Rights
Century Next	ABC
The holders of Century Next common stock have one vote for each share held on any matter presented for consideration by the holders of common stock at a shareholder meeting.	The holders of ABC common stock have one vote for each share held on any matter presented for consideration by the holders of common stock at a shareholder meeting.
Election of Directors
Century Next	ABC
Century Next directors are elected by a plurality of the votes cast by the shares entitled to vote on the election of directors at an annual meeting at which a quorum is present.

Holders of Century Next common stock are not entitled to cumulative voting in the election of directors.

ABC directors are elected by a plurality of the votes cast by the shares entitled to vote on the election of directors at an annual meeting at which a quorum is present.

Holders of ABC common stock are not entitled to cumulative voting in the election of directors.

Qualifications of Directors
Century Next	ABC
Directors of Century Next need not be shareholders of Century Next or residents of Louisiana.	A person is not required to own shares of ABC stock to be qualified as a director of ABC.

Removal of Directors
Century Next	ABC
Century Next's articles of incorporation provide that, subject to the rights of the holder of any class or series of stock having preference over the common stock, any director may be removed by shareholders without cause by the affirmative vote of at least 75% of all outstanding shares entitled to vote in the election of directors, and may be removed with cause only upon the vote of at least a majority of the total votes eligible to be cast by shareholders.  Cause for removal will be deemed to exist only if the director in question: convicted of a felony or an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction; or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of duties to Century Next.

Pursuant to the Arkansas Business Corporation Act of 1965, any director or the entire board of directors may be removed at any time, with or without cause, at any special or annual meeting of shareholders, by the affirmative vote of a majority of the total voting power of the corporation.

Vacancies on the Board of Directors
Century Next	ABC
Under Century Next's articles of incorporation, subject to the rights of the holders of any class or series of stock having preference over the common stock, any vacancy occurring in the board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled by a majority vote of the remaining directors, whether or not a quorum is present.  Any director so chosen to fill a vacancy will hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

ABC's Bylaws provide that if a vacancy occurs on the board of directors, except where removal has occurred pursuant to law, or if the shareholders fail to fill all the vacancies on the board of directors at the annual meeting of shareholders or any meeting for the purpose of electing directors, the vacancies shall be filled by the affirmative vote of a majority of the remaining members of the board of directors.

Amendment of Articles of Incorporation
Century Next	ABC
Century Next's articles of incorporation generally provide that any amendment of the articles of incorporation must be first approved by a majority of the board of directors and then by the holders of a majority of the shares entitled to vote in an election of directors, except that the approval of 75% of the shares entitled to vote in an election of directors is required for any amendment to Articles 6 (directors), 7 (preemptive rights), 8 (indemnification), 9 (meetings of shareholders and shareholder proposals), 10 (restrictions on acquisitions) and 11 (amendments).

Under Arkansas law, amendments to the articles of incorporation generally are approved if a majority of the votes representing the quorum approves them. Pursuant to ABC's Bylaws, a quorum at any meeting of ABC's shareholders consists of a majority of the votes entitled to be cast on the matter, represented in person or by proxy at such meeting.

Amendment of Bylaws
Century Next	ABC
Century Next's bylaws may be amended by a majority of the board of directors or by the affirmative vote of a majority of the total shares entitled to vote in an election of directors, except that the affirmative vote of at least 75% of the total shares entitled to vote in an election of directors shall be required to amend, adopt, alter, change or repeal any provision inconsistent with certain specified provisions of the bylaws.

ABC's bylaws may be altered, amended or repealed or new bylaws may be adopted by the shareholders at any meeting of the shareholders or by the board of directors at any meeting of the board, unless adopted by the shareholders.

Shareholder Meetings
Century Next	ABC
Century Next's bylaws provide that an annual meeting of shareholders to provide for the election of directors and for the transaction of such other business as may properly come before the meeting is to be held each year on the fifteenth day of May of each year at 10:30 a.m., or on such other date, time and at a place determined by the board of directors.

Century Next's articles of incorporation provide that special meetings of shareholders may only be called by (i) the Chief Executive Officer, (ii) a majority of the board of directors, and (iii) by persons who beneficially own an aggregate of at least 50% of the outstanding voting shares, except as may otherwise be provided by law.

The articles of incorporation also provide that any action permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is given by the holders of all outstanding shares entitled to vote and filed with the secretary of the Century Next.

ABC's bylaws provide that an annual meeting of the shareholders shall be held during the first 60 days of each year at 10:00 a.m. or on such date and at such time and place, as may be designated by the board of directors.  At the annual meeting, the shareholders shall elect a board of directors and transact such other business as may properly come before the meeting.

Special meetings of the shareholders may be called by a majority of the board of directors or by 25% of the shareholders.

Notice of Shareholder Meetings
Century Next	ABC
Notice of the time and place of the annual meeting of shareholders shall be given by delivering personally or by mailing a written or printed notice of the same, at least 10 days and not more than 60 days prior to the meeting, to each shareholder of record entitled to vote at such meeting.  When any shareholders' meeting, either annual or special, is adjourned for 30 days or more, or if a new record date is fixed for an adjourned meeting of shareholders, notice of the adjourned meeting shall be given as in the case of an original meeting.  It shall not be necessary to give any notice of the time and place of any meeting adjourned for less than 30 days or of the business to be transacted thereat (unless a new record date is fixed therefor), other than an announcement at the meeting at which such adjournment is taken.

At least 15 days and not more than 60 days prior to the meeting, a written or printed notice of each special meeting of shareholders, stating the place, day and hour of such meeting, and the purpose or purposes for which the meeting is called, shall be either delivered personally or mailed to each shareholder of record entitled to vote at such meeting.

Under ABC's bylaws, written or printed notice of a meeting of shareholders stating the place, date and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten days before the day of the meeting.

Shareholders' Rights to Examine Books and Records
Century Next	ABC
Pursuant to the Louisiana Business Corporation Act, upon written notice of a demand to inspect corporate records, a person or group of persons who are and have been shareholders of record of at least 5% of the outstanding shares of any class for at least six months is entitled to inspect corporate records at any reasonable time, assuming such demand is in good faith and for any proper and reasonable purpose. If a company refuses to permit the inspection, the shareholder may file a civil action requesting a court order to permit inspection. The court will grant the order if it finds the shareholder qualified and is requesting the records in good faith and for a proper purpose.

Pursuant to the Arkansas Business Corporation Act, a person who has been a shareholder of record for at least six (6) months immediately preceding his demand upon written demand stating the purpose thereof, shall have the right to examine, in person or by agent or attorney, at any reasonable time, for any proper purpose, ABC's books and records of account, minutes and record of shareholders and to make extracts therefrom.

Liability of Directors and Officers
Century Next	ABC
Century Next's articles of incorporation provide that a director or officer will not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that by law a director's or officer's liability for monetary damages may not be limited.  This provision does not eliminate or limit the liability of directors and officers for (a) any breach of the director's or officer's duty of loyalty to Century Next or its shareholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) any unlawful dividend, stock repurchase or other distribution, payment or return of assets to shareholders, or (d) any transaction from which the director or officer derived an improper personal benefit.  This provision may preclude shareholder derivative actions and may be construed to preclude other third-party claims against the directors and officers.
ABC has not adopted liability limitation provisions since such provisions are not authorized by the Arkansas Business Corporation Act of 1965 under which ABC is governed.

Indemnification of Directors and Officers
Century Next	ABC
Generally, under provisions of the Louisiana Business Corporation Act, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and, with respect to actions in an official capacity, in a manner he reasonably believed to be in the best interests of the corporation, or, with respect to actions in an unofficial capacity, at least not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director or officer in any proceeding with respect to conduct for which the director or officer was adjudged liable on the basis of receiving a financial benefit to which he or she was not entitled, whether or not involving action in the director's or officer's official capacity.

In the case of an action brought by or in the right of a corporation, the Louisiana Business Corporation Act permits a corporation to indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys' fees) incurred by him in a proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. The Louisiana Business Corporation Act bars indemnification of directors and officers for settlement payments in a derivative suit, absent court approval.

The indemnification provisions of the Louisiana Business Corporation Act require indemnification of any present or former director or officer of a corporation for expenses incurred in connection with the proceeding if such person was wholly successful, on the merits or otherwise, in defense of any action, suit or proceeding, that he was a party to by virtue of the fact that he is or was a director or officer of the corporation. This limitation does not limit Century Next's right to permissibly indemnify a director or officer with respect to expenses of a partially successful defense of any claim, issue or matter.

Century Next's articles of incorporation provide that Century Next shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, including actions by or in the right of Century Next, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent, or is or was serving at Century Next's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  Such indemnification is furnished to the full extent provided by law against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding.  The indemnification provisions also permit Century Next to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by Century Next's board of directors, provided that the indemnified person undertakes to repay Century Next if it is ultimately determined that such person was not entitled to indemnification.

The rights of indemnification provided in Century Next's articles of incorporation are not exclusive of any other rights which may be available under Century Next's bylaws, any insurance or other agreement, by vote of shareholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise.  In addition, the articles of incorporation authorize Century Next to maintain insurance on behalf of any person who is or was a director, officer, employee or agent, whether or not Century Next would have the power to provide indemnification to such person.  By action of the board of directors, Century Next may create and fund a trust fund or other fund or form of self-insurance arrangement of any nature, and may enter into agreements with its officers, directors, employees and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in the provisions in the articles of incorporation and bylaws regarding indemnification.

ABC's articles of incorporation provide that ABC shall indemnify its officers against costs as provided by Arkansas law.

The Arkansas Business Corporation Act of 1987 which applies to actions, suits or proceedings that commenced after or are based on actions that occurred after February 12, 1973, permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Additionally, the Arkansas Business Corporation Act of 1987 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of chancery or such other court shall deem proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits regarding any such action, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

Unless ordered by a court, the determination of whether indemnification is proper in a specific case will be determined by (1) a majority vote of a quorum consisting of directors who were not party to such suit, (2) if such quorum is unobtainable and the board of directors so directs, by special legal counsel, or (3) by the shareholders.

Notice of Shareholder Proposals and Director Nominations
Century Next	ABC
Century Next's articles of incorporation provide that only such business as shall have been properly brought before an annual meeting of shareholders shall be conducted at the annual meeting.  To be properly brought before an annual meeting, business must be specified in the notice of the meeting, or any supplement thereto, given by or at the direction of the board of directors, or otherwise properly brought before the meeting by a shareholder.  For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to Century Next's secretary.  To be timely, a shareholder's notice must be delivered to or mailed and received at Century Next's principal executive offices not later than 120 days prior to the anniversary date of the mailing of proxy materials by Century Next in connection with the immediately preceding annual meeting of shareholders.  Century Next's articles of incorporation also require that the notice must contain certain information in order to be considered.  The board of directors may reject any shareholder proposal not made in accordance with the articles of incorporation. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with Century Next's articles of incorporation, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Century Next's articles of incorporation provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the board of directors, other than those made by the board or a committee thereof, shall be made by a shareholder who has complied with the notice provisions.  Written notice of a shareholder nomination must include certain specified information and must be communicated to the attention of the secretary and either delivered to, or mailed and received at, Century Next's principal executive offices not later than 120 days prior to the anniversary date of the mailing of proxy materials by Century Next in connection with the immediately preceding annual meeting of shareholders.
Neither the articles of incorporation nor bylaws of ABC provide procedures for shareholder proposals and director nominations.

Limitation of Voting Rights
Century Next	ABC
Century Next's articles of incorporation provides that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (i) more than 10% of the issued and outstanding shares of any class of an equity security of Century Next, or (ii) any securities convertible into, or exercisable for, any equity securities of Century Next if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such person is not the beneficial owner), such person would be the beneficial owner of more than 10% of any class of an equity security of Century Next.  The term "person" is broadly defined to prevent circumvention of this restriction.

The foregoing restrictions do not apply to (i) any offer with a view toward public resale made exclusively to Century Next by underwriters or a selling group acting on its behalf, (ii) any tax-qualified employee benefit plan or arrangement established by Century Next and any trustee of such a plan or arrangement, and (iii) any other offer or acquisition approved in advance by the affirmative vote of two-thirds of Century Next's entire board of directors.  In the event that shares are acquired in violation of this provision, all shares beneficially owned by any person in excess of 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to shareholders for a vote, and the board of directors may cause such excess shares to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of such trustee to be paid out of the proceeds of sale
Neither the articles of incorporation nor bylaws of ABC limit the voting rights of shareholders.

Appraisal and Dissenters' Rights
Century Next	ABC
Under the Louisiana Business Corporation Act, a shareholder of a Louisiana corporation generally has appraisal rights in any merger or consolidation involving the corporation or substantially sale of all or substantially all of the corporation's assets unless he or she holds shares of any class or series of shares which is one of the following: (a) a covered security under Section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended, (b) traded in an organized market and has at least two thousand shareholders and a market value of at least twenty million dollars, exclusive of the value of such shares held by the corporation's subsidiaries, senior executive officers, and directors and by beneficial shareholders and voting trust beneficial owners owning more than ten percent of such shares, or (c) issued by an open end management investment company registered with the SEC under the Investment Company Act of 1940 and may be redeemed at the option of the holder at net asset value.

Century Next's common stock is quoted on the OTCQX marketplace. Therefore, unless one of the exceptions outlined above applies, shareholders of Century Next are entitled to appraisal rights in the subject transaction. Shareholders of Century Next are not entitled to appraisal rights in connection with the merger.

Those transactions giving rise to dissenters' rights under the Arkansas Business Corporation Act of 1965 are as follows:

1.     Consummation of a sale of all or substantially all of the assets of a corporation otherwise than in the usual or ordinary course of its business.

2.     Consummation of a merger or consolidation to which the corporation is a party unless on the date the Articles of Merger are filed the surviving corporation wholly owns the other corporations that are parties to the Merger.

Thus, holders of ABC common stock have dissenters' rights in the merger. See, "The Merger – Dissenters' Rights."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CENTURY NEXT

The following table sets forth as of August 27, 2018, the voting record date, certain information as to the common stock beneficially owned by (a) each person or entity, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, who or which was known to Century Next to be the beneficial owner of more than 5% of the issued and outstanding common stock, (b) the directors and director nominees of Century Next, (c) executive officers of Century Next, and (d) all directors and executive officers of Century Next as a group.

Name of Beneficial Owner or Number of Persons in Group	Amount and Nature of Beneficial Ownership as of August 27, 2018(1)		Percent of Common Stock
5% Shareholders:
Bank of Ruston Employee Stock Ownership Plan Trust	68,842	(2)	6.3%
505 North Vienna Street
Ruston, Louisiana 71270

Frank M. Cordaro	100,000	(3)	9.1
Appraisal Services of North Louisiana, L.L.C.
408 West Mississippi Avenue
Ruston, Louisiana 71270

Name of Beneficial Owner or Number of Persons in Group	Amount and Nature of Beneficial Ownership as of August 27, 2018(1)(4)		Percent of Common Stock
Directors:
J. Brandon Ewing	40,325	(5)	3.6%
William D. Hogan	99,578	(6)	8.9
Dan E. O'Neal, III	23,380	(7)	2.1
Dr. Daniel D. Reneau	18,275	(8)	1.7
Michael S. Coyle, Esq.	614	(9)	*
Scott R. Thompson	39,455	(10)	3.6
Neal Walpole	26,150	(11)	2.4
Bartlett H. Dugdale	1,250		*
Jeffrey P. McGehee	21,305		1.9

Executive Officers:
Mark A. Taylor, CPA CGMA	12,081	(12)	1.1
David L. Weeks	16,493	(13)	1.5
Lorie R. Hamlin	4,555	(14)	*
Warren L. Post	14,926	(15)	1.4

All Directors and Executive Officers as a Group (13 persons)	318,387	(16)	27.6%
_____________________

*	Amounts to less than 1.0% of the issued and outstanding ABC common stock.

(1)
Based upon information furnished by the respective individuals.  Under regulations promulgated pursuant to the Securities Exchange Act of 1934, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares.

(Footnotes continued on following page)

_____________________

Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares and any shares pledged are disclosed in the footnotes below. Under applicable regulations, a person is deemed to have beneficial ownership of any shares of common stock which may be acquired within 60 days of the record date pursuant to the exercise of outstanding stock options.  Shares of common stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person or group.

(2)
As of August 27, 2018, 24,195 shares were allocated to participants in the Bank of Ruston Employee Stock Ownership Plan ("ESOP") and 44,647 shares were unallocated and held in the ESOP trust for future allocation to the accounts of participating employees.  Amounts held by Mr. Taylor, as a plan trustee, exclude the shares held in the ESOP trust other than those shares specifically allocated to his account.  Under the terms of the ESOP, the plan trustees vote all allocated shares in accordance with the instructions of the participating employees.  Any unallocated shares are generally required to be voted by the plan trustees in the same manner that the majority of the allocated shares have voted.

(3)	Based on information provided to Century Next, Mr. Cordaro beneficially owns 100,000 shares.

(4)	Includes stock options which have been granted to the directors and officers under Century Next's 2011 Stock Option Plan and which are exercisable within 60 days of the voting record date as follows:

Name	Stock Options
J. Brandon Ewing	5,554
William D. Hogan	19,950
Dr. David D. Reneau	2,777
Scott R. Thompson	3,804
Neal Walpole	5,554
Mark A. Taylor, CPA CGMA	3,662
David L. Weeks	4,184
Lorie R. Hamlin	3,150
Warren L. Post	3,662
All directors and executive officers as a group (9 persons)	52,297

(5)	Includes 1,050 shares held jointly with Mr. Ewing's spouse.

(6)
Includes 6,300 shares held by Kelly's Fashion of Ruston owned by Mr. Hogan's spouse over which he disclaims beneficial ownership, 2,294 shares allocated to Mr. Hogan's account in the employee stock ownership plan and 18,748 shares in the Bank of Ruston 401(k) Plan; includes 40,942 shares pledged to secure a loan.

(7)	Includes 23,380 shares held jointly with Mr. O'Neal's spouse.

(8)	Includes 13,277 shares held jointly with Dr. Reneau's spouse.

(9)	The 614 shares are held jointly with Mr. Coyle's spouse.

(10)	Includes 26,430 shares held in Mr. Thompson's individual retirement account and 5,250 shares owned by Mr. Thompson's company, 3 T's LLC.

(11)	Includes 18,819 shares held jointly with Mr. Walpole's spouse.

(12)	Includes 1,444 shares allocated to Mr. Taylor's account in the employee stock ownership plan and 5,755 shares in the Bank of Ruston 401(k) Plan.

(13)	Includes 1,517 shares allocated to Mr. Weeks' account in the employee stock ownership plan and 9,479 shares in the Bank of Ruston 401(k) Plan.

(14)	Includes 938 shares allocated to Ms. Hamlin's account in the employee stock ownership plan and 196 shares in the Bank of Ruston 401(k) Plan.

(15)	Includes 1,324 shares allocated to Mr. Post's account in the employee stock ownership plan and 4,976 shares in the Bank of Ruston 401(k) Plan.

(16)	Includes an aggregate of 43,277 shares in the Bank of Ruston 401(k) Plan and 7,758 shares allocated to the accounts of all executive officers as a group in the employee stock ownership plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
 MANAGEMENT OF ABC
The following table sets forth information as to the ABC common stock beneficially owned, as of August 27, 2018, by (i) the only persons or entities, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), who or which was known to ABC to be the beneficial owner of more than 5% of the issued and outstanding ABC common stock, (ii) each director of ABC, (iii) certain executive officers of ABC, and (iv) all directors and executive officers of  ABC as a group.
Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes shares over which a person exercises sole or shared voting and/or investment power.  Shares of common stock subject to option currently exercisable or exercisable within 60 days are deemed outstanding for purpose of computing the percentage ownership of the person holding the options but are not deemed outstanding for purposes of computing the beneficial ownership of any other person.  Except as identified in the footnotes below, ABC believes that the persons listed below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.  The table below calculates the percentage of beneficial ownership based on 235,619 shares of common stock outstanding as of August 27, 2018.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
5% Shareholders:
Betty Z. Dodson and Rex Dodson(1)	16,720	7.1%
Margaret Holder(2)	31,909	13.5
John D. Tice and Teresa Tice	11,948	5.1

Directors and Officers:
Shann Carpenter(3)	30	*
Herbert R. Hutchison(4)	5,692	2.4
John Ed McGoogan(5)	31,357	13.3
C. Maxwell Pope	663	*
Douglas W. Reed(6)	393	*
Dr. Benjamin J. Walsh(7)	189	*
Michael F. Webb(8)	4,093	1.7

Directors and officers of ABC as a group (7 persons)	42,417	18.0%

________________________
*          Amounts to less than 1.0% of the issued and outstanding ABC common stock.
(1)
Combined ownership of spouses, Betty Z. Dodson, who owns 8,395 shares as trustee of the Betty Z Dodson Revocable Trust, and Rex Dodson, who owns 8,325 shares as trustee of the Rex Dodson Revocable Trust.

(2)	Includes 3,952 shares held jointly with spouse. Also include 23,886 shares held jointly as co-trustee for the JC McGoogan Family Trust and additionally reported under the name of John Ed McGoogan.

(3)	Shares held jointly with spouse.

(4)	Includes 343 shares held jointly with spouse, 5,200 shares held jointly with daughter, and 100 shares held by spouse.

(5)
Includes 3,104 shares held jointly as co-trustee with Mr. McGoogan's spouse of the John E McGoogan Living Trust and the Judith R. McGoogan Living Trust, 1,616 shares held jointly as co-trustee, with FNBC, of the JC McGoogan Family Trust, and 23,886 shares jointly as co-trustee with Margaret Holder of the JC McGoogan Revocable Trust.

(6)	Shares held jointly with spouse.

(7)	Includes 40 shares held jointly with spouse, and 149 shares held as co-trustee with his spouse of the Ben and Deborah Walsh Joint Revocable Trust.

(8)
Includes 50 shares held jointly with spouse, 2,864 shares held by Mike Webb Holding Company, LLC which Mr. Webb controls and owns and 320 shares held by Mr. Webb as trustee of the Forrest Webb Irrevocable Trust.

LEGAL MATTERS

The validity of the shares of Century Next common stock to be issued in connection with the merger has been passed upon for Century Next by Silver, Freedman, Taff & Tiernan LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Century Next by Silver, Freedman, Taff & Tiernan LLP.

EXPERTS

The consolidated financial statements of Century Next as of December 31, 2017 and 2016 and for each of the years in the two-year period ended December 31, 2017, included herein have been audited by Heard, McElroy & Vestal LLC, independent registered public accounting firm, as set forth in its report thereon, included herein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

The consolidated balance sheets of ABC as of December 31, 2016 and 2017, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the years ended December 31, 2017 and 2016, included herein have been audited by Erwin & Company, an independent public accounting firm, as set forth in its report thereon, included herein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Century Next has filed an offering statement with the SEC under the Securities Act that qualifies the issuance of the shares of Century Next common stock to be issued in the merger to ABC shareholders.  This joint proxy statement/offering circular is a part of that offering statement and constitutes the offering circular of Century Next. The offering statement, including the joint proxy statement/offering circular and attached exhibits and schedules, contains additional relevant information about Century Next and its common stock, ABC and the combined company. The rules and regulations of the SEC allow us to omit some information included in the offering statement from this joint proxy statement/offering circular.

You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like Century Next, that file electronically with the SEC. The address of that site is http://www.sec.gov. Century Next's internet address is http://www.bor.bank.com. The information on Century Next's internet site is not a part of this joint proxy statement/offering circular.

Except where the context otherwise indicates, Century Next has supplied all information contained in this joint proxy statement/offering circular relating to Century Next and ABC has supplied all such information relating to ABC.

Neither Century Next nor ABC has authorized anyone to give any information or make any representation about the merger of Century Next or ABC that is different from, or in addition to, that contained in this joint proxy statement/offering circular. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/offering circular or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/offering circular does not extend to you. The information contained in this joint proxy statement/offering circular speaks only as of the date of this joint proxy statement/offering circular unless the information specifically indicates that another date applies.

Notwithstanding the meanings attributed to them in any other section of this joint proxy statement/offering circular, capitalized terms in the Century Next Consolidated Financial Statements and the Notes to Consolidated Financial Statements shall have the meanings set forth therein.

Heard, McElroy, & Vestal
 ------------------- LLC ------------------

Certified Public Accountants

333 Texas Street, Suite 1525
Shreveport, Louisiana 71101
318-429-1525 Phone • 318-429-2070 Fax

The Board of Directors and Stockholders
Century Next Financial Corporation

Report of Independent Registered Public Accounting Firm

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Century Next Financial Corporation and Subsidiary (the "Company") as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes and schedules, collectively referred to as the financial statements.  In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion
These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on the Company's financial statements based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  As part of our audits, we are required to obtain an understanding of the internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.  Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that our audits provide a reasonable basis for our opinion. We have served as the Company's auditor since 2010.

March 21, 2018
Shreveport, Louisiana

CENTURY NEXT FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
(In thousands, except share data)	2017	2016

ASSETS

Cash and cash equivalents	$30,611	$22,382
Debt securities:
Available-for-sale	471	654
Held-to-maturity (including $695 and $1,185 at fair value)	686	1,191
Total Debt Securities	1,157	1,845
Federal Home Loan Bank stock	1,137	895
Other equity investments	320	320
Loans:
Loans, net of unearned income	238,920	199,964
Loans held for sale	497	2,888
Allowance for loan losses	(1,968)	(1,366)
Net Loans	237,449	201,486
Accrued interest receivable	998	978
Premises and equipment, net of accumulated depreciation of $3,334 and $3,073	5,627	5,508
Other foreclosed assets	-	48
Other assets	6,314	5,969

TOTAL ASSETS	$283,613	$239,431

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits
Noninterest-bearing	$23,817	$17,723
Interest-bearing	204,105	173,638
Total Deposits	227,922	191,361
Advances from borrowers for insurance and taxes	76	75
Short-term borrowings (FHLB advances)	3,250	20,000
Long-term borrowings (FHLB advances)	22,134	179
Accrued interest payable	176	74
Other liabilities	1,903	1,833
Total Liabilities	255,461	213,522

Stockholders' equity:

Preferred Stock, $.01 par value – 1,000,000 shares authorized; none issued	-	-
Common Stock, $.01 par value – 9,000,000 shares authorized; 1,091,186 issued and outstanding	11	11
Additional paid-in capital	11,118	11,087
Unearned shares held by Recognition and Retention Plan (341 shares)	(4)	(4)
Unearned ESOP Shares (44,647 and 48,150 shares)	(426)	(459)
Retained earnings	17,437	15,253
Accumulated other comprehensive income(loss)-net of taxes, $16 and $10	16	21
Total Stockholders' Equity	28,152	25,909

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$283,613	$239,431

The accompanying notes are an integral part of these consolidated financial statements.

CENTURY NEXT FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31
(In thousands, except share data)	2017	2016

INTEREST INCOME
Loans (including fees)	$11,767	$10,030
Debt securities:
Taxable	17	50
Tax-exempt	34	40
Other	282	98
Total Interest Income	12,100	10,218

INTEREST EXPENSE
Deposits	1,456	945
Short-term borrowings	180	8
Long-term debt	22	89
Total Interest Expense	1,658	1,042

Net Interest Income	10,442	9,176
Provision for loan losses	645	480
Net Interest Income After Loan Loss Provision	9,797	8,696

NON-INTEREST INCOME
Service charges on deposit accounts	456	354
Loan servicing release fees	889	591
Gain(Loss) on sale of loans	(155)	36
Gain on sale of foreclosed assets	25	32
Other	437	356
Total Non-interest Income	1,652	1,369

NON-INTEREST EXPENSE
Salaries and employee benefits	4,659	3,929
Occupancy and equipment	548	537
Data processing	530	443
Directors' expense	153	184
Advertising	246	241
Legal and professional	22	22
Audit and examination fees	191	161
Office supplies	52	46
FDIC deposit insurance	129	121
Foreclosed assets	57	24
Other operating expense	832	688
Total Non-interest Expense	7,419	6,396

Income Before Taxes	4,030	3,669
Income Taxes	1,675	1,188

NET INCOME	$2,355	$2,481

Basic Earnings per Share	$2.26	$2.39

Diluted Earnings per Share	$2.18	$2.34

The accompanying notes are an integral part of these consolidated financial statements.

CENTURY NEXT FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended December 31
(In thousands)	2017	2016
Net income	$2,355	$2,481
Other comprehensive income gain (loss), net of tax*
Unrealized gains (losses) on securites:
Unrealized holding gain (losses) arising during the period	(5)	9
Less: reclassification adjustments for gains (losses) included in net income	-	-
Net change in unrealized gains (losses) on securities	(5)	9
Other comprehensive income gain (loss), net of tax*	(5)	9
Comprehensive income	$2,350	$2,490

The accompanying notes are an integral part of these consolidated financial statements.
*All other comprehensive amounts are shown net of tax.

CENTURY NEXT FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(In thousands)	Common Stock Amount	Additional Paid-In Capital	Unearned RRP Shares	Unearned ESOP Shares	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total
Balance, December 31, 2015	$11	$11,100	$(104)	$(492)	$12	$12,907	$23,434
Comprehensive income:
Net income	-	-	-	-	-	2,481	2,481
Unrealized gains (losses) on securities available for sale, net of tax	-	-	-	-	9	-	9
Total comprehensive income							2,490
Shares vested and issued for RRP	-	(100)	100	-	-	-	-
ESOP shares released	-	32	-	33	-	4	69
Cash out of stock options (9,975 shares)	-	(38)	-	-	-	(4)	(42)
Stock option expense	-	47	-	-	-	-	47
Amortization of awards under RRP	-	45	-	-	-	-	45
Shares repurchases (594 shares)	-	(6)	-	-	-	(4)	(10)
Excess tax benefit-RRP vesting	-	7	-	-	-	-	7
Cash dividends	-	-	-	-	-	(131)	(131)
Balance December 31, 2016	$11	$11,087	$(4)	$(459)	$21	$15,253	$25,909
Comprehensive income:
Net income	-	-	-	-	-	2,355	2,355
Unrealized gains (losses) on securities available for sale, net of tax	-	-	-	-	(5)	-	(5)
Total comprehensive income							2,350
ESOP shares released	-	64	-	33	-	7	104
Cash out of stock options (10,951 shares)	-	(42)	-	-	-	(25)	(67)
Stock option expense	-	8	-	-	-	-	8
Amortization of awards under RRP	-	1	-	-	-	-	1
Cash dividends	-	-	-	-	-	(153)	(153)
Balance December 31, 2017	$11	$11,118	$(4)	$(426)	$16	$17,437	$28,152

The accompanying notes are an integral part of these consolidated financial statements.

CENTURY NEXT FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31
(In thousands)	2017	2016
Cash flows from operating activities:
Net income	$2,355	$2,481
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for possible loan losses	645	480
Depreciation and amortization	280	295
Stock-based compensation expense, net of tax benefits	80	128
ESOP shares released	33	33
Excess tax benefit from stock-based compensation	-	-
Net (gain)loss on sale of loans	155	(36)
Net gain on sale of foreclosed assets	(25)	(32)
Income from change in cash surrender value of life insurance	(103)	(99)
Deferred income tax benefit-Current Year	(169)	(131)
Deferred income tax expense-Cumulative Adjustment	312	-
Net amortization(accretion) of premium(discount) and fair value adjustments to investments	11	(10)
Decrease(increase) in loans held for sale	2,236	(1,771)
Decrease in foreclosed assets	48	61
Increase in interest receivable and other assets	(410)	(406)
Increase in accrued interest payable and other liabilities	172	421
Total adjustments	3,265	(1,067)
Net cash provided by operating activities	5,620	1,414

Cash flows from investing activities:
Proceeds from sales and maturities of investment securities	677	3,505
Net purchase of FHLB stock and other equity investments	(242)	(8)
Proceeds from sales of foreclosed assets	25	32
Purchase of fixed assets	(399)	(2,316)
Net increase in loans	(38,999)	(27,607)
Net cash used by investing activities	(38,938)	(26,394)

Cash flows from financing activities:
Net increase in demand deposits and savings accounts	32,324	10,480
Net increase in time deposits	4,237	18,077
Increase(decrease) in advances from borrowers for insurance and taxes	1	(5)
Net increase(decrease) in FHLB advances	5,205	(3,043)
Stock repurchases	-	(10)
Expenditures from cash out of stock options	(67)	(42)
Excess tax benefit from stock-based compensation	-	7
Cash dividends paid on common stock	(153)	(131)
Net cash provided by financing activities	41,547	25,333

Net increase in cash and cash equivalents	8,229	353
Cash and cash equivalents, at beginning of period	22,382	22,029

Cash and cash equivalents, at end of period	$30,611	$22,382

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest on deposits and borrowed funds	$1,556	$1,015
Income taxes	$1,550	$1,401

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017 AND 2016

1.    Summary of Significant Accounting Policies

a.      Investments in securities
The Bank's investments in securities are classified in two categories and accounted for as follows:

●
Securities Held to Maturity.  Bonds, notes and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized in interest income using the straight-line method over the period to maturity.

●	Securities Available for Sale. Securities available for sale consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as securities held to maturity.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below cost, that are other than temporary, result in write-downs of the individual securities to their fair value.  The related write-downs are included in earnings as realized losses.  No such write-downs were made in fiscal 2017 or fiscal 2016.

Unrealized gains and losses, net of income taxes, on securities available for sale are accounted for in accumulated other comprehensive income as part of stockholders' equity.  Changes in unrealized gains and losses on these securities are separately reported as components of other comprehensive income.

Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

b.     Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period.  Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.  In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

Most of the Bank's business activity is with customers located within the Ruston and Monroe, Louisiana area.  The loan categories are detailed in Note 3.  The economies of these areas are diversified but depend on timber, agriculture, and oil and gas.  Although these areas of the economy and the economy in general in the area are doing well, they could decline in the future.

While management uses available information to recognize losses on loans, future additions to the allowances may be necessary based on changes in local economic conditions.  In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate.  Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.  Because of these factors, it is reasonably possible that the allowance for losses on loans may change materially in the near future.

1.     Summary of Significant Accounting Policies   (Continued)

c.     Loans and allowance for loan losses
Loans are stated at the amount of unpaid principal, reduced by deferred loan fees and an allowance for loan losses.  Deferred loan fees are generally recognized as income under the effective yield method.  Interest on loans is calculated by using the simple interest method on daily or monthly balances of the principal amount outstanding.  Loans held for sale are reported at the lower of cost or market, with market value determined on the aggregate method.

The allowance for loan losses is established through a provision for loan losses charged to expense.  Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely.  The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience.  The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.

Accrual of interest is discontinued on a loan after it is 90 days or more past due and when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is unlikely.  Past due status is based on contractual terms of the loan.  However, loans may be placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income.  The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual.  Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loans held for sale are disposed of within sixty days of origination; consequently, cost approximates fair value.

d.     Premises and equipment
Premises and equipment are carried at cost less accumulated depreciation.  Depreciation of premises and equipment is provided over the estimated useful lives of the respective assets using straight-line and accelerated methods.  Expenditures for major renewals and betterments of premises and equipment are capitalized and those for maintenance and repairs are charged to expense as incurred.

e.      Bank owned life insurance
The Bank has purchased insurance policies on the lives of certain directors and executive officers of the Bank.  The Bank purchased the policies to insure the lives of certain key executives and provide additional benefits for their beneficiaries. The cash surrender value of the insurance policies, up to the total amount of premiums paid, is recorded as an asset in the balance sheets and included in other assets. At December 31, 2017 and 2016, the cash surrender value amounted to $5.1 million, and $4.8 million, respectively. The Bank may not invest more than 25 percent of its total capital in bank-owned life insurance without first notifying and obtaining authorization from the Bank's OCC Regional Office. The bank-owned life insurance provides an attractive tax-exempt return to the Bank.

f.      Income taxes
Deferred income taxes are recognized for the tax consequences of differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  Such differences arise primarily from differences in computing the provision for possible loan losses, and differences in recognizing interest expense.

1.     Summary of Significant Accounting Policies   (Continued)

g.     Cash and cash equivalents
For purposes of the statement of cash flows, the Bank considers all cash on hand and demand deposits with other banks to be cash equivalents.  The Bank is required to maintain balances on hand or with the Federal Reserve Bank.  At December 31, 2017 and 2016, these reserve requirements amounted to $2.3 and $1.6 million, respectively.

h.     Advertising costs
Advertising costs are expensed as incurred.  Such costs amounted to approximately $246,000 and $241,000 for the years ended December 31, 2017 and 2016, respectively, and are included in other operating expense.

i.     Comprehensive income (loss)
Generally accepted accounting principles ("GAAP") generally require that recognized revenues, expenses, gains, and losses be included in net earnings.  Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheets, such items, along with net earnings, are components of comprehensive income.  The Company presents comprehensive income in its consolidated statements of comprehensive income.

j.      Reclassifications
Certain reclassifications have been made to prior period balances to conform to the current period presentation.

k.     Recent accounting pronouncements

Accounting Standards Updates
In November 2015, the FASB issued ASU 2015-17, Income Taxes.  The purpose is to simplify the presentation of deferred taxes by requiring deferred tax assets and liabilities to be classified as non-current on the balance sheet.  This update was effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years.  The guidance may be adopted prospectively or retrospectively and early adoption is permitted.  The adoption of this guidance did not have a material effect on the Company's consolidated financial statements.
In January 2016, the FASB issued ASU 2016-01, Financial Instruments.  The amendments in this Update supersede the guidance to classify equity securities with readily determinable fair values into different categories and require equity securities to be measured at fair value with changes in the fair value recognized through net income.  The amendments allow equity investments that do not have readily determinable fair values to be measured at fair value either upon the occurrence of an observable price change or upon identification of impairment.  The amendments in this Update also simplify the impairment assessment of equity investments without readily determinable fair values by requiring assessment for impairment qualitatively at each reporting period.
The provisions within this Update require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option.  This amendment excludes from net income gains or losses that the entity may not realize because those financial liabilities are not usually transferred or settled at their fair values before maturity.  The amendments in this Update require separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or in the accompanying notes to the financial statements.
For public business entities, the amendments in ASU 2016-01 are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years.  The adoption of this standard is not expected to have a material impact on the Company's consolidated financial statements.

1.          Summary of Significant Accounting Policies   (Continued)

In February 2016, the FASB issued ASU 2016-02, Leases.  From the lessee's perspective, the new standard establishes a right-of-use (ROU) model that requires a lessee to record ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months.  Leases will be classified as either finance or operating, with classification affecting pattern of expense recognition in the income statement for a lessee.  For public business entities, the new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years.  A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements, with certain practical expedients available.  The adoption of this guidance is not expected to have a material effect on the Company's consolidated financial statements.
In March 2016, the FASB issued ASU 2016-09, Compensation – Stock Compensation (Topic 718).  This Update is being issued as part of the Simplification Initiative.  The areas of simplification in this Update involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows.  Some areas only apply to non-public entities.  For public business entities, the amendments in this Update were effective for annual periods beginning after December 15, 2016, including interim periods within those fiscal years.  The adoption of this guidance did not have a material effect on the Company's consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326). The amendments in this Update replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates.  For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years.  The adoption of this standard is not expected to have a material impact on the Company's consolidated financial statements.
In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation (Topic 718) – Scope of Modification Accounting.  The amendments in this Update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718.  The amendments in this Update are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017.  The adoption of this standard is not expected to have a material impact on the Company's consolidated financial statements.

2.          Investment Securities

The carrying amounts (in thousands) of investment securities and their approximate fair values at December 31, 2017 and 2016 are as follows:

(In thousands)
December 31, 2017	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
Securities Available-for-Sale:
Mortgage-backed securities	$451	$20	$-	$471
Total Available-for-Sale Securities	451	20	-	471
Securities Held-to-Maturity:
State and municipal	686	9	-	695
Total Held-to-Maturity Securities	686	9	-	695
Total Debt Securities	$1,137	$29	$-	$1,166

(In thousands)
December 31, 2016	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
Securities Available-for-Sale:
State and municipal	$50	$-	$-	$50
Mortgage-backed securities	573	31	-	604
Total Available-for-Sale Securities	623	31	-	654
Securities Held-to-Maturity:
U.S. Government agency	3	-	-	3
State and municipal	1,188	-	6	1,182
Total Held-to-Maturity Securities	1,191	-	6	1,185
Total Debt Securities	$1,814	$31	$6	$1,839

2.          Investment Securities   (Continued)
Information pertaining to securities with gross unrealized losses at December 31, 2017 and 2016 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

December 31, 2017	Less Than Twelve Months		Over Twelve Months
(In thousands)	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Total Unrealized Losses
Securities Available-for-Sale, at fair value
Total Available-for-Sale Securities	$-	$-	$-	$-	$-

Securities Held-to-Maturity at amortized cost
Total Held-to-Maturity Securities	$-	$-	$-	$-	$-

December 31, 2016	Less Than Twelve Months		Over Twelve Months
(In thousands)	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Total Unrealized Losses

Securities Held-to-Maturity at amortized cost
State and municipal	6	$1,182	-	$-	6
Total Held-to-Maturity Securities	$6	$1,182	$-	$-	$6

Management evaluates securities for other-than-temporary impairment on at least a quarterly basis, and more frequently when economic or market concerns warrant such evaluation.  Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Market changes in interest rates and market changes in credit spreads will cause normal fluctuations in the market value of securities and the possibility of temporary unrealized losses.  The Company has determined that there was no other-than-temporary impairment associated with these securities at December 31, 2017 and 2016.

2.          Investment Securities   (Continued)

The scheduled maturities of debt securities at December 31, 2017 are as follows:

	Available-for-Sale
(In thousands)	Amortized Cost	Fair Value

1 year or less	$-	$-
Over 1 year to 5 years	3	3
Over 5 years to 10 years	131	139
Over 10 years	317	329
Total	$451	$471

	Held-to Maturity
(In thousands)	Amortized Cost	Fair Value
1 year or less	$-	$-
Over 1 year to 5 years	-	-
Over 5 years to 10 years	333	335
Over 10 years	353	360
Total	$686	$695

The FHLB stock is a restricted investment security, and is carried at cost.  Total FHLB stock outstanding was $1.1 million and $895,000 at December 31, 2017 and 2016, respectively.  Other equity investments consist of bankers' bank stock carried at cost totaling $320,000 at December 31, 2017 and 2016.

The following table summarizes investment activities for the periods ending December 31, 2017 and 2016:

For the Years Ended December 31,
	2017		2016
(In thousands)	Held to Maturity	Available for Sale	Held to Maturity	Available for Sale

Purchases of securities	$-	$-	$-	$-
Sales and maturities of securities	$505	$172	$7	$3,498

Gross realized gains on sales	$-	$-	$-	$-
Gross realized losses on sales	$-	$-	$-	$-

Net tax expense applicable to net gains	$-	$-	$-	$-

3.          Loans

Loans at December 31, 2017 and 2016, consist of the following:

	December 31
(In thousands)	2017	2016

Loans secured by real estate:
Held for sale 1-4 family	$497	$2,888
Residential 1-4 family	106,364	85,752
Commercial	64,043	57,268
Multi-family	5,415	3,221
Agricultural	4,573	2,134
Land	16,130	15,960
Residential Construction	11,666	5,521
Home equity lines of credit	5,658	5,946
Total loans secured by real estate	214,346	178,690
Commercial loans	19,098	18,337
Agricultural	758	782
Consumer loans, including overdrafts of $100 and $74	5,215	5,043
Total loans	239,417	202,852
Less: Allowance for loan losses	(1,968)	(1,366)
Loans, net	$237,449	$201,486

The Bank is obligated to repurchase those mortgage loans sold which do not have complete documentation or which experience an early payment default.  At December 31, 2017 and 2016, loans sold for which the Bank is contingently liable to repurchase amounted to approximately $5.1 million and $6.5 million, respectively.  The Bank also is committed to sell loans approximating $497,000 and $2.9 million at December 31, 2017 and 2016, respectively.

The following table details loans individually evaluated for impairment at the respective dates:

	December 31
(In thousands)	2017	2016

Loans secured by real estate:
Residential 1-4 family	$269	$879
Home equity lines of credit	30	-
Total loans secured by real estate	299	879
Commercial loans	-	35
Consumer loans	8	85
Total loans	$307	$999

All other loans were evaluated collectively.

3.          Loans (Continued)

	Impaired Loans For the Periods Ended,
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
(In thousands)	Investment	Balance	Allowance	Investment	Recognized
December 31, 2017

With no related allowance recorded:
Residential-prime	$299	$299	$-	$325	$-
Consumer	8	8	-	15	-
Total:
Residential-prime	$299	$299	$-	$325	$-
Consumer	$8	$8	$-	$15	$-

December 31, 2016
With no related allowance recorded:
Residential-prime	$879	$879	$-	$866	$-
Commercial non-real estate	35	35	-	131	-
Consumer	9	9	-	89	-
With an allowance recorded:
Consumer	76	76	30	-	-
Total:
Residential-prime	$879	$879	$-	$866	$-
Commercial non-real estate	$35	$35	$-	$131	$-
Consumer	$85	$85	$30	$89	$-

Under ASU No. 2010-20, separate disclosures are required for troubled-debt restructurings (TDRs).  As of December 31, 2017 and 2016, the Company had no TDRs to report.

4.          Allowance for Loan Losses and Credit Quality

Allowance for Loan Losses

The allowance for loan losses is established through a provision charged to earnings.  Loan losses are charged against the allowance when management determines that the collection of the loan balance outstanding is unlikely. Subsequent recoveries, if any, are credited to the allowance. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Changes in the allowance related to impaired loans are charged or credited to the provision for loan losses.

The allowance for loan losses is maintained at a level which, in management's opinion, is adequate to absorb credit losses inherent in the portfolio. The Company utilizes an historical analysis of the Company's portfolio to validate the overall adequacy of the allowance for loan losses.  In addition to these objective criteria, the Company subjectively assesses the adequacy of the allowance for loan losses with consideration given to current economic conditions, changes to loan policies, concentrations of credit, the level of classified and criticized credits, and other factors.

A summary of changes in the allowance for loan losses is as follows:

	December 31
(In thousands)	2017	2016
Beginning balance	$1,366	$983
Provision for loan losses	645	480
Loans charged-off	(43)	(101)
Recoveries of loans previously charged-off	-	4
Ending balance	$1,968	$1,366

The following tables detail the balance in the allowance for loan losses by portfolio segment at the respective dates:

	For the Year Ended December 31, 2017
	Beginning				Ending
(In thousands)	Balance	Chargeoffs	Recoveries	Provision	Balance

Loans secured by real estate:
Residential 1-4 family	$658	$-	$-	$262	$920
Commercial	332	-	-	205	537
Multi-family	5	-	-	31	36
Agricultural	23	-	-	8	31
Land	84	-	-	25	109
Residential construction	34	-	-	44	78
Home equity lines of credit	44	-	-	14	58
Totals by loans secured by real estate	1,180	-	-	589	1,769
Commercial loans	129	(11)	-	29	147
Agricultural	4	-	-	1	5
Consumer loans	53	(32)	-	26	47
Totals for all loans	$1,366	$(43)	$-	$645	$1,968

4.          Allowance for Loan Losses and Credit Quality (Continued)

	For the Year Ended December 31, 2016
	Beginning				Ending
(In thousands)	Balance	Chargeoffs	Recoveries	Provision	Balance

Loans secured by real estate:
Residential 1-4 family	$370	$(3)	$-	$291	$658
Commercial	271	-	-	61	332
Multi-family	27	-	-	(22)	5
Agricultural	13	-	-	10	23
Land	78	-	-	6	84
Residential construction	20	-	-	14	34
Home equity lines of credit	31	-	-	13	44
Totals by loans secured by real estate	810	(3)	-	373	1,180
Commercial loans	145	(95)	-	79	129
Agricultural	4	-	-	-	4
Consumer loans	24	(3)	4	28	53
Totals for all loans	$983	$(101)	$4	$480	$1,366

At December 31, 2017, the Company had no allowance for loan losses for loans disaggregated by impairment method.  There was $30,000 in allowance for loan losses for consumer loans disaggregated by impairment method at December 31, 2016.

Credit Quality

Loans are categorized into risk categories based on relevant information about the ability of borrowers to service their debt, such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.  The following definitions are utilized for risk ratings, which are consistent with the definitions used in supervisory guidance:

Special Mention – Loans classified as special mention have a potential weakness that deserves management's close attention.  If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

Substandard – Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any.  Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidations of the debt.  They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful – Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values highly questionable and improbable.

Loss - This classification includes those loans which are considered uncollectible and of such little value that their continuance as loans is not warranted.  Even though partial recovery may be possible in the future, it is not practical or desirable to defer writing off these loans.  Accordingly, these loans are charged-off before period end.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass-rated loans.

4.          Allowance for Loan Losses and Credit Quality (Continued)

The table below illustrates the carrying amount of loans by credit quality indicator at December 31, 2017 and 2016:

		Special
(In thousands)	Pass	Mention	Substandard	Doubtful	Loss	Total

December 31, 2017

Loans secured by real estate:
Residential 1-4 family	$106,548	$13	$300	$-	$-	$106,861
Commercial	62,079	1,964	-	-	-	64,043
Multi-family	5,415	-	-	-	-	5,415
Agricultural	4,573	-	-	-	-	4,573
Land	16,130	-	-	-	-	16,130
Residential Construction	11,666	-	-	-	-	11,666
Home equity lines of credit	5,628	-	30	-	-	5,658
Totals by loans secured by real estate	212,039	1,977	330	-	-	214,346
Commercial loans	19,098	-	-	-	-	19,098
Agricultural	758	-	-	-	-	758
Consumer loans	5,206	-	9	-	-	5,215
Totals for all loans	$237,101	$1,977	$339	$-	$-	$239,417

December 31, 2016

Loans secured by real estate:
Residential 1-4 family	$86,930	$18	$1,692	$-	$-	$88,640
Commercial	55,284	-	1,984	-	-	57,268
Multi-family	3,221	-	-	-	-	3,221
Agricultural	2,134	-	-	-	-	2,134
Land	15,960	-	-	-	-	15,960
Residential Construction	5,521	-	-	-	-	5,521
Home equity lines of credit	5,946	-	-	-	-	5,946
Totals by loans secured by real estate	174,996	18	3,676	-	-	178,690
Commercial loans	18,302	-	35	-	-	18,337
Agricultural	782	-	-	-	-	782
Consumer loans	4,958	-	85	-	-	5,043
Totals for all loans	$199,038	$18	$3,796	$-	$-	$202,852

Interest income on impaired loans, other than non-accrual loans, is recognized on an accrual basis.  Interest income on non-accrual loans is recognized only as collected.  Loans on which the accrual of interest has been discontinued amounted to approximately $307,000 and $999,000 at December 31, 2017 and 2016, respectively.  If the non-accrual loans had been accruing interest at their original contracted rates, related income would have been $43,000 for 2017 and $63,000 for 2016.

4.          Allowance for Loan Losses and Credit Quality (Continued)

A summary of current, past due, and non-accrual loans at December 31, 2017 and 2016 are as follows:

	Past Due	Past Due		Total
	30-89	Over 90 Days	Non-	Past Due and		Total
(In thousands)	Days	Accruing	Accruing	Non-Accruing	Current	Loans

December 31, 2017

Loans secured by real estate:
Residential 1-4 family	$143	$442	$269	$854	$106,007	$106,861
Commercial	9	-	-	9	64,034	64,043
Multi-family	-	-	-	-	5,415	5,415
Agricultural	-	-	-	-	4,573	4,573
Land	27	-	-	27	16,103	16,130
Residential Construction	-	-	-	-	11,666	11,666
Home equity lines of credit	-	-	30	30	5,628	5,658
Totals by loans secured by real estate	179	442	299	920	213,426	214,346
Commercial loans	556	-	-	556	18,542	19,098
Agricultural	-	-	-	-	758	758
Consumer loans	27	-	8	35	5,180	5,215
Totals for all loans	$762	$442	$307	$1,511	$237,906	$239,417

December 31, 2016

Loans secured by real estate:
Residential 1-4 family	$39	$-	$879	$918	$87,722	$88,640
Commercial	-	-	-	-	57,268	57,268
Multi-family	-	-	-	-	3,221	3,221
Agricultural	-	-	-	-	2,134	2,134
Land	-	-	-	-	15,960	15,960
Residential Construction	28	-	-	28	5,493	5,521
Home equity lines of credit	-	-	-	-	5,946	5,946
Totals by loans secured by real estate	67	-	879	946	177,744	178,690
Commercial loans	-	-	35	35	18,302	18,337
Agricultural	-	-	-	-	782	782
Consumer loans	19	-	85	104	4,939	5,043
Totals for all loans	$86	$-	$999	$1,085	$201,767	$202,852

The Bank grants consumer, commercial and residential loans to customers in Ruston, Louisiana and the surrounding area.  Although the Bank has a diversified loan portfolio, a substantial portion of loan repayment is dependent upon the general economic sector.

5.          Premises and Equipment

Premises and equipment are summarized as follows at the respective dates:

	Estimated	December 31,
(In thousands)	Useful Lives	2017	2016

Cost:
Land		$1,566	$1,566
Building and improvements	15-40 years	4,892	4,652
Furniture and equipment	3-10 years	2,409	2,273
Vehicles	4-5 years	94	90
Total Cost		8,961	8,581
Less: Accumulated depreciation and amortization		(3,334)	(3,073)
Total Premises and Equipment		$5,627	$5,508

Depreciation expense charged to operations amounted to $280,000 and $295,000 for the years ended in December 31, 2017 and 2016, respectively.

6.          Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios.  Financial institutions are subject to capital adequacy pursuant to the Basel III Capital Rule set forth by the Basel Committee on Banking Supervision.  The rule requires minimum capital and adjustments to Prompt Corrective Action (PCA) thresholds.  The rule includes common equity tier 1 capital and establishes criteria that instruments must meet in order to be considered common equity tier 1 capital, additional tier 1 capital, or tier 2 capital.  The rule maintains the general structure of the current PCA framework while incorporating increased minimum requirements.  The tables that follow below present the Bank's ratios under the capital rule for 2017 and 2016.

Management believes, as of December 31, 2017, that the Bank meets all capital adequacy requirements to which it is subject.

6.          Regulatory Capital (Continued)

As of December 31, 2017, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for Prompt Corrective Action.  To be categorized as adequately capitalized the Bank must maintain minimum ratios as set forth in the following table.  The Bank's actual capital amounts (in thousands) and ratios are also presented in the table.  There are no conditions or events since that notification that management believes have changed the institution's category.  The following tables present the capital amounts and ratios for the respective categories as of the dates indicated:

	Basel III Capital Rule Ratios
(Dollars in thousands)	Actual		Minimum Capital Standards		Prompt Corrective Action Well-Capitalized Thresholds
December 31, 2017	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital	$27,831	13.26%	$16,794	8.00%	$20,992	10.00%
Tier 1 Capital	$25,863	12.32%	$12,595	6.00%	$16,794	8.00%
Common Equity Tier 1 Capital	$25,863	12.32%	$9,446	4.50%	$13,645	6.50%
Leverage Capital	$25,863	9.30%	$11,129	4.00%	$13,911	5.00%

December 31, 2016
Total Capital	$24,757	13.60%	$14,560	8.00%	$18,200	10.00%
Tier 1 Capital	$23,391	12.85%	$10,920	6.00%	$14,560	8.00%
Common Equity Tier 1 Capital	$23,391	12.85%	$8,190	4.50%	$11,830	6.50%
Leverage Capital	$23,391	9.95%	$9,405	4.00%	$11,756	5.00%

The following is a reconciliation of the Bank's equity under GAAP to regulatory capital at the dates indicated:

	December 31,
(In thousands)	2017	2016
GAAP equity	$25,879	$23,412
Unrealized gains on debt securities	(16)	(21)
Allowance for loan losses (allowable portion)	1,968	1,366
Total risk-based Capital	$27,831	$24,757

The consolidated capital amounts are not significantly different than those for the Bank.

7.     Other Comprehensive Income

The following tables show the related tax effects allocated to each component of other comprehensive income for the respective years ended:

	For the Year Ended December 31, 2017
	Before-Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount
Unrealized gains(losses) on securities:
Unrealized holding gains(losses) arising during the period	$(8)	$3	$(5)
Less: reclassification adjustment for gains(losses) realized in net income	-	-	-
Net unrealized gains(losses)	(8)	3	(5)
Other comprehensive income(loss)	$(8)	$3	$(5)

	For the Year Ended December 31, 2016
	Before-Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount
Unrealized gains(losses) on securities:
Unrealized holding gains(losses) arising during the period	$14	$(5)	$9
Less: reclassification adjustment for gains(losses)
realized in net income	-	-	-
Net unrealized gains(losses)	14	(5)	9
Other comprehensive income(loss)	$14	$(5)	$9

8.          Related Party Transactions

At both December 31, 2017 and 2016, principal officers, directors, or companies that have 10% or more beneficial ownership were indebted to the Bank in the approximate aggregate amount of $2.2 million and $3.2 million, respectively.  Such parties held deposits in the Bank in the approximate amounts of $5.2 million, and $3.9 million at December 31, 2017 and 2016, respectively.  Total principal additions were $896,000 and $1.5 million and total principal payments were $1.9 million and $1.7 million for the years ended December 31, 2017 and 2016, respectively.

9.          Off-Balance Sheet Activities

Credit-Related Financial Instruments. The Company is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include standby letters of credit, unfunded commitments under lines of credit, and commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.
The Company's exposure to credit loss is represented by the contractual amount of these commitments.  The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

9.          Off-Balance Sheet Activities (Continued)
At December 31, 2017 and 2016, the following financial instruments were outstanding whose contract amounts represent credit risk:
	Contract Amount
(In thousands)	2017	2016
Standby letters of credit	$2,371	$1,696
Unfunded commitments under lines of credit	14,737	14,729
Commitments to originate loans	7,093	6,393
Total commitments	$24,201	$22,818

Unfunded commitments under lines-of-credit are commitments for possible future extensions of credit to existing customers. These lines-of-credit consist of commercial and consumer customers and may be secured or unsecured.  All of these commitments have a specified maturity date and ultimately may not be drawn upon to the total extent to which the Company is committed.
Standby letters-of-credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters-of-credit are primarily issued to support private borrowing arrangements and have expiration dates ranging from within one year to three years.  The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments but can also extend commitments unsecured.  Of the standby letters of credit outstanding at December 31, 2017, $440,000 was secured and $1,931,000 was unsecured.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management's credit evaluation of the customer.
The Bank is party to certain agreements for lease of premises, data processing and imaging services.  These agreements' contractual terms vary and with a final expiration or renewal date between February 2018 and April 2021 at approximately $42,000 per month.  Certain agreements automatically renew for a successive five-year term at market rates at the end of the current term, if no advance notice of termination is given.

Future estimated minimum payments at December 31, 2017 under these agreements are as follows:

(In thousands)	Amount
2018	$345
2019	108
2020	32
2021	-
2022	-
Total	$485

10.          Deposits

Deposits are summarized as follows at:

	December 31, 2017		December 31, 2016
(Dollars in thousands)	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Demand and Savings
Noninterest-bearing demand deposits	$23,817	-	$17,723	-
Interest-bearing demand deposits	72,665	0.97%	48,910	0.88%
Money market	12,872	0.26%	13,668	0.25%
Savings	29,086	0.62%	25,815	0.59%
Total Demand and Savings	$138,440		$106,116

Time Deposits
0.00% to 0.99%	$31,241	0.64%	$71,313	0.64%
1.00% to 1.99%	50,947	1.30%	10,499	1.30%
2.00% to 2.99%	6,944	2.00%	3,083	2.00%
3.00% to 3.99%	350	3.25%	350	3.25%
Total Time Deposits	$89,482		$85,245
Total Deposits	$227,922		$191,361

Scheduled maturities of time deposits at December 31, 2017 are as follows:

2018	$68,093
2019	10,091
2020	6,541
Thereafter	4,757
Total	$89,482

Time deposits more than $250,000 or more amounted to approximately $20.3 million and $19.3 million at December 31, 2017 and 2016, respectively.

11.          Income Taxes

In December of 2017, the Tax Cuts and Jobs Act of 2017 was enacted into law.  The new law lowered the corporate tax rate from a maximum of 34% to 21%.  This affected the recognition of future tax benefits and liabilities reflected on the balance sheet as deferred tax assets or liabilities and resulted in a cumulative adjustment to deferred taxes for 2017.  This cumulative adjustment is reflected as a separate amount in the following tables below as "Cumulative Adjustment Tax Rate Change."

Income tax expense is summarized as follows:

	Years Ended December 31,
(In thousands)	2017	2016
Current:
Federal	$1,532	$1,319
Deferred:
Federal-Current Year	$(169)	$(131)
Federal-Cumulative Adjustment Tax Rate Change	312	-
Total Provision For Income Taxes	$1,675	$1,188

11.          Income Taxes (Continued)

A reconciliation of the Company's provision for income taxes and the amount computed by applying the U.S. statutory federal income tax rate of 34% pretax income is as follows:

	Years Ended December 31,
(In thousands)	2017	2016
Tax computed at 34%, respectively	$1,370	$1,247
Increases (decreases) in taxes resulting from:
Prior year tax benefit	(6)	-
Cumulative Adjustment Tax Rate Change	312	-
Nontaxable income	(47)	(47)
Other, net	46	(12)
Total Provision For Income Taxes	$1,675	$1,188
Effective Tax Rate	41.56%	32.38%

Effective Tax Rate excluding cumulative adjustment	33.82%	32.38%

The components of the deferred income taxes included in other assets in the statements of condition are approximately as follows:

	Years Ended December 31,
(In thousands)	2017	2016
Allowance for loan losses	$404	$451
Deferred compensation plan	343	475
Stock compensation plans	30	60
Subtotal deferred tax asset	777	986
Accumulated depreciation	(105)	(171)
Unrealized gain on available-for-sale securities	(4)	(10)
Subtotal deferred tax liability	(109)	(181)
Net deferred tax asset	$668	$805

Other assets at December 31, 2017 and 2016 included income taxes receivable of $12,000 and $90,000, respectively.

The Bank has reviewed its various tax positions taken or expected to be taken in its tax returns and has determined it does not have unrecognized tax benefits, nor does it expect that position to change significantly over the next twelve months.  The Bank recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of December 31, 2017, it has not accrued interest or penalties related to uncertain tax positions.

The Bank files an annual U.S. Federal income tax return.  Federal income tax returns for the tax years 2015 and beyond remain subject to examination by the Internal Revenue Service.

12.          Foreclosed Assets

Foreclosed assets, including real estate, represent property acquired through foreclosure or deeded in lieu of foreclosure on loans on which the borrowers have defaulted as to payment of principal and interest. The Bank also transfers to this category those loans meeting the applicable criteria for loans considered repossessions in substance.  Amounts are carried at the asset's estimated fair value less estimated costs to sell.  Reductions in the balance at the date of transfer are charged to the allowance for loan losses.  Any subsequent write downs to reflect current fair value are charged to noninterest expense and credited to a valuation allowance for foreclosed assets.  Direct costs incurred in foreclosures are also charged to noninterest expense.  At December 31, 2017, the Bank had no foreclosed assets.  Foreclosed assets at December 31, 2016 were $48,000.

13.          Retirement Plans

Defined Benefit Plan

Until March 1, 2007, the Bank participated in a multiple employer, noncontributory defined benefit retirement plan sponsored by the Financial Institutions Retirement Fund.  This plan covered substantially all the Bank's employees, and provided benefits to employees who worked at least one thousand hours per year.  Benefits were based upon each employee's benefit service and average annual compensation, with each employee becoming fully vested upon completion of five years of qualifying service.  The Financial Institutions Retirement Fund applied a full funding test on an individual employer basis.  This plan is now known as the Pentegra Defined Benefit Plan for Financial Institutions (the "DB Plan").

Effective March 1, 2007, the Bank elected to freeze the benefits provided under the plan to existing participants, to cease future benefit accruals, and to cease eligibility for employees in the Plan.  Those participants in the Plan as of March 1, 2007 will receive a benefit equal to the benefit accrued under the Plan as of that date.  The Bank incurred pension contribution expense of $75,000 and $50,000 for the years ending December 31, 2017 and 2016, respectively.  The Bank has a funding surplus in the Plan of an approximate amount of $217,000 as of July 1, 2017, the most recent valuation date.

The DB Plan is a tax-qualified defined benefit pension plan.  The DB Plan's Employer Identification Number is 13-5645888 and the Plan Number is 333.  The DB Plan operates as a multiemployer plan for accounting purposes and as a multiple employer plan under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code.  There are no collective bargaining agreements in place that require contributions to the DB Plan.

The DB Plan is a single plan under Internal Revenue Code Section 413(c) and, as a result, all of the assets stand behind all of the liabilities.  Accordingly, under the DB Plan, contributions made by a participating employer may be used to provide benefits to participants of other participating employers.

Funded status (Market value of plan assets divided by funding target) as of July 1,

Source: Valuation Report	2017	2016
Bank Plan	115.71%	111.32%

* - Market value of plan assets reflects any contributions received through June 30, 2017.

Employer contributions, meaning all employers participating in the multiple employer plan, made to the DB Plan, as reported on Form 5500, equal $153.2 million and $163.1 million for plan years ending June 30, 2016 and 2015, respectively.  The Bank contributions to the DB Plan for the fiscal year ending December 31, 2017 are not more than 5% of the total contributions to the DB Plan for the plan year ending June 30, 2016.

The following contributions were paid by the Bank during the fiscal years ending December 31,

2017		2016		2015
Date Paid	Amount	Date Paid	Amount	Date Paid	Amount
12/20/2017	$100,000	12/29/2016	$50,000	12/7/2015	$50,000
	-		-		-
Total	$100,000		$50,000		$50,000

401K Plan

The Bank also participates in an employee 401(k) retirement plan.  Employees contribute up to 6% of their compensation to the plan, with the Bank matching 75% of such contributions.  The Bank's contribution expense to this plan amounted to $128,000 and $107,000 for December 2017 and 2016, respectively.

14.          Deferred Compensation Plan

The Bank implemented a deferred compensation plan in late 1993 for certain key employees, and in 1996, for certain directors.  The plans generally provide for retirement, death or disability payments, payable over 25 years (20 years for directors).  The Bank obtained insurance on these individuals to provide for funding of the plan; however, the policies themselves are not pledged against the benefits.  The plan limits the ultimate benefits to the cash surrender value (CSV) in the policies, after a certain return is realized by the Bank from those policies.  Thus, based upon this limitation, deferred compensation is recognized to the extent of the CSV increase each year, once the Bank realizes its return.  The Bank incurred deferred compensation expense of $158,000 and $98,000 for the years ended December 31, 2017 and 2016, respectively.

Following is a summary of changes in deferred compensation payable and the related cash values of the life insurance contracts for December 31, 2017 and 2016:

	December 31,
(In thousands)	2017	2016
Cash surrender value of life insurance contracts	$5,120	$4,813
Earnings of life insurance contracts - directors	23	15
Earnings of life insurance contracts - officers	80	84
Deferred compensation payable - directors	1,115	914
Deferred compensation payable - officers	519	485
Deferred compensation paid to retirees	26	26

15.          Stock-Based Compensation Plans

The Company has three stock-based compensation plans.  These are the 2010 Employee Stock Ownership Plan, the 2011 Recognition and Retention Plan (a restricted stock plan), and the 2011 Stock Option Plan.

The fair value of the options is calculated by using the Black-Scholes option pricing model which assumes that the option exercises occur at the end of the expected term of the option.

Employee Stock Ownership Plan

Under the Employee Stock Ownership Plan (ESOP), employees are generally eligible to participate in the ESOP after completion of one year of service and attaining the age of 21. The ESOP purchased 70,034 shares adjusted for stock dividends paid which were facilitated by a loan from the Company to the ESOP in the amount of $667,040. The loan is secured by a pledge of the ESOP shares. The shares pledged as collateral are reported as unearned ESOP shares in the Consolidated Balance Sheet. The corresponding note is being repaid in 80 quarterly debt service payments of $11,372 on the last business day of each quarter, beginning December 31, 2010, at a rate of 3.25%.

The Company may contribute to the ESOP, in the form of debt service, at the discretion of its board of directors. Cash dividends, if any, on the Company's stock shall either be used to repay the loan, be distributed to the participants in the ESOP, or be retained in the ESOP and reinvested in the Company stock. Shares are released for allocation to ESOP participants based on principal and interest payments on the note. Compensation expense is recognized based on the number of shares allocated to ESOP participants each year and the average fair value of the shares for the current year.  Released ESOP shares become outstanding for earnings per share computations.

As compensation expense is incurred, the Unearned ESOP shares account is reduced based on the original cost of the stock. The difference between the cost and the average market price of shares released for allocation is applied to Additional Paid-In Capital.  Compensation expense for the year ended December 31, 2017 and 2016 was $94,000 and $62,000, respectively.  The total income tax benefit recognized in the income statement was $32,000 and $21,000 for 2017 and 2016, respectively.  There were 3,503 shares released in both 2017 and 2016, adjusted for stock dividends paid.  At December 31, 2017, 44,647 shares were unreleased with a market value of $1,305,911.

15.          Stock-Based Compensation Plans (Continued)

Restricted Stock Plan

Under the recognition and retention plan (RRP), restricted stock was granted to directors and officer-employees.  The objective of the plan is to enable the Company to provide directors and officer-employees with a proprietary interest in the Company and enhance shareholder value by aligning the financial interests of those participants with those of shareholders.  The Company will contribute sufficient funds to the RRP Trust (the Trust) so that the Trust can purchase all 42,771 shares of common stock, or 3.9% of the currently outstanding common stock.  The shares will be acquired through open market purchases to the extent available with any deficiency fulfilled by the issuance of un-issued shares of the Company.  Restricted shares were granted in May of 2011 for 42,771 shares of Company stock allocated under the RRP.  Of the shares granted, 1,622 have been forfeited.  The plan allows for forfeited shares to be re-granted.  In October of 2017, 1,200 additional restricted shares were granted under the plan and were all unvested as of December 31, 2017.  Shares granted will vest at a rate of no more rapid than 20% per year beginning one year from the anniversary date of the grant.  As of December 31, 2017, 41,490 shares have been purchased by the Trust and 41,149 shares have been earned and issued.  Shares are recorded at cost at the time of purchase and reported in the Consolidated Balance Sheet as unearned shares, which is a contra-equity account.  The balance in unearned purchased shares is reduced as shares vest.  At December 31, 2017, there were 341 unearned purchased shares remaining and reported at cost in the Consolidated Balance Sheet.  All shares have been adjusted for any stock dividends paid.

The following table represents unearned allocated restricted shares activity for the year ended December 31, 2017:

	Shares	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2017	-	$-
Granted	1,200	28.25
Forfeited	-	-
Vested or earned	-	-
Outstanding at December 31, 2017	1,200	$28.25

During 2017, the Company made restricted share awards of 1,200 shares to participants.  No shares were vested and issued to participants as of December 31, 2017.  The compensation expense that has been charged against income was $1,000 and $45,000 in 2017 and 2016, respectively.  The total income tax benefit recognized in the income statement for each of those years was $0 and $15,000, respectively. The total remaining unearned compensation related to restricted shares at December 31, 2017 was $34,000.

Compensation expense of restricted shares is based on the fair value of the shares determined at the date of grant and is recognized over the vesting period.

15.          Stock-Based Compensation Plans (Continued)

Stock Option Plan

Under the Stock Option Plan (SOP), the Company may grant options to its directors and officer-employees.  Stock options may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any affiliate. Non-Qualified Stock Options may be granted to employees and directors of the Company or its affiliate. The exercise price per share will be determined at the time of grant but will not be less than one hundred percent (100%) of the fair market value on the grant date in the case of Incentive Stock Options. If an Incentive Stock Option is granted to a person who owns 10% or more of the Company's voting stock, the exercise price per share for the common stock covered by such Incentive Stock Option will be not less than one hundred ten percent (110%) of the fair market value on the grant date. No stock option will be exercisable more than ten (10) years after the date of grant. If an Incentive Stock Option is granted to a person who owns 10% or more of the Company's voting stock, the term of such option will be no more than five (5) years from the grant date. Stock options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Board of Directors or the Committee and set forth in the option agreement evidencing such option. Any portion of an option that is not exercisable on the date of termination of an applicable service relationship shall immediately expire. Once any portion of an option becomes vested and exercisable, it shall continue to be exercisable by the grantee or his or her representatives at any time or times prior to the earliest of (i) the date which is (a) three years following the date on which the grantee's service relationship terminates due to retirement or disability, (b) twelve months following the grantee's death, or (c) six months following the date on which the grantee's service relationship terminates if the termination is due to any other reason, or (ii) the expiration date set forth in the option agreement; provided, however, that the Board or SOP Committee may revoke, rescind and terminate any options if the grantee's service relationship is terminated for cause.  The options vest at a rate no more rapid than 20% per year.  All options will vest and become exercisable upon death or disability of the grantee or following a change in control of the Company.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants made during the year ended December 31.  The Company made grants of 4,000 options during 2017.  No grants were made during 2016.

	2017	2016
Expected dividend yield over contractual term	0.61%	N/A
Expected life in years	6.5	N/A
Expected volatility over contractual term	21.09%	N/A
Risk-free interest rate over contractual term	2.17%	N/A

The expected dividend yield assumption is based on the Company's expectation of dividend payouts.  Because the Company has no historical data relating to the exercise of its options, management has elected to use the "simplified" method outlined in SAB 107 (question 6, interpretive response) to compute the expected life of the options since the options granted are "plain vanilla."  The expected volatility is based on volatility of similar entities whose information is publicly available because the Company has limited information regarding the volatility of its share price on which to base an estimate of expected volatility.  The risk-free interest rates for periods within the contractual life of the awards are based on the U.S. Treasury yield curve in effect at the time of the grant.

15.          Stock-Based Compensation Plans (Continued)
A summary of the status of the Company's stock option plan adjusted for stock dividends paid is presented below for the years ended December 31, 2017 and 2016:
Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
Outstanding at January 1, 2017	86,921	$14.26
Granted	4,000	28.25
Exercised	(10,951)	14.29
Forfeited or expired	-	-
Outstanding at December 31, 2017	79,970	$14.78	3.83	$1,157,166

Exercisable at December 31, 2017	74,177	$14.26	3.83	$1,111,913

Outstanding at January 1, 2016	96,896	$14.26
Granted	-	-
Exercised	(9,975)	14.29
Forfeited or expired	-	-
Outstanding at December 31, 2016	86,921	$14.26	4.60	$498,927

Exercisable at December 31, 2016	83,337	$14.26	4.60	$478,354

The aggregate intrinsic value of a stock option in the table above represents the amount by which the current market value of the underlying stock exceeds the exercise price of the option had all option holders exercised their options on December 31, 2017 and 2016.  This amount changes as the market value of the Company's stock changes.

Information pertaining to options outstanding at December 31, 2017 is as follows:

Options	Shares	Weighted Average Exercise Price
Nonvested at January 1, 2017	3,584	$14.26
Granted	4,000	28.25
Vested	(1,791)	14.29
Forfeited	-	-
Nonvested at December 31, 2017	5,793	$14.78

During 2017, the Company awarded 4,000 stock options.  The compensation expense that has been charged against income was $8,000 and $47,000 in 2017 and 2016, respectively.  The total income tax benefit recognized in the income statement for each of those years was $3,000 and $16,000, respectively. The total remaining unearned compensation related to stock options at December 31, 2017 was $37,000 and will be amortized over a weighted-average remaining vesting period of 3.5 years.

Compensation expense under the SOP is based on the fair value of the options granted determined at the date of grant and is also recognized as the options vest.

16.          Short-Term Borrowings

Federal Funds Sold and Federal Home Loan Advances

The Company had an uncollateralized federal funds line of credit with a correspondent bank aggregating $7.5 million and a collateralized Federal Home Loan Bank of Dallas ("FHLB") line of credit totaling $96.6 million at December 31, 2017. The Bank's borrowing availability both short- and long-term with the Federal Home Loan Bank of Dallas at December 31, 2017 was $45.9 million under current terms with the Federal Home Loan Bank.  At December 31, 2017 and 2016, the Company had advances on its FHLB line of credit in the amount of $25.4 million and $20.2 million, respectively.  The average rate on the outstanding FHLB advances was 1.58% and 0.59% for December 31, 2017 and 2016, respectively.  These lines of credit generally have interest rates indexed to the Federal Funds rate, short-term U.S. Treasury rates, or LIBOR. FHLB advances are collateralized by loans and investment securities. The Company also had letters of credit guarantees from the FHLB for $25.3 million at December 31, 2017.  Of these letters of credit, $24.7 million were issued to secure public fund deposits and $623,000 was issued for loan customers.  These letters of credit have expiration dates ranging from 2018 to 2019.  As of December 31, 2017, $226.1 million in loans and no investment securities were pledged as collateral for FHLB advances. All lines of credit are on an "as available" basis and can be revoked by the grantor at any time.

Total short-term debt at the respective dates is summarized as follows:

	Interest	Settlement	Maturity	December 31,
(In thousands)	Rate	Date	Date	2017	2016

Federal Home Loan Bank fixed-rate advance	1.30%	12/29/2027	1/2/2018	$3,250	$20,000
Total Short-Term Debt				$3,250	$20,000

Securities Sold Under Agreements to Repurchase

There were no securities sold under agreements to repurchase as of December 31, 2017 and 2016.

17.          Long-Term Debt

Long-term debt consists of advances from the Federal Home Loan Bank of Dallas (FHLB).  Such advances are secured by deposit accounts with the FHLB, Bank-owned FHLB capital stock, and investment securities held at the FHLB and a blanket lien on certain loans.

Total long-term debt at the respective dates is summarized as follows:

	Interest	Settlement	Maturity	December 31,
(In thousands)	Rate	Date	Date	2017	2016

Federal Home Loan Bank floating-rate advance	1.56%	12/15/2017	12/13/2019	$22,000	$-
Federal Home Loan Bank fixed-rate advance	3.23%	9/22/2010	10/1/2020	134	179
Total Long-Term Debt				$22,134	$179

18.  Earnings Per Share

Basic and diluted earnings per share are calculated as follows:

	Years Ended December 31,
	2017	2016
Basic Earnings per Share:
Net income	$2,355,000	$2,481,000
Weighted average common shares outstanding	1,044,017	1,037,771
Basic Earnings per Share	$2.26	$2.39

Diluted Earnings per share:
Net income	$2,355,000	$2,481,000
Weighted average common shares outstanding	1,044,017	1,037,771
Effect of dilutive securities	38,026	23,922
Weighted average common shares outstanding - diluted	1,082,043	1,061,693
Diluted Earnings per Share	$2.18	$2.34

Earnings per share are based on the weighted-average number of shares outstanding during the year and have been adjusted for stock dividends paid.

19.          Fair Value of Assets and Liabilities

Determination of Fair Value

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.  The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  Fair value is best determined based upon quoted market prices.  However, in many instances, there are no quoted market prices for the Company's various financial instruments.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

Fair value accounting guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions.  If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate.  In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment.  The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

19.          Fair Value of Assets and Liabilities (Continued)

Fair Value Hierarchy

The Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

●
Level 1—Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.  Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market.  Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

●
Level 2—Valuation is based on inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly.  The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

●
Level 3—Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.  Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and Cash Equivalents

The carrying amounts of cash and short-term instruments approximate fair values based on the short-term nature of the assets.

Securities

Where quoted prices are available in an active market, we classify the securities within level 1 of the valuation hierarchy.  Securities are defined as both long and short positions.  Level 1 securities include highly liquid government bonds and exchange-traded equities.

If quoted market prices are not available, we estimate fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads.  Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, include GSE obligations, corporate bonds, and other securities.  Mortgage-backed securities are included in level 2 if observable inputs are available.  In certain cases where there is limited activity or less transparency around inputs to the valuation, we classify those securities in level 3.

Loans Receivable

The fair values for all loans are estimated using discounted cash flow analyses at market interest rates for comparable loans.  Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

19.          Fair Value of Assets and Liabilities (Continued)

Deposit Liabilities

The fair values for noninterest- and interest-bearing checking, money market, and savings accounts are equal to the amount payable on demand at the reporting date, which is also equal to their carrying amounts.  Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates on comparable instruments to a schedule of aggregated expected monthly maturities on time deposits.

Short-Term Borrowings

The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days approximate their fair values.  Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on current market rates for similar types of borrowing arrangements.

Long-Term Borrowings

Current market rates for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.  Fair value of long-term debt is based on quoted market prices or dealer quotes for the identical liability when traded as an asset in an active market.  If a quoted market price is not available, an expected present value technique is used to estimate fair value.

Accrued Interest

The carrying amounts of accrued interest approximate fair value.

Off-Balance Sheet Credit-Related Instruments

Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

19.          Fair Value of Assets and Liabilities (Continued)

Items Measured at Fair Value on a Recurring Basis

For the Company, items recorded at fair value on a recurring basis are securities available for sale and loans held for sale.  These securities consist primarily of mortgage-backed (including Agency) securities.  When available, the Company uses quoted market prices of identical assets on active exchanges (Level 1 measurements).  Where such quoted market prices are not available, the Company typically employs quoted market prices of similar instruments (including matrix pricing) and/or discounted cash flows to estimate a value of these securities (Level 2 measurements).  Level 3 measurements include discounted cash flow analyses based on assumptions that are not readily observable in the market place, including projections of future cash flows, loss assumptions, and discount rates.

The following table presents financial assets measured at fair value on a recurring basis at December 31, 2017 and 2016:

	December 31, 2017
(In thousands)	Level 1	Level 2	Level 3	Estimated Fair Value
Securities available for sale:
FHLMC certificates	$-	$120	$-	$120
GNMA certificates	-	3	-	3
FHR certificates	-	7	-	7
FNMA certificates	-	336	-	336
FNR certificates	-	5	-	5
Total securities available for sale	-	471	-	471
Loans held for sale	-	497	-	497
Total assets at fair value	$-	$968	$-	$968

	December 31, 2016
(In thousands)	Level 1	Level 2	Level 3	Estimated Fair Value
Securities available for sale:
FHLMC certificates	$-	$160	$-	$160
GNMA certificates	-	3	-	3
FHR certificates	-	8	-	8
FNMA certificates	-	425	-	425
FNR certificates	-	7	-	7
Municipal securities	-	51	-	51
Total securities available for sale	-	654	-	654
Loans held for sale	-	2,888	-	2,888
Total assets at fair value	$-	$3,542	$-	$3,542

19.          Fair Value of Assets and Liabilities (Continued)
Items Measured at Fair Value on a Non-Recurring Basis
From time to time, certain assets may be recorded at fair value on a non-recurring basis, typically as a result of the application of lower of cost or fair value accounting or a write-down occurring during the period.  The only item recorded at fair value on a non-recurring basis is foreclosed assets, which is recorded at the estimated fair value less estimated costs to sell.  Fair value is determined by reference to appraisals (performed either by the Bank or by independent appraisers) on the subject property, using market prices of similar real estate assets (Level 2 measurements).  The Bank held foreclosed assets with an estimated fair value of $48,000 at December 31, 2016.  The Bank had no foreclosed assets at December 31, 2017.
Fair value of assets and liabilities measured on a non-recurring basis at the dates presented are as follows:

(In thousands)	Level 1	Level 2	Level 3	Estimated Fair Value
December 31, 2017
Other foreclosed assets	$-	$-	$-	$-

December 31, 2016
Other foreclosed assets	$-	$48	$-	$48

The estimated fair values, and related carrying or notional amounts, of the Company's financial instruments are as follows:

	December 31, 2017		December 31, 2016
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value
Financial assets:
Cash and cash equivalents	$30,611	$30,611	$22,382	$22,382
Securities available for sale	471	471	654	654
Securities held to maturity	686	695	1,191	1,185
Federal Home Loan Bank stock	1,137	1,137	895	895
Other equity investments	320	320	320	320
Loans held for sale	497	497	2,888	2,888
Loans, net of unearned income	238,920	238,041	199,964	197,059
Accrued interest receivable	998	998	978	978
Cash surrender value of bank-owned life insurance	5,120	5,120	4,813	4,813
Total financial assets	$278,760	$277,890	$234,085	$231,174

Financial liabilities:
Deposits	$227,922	$230,222	$191,361	$192,131
Short-term borrowings	3,250	3,250	20,000	19,953
Long-term borrowings	22,134	21,813	179	185
Accrued interest payable	176	176	74	74
Total financial liabilitites	$253,482	$255,461	$211,614	$212,343

Off-balance sheet credit related to financial instruments:
Standby letters of credit	-	22	-	4
Commitments to extend credit	-	40	-	26

20.          Subsequent Events

The Bank is required to evaluate events or transactions that may occur after the balance sheet date for potential recognition or disclosure in the financial statements.  The Bank performed such an evaluation through the date which the financial statements were available to be issued, and noted no such subsequent events.

21.	Conversion and Stock Offering

On September 30, 2010, the Bank completed its conversion from a mutual to a stock form of organization as a subsidiary of Century Next Financial (the "Company"), and the Company completed an initial public offering in which it issued 1,058,000 shares of its common stock for a total of $10,580,000 in gross offering proceeds.

In conjunction with the conversion, the Bank established a liquidation account in an amount equal to the Bank's retained earnings contained in the final prospectus.  The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders who maintain deposit accounts in the Bank after the conversion.

In the event of a complete liquidation (and only in such event), each eligible account holder and supplemental eligible account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted balance of deposit accounts held, before any liquidation distribution may be made with respect to common stock.  Except for the payment of dividends by the Bank, the existence of the liquidation account will not restrict the use or application of such retained earnings.

22.	Parent Company Financial Statements

Financial information pertaining only to Century Next Financial Corporation as of December 31, 2017 and 2016 is as follows:

CENTURY NEXT FINANCIAL CORPORATION
CONDENSED BALANCE SHEETS
	December 31,
(In thousands)	2017	2016
ASSETS
Cash and cash equivalents	$1,799	$1,993
Investment in subsidiary	25,879	23,412
Note receivable-subsidiary for ESOP	472	503
Other assets	2	1
TOTAL ASSETS	28,152	25,909

LIABILITIES AND STOCKHOLDERS' EQUITY
Stockholders' Equity	28,152	25,909
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$28,152	$25,909

22.	Parent Company Financial Statements (Continued)

CENTURY NEXT FINANCIAL CORPORATION
CONDENSED STATEMENTS OF INCOME
	Years Ended December 31,
(In thousands)	2017	2016
INCOME
Interest income	$16	$17
Total Income	16	17

EXPENSE
Professional expense	22	22
Other noninterest expense	-	1
Total Expense	22	23

Income (loss) Before Taxes	(6)	(6)
Applicable income taxes (benefit)	(2)	(2)

Net Income (loss) before equity in undistributed income of subsidiary	(4)	(4)

Equity in subsidiary earnings	2,359	2,485

NET INCOME	$2,355	$2,481

22.	Parent Company Financial Statements (Continued)

CENTURY NEXT FINANCIAL CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
	Years Ended December 31,
(In thousands)	2017	2016
Cash flows from operating activities:
Net Income	$2,355	$2,481
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	(2,359)	(2,485)
Net decrease in accrued interest and other liabilities	-	(1)
Net decrease in notes receivable and other assets	30	27
Total adjustments	(2,329)	(2,459)
Net cash provided by operating activities	26	22

Cash flows from investing activities:
Net cash used by investing activities	-	-

Cash flows from financing activities:
Stock repurchases	-	(10)
Expenditures from cash out of stock options	(67)	(42)
Cash dividends paid on common stock	(153)	(131)
Net cash used by financing activities	(220)	(183)

Net decrease in cash and cash equivalents	(194)	(161)
Cash and cash equivalents, at beginning of period	1,993	2,154

Cash and cash equivalents, at end of period	$1,799	$1,993

Notwithstanding the meanings attributed to them in any other section of this joint proxy statement/offering circular, capitalized terms in the ABC Consolidated Financial Statements and the Notes to Consolidated Financial Statements shall have the meanings set forth therein.

Independent Auditor's Report

The Board of Directors
Ashley Bancstock Company
Crossett, Arkansas

We have audited the accompanying consolidated financial statements of Ashley Bancstock Company, which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ashley Bancstock Company as of December 31, 2017 and 2016, and the consolidated results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Little Rock, Arkansas
February 22, 2018

6311 Ranch Drive • Little Rock, Arkansas 72223 • 501.868.7486 • fax 501.868.7750 • www.erwinco.com

ASHLEY BANCSTOCK COMPANY

CONSOLIDATED BALANCE SHEETS

December 31, 2017 and 2016

	2017	2016
ASSETS

Cash and due from banks	$7,249,788	$10,393,110
Federal funds sold	-	200,000
Total cash and cash equivalents	7,249,788	10,593,110

Time deposits in other banks	3,511,000	5,802,000
Investment securities	39,682,823	38,194,315
Loans, net of allowance for loan losses	94,441,601	85,775,331
Premises and equipment, net	3,139,949	3,256,442
Foreclosed assets held for sale	250,712	375,500
Bank owned life insurance	5,139,410	5,029,470
Other investments	493,378	491,178
Deferred income taxes	543,844	1,692,259
Accrued interest receivable and other assets	1,045,360	1,117,662

	$155,497,865	$152,327,267

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
Demand deposits - non-interest bearing	$40,148,637	$41,215,293
Savings and interest bearing transaction accounts	59,871,606	50,263,243
Time deposits under $250,000	21,513,858	23,655,672
Time deposits $250,000 and over	13,727,079	18,670,356
	135,261,180	133,804,564

Subordinated debentures	8,454,000	8,454,000
Accrued interest payable and other liabilities	879,733	540,856

Total liabilities	144,594,913	142,799,420

Stockholders' equity:
Common stock, $1 par value; 500,000 shares authorized; 255,328 shares issued; 235,619 and 238,885 shares outstanding, respectively	255,328	255,328
Additional paid-in capital	639,547	638,416
Retained earnings	11,000,506	9,900,997
Accumulated other comprehensive loss	(551,139)	(962,349)
Treasury stock, 19,709 and 16,443 shares, respectively, at cost	(441,290)	(304,545)

Total stockholders' equity	10,902,952	9,527,847

	$155,497,865	$152,327,267

See accompanying notes

ASHLEY BANCSTOCK COMPANY

 CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31, 2017 and 2016

	2017	2016
Interest income:
Loans, including fees	$5,279,229	$4,998,204
Investment securities	1,018,094	892,367
Time deposits in other banks	96,152	107,850
Federal funds sold and other	40,738	21,711
Total interest income	6,434,213	6,020,132

Interest expense:
Deposits	270,283	234,226
Subordinated debentures	255,905	213,413
FHLB advances and other borrowings	-	4,453
Federal funds purchased and other	6,191	6,079
Total interest expense	532,379	458,171

Net interest income	5,901,834	5,561,961

Provision for loan losses	(1,200,000)	-

Net interest income after provision for loan losses	7,101,834	5,561,961

Non-interest income:
Service charges on deposits	1,430,448	1,384,617
Other service charges and fees	138,890	134,469
Income from fiduciary activities	107,543	127,461
Net gains (losses) on sales of investment securities and time deposits in other banks	(8,687)	15,509
Net losses on sales and write-downs of foreclosed assets	(300,053)	(73,592)
Other	473,527	459,195
	1,841,668	2,047,659
Non-interest expenses:
Salaries and employee benefits	2,874,159	2,594,673
Occupancy and equipment	751,187	717,497
Regulatory assessments and exams	97,212	130,209
Professional fees	522,703	536,141
Advertising and promotion	52,543	60,525
Other	1,501,212	1,754,115
	5,799,016	5,793,160

Income before income taxes	3,144,486	1,816,460

Income taxes	1,008,925	508,304

Net income	$2,135,561	$1,308,156

See accompanying notes

ASHLEY BANCSTOCK COMPANY

 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the years ended December 31, 2017 and 2016

	2017	2016

Net income	$2,135,561	$1,308,156

Other comprehensive income (loss):
Net unrealized holding gains (losses) on investment securities arising during the year, net of deferred income taxes of $315,177 and $326,912, respectively	495,855	(526,867)
Reclassification adjustment for (gains) losses included in net income, net of deferred income taxes of $3,754 and $7,332, respectively	6,049	(11,817)
Total other comprehensive income (loss)	501,904	(538,684)

Comprehensive income	$2,637,465	$769,472

See accompanying notes

ASHLEY BANCSTOCK COMPANY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

For the years ended December 31, 2017 and 2016

				Accumulated
		Additional		Other
	Common	Paid-in	Retained	Comprehensive	Treasury
	Stock	Capital	Earnings	Loss	Stock	Total
Balance -
December 31, 2015	$255,328	$638,416	$8,832,193	$(423,665)	$(278,099)	$9,024,173

Purchase of 623 shares of treasury stock	-	-	-	-	(26,446)	(26,446)

Comprehensive income	-	-	1,308,156	(538,684)	-	769,472

Dividends paid, $1.00 per share	-	-	(239,352)	-	-	(239,352)

Balance -
December 31, 2016	255,328	638,416	9,900,997	(962,349)	(304,545)	9,527,847

Purchase of 3,319 shares of treasury stock	-	-	-	-	(137,677)	(137,677)

Sale of 53 shares of treasury stock	-	1,131	-	-	932	2,063

Comprehensive income	-	-	2,135,561	501,904	-	2,637,465

Reclassification adjustment for stranded tax effects
resulting from change in tax rate	-	-	90,694	(90,694)	-	-

Dividends paid, $4.75 per share	-	-	(1,126,746)	-	-	(1,126,746)

Balance -
December 31, 2017	$255,328	$639,547	$11,000,506	$(551,139)	$(441,290)	$10,902,952

See accompanying notes

ASHLEY BANCSTOCK COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2017 and 2016

	2017	2016
Cash flows from operating activities:
Net income	$2,135,561	$1,308,156
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	(1,200,000)	-
Depreciation and amortization	342,898	269,939
Net amortization of investment securities	143,306	217,332
Deferred income taxes	836,993	465,835
Noncash FHLB stock dividends	(2,200)	(600)
Net (gains) losses on sales of investment securities and time deposits in other banks	8,687	(15,509)
Net losses on sales of equipment	537	-
Net losses on sales and write-downs of foreclosed assets	300,053	73,592
Change in loans held for sale	-	188,369
Change in cash surrender value of life insurance	(109,940)	(119,301)
Change in accrued interest receivable and other assets	72,302	217,500
Change in accrued interest payable and other liabilities	338,877	139,692

Net cash provided by operating activities	2,867,074	2,745,005

Cash flows from investing activities:
Purchases of time deposits in other banks	(1,697,000)	(1,500,000)
Proceeds from sales and maturities of time deposits in other banks	3,989,116	2,497,640
Proceeds from disposition of investment securities available-for-sale	6,908,662	32,566,569
Purchases of investment securities available-for-sale	(7,736,953)	(24,713,341)
Purchases of other investments	-	(204,300)
Net increase in loans	(7,666,982)	(15,160,350)
Purchases of premises and equipment	(235,068)	(1,909,680)
Proceeds from sales of equipment	8,126	-
Proceeds from sales of foreclosed assets	25,447	479,708

Net cash used by investing activities	(6,404,652)	(7,943,754)

Cash flows from financing activities:
Increase in demand, savings and interest-bearing transaction deposits	8,541,707	7,530,655
Increase (decrease) in time deposits	(7,085,091)	999,519
Purchase of treasury stock	(137,677)	(26,446)
Proceeds from sale of treasury stock	2,063	-
Dividends paid	(1,126,746)	(239,352)

Net cash provided by financing activities	194,256	8,264,376

Net increase (decrease) in cash and cash equivalents	(3,343,322)	3,065,627

Cash and cash equivalents - beginning of year	10,593,110	7,527,483

Cash and cash equivalents - end of year	$7,249,788	$10,593,110

See accompanying notes

ASHLEY BANCSTOCK COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017 and 2016

(1)          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

                    Nature of operations -
                              Ashley Bancstock Company (the Company) is a bank holding company providing a full range of financial services through its banking subsidiary. The Company is subject to regulation by the Arkansas State Bank Department and the Board of Governors of the Federal Reserve System.

                              The Company's wholly-owned subsidiary, First National Bank of Crossett (FNBC), serves individuals and commercial customers located primarily in southeastern Arkansas and northeastern Louisiana. FNBC operates under a national bank charter and is subject to regulation by the Office of the Comptroller of the Currency (OCC). FNBC's primary deposit products are interest-bearing and non-interest bearing demand deposit accounts, savings accounts and certificates of deposit. FNBC's primary lending products are real estate, commercial and consumer loans.

                    Basis of financial statement presentation -
The consolidated financial statements include the accounts of the Company and FNBC.  All significant intercompany balances and transactions have been eliminated in consolidation.

The accounting principles of the Company and the methods of applying them conform with U.S. generally accepted accounting principles (GAAP) and practices within the banking industry.  The Financial Accounting Standards Board's (FASB) Accounting Standards Codification (ASC) is the officially recognized source of authoritative GAAP applicable to all nongovernmental entities.

                                The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period.  Actual results could differ from those estimates.

Reclassifications -

Certain balances in the accompanying 2016 consolidated financial statements have been reclassified to conform to the 2017 basis of presentation.

                    Cash and cash equivalents -
                                For purposes of the statement of cash flows, cash and cash equivalents include cash on hand, due from banks and federal funds sold.

                                Federal funds sold generally mature within one to four days from the transaction date.  At times, the Company's federal funds sold to and deposits with correspondent banks may significantly exceed the FDIC insurance limit.  It is the Company's policy to only sell funds to and place deposits with institutions it considers to be of high credit quality.

                                FNBC is required by the Federal Reserve to maintain minimum balances of cash or non-interest bearing deposits. At December 31, 2017, FNBC's required minimum reserve balance totaled approximately $1.3 million.

(1)          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

                    Investment securities -
                              Investment securities are classified as available-for-sale and consist of securities the Company intends to hold for an indefinite period of time, but not necessarily to maturity. The Company could decide to sell a security classified as available-for-sale for various reasons, including movement in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, and other similar factors. Securities available-for-sale are carried at fair value, with the unrealized gains and losses, net of deferred taxes, reported as increases or decreases in accumulated other comprehensive income (loss), a separate component of stockholders' equity.

                              The amortized cost of investment securities is adjusted for amortization of premiums and accretion of discounts to the expected maturity date, or in the case of mortgage-backed securities, over the life of the security. Such amortization and accretion is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary are included in current earnings. The cost of securities sold for purposes of recognizing gains or losses is based on the specific identification method.

                    Loans and allowance for loan losses -
Mortgage loans held for sale are carried at the lower of cost or fair value less estimated costs to sell. The Company enters into forward commitments for the sale of its mortgage loan originations in order to reduce its market risk on such originations in process. Gains and losses from the sales of mortgage loans are recognized when the loans are sold to investors.

                                Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balances, adjusted for any charge-offs, net of the allowance for loan losses.  Interest income on loans is calculated using the simple interest method on daily balances of the principal amount outstanding.  Origination fee income and related costs are generally recognized in earnings when incurred which, in management's opinion, does not produce results that differ materially from recognizing the fees and costs over the life of the loan as required by GAAP.

                                Each borrower's creditworthiness is evaluated on a case-by-case basis.  The amount of collateral obtained is based on management's credit evaluation of the customer.  The nature of the collateral required varies and may include deposit accounts, securities, accounts receivable, inventories, equipment, income producing or commercial properties or other real estate.

                                Generally, the accrual of interest is discontinued on loans that are greater than ninety days past due, unless the loan is both well secured and in the process of collection, or earlier if management believes the collection of all principal and interest is doubtful.  Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans and income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable.

                                The allowance for loan losses is maintained at a level that, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The allowance is increased by a provision for loan losses which is charged to expense and reduced by charge-offs, net of recoveries.  The amount of the allowance is based on management's evaluation of the factors affecting the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Determination of the allowance is inherently subjective as it requires significant estimates that are susceptible to revision as more information becomes available.  Because of the uncertainties associated with the estimation process, it is reasonably possible that management's estimate of credit losses inherent in the loan portfolio and the amount of the related allowance may change in the near term.

(1)          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

                              Management evaluates some smaller-balance impaired loans of a similar nature in total as a pool and evaluates all other impaired loans individually when determining the adequacy of the allowance for impaired loans. A loan is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Allowances for impaired loans are generally determined based on estimated net collateral values or the estimated present value of future cash flows. To the extent that the current investment in a particular loan exceeds its estimated net collateral value or its estimated present value of future cash flows, the impaired amount is specifically considered in the determination of the allowance for loan losses or is immediately charged-off as a reduction of the allowance for loan losses. Loans for which the terms have been modified and for which the borrower is experiencing financial difficulties are considered troubled debt restructurings (TDR's) and are included in impaired loans.

                              At times, FNBC may sell participating interests in loans to other financial institutions to allow FNBC to service customers with needs in excess of FNBC's limits on loans to a single borrower. The transfer of such a participating interest is accounted for as sale when control over the participating interest has been relinquished. Control is deemed to be relinquished when the participating interest has been isolated from FNBC, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or sell the participating interest, and FNBC does not maintain effective control over the participating interest through an agreement to repurchase it prior to maturity. Under such a participation arrangement, FNBC continues to service the loan for a nominal fee and the buyer receives its share of principal collected together with interest at an agreed-upon rate. Generally, no gain or loss is recognized upon the sale of a participating interest in a loan or during the related servicing period.

                    Premises and equipment -
                              Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is charged to expense using the straight-line method over estimated useful lives of ten to forty years for buildings and improvements and three to twelve years for furniture and equipment.

                              Long-lived assets and asset groups are evaluated for impairment whenever events or circumstances indicate that the carrying values may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset or asset group, a loss is recognized for the difference between the carrying value and the fair value of the asset or asset group.

                    Foreclosed assets -
                              Real estate acquired in settlement of loans and other repossessed assets are generally stated at the lower of the investment in the loan or estimated net realizable value. At the time of acquisition, any excess of the investment in the loan over the estimated net realizable value is charged to the allowance for loan losses. Subsequent write-downs and net gains and losses realized on sales of foreclosed assets are included in non-interest income.

                    Bank owned life insurance -
                              Bank owned life insurance consists of life insurance purchased by the Company on a qualifying group of officers and directors with the Company designated as owner and beneficiary of the policies.  Earnings on the policies are used to offset a portion of employee benefit costs. The policies are carried at cash surrender value with changes in cash surrender value reported in other non-interest income.

                    Trust department assets -
                              Property other than cash deposits held by the Company in fiduciary or agency capacities for its customers is not included in the accompanying consolidated balance sheets, since such items are not assets of the Company.

(1)          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

                    Income taxes -

The Company recognizes deferred income taxes for the expected future tax consequences of events that have been recognized in the financial statements or tax returns.  Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The impact of new tax legislation on deferred tax assets and liabilities is reflected in the financial statements in the period of enactment.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (TCJA). TCJA resulted in broad changes to the federal tax code, including a flat 21% corporate income tax rate. Although many of the provisions of TCJA became effective on January 1, 2018, the 2017 enactment resulted in a GAAP remeasurement of the Company's net deferred tax asset based on the newly enacted tax rate. The Company also elected to release the income tax effects of TCJA on accumulated other comprehensive loss through a reclassification adjustment to retained earnings.

                                The Company is generally no longer subject to federal or Arkansas income tax examinations by tax authorities for years prior to 2014.

                    Advertising costs -

                                Advertising and promotional costs are charged to expense as incurred.

Net income per share -

Basic net income per share represents the income attributable to stockholders divided by the weighted-average number of shares outstanding during the year (236,056 and 239,356 for the years ended December 31, 2017 and 2016, respectively). There were no potentially dilutive shares outstanding during 2017 or 2016.

Recent accounting pronouncements -

In December 2013, the FASB issued Accounting Standards Update (ASU) No. 2013-12, Definition of a Public Business Entity, An Addition to the Master Glossary. ASU 2013-12 provides a definition of a public business entity that will be used to specify the scope and implementation period of future accounting pronouncements. ASU 2013-12 defines a public business entity as a business entity that meets any one of several criteria, including (1) being required to file or furnish its financial statements with the U.S. Securities and Exchange Commission or other regulatory agency and (2) having one or more securities that are not subject to contractual restrictions on transfer while at the same time being required to make its financial statements publicly available on a periodic basis. Management has determined that the Company does not meet the definition of a public business entity. The scope and implementation period of recent pronouncements described below are based on this determination.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 provides entities with a single model for use in accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance, including industry-specific revenue guidance. The core principle of the model is to recognize revenue when control of the goods or services transfers to the customer, as opposed to recognizing revenue when the risks and rewards transfer to the customer under the existing revenue guidance. In August 2015, the FASB deferred the required effective date of ASU 2014-09 to years beginning after December 15, 2018. Early adoption is permitted. The guidance permits entities to either apply the requirements retrospectively to all prior periods presented, or apply the requirements in the year of adoption, through a cumulative effect adjustment. The Company does not expect the adoption of ASU 2014-09 to have a material impact on its financial statements.

(1)          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued):

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Topic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 requires equity investments (other than those accounted for under equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized through net income. ASU 2016-01 also eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost. ASU 2016-01 is effective for annual reporting periods beginning after December 15, 2018. Early adoption is permitted. ASU 2016-01 will require a cumulative effect adjustment to retained earnings as of the beginning of the year of adoption. The Company does not expect the adoption of ASU 2016-01 to have a material impact on its financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 generally requires lessees to recognize assets and liabilities associated with leases (other than those leases with terms of 12 months or less, for which the entity is permitted to elect to not recognize lease assets and lease liabilities) on the lessee entity's balance sheet. ASU 2016-02 also requires certain quantitative and qualitative financial statement disclosures regarding the amount, timing and uncertainty of cash flows from leases. Upon adoption, ASU 2016-02 will require the recognition and measurement of leases at the beginning of the earliest period presented using a modified retrospective approach which includes a number of practical expedients that entities may elect to apply. ASU 2016-02 is effective for years beginning after December 15, 2019. Early adoption is permitted. The Company has not yet selected a transition method nor has it determined the impact that adoption of ASU 2016-02 will have on its financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 amends FASB's current guidance on the measurement of impairment of financial instruments such as loans and held-to-maturity debt securities. ASU 2016-13 requires the implementation of an impairment model (known as the current expected credit loss (CECL) model) that is based on expected losses rather than the incurred loss model required by existing guidance. ASU 2016-13 requires entities to recognize as an allowance an estimate of expected credit losses, which the FASB believes will result in more timely recognition of such losses.  Upon adoption, ASU 2016-13 will require a cumulative effect adjustment to retained earnings as of the beginning of the earliest period presented. ASU 2016-13 is effective for years beginning after December 15, 2020. Early adoption is permitted for years beginning after December 15, 2018. The Company has not yet determined the impact that adoption of ASU 2016-13 will have on its financial statements.

In March 2017, the FASB issued ASU 2017-08, Receivables – Nonrefundable Fees and Other Costs (Topic 310-20): Premium Amortization on Purchased Callable Debt Securities. ASU 2017-08 requires certain premiums on callable debt securities to be amortized to the earliest call date, rather than to the contractual maturity date. ASU 2017-08 is effective for years beginning after December 15, 2019. Early adoption is permitted. The Company has not yet determined the impact that adoption of ASU 2017-08 will have on its financial statements.

                                In February 2018, the FASB issued ASU 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. ASU 2018-02 permits a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the TCJA impact on the statutory federal corporate income tax rate and requires certain disclosures about stranded tax effects. ASU 2018-02 is effective for years beginning after December 15, 2018, but permits retrospective application to each period in which the effect of TCJA was recognized for financial statements that had not yet been issued on the date ASU 2018-02 was released. Management elected to early adopt ASU 2018-02 and, as a result, recorded a reclassification from accumulated other comprehensive loss to retained earnings of $90,694 as of December 31, 2017.

Subsequent events -
The Company has evaluated subsequent events through February 22, 2018, the date these financial statements were available to be issued.

(2)           INVESTMENT SECURITIES:

                              Securities available-for-sale at December 31, 2017 and 2016 are summarized as follows:

	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
December 31, 2017:
U.S. government agencies	$1,989,120	$-	$57,295	$1,931,825
Obligations of states and political subdivisions	18,958,287	50,273	397,040	18,611,520
Mortgage-backed securities	19,481,559	-	342,081	19,139,478

	$40,428,966	$50,273	$796,416	$39,682,823

	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
December 31, 2016:
U.S. government agencies	$2,487,670	$-	$65,470	$2,422,200
Obligations of states and political subdivisions	16,352,798	9,421	890,098	15,472,121
Mortgage-backed securities	20,913,316	-	613,322	20,299,994

	$39,753,784	$9,421	$1,568,890	$38,194,315

                              The amortized cost and estimated fair value of investment securities at December 31, 2017, by contractual maturity, are presented below.  Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
	Amortized	Fair
	Cost	Value

Due in one year or less	$1,195,000	$1,197,122
Due in one to five years	1,240,000	1,223,208
Due in five to ten years	989,120	947,695
Due in more than ten years	17,523,287	17,175,320
	20,947,407	20,543,345
Mortgage-backed securities	19,481,559	19,139,478

	$40,428,966	$39,682,823

Information pertaining to investment securities with gross unrealized losses at December 31, 2017 and 2016, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, follows:

(2)          INVESTMENT SECURITIES (continued):

	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2017:	Value	Losses	Value	Losses	Value	Losses
U.S. government agencies	$-	$-	$1,931,825	$57,295	$1,931,825	$57,295
Obligations of states and political subdivisions	1,381,750	23,250	7,697,548	373,790	9,079,298	397,040
Mortgage-backed securities	5,993,834	45,636	13,145,644	296,445	19,139,478	342,081

	$7,375,584	$68,886	$22,775,017	$727,530	$30,150,601	$796,416

	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2016:	Value	Losses	Value	Losses	Value	Losses
U.S. government agencies	$1,942,370	$45,300	$479,830	$20,170	$2,422,200	$65,470
Obligations of states and political subdivisions	12,621,338	890,098	-	-	12,621,338	890,098
Mortgage-backed securities	20,299,994	613,322	-	-	20,299,994	613,322

	$34,863,702	$1,548,720	$479,830	$20,170	$35,343,532	$1,568,890

At December 31, 2017, four of the Company's U.S. government agency securities, 25 of its obligations of states and political subdivisions and 24 of its mortgage-backed securities had fair values that were less than their carrying values.  Of those securities, four U.S. government agency securities, 21 obligations of state and political subdivisions and 16 mortgage-backed securities had been in a continuous loss position for 12 months or more.

In evaluating the Company's unrealized loss positions for other-than-temporary impairment, management considers the credit quality of the issuer, the nature and cause of the unrealized loss and the severity and duration of the impairments.  At December 31, 2017, management determined that substantially all of its unrealized losses were the result of fluctuations in interest rates or other temporary market conditions and did not reflect deteriorations of the credit quality of the issuer.  Accordingly, management has determined that all of its unrealized losses on investment securities are temporary in nature, and the Company has both the intent and ability to hold these investment securities until maturity or until fair value recovers above cost.

Investment securities with carrying values of approximately $24,871,000 and $29,923,000 at December 31, 2017 and 2016, respectively, were pledged to secure borrowings, certain public deposits, or for other purposes required or permitted by law.

Gross realized gains and losses on sales and calls of investment securities and time deposits in other banks for the years ended December 31, 2017 and 2016 were as follows:

	2017	2016
Realized gains:
U.S. government agencies	$-	$6,926
Obligations of states and political subdivisions	-	10,230
Mortgage-backed securities	-	53,360
Time deposits in other banks	1,116	3,640
Realized losses:
U.S. government agencies	400	21,458
Obligations of states and political subdivisions	9,403	37,189

(3)          LOANS AND ALLOWANCE FOR LOAN LOSSES:

Major classifications and concentrations of loans at December 31, 2017 and 2016 are summarized as follows:

	2017	2016
Real estate:
Residential 1-4 family	$13,268,228	$13,027,079
Non-farm/non-residential	23,641,933	24,257,569
Construction/land development	11,458,676	3,144,893
Agricultural	47,167	342,798
Residential multifamily	2,061,284	3,202,571
Commercial and industrial	27,850,654	28,529,179
Consumer	16,189,668	14,387,287
Other	390,440	618,541

	94,908,050	87,509,917
Less: allowance for loan losses	(466,449)	(1,734,586)

	$94,441,601	$85,775,331

Changes in the allowance for loan losses for the years ended December 31, 2017 and 2016 are summarized as follows:

	Balance,				Balance,
	Beginning				End
December 31, 2017:	of Year	Charge-offs	Recoveries	Provision	of Year
Real estate:
Residential 1-4 family	$188,000	$(32,075)	$-	$(101,925)	$54,000
Non-farm/non-residential	206,000	-	-	66,000	272,000
Construction/land development	(105,000)	-	-	(63,000)	(168,000)
Residential multifamily	11,000	-	-	(4,000)	7,000
Commercial and industrial	250,000	(47,212)	125,990	(196,778)	132,000
Consumer	118,000	(169,199)	54,359	191,840	195,000
Other	1,000	-	-	(1,000)	-
Unallocated	1,065,586	-	-	(1,091,137)	(25,551)
Total	$1,734,586	$(248,486)	$180,349	$(1,200,000)	$466,449

	Balance,				Balance,
	Beginning				End
December 31, 2016:	of Year	Charge-offs	Recoveries	Provision	of Year
Real estate:
Residential 1-4 family	$(22,000)	$(34,141)	$1,400	$242,741	$188,000
Non-farm/non-residential	253,000	(46,370)	46,866	(47,496)	206,000
Construction/land development	(77,000)	-	22,339	(50,339)	(105,000)
Residential multifamily	10,000	-	-	1,000	11,000
Commercial and industrial	716,000	(790)	135,701	(600,911)	250,000
Consumer	113,000	(121,622)	66,423	60,199	118,000
Other	-	-	-	1,000	1,000
Unallocated	671,780	-	-	393,806	1,065,586
Total	$1,664,780	$(202,923)	$272,729	$-	$1,734,586

(3)          LOANS AND ALLOWANCE FOR LOAN LOSSES (continued):

Summaries of the recorded investment in impaired loans and related allowance for loan losses by method of evaluation as of December 31, 2017 and 2016 are presented in the following tables:

	Individually Evaluated		Collectively Evaluated
	Recorded	Related	Recorded	Related
	Investment in Impaired	Allowance for Loan	Investment in Impaired	Allowance for Loan
December 31, 2017:	Loans	Losses	Loans	Losses
Real estate:
Residential 1-4 family	$-	$-	$124,004	$508
Non-farm/non-residential	-	-	-	-
Construction/land development	-	-	-	-
Agricultural	-	-	-	-
Residential multifamily	-	-	-	-
Commercial and industrial	824,112	-	198,162	971
Consumer	-	-	32,246	271
Other	-	-	-	-

Total	$824,112	$-	$354,412	$1,750

	Individually Evaluated		Collectively Evaluated
	Recorded	Related	Recorded	Related
	Investment in Impaired	Allowance for Loan	Investment in Impaired	Allowance for Loan
December 31, 2016:	Loans	Losses	Loans	Losses
Real estate:
Residential 1-4 family	$192,831	$192,831	$145,222	$-
Non-farm/non-residential	-	-	440,143	3,741
Construction/land development	-	-	-	-
Agricultural	-	-	-	-
Residential multifamily	-	-	-	-
Commercial and industrial	927,286	-	207,386	1,887
Consumer	-	-	35,096	259
Other	-	-	-	-

Total	$1,120,117	$192,831	$827,847	$5,887

(3)          LOANS AND ALLOWANCE FOR LOAN LOSSES (continued):

Summaries of the Company's impaired loans as of December 31, 2017 and 2016 are presented in the following tables:

	Unpaid			Average	Interest
	Principal	Recorded	Related	Recorded	Income
December 31, 2017:	Balance	Investment	Allowance	Investment	Recognized
With a related allowance:
Real estate:
Residential 1-4 family	$143,565	$124,004	$508	$158,418	$5,249
Non-farm/non-residential	-	-	-	220,072	-
Construction/land development	-	-	-	-	-
Agricultural	-	-	-	-	-
Residential multifamily	-	-	-	-	-
Commercial and industrial	177,025	198,162	971	202,630	18,434
Consumer	31,786	32,246	271	33,671	1,918
Other	-	-	-	-	-
Total with a related allowance	352,376	354,412	1,750	614,791	25,601

With no related allowance:
Real estate:
Residential 1-4 family	-	-	-	72,611	-
Non-farm/non-residential	-	-	-	-	-
Construction/land development	-	-	-	-	-
Agricultural	-	-	-	-	-
Residential multifamily	-	-	-	-	-
Commercial and industrial	824,112	824,112	-	875,699	-
Consumer	-	-	-	-	-
Other	-	-	-	-	-
Total with no related allowance	824,112	824,112	-	948,310	-

Total impaired loans	$1,176,488	$1,178,524	$1,750	$1,563,101	$25,601

	Unpaid			Average	Interest
	Principal	Recorded	Related	Recorded	Income
December 31, 2016:	Balance	Investment	Allowance	Investment	Recognized
With a related allowance:
Real estate:
Residential 1-4 family	$192,831	$192,831	$192,831	$177,573	$-
Non-farm/non-residential	436,995	440,143	3,741	220,072	44,579
Construction/land development	-	-	-	-	-
Agricultural	-	-	-	-	-
Residential multifamily	-	-	-	-	-
Commercial and industrial	207,098	207,386	1,887	387,668	10,021
Consumer	34,673	35,096	259	36,771	2,263
Other	-	-	-	-	-
Total with a related allowance	871,597	875,456	198,718	822,084	56,863

With no related allowance:
Real estate:
Residential 1-4 family	144,857	145,222	-	153,768	4,739
Non-farm/non-residential	-	-	-	-	-
Construction/land development	-	-	-	272,293	-
Agricultural	-	-	-	-	-
Residential multifamily	-	-	-	-	-
Commercial and industrial	1,315,187	927,286	-	823,662	-
Consumer	-	-	-	-	-
Other	-	-	-	-	-
Total with no related allowance	1,460,044	1,072,508	-	1,249,723	4,739

Total impaired loans	$2,331,641	$1,947,964	$198,718	$2,071,807	$61,602

(3)          LOANS AND ALLOWANCE FOR LOAN LOSSES (continued):

Summaries of the Company's loans by credit quality indicators as of December 31, 2017 and 2016 are presented in the following tables:

December 31, 2017:	Pass	Watch	Substandard	Doubtful	Total
Real estate:
Residential 1-4 family	$13,189,724	$-	$78,504	$-	$13,268,228
Non-farm/non-residential	23,619,894	22,039	-	-	23,641,933
Construction/land development	11,458,676	-	-	-	11,458,676
Agricultural	47,167	-	-	-	47,167
Residential multifamily	2,061,284	-	-	-	2,061,284
Commercial and industrial	26,856,452	-	994,202	-	27,850,654
Consumer	16,155,335	2,547	31,786	-	16,189,668
Other	390,440	-	-	-	390,440

Total	$93,778,972	$24,586	$1,104,492	$-	$94,908,050

December 31, 2016:	Pass	Watch	Substandard	Doubtful	Total
Real estate:
Residential 1-4 family	$12,704,722	$31,670	$290,687	$-	$13,027,079
Non-farm/non-residential	24,234,161	23,408	-	-	24,257,569
Construction/land development	3,144,893	-	-	-	3,144,893
Agricultural	342,798	-	-	-	342,798
Residential multifamily	3,202,571	-	-	-	3,202,571
Commercial and industrial	26,147,753	1,247,042	790,801	343,583	28,529,179
Consumer	14,352,614	-	34,673	-	14,387,287
Other	618,541	-	-	-	618,541

Total	$84,748,053	$1,302,120	$1,116,161	$343,583	$87,509,917

The Company's credit quality indicators consist of an internal grading system analysis used to assign grades to all loans.  The grade for each individual loan is determined by the account officer and other approving officers at the time the loan is made and changed from time to time to reflect an ongoing assessment of loan risk.  Grades for all loans are reviewed at least annually by management.

The following categories of credit quality are used by the Company:

Pass -	Loans in this category are considered to be an acceptable credit risk and are generally considered to be collectible in full.
Watch -	Loans in this category are presently protected from apparent loss; however, weaknesses exist which could cause future impairment of repayment of principal or interest.
Substandard -	Loans in this category are characterized by deterioration in credit quality exhibited by a number of weaknesses requiring corrective action and posing risk of some loss.
Doubtful -	Loans in this category have all the characteristics of substandard and have deteriorated to a point where collection and liquidation in full is highly questionable.

(3)          LOANS AND ALLOWANCE FOR LOAN LOSSES (continued):

Aging analyses of past due loans as of December 31, 2017 and 2016 are presented in the following tables:

	30-89	Over 90
	Days	Days	Total		Total
	Past Due	Past Due	Past Due	Current	Loans
December 31, 2017: Real estate:
Residential 1-4 family	$88,168	$31,325	$119,493	$13,148,735	$13,268,228
Non-farm/non-residential	-	-	-	23,641,933	23,641,933
Construction/land development	-	-	-	11,458,676	11,458,676
Agricultural	-	-	-	47,167	47,167
Residential multifamily	-	-	-	2,061,284	2,061,284
Commercial and industrial	480,529	365,069	845,598	27,005,056	27,850,654
Consumer	31,283	6,644	37,927	16,151,741	16,189,668
Other	-	-	-	390,440	390,440

Total	$599,980	$403,038	$1,003,018	$93,905,032	$94,908,050

	30-89 Days Past Due	Over 90 Days Past Due	Total Past Due	Current	Total Loans
December 31, 2016: Real estate:
Residential 1-4 family	$94,311	$-	$94,311	$12,932,768	$13,027,079
Non-farm/non-residential	-	-	-	24,257,569	24,257,569
Construction/land development	-	-	-	3,144,893	3,144,893
Agricultural	-	-	-	342,798	342,798
Residential multifamily	-	-	-	3,202,571	3,202,571
Commercial and industrial	-	390,795	390,795	28,138,384	28,529,179
Consumer	30,066	1,585	31,651	14,355,636	14,387,287
Other	-	-	-	618,541	618,541

Total	$124,377	$392,380	$516,757	$86,993,160	$87,509,917

Summaries of the Company's nonaccrual loans as of December 31, 2017 and 2016 are presented in the following table:

	2017	2016
Real estate:
Residential 1-4 family	$48,671	$254,541
Non-farm/non-residential	-	-
Construction/land development	-	-
Agricultural	-	-
Residential multifamily	-	-
Commercial and industrial	845,597	974,497
Consumer	9,191	10,034
Other	-	-

Total	$903,459	$1,239,072

There were no loans greater than 90 days past due that were not on nonaccrual status at December 31, 2017 or 2016.

(3)          LOANS AND ALLOWANCE FOR LOAN LOSSES (continued):

No TDR's occurred during the year ended December 31, 2017.  The following table summarizes TDR's that occurred during the year ended December 31, 2016:

		Pre-Modification	Post-Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
Loan Type	Contracts	Investment	Investment

Commercial and industrial	1	$ 518,017	$ 518,017

The TDR concession granted by the Company during the year ended December 31, 2016 involved an interest rate reduction and the rescheduling of payments of principal and interest over a longer amortization period.

During the years ended December 31, 2017 and 2016, there were no payment defaults on loans that had been modified as TDRs within 12 months prior to the payment default.

During the year ended December 31, 2017, there were no transfers of participating interests in loans.  During the year ended December 31, 2016, transfers of participating interests in loans totaled $1,512,603. Outstanding loans for which the Company has transferred participating interests to other financial institutions as of December 31, 2017 and 2016 are summarized as follows:

	2017	2016
Participating interests sold	$3,296,753	$3,445,343
Retained interests	8,355,988	4,770,663
Total unpaid principal balance	$11,652,741	$8,216,006

(4)          PREMISES AND EQUIPMENT:

                              The major categories of premises and equipment at December 31, 2017 and 2016 are as follows:
	2017	2016

Land	$261,984	$261,984
Buildings and improvements	4,179,295	4,153,520
Furniture and equipment	2,945,718	2,749,103
	7,386,997	7,164,607
Less: accumulated depreciation	4,247,048	3,908,165
	$3,139,949	$3,256,442

(5)         OTHER INVESTMENTS:

                                 Other investments consist of the following at December 31, 2017 and 2016:
	2017	2016

Federal Home Loan Bank (FHLB) of Dallas	$264,400	$262,200
Federal Reserve Bank	96,000	96,000
First National Bankers' Bankshares, Inc.	109,470	109,470
Other	23,508	23,508
	$493,378	$491,178

                                  Because the Company's abilities and rights to sell or exchange these investments are restricted and their fair values are not readily determinable, they are carried at cost.

(6)            TIME DEPOSITS:

                                 Scheduled maturities of time deposits at December 31, 2017 are as follows:

2018	$30,122,936
2019	3,688,253
2020	-
2021	5,673
2022	-
Thereafter	1,424,075
$35,240,937

(7)          AVAILABLE BORROWINGS:

                                   The Company has approximately $17.5 million borrowing capacity available from the FHLB at December 31, 2017.

(8)          SUBORDINATED DEBENTURES:

                                   Subordinated debentures at December 31, 2017 and 2016 consist of guaranteed payments on trust preferred securities issued by Ashley Bancstock Statutory Trust I (Trust), a statutory business trust. The Trust was organized for the sole purpose of issuing trust securities and investing the proceeds thereof in subordinated debentures of the Company, the sole asset of the Trust. The securities of the Trust represent preferred beneficial interests in the assets of the Trust and are subject to mandatory redemption upon payment of the subordinated debentures held by the Trust. The common securities of the Trust are wholly owned by the Company, carried at a cost of $254,000 and included in other assets in the accompanying consolidated balance sheets. The Trust's ability to pay amounts due on the trust preferred securities is solely dependent upon the Company making payments on the related subordinated debentures. The Company's obligations under the subordinated debentures and indenture agreement constitute a full and unconditional guarantee by the Company of the Trust's obligations under the securities issued by the Trust.

                                 At December 31, 2017 and 2016, all of the Company's subordinated debentures due to the Trust were floating rate securities for which interest resets quarterly at 1.8% above the three-month LIBOR (3.388% at December 31, 2017). All of the debentures are currently callable, subject to regulatory approval, without penalty and mature in December 2036.

                                  Under the terms of the indenture agreement, the Company may defer interest payments for up to 20 consecutive quarterly periods without causing an event of default. No deferred interest was due at December 31, 2017 or 2016.

 (9)          INCOME TAXES:

                                    The tax effect of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts that give rise to deferred tax assets and liabilities at December 31, 2017 and 2016 are as follows:

	2017	2016
Deferred tax assets:
Net operating loss carryforwards	$292,863	$939,844
Capital loss carryforward	669,014	1,083,166
Alternative minimum tax credit carryforward	237,090	65,158
Allowance for loan losses	-	12,280
Deferred compensation	40,334	62,183
Foreclosed assets	227,771	216,919
Nonaccrual loan interest	41,484	54,575
Net unrealized losses on investment securities	195,005	597,121
	1,703,561	3,031,246
Valuation allowance	(669,014)	(1,083,166)
	1,034,547	1,948,080

Deferred tax liabilities:
Depreciation	162,342	222,785
Allowance for loan losses	305,239	-
Other	23,122	33,036
	490,703	255,821

Net deferred tax asset	$543,844	$1,692,259

                                    At December 31, 2017, the Company has state net operating loss carryforwards of approximately $3.3 million expiring in 2019 and federal net operating loss carryforwards of approximately $0.6 million expiring in 2032 through 2034. Additionally, the Company has a federal capital loss carryforward of approximately $3.2 million expiring in 2019. Future realization of these carryforwards is dependent on the Company generating ordinary taxable income or capital gains sufficient to utilize the carryforwards prior to expiration. Management has determined that it is more likely than not that all of the Company's temporary difference attributable to the federal capital loss carryforward will not be realized and a valuation allowance has been established to reduce the deferred tax asset attributable to this carryforward to the estimated realizable amount. Although realization of the remaining federal and state net operating loss carryforwards is not assured, management believes it is more likely than not that the Company's deferred tax asset related to these net operating loss carryforwards and other remaining temporary differences will be realized. The amount of the deferred tax asset considered realizable could change in the near term if estimates of future taxable income during the carryforward period are reduced.

                                    Income tax expense for the years ended December 31, 2017 and 2016 consists of the following:

	2017	2016
Current:
Federal	$171,932	$42,469
State	-	-
	171,932	42,469
Deferred:
Federal	1,085,685	381,382
State	165,460	111,480
Change in valuation allowance	(414,152)	(27,027)
	836,993	465,835
	$1,008,925	$508,304

                                    Deferred federal income tax expense for the year ended December 31, 2017 includes $40,283 attributable to the remeasurement of the net deferred tax asset as a result of the enactment of TCJA.

(9)          INCOME TAXES (continued):

                              The effective income tax rate differs from the statutory federal income tax rate primarily due to state income taxes, tax-exempt income, nondeductible expenses, the change in the valuation allowance on deferred tax assets, and the remeasurement of net deferred tax asset as a result of enactment of TCJA.

(10)          BENEFIT PLANS:

                              The Company sponsors an employee savings and retirement plan (the Plan) covering all employees who meet age and length of service requirements. Eligible employees are permitted to contribute up to 15% of their compensation to the Plan, up to the maximum amount allowed by law. The Plan also provides for discretionary employer matching and profit-sharing contributions. For the years ended December 31, 2017 and 2016, the Company's discretionary contributions to the Plan totaled $71,905 and $73,360, respectively.

(11)          COMMITMENTS AND CONTINGENCIES:

                              In the normal course of business, the Company has outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying consolidated financial statements. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments.

                              The Company uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheets.  Because these instruments have fixed maturity dates and often expire without being drawn upon, they do not generally present any significant liquidity risk to the Company. At December 31, 2017 and 2016, such instruments consisted of the following:

	2017	2016
Commitments to extend credit	$10,117,974	$11,083,019
Standby letters of credit	748,156	665,000

                              The Company is party to various legal proceedings arising in the ordinary course of its business. While the outcome of these matters is not presently determinable, it is the opinion of management that resolution of the proceedings will not have a material adverse effect on the Company's consolidated financial position or results of operations.

                              FNBC had an agreement with a third party to provide information technology services to FNBC through January 2020. The agreement requires monthly fees based on transaction volume that are expected to total approximately $236,000 per year in 2018 and 2019 and $20,000 in 2020.

(12)          RELATED PARTY TRANSACTIONS:

                               The Company has extended credit to certain directors, executive officers, significant shareholders, and their affiliates. The aggregate amount of loans to such related parties totaled $2,849,735 and $3,162,983 at December 31, 2017 and 2016, respectively. During 2017 and 2016, new loans to related parties totaled $3,977,446 and $582,742, respectively, and repayments and other decreases totaled $4,290,694 and $1,138,766, respectively.

Deposits held by the Company from related parties at December 31, 2017 and 2016 totaled $3,008,610 and $4,374,924, respectively.

(12)          RELATED PARTY TRANSACTIONS (continued):

                              During the year ended December 31, 2016, the Company paid approximately $1,296,000 for a new drive-through facility and parking area. An entity controlled by a director of the Company provided the construction management services for the project for an eight percent fee totaling $95,751. The entity also completed three of the bid packages for the project totaling $1,049,665.

(13)          REGULATORY MATTERS:

                              FNBC is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum regulatory capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, FNBC must meet specific capital guidelines that involve quantitative measures of FNBC's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require FNBC to maintain minimum amounts and ratios (set forth in the table below) of total, Tier 1 capital and common equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined).

In July 2013, the OCC and other federal banking regulators approved final rules to implement the revised capital adequacy standards of the Basel Committee on Banking Supervision (Basel III) that established a new capital framework for insured depository institutions. Basel III increased existing risk-based capital requirements, introduced new requirements, and changed various capital component definitions. Basel III became effective for FNBC on January 1, 2015, with full compliance with all of the requirements phased-in over a multi-year schedule through January 1, 2019. Basel III also limits the payment of dividends and certain discretionary bonus payments if FNBC does not hold a "capital conservation buffer" consisting of 2.5% of common equity Tier 1 capital, Tier 1 capital and total capital to risk-weighted assets in addition to the amount necessary to meet minimum risk-based capital requirements. The capital conservation buffer began to be phased-in beginning January 1, 2016, at 0.625% of risk-weighted assets and will continue to be increased each year by that amount until fully implemented at 2.5% on January 1, 2019.

                              Management believes that, as of December 31, 2017 and 2016, FNBC would meet all capital adequacy requirements under Basel III on a fully phased-in basis if such requirements were currently effective. The actual and required regulatory capital ratios for FNBC at December 31, 2017 and 2016 are as follows:

	Actual	For Capital Adequacy Purposes	To Be Categorized as Well Capitalized
December 31, 2017:
Total capital to risk-weighted assets	15.74%	8.00%	10.00%
Tier 1 capital to risk-weighted assets	15.33%	6.00%	8.00%
Common equity Tier 1 capital to risk-weighted assets	15.33%	4.50%	6.50%
Tier 1 capital to average total assets	11.28%	4.00%	5.00%

December 31, 2016:
Total capital to risk-weighted assets	16.98%	8.00%	10.00%
Tier 1 capital to risk-weighted assets	15.72%	6.00%	8.00%
Common equity Tier 1 capital to risk-weighted assets	15.72%	4.50%	6.50%
Tier 1 capital to average total assets	10.54%	4.00%	5.00%

(13)          REGULATORY MATTERS:

FNBC is subject to dividend restrictions set forth by the OCC. Under such restrictions, FNBC may not, without prior approval, declare dividends in excess of the net income for the current year plus the retained net income of the previous two years. At December 31, 2017, FNBC had $1,222,948 available for payment of dividends without prior approval.

(14)          FAIR VALUE MEASUREMENTS AND DISCLOSURES:

ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 requires the following hierarchy be applied for fair value measurements and disclosures:

Level 1	-	Quoted prices for identical instruments in active markets.
Level 2	-	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active.
Level 3	-	Financial instruments whose inputs or value are unobservable.

The Company measures certain of its assets on a fair value basis using various valuation techniques and assumptions, depending on the nature of the asset. The following tables present the Company's financial and nonfinancial assets as of December 31, 2017 and 2016 that are measured at fair value:

	Level 1	Level 2	Level 3	Total
December 31, 2017:
Investment securities:
U.S. government agencies	$-	$1,931,825	$-	$1,931,825
Obligations of states and political subdivisions	-	18,571,520	40,000	18,611,520
Mortgage-backed securities	-	19,139,478	-	19,139,478
Impaired loans	-	-	824,112	824,112
Foreclosed assets held for sale	-	-	250,712	250,712

December 31, 2016:
Investment securities:
U.S. government agencies	$-	$2,422,200	$-	$2,422,200
Obligations of states and political subdivisions	-	15,392,121	80,000	15,472,121
Mortgage-backed securities	-	20,299,994	-	20,299,994
Impaired loans	-	-	927,286	927,286
Foreclosed assets held for sale	-	-	375,500	375,500

The following valuation methods and assumptions are used to estimate the Company's assets that are measured at fair value:

Investment securities – Investment securities available-for-sale are the only financial assets that are accounted for using fair value measurements on a recurring basis.  The Company utilizes independent third parties as its principal pricing sources for determining fair value of investment securities. The Company's principal markets for its securities portfolio are the secondary institutional markets, with an exit price that is predominantly reflective of bid level pricing in those markets.  Fair values are based upon quoted market prices, if available.  If quoted market prices are not available, fair values are based on quoted market prices of comparable investment securities, broker quotes or other observable inputs for similar investment securities. For investment securities traded in a market that is not active, fair value is determined using unobservable inputs. In obtaining such valuation information from third party providers, the Company has evaluated the valuation methodologies used to develop the fair values in order to determine whether such valuations are representative of an exit price in the Company's principal markets.

(14)          FAIR VALUE MEASUREMENTS AND DISCLOSURES (continued):

Impaired loans – Impaired loans that are collateral dependent are the only financial assets that are accounted for using fair value measurements on a nonrecurring basis. Impaired loans are measured at fair value based on appraisals of the underlying collateral value of the loan or other unobservable inputs.

Foreclosed assets held for sale – Foreclosed assets held for sale represent nonfinancial assets that are accounted for using fair value measurements on a nonrecurring basis. Such assets are measured at fair value, less estimated cost to sell, based on appraisals or other unobservable inputs.

There were no transfers of assets measured at fair value between input levels during the years ended December 31, 2017 or 2016. The following table presents changes in investment securities that are measured at fair value on a recurring basis using Level 3 measurements for the years ended December 31, 2017 and 2016:

	2017	2016
Balance, beginning of year	$80,000	$120,000
Sales and maturities	(40,000)	(40,000)
Balance, end of year	$40,000	$80,000

ASC Topic 825 requires disclosure of fair value information about financial instruments, whether or not recognized in the consolidated balance sheets, for which it is practicable to estimate that value. In cases where quoted market values are not available, fair values are based on estimates using present value, discounted cash flows, or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. ASC Topic 825 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

                              The following methods and assumptions are used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value at December 31, 2017 and 2016:

                              Cash and cash equivalents -

                              The carrying amount of cash and cash equivalents approximates its fair value.

          Time deposits in other banks -

                              Fair values for fixed-rate time deposits in other banks are estimated using a discounted cash flow calculation that applies interest rates currently available to the Company for deposits with similar terms and remaining maturities.

          Investment securities -

                              Fair values of investment securities are based on quoted market prices, if available.  If a quoted market price is not available, fair value is estimated using market prices for similar securities.

          Loans -

The fair value of unimpaired loans and non-collateral dependent impaired loans is estimated by discounting expected future cash flows using current rates at which similar loans would be made to borrowers of similar credit quality and for similar remaining maturities. The fair value of collateral dependent impaired loans is estimated based on the underlying collateral value.  Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics.  The carrying value of loans held for sale approximates its fair value.

(14)          FAIR VALUE MEASUREMENTS AND DISCLOSURES (continued):

          Deposit liabilities -

                              The fair value of demand deposits, savings and interest bearing transaction accounts, and variable rate time deposits is equal to the amount payable on demand at the reporting date (i.e. their carrying amounts). Fair values for fixed rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently offered on time deposits to a schedule of aggregated expected monthly maturities on those deposits.

          Subordinated debentures -

                              The fair value of long-term, variable-rate subordinated debentures is estimated based on the current rates available to the Company for borrowings with similar terms and remaining maturities.

          Off-balance-sheet instruments -

                              The fair value of commitments is estimated using the fees currently charged to enter into similar arrangements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and committed rates.  The fair value of standby letters of credit is based on the fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

                              The carrying values and estimated fair values of the Company's significant financial instruments at December 31, 2017 and 2016 are as follows (amounts in thousands):

	2017		2016
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
Financial assets:
Cash and cash equivalents	$7,250	$7,250	$10,593	$10,593
Time deposits in other banks	3,511	3,497	5,802	5,843
Investment securities	39,683	39,683	38,194	38,194
Loans	94,442	94,263	85,775	85,292
Financial liabilities:
Deposits	135,261	135,540	133,805	133,842
Subordinated debentures	8,454	8,454	8,454	8,454
Off-balance-sheet instruments:
Commitments to extend credit	10,118	10,118	11,083	11,083
Standby letters of credit	748	748	665	665

(15)          SUPPLEMENTAL CASH FLOW INFORMATION:

Supplemental cash flow information for the years ended December 31, 2017 and 2016 follows:

	2017	2016

Cash paid for interest	$526,081	$455,922
Cash paid for income taxes	90,000	61,330
Noncash investing and financing activities:
Foreclosed assets acquired in settlement of loans	200,712	85,500

ANNEX A

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
CENTURY NEXT FINANCIAL CORPORATION
AND
ASHLEY BANCSTOCK COMPANY
(Exhibits Omitted)

TABLE OF CONTENTS
ARTICLE I CERTAIN DEFINITIONS	A-5
1.1. Certain Definitions.	A-12
ARTICLE II THE MERGER	A-12
2.1. Merger	A-12
2.2. Effective Time	A-12
2.3. Articles of Incorporation and Bylaws	A-12
2.4. Directors and Officers of Parent and the Surviving Corporation	A-12
2.5. Effects of the Merger	A-12
2.6. Tax Consequences	A-13
2.7. Possible Alternative Structures	A-13
2.8. Absence of Control	A-13
2.9. Bank Merger	A-13
ARTICLE III CONVERSION OF SHARES	A-13
3.1. Conversion of Company Common Stock; Merger Consideration	A-13
3.2. Procedures for Exchange of Company Common Stock	A-14
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY	A-16
4.1. Organization	A-16
4.2. Capitalization	A-17
4.3. Authority; No Violation	A-18
4.4. Consents	A-18
4.5. Reports, Regulatory Matters, Financial Statements	A-19
4.6. Taxes	A-20
4.7. No Material Adverse Effect	A-21
4.8. Material Contracts; Leases; Defaults	A-22
4.9. Ownership of Property; Insurance Coverage	A-23
4.10. Legal Proceedings	A-24
4.11. Compliance With Applicable Law	A-24
4.12. Employee Benefit Plans	A-25
4.13. Brokers, Finders and Financial Advisors	A-27
4.14. Environmental Matters	A-27
4.15. Loan Portfolio	A-27
4.16. Related Party Transactions	A-28
4.17. Deposits	A-29
4.18. Required Vote	A-29
4.19. Risk Management Instruments	A-29
4.20. Intellectual Property	A-29
4.21. Labor Matters	A-29
4.22. Company Information Supplied	A-30
4.23. Investment Securities and Commodities	A-30
4.24. Trust Accounts	A-30
4.25. Registration Obligations	A-31
4.26. Subordinated Debentures; Trust Preferred Securities	A-31
4.27. Fairness Opinion	A-31
4.28 No Other Representations or Warranties	A-31
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT	A-31
5.1. Organization	A-32
5.2. Capitalization	A-32
5.3. Authority; No Violation	A-32
5.4. Consents	A-33
5.5. Financial Statements	A-33
5.6. Taxes	A-34
5.7. No Material Adverse Effect	A-35
5.8. Ownership of Property; Insurance Coverage	A-35

5.9. Legal Proceedings	A-36
5.10. Compliance With Applicable Law	A-36
5.11. Employee Benefit Plans	A-37
5.12. Environmental Matters	A-38
5.13. Brokers, Finders and Financial Advisors	A-38
5.14. Parent Common Stock	A-39
5.15. Parent Information Supplied	A-39
5.16. Loan Portfolio	A-39
5.17. Investment Securities and Commodities	A-39
5.18. Related Party Transactions	A-40
5.19. Required Vote	A-40
5.20. Risk Management Instruments	A-40
5.21. Intellectual Property	A-40
5.22. Labor Matters	A-41
5.23. No Other Representations or Warranties	A-41
ARTICLE VI COVENANTS OF THE COMPANY	A-41
6.1. Conduct of Business	A-41
6.2. Current Information and Cooperation	A-43
6.3. Access to Properties and Records	A-44
6.4. Financial and Other Statements	A-45
6.5. Maintenance of Insurance	A-45
6.6. Disclosure Supplements	A-45
6.7. Consents and Approvals of Third Parties	A-45
6.8. Failure to Fulfill Conditions	A-45
6.9. Reasonable Best Efforts	A-46
6.10. No Solicitation	A-46
6.11. Merger-Related Costs	A-48
6.12. 401(k) Plan; Other Benefit Plans	A-48
6.13. Anti-takeover Provisions	A-49
6.14. Shareholder Litigation	A-49
6.15. Paid Time-Off	A-49
6.16. Trust Accounts	A-49
6.17. Supplemental Indenture	A-49
ARTICLE VII COVENANTS OF PARENT	A-49
7.1. Conduct of Business	A-49
7.2. Current Information	A-50
7.3. Financial and Other Statements	A-50
7.4. Disclosure Supplements	A-50
7.5. Consents and Approvals of Third Parties	A-50
7.6. Reasonable Best Efforts	A-51
7.7. Failure to Fulfill Conditions	A-51
7.8. Employee Benefits	A-51
7.9. Directors and Officers Indemnification and Insurance	A-52
7.10. Stock Reserve; Stock Issuance	A-53
7.11. Adverse Actions	A-53
7.12. Parent Board of Directors	A-53
7.13. Arkansas Advisory Board	A-54
7.14. Access to Properties and Records	A-54
ARTICLE VIII REGULATORY AND OTHER MATTERS	A-54
8.1. Shareholder Meetings	A-54
8.2. Joint Proxy Statement-Offering Circular	A-55
8.3. Regulatory Approvals	A-56
8.4. Dividends	A-56
ARTICLE IX CLOSING CONDITIONS	A-56
9.1. Conditions to Each Party's Obligations under this Agreement	A-56
9.2. Conditions to the Obligations of Parent under this Agreement	A-57

9.3. Conditions to the Obligations of the Company under this Agreement	A-57
ARTICLE X THE CLOSING	A-58
10.1. Time and Place	A-58
10.2. Deliveries at the Pre-Closing and the Closing	A-58
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER	A-58
11.1. Termination	A-58
11.2. Effect of Termination	A-59
11.3. Amendment, Extension and Waiver	A-60
ARTICLE XII MISCELLANEOUS	A-61
12.1. Confidentiality	A-61
12.2. Public Announcements	A-61
12.3. Survival	A-61
12.4. Notices	A-61
12.5. Parties in Interest	A-62
12.6. Complete Agreement	A-62
12.7. Counterparts	A-62
12.8. Severability	A-62
12.9. Governing Law	A-62
12.10. Interpretation	A-62
12.11. Specific Performance; Jurisdiction	A-63

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of May 16, 2018, by and between Century Next Financial Corporation, a Louisiana corporation ("Parent"), and Ashley Bancstock Company, an Arkansas corporation (the "Company").
WHEREAS, the Board of Directors of each of Parent and the Company (a) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies, (b) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (c) has adopted a resolution approving this Agreement and the transactions contemplated hereby;
WHEREAS, in accordance with the terms of this Agreement, the Company will merge with and into Parent (the "Merger") and immediately thereafter First National Bank of Crossett, a national banking association and wholly owned subsidiary of the Company ("Company Bank"), will merge with and into Bank of Ruston, a federally chartered savings bank and wholly owned subsidiary of Parent ("Parent Bank") (the "Bank Merger"), pursuant to the terms of the Agreement of Merger substantially in the form attached hereto as Exhibit A;
WHEREAS, as a condition to the willingness of Parent to enter into this Agreement, each of the directors of the Company has entered into a Voting and Support Agreement, substantially in the form of Exhibit B hereto, dated as of the date hereof, with Parent (the "Company Voting Agreements"), pursuant to which each such director has agreed, among other things, to vote all shares of common stock of the Company owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Company Voting Agreements;
WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement be and is hereby adopted as a "plan of reorganization" within the meaning of Sections 354 and 361 of the Code; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1.          Certain Definitions.
As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).
"ABCA" shall mean the Arkansas Business Corporation Act.
"ACA" shall have the meaning set forth in Section 4.12.2.
"Acquisition Proposal" shall have the meaning set forth in Section 6.10.1.
"Acquisition Transaction" shall have the meaning set forth in Section 6.10.1.
"Affiliate" shall mean, as to any Person, any other Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

"Agreement" shall mean this Agreement and Plan of Merger, together with any amendment(s) hereto.
"Applications" shall mean the applications and/or notices for regulatory approval and/or non-objection that are required by the transactions contemplated hereby.
"Arkansas Advisory Board" shall have the meaning set forth in Section 7.13.
"Articles of Merger" shall have the meaning set forth in Section 2.2.
"Bank Merger" shall have the meaning set forth in the recitals to this Agreement.
"Bank Regulator" shall mean any federal or state banking regulator, including but not limited to the OCC, the FRB and the FDIC, which regulates Parent, the Company, or any of their respective holding companies or Subsidiaries, as the case may be.
"BHCA" shall have the meaning set forth in Section 4.1.1.
"Business Day" shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banks in the State of Louisiana are authorized or obligated by law or executive order to be closed.
 "Certificates" shall mean certificates evidencing shares of Company Common Stock.
"Claim" shall have the meaning set forth in Section 7.9.1.
"Closing" shall have the meaning set forth in Section 2.2.
"Closing Date" shall have the meaning set forth in Section 2.2.
"COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
"Code" shall have the meaning assigned in the recitals of this Agreement.
"Company" shall have the meaning set forth in the recitals of this Agreement.
"Company 401(k) Plan" shall have the meaning set forth in Section 6.12.1.
"Company Appointees" shall have the meaning set forth in Section 7.12.
"Company Audit Committee" shall have the meaning set forth in Section 4.5.4.
"Company Bank" shall have the meaning set forth in the recitals of this Agreement.
"Company Common Stock" shall mean the common stock, $1.00 par value per share, of the Company.
"Company Compensation and Benefit Plans" shall mean all existing bonus, incentive, pension, retirement, profit-sharing, stock benefit, severance, deferred compensation, welfare benefit plans and agreements (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and employment and change in control agreements, bank owned life insurance, split dollar agreements and all other benefit practices, policies and arrangements maintained by the Company or any Company Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of the Company or any Company Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits.

"Company Disclosure Schedules" shall mean one or more written disclosure schedules delivered by the Company to Parent specifically referring to the appropriate section of this Agreement.
"Company ERISA Affiliate" shall have the meaning set forth in Section 4.12.3.
"Company Financial Statements" shall mean (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2017 and 2016 and the consolidated statements of income, comprehensive income, stockholders' equity and cash flows (including related notes and schedules, if any) of the Company and its Subsidiaries for each of the two years ended December 31, 2017 and 2016, and (b) the unaudited interim consolidated financial statements of the Company and its Subsidiaries as of the end of each calendar quarter following December 31, 2017 and for the periods then ended.
"Company MAE Rep" shall mean each of the representations and warranties set forth in the following sections and subsections:  4.1.1 (other than the first sentence thereof), 4.1.2 (other than the first sentence thereof), 4.1.4, 4.2.3, 4.2.4, 4.3.2 (beginning at clause (c)(ii) thereof), 4.4, 4.6, 4.8, 4.9, 4.10, 4.11.1 (other than the first sentence thereof), 4.11.2, 4.12, 4.13, 4.14, 4.15, 4.17, 4.19, 4.20, 4.21, 4.23, 4.24 and 4.25.
"Company Real Property" shall mean a parcel of real estate owned or leased by the Company or any Company Subsidiary.
"Company Recommendation" shall have the meaning set forth in Section 8.1.1.
"Company Regulatory Agreement" shall have the meaning set forth in Section 4.11.3.
"Company Regulatory Reports" shall mean the Consolidated Reports of Condition and Income of the Company Bank and accompanying schedules, as filed with the FFIEC for each quarterly period ending on or after December 31, 2015 through the Closing Date.
"Company Shareholders' Meeting" shall have the meaning set forth in Section 8.1.1.
"Company Subsequent Determination" shall have the meaning set forth in Section 6.10.5.
"Company Subsidiary" shall mean a Subsidiary of the Company.
"Company Voting Agreements" shall have the meaning set forth in the recitals of this Agreement.
"Continuing Employees" shall have the meaning set forth in Section 7.8.1.
"CRA" shall have the meaning set forth in Section 4.11.1.
"Data Conversion" shall have the meaning set forth in Section 6.2.2.
"Declaration of Trust" shall have the meaning set forth in Section 4.26.
"Dissenting Shareholder" shall have the meaning set forth in Section 3.2.9.
"Dissenting Shares" shall have the meaning set forth in Section 3.2.9.
"Effective Time" shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.
"Environmental Laws" shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern.  The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.
"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.
"Exchange Agent" shall mean Computershare, Inc., or such other bank or trust company or other agent designated by Parent and reasonably acceptable to the Company.
"Exchange Fund" shall have the meaning set forth in Section 3.2.1.
"Exchange Ratio" shall have the meaning set forth in Section 3.1.3.
"FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.
"FFIEC" shall mean the Federal Financial Institutions Examination Council.
"FHLB" shall mean the Federal Home Loan Bank of Dallas.
"FRB" shall mean the Board of Governors of the Federal Reserve System.
"GAAP" shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.
"Governmental Entity" shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.
"Guarantee" shall have the meaning set forth in Section 4.26.
"HIPAA" shall have the meaning set forth in Section 4.12.2.
"HOLA" shall mean the Home Owners' Loan Act.
"Indemnified Parties" shall have the meaning set forth in Section 7.9.1.
"Indenture" shall have the meaning set forth in Section 4.26.
"IRS" shall mean the United States Internal Revenue Service.
"Joint Proxy Statement-Offering Circular" shall have the meaning set forth in Section 8.2.1.
"Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter), shall mean the actual knowledge of the executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and includes, but is not limited to, any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other written notice received by that Person.

"LBCA" shall mean the Louisiana Business Corporation Act.
"Material Adverse Effect" shall mean, with respect to the Parent or the Company, as the case may be, any effect that (a) is material and adverse to the financial condition, results of operations or business of Parent and the Parent Subsidiaries taken as a whole, or the Company and the Company Subsidiaries taken as a whole, as the case may be, or (b) materially impairs or would reasonably be expected to materially impair the ability of either the Parent, on the one hand, or the Company, on the other hand, to perform its obligations under this Agreement on a timely basis or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that "Material Adverse Effect" shall not be deemed to include the impact of (i) changes in laws and regulations affecting banks or their holding companies generally, or interpretations thereof by courts or Governmental Entities, (ii) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (iii) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party or expressly required by this Agreement, (iv) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective Subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (v) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (vi) economic, financial market, or geographic conditions in general, including changes in economic or financial markets or changes in interest rates; (vii) any legal action asserted or other actions initiated by any holder of shares of Company Common Stock or the holder of any shares of Parent Common Stock arising out of or related to this Agreement; or (viii) any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings projections (it being understood that the facts giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect); except, with respect to clauses (i), (ii), (v) and (vi), to the extent that the effects of such changes or conditions disproportionately affect the Company and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole, as the case may be, as compared to similarly situated community banks and their holding companies located in the United States.
"Material Contracts" shall have the meaning set forth in Section 4.8.3.
"Materials of Environmental Concern" shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.
"Maximum Amount" shall have the meaning set forth in Section 7.9.3.
"Merger" shall have the meaning set forth in the recitals of this Agreement.
"Merger Consideration" shall mean the aggregate Per Share Merger Consideration to be paid pursuant to the provisions of Article III hereof, subject to adjustment as provided herein.
"OCC" shall mean the Office of the Comptroller of the Currency.
"Offering Statement" shall mean the Regulation A Offering Statement on Form 1-A, together with all amendments, filed with the SEC under the Securities Act for the purpose of qualifying shares of Parent Common Stock to be offered to holders of Company Common Stock in connection with the Merger.
"Parent" shall have the meaning set forth in the recitals to this Agreement.
"Parent Audit Committee" shall have the meaning set forth in Section 5.5.3.
"Parent Bank" shall have the meaning set forth in the recitals of this Agreement.
"Parent Common Stock" shall mean the common stock, par value $0.01 per share, of Parent.

"Parent Compensation and Benefit Plans" shall mean all existing bonus, incentive, pension, retirement, profit-sharing, employee stock ownership, restricted stock, stock option, severance, deferred compensation, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and employment and change in control agreements and all other benefit practices, policies and arrangements maintained by the Parent or any Parent Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of the Parent or any Parent Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits.
"Parent Disclosure Schedules" shall mean one or more written disclosure schedules delivered by Parent to the Company specifically referring to the appropriate section of this Agreement.
"Parent Financial Statements" shall mean the (a) the audited consolidated balance sheets of the Parent and its Subsidiaries as of December 31, 2017 and 2016 and the consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of the Parent and its Subsidiaries for each of the two years ended December 31, 2017 and 2016, and (b) the unaudited interim consolidated financial statements of Parent and its Subsidiaries as of the end of each calendar quarter following December 31, 2017, and for the periods then ended.
"Parent MAE Rep" shall mean each of the representations and warranties set forth in the following sections and subsections: 5.1.1 (other than the first sentence thereof), 5.1.2 (other than the first sentence thereof), 5.3.2 (beginning at clause (c)(ii) thereof), 5.4, 5.6, 5.8, 5.9, 5.10.1 (other than the first sentence thereof), 5.10.2, 5.10.4, 5.11, 5.12, 5.13, 5.14, 5.16, 5.17, 5.18, 5.20, 5.21 and 5.22.
"Parent Regulatory Agreement" shall have the meaning set forth in Section 5.10.3.
"Parent Regulatory Reports" shall mean the Consolidated Reports of Condition and Income of the Parent Bank and accompanying schedules, as filed with the FFIEC for each quarterly period ending on or after December 31, 2015 through the Closing Date.
"Parent Shareholders' Meeting" shall have the meaning set forth in Section 8.1.2.
"Parent Stock Benefit Plans" shall mean the Parent's Employee Stock Ownership Plan, 2011 Recognition and Retention Plan and 2011 Stock Option Plan.
"Parent Subsidiary" shall mean a Subsidiary of the Parent.
"Participation Facility" shall have the meaning set forth in Section 4.14.
"Pension Plan" shall have the meaning set forth in Section 4.12.2.
"Per Share Merger Consideration" shall mean such number of shares or fraction of a share, as the case may be, of Parent Common Stock as is equal to the Exchange Ratio, subject to adjustment as provided in Section 3.1.5.
"Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, trust or "group" (as that term is defined under the Exchange Act).
"Plan Withdrawal Date" shall have the meaning set forth in Section 6.12.1.
"Pre-Closing" shall have the meaning set forth in Section 10.1.
"PTO Account" shall have the meaning set forth in Section 6.15.
"Regulatory Approvals" shall mean the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

"REO" shall mean real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures.
"Representatives" shall have the meaning set forth in Section 6.10.1.
"Rights" shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments (including rights to earned dividends or dividend equivalents thereon) which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.
"Sandler O'Neill" shall have the meaning set forth in Section 5.13.
"SEC" shall mean the United States Securities and Exchange Commission or any successor thereto.
"Securities Act" shall mean the Securities Act of 1933, as amended.
"Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.
"Southard Financial" shall have the meaning set forth in Section 4.13.
"Subordinated Debentures" shall have the meaning set forth in Section 4.26.
"Subsidiary" shall mean a corporation, limited liability company, partnership, trust, joint venture or other entity in which a Person owns, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.
"Superior Proposal" shall have the meaning set forth in Section 6.10.2.
"Surviving Corporation" shall have the meaning set forth in Section 2.1.
"Tax" shall mean any tax, including any fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, local or foreign Taxing Authority, including: (a) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real, personal or intangible property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, estimated, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, recording, transfer and gains taxes; (b) interest, penalties, additional taxes and additions to tax imposed; and (c) any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.
"Tax Return" shall mean any return, declaration, report, claim for refund, estimates, elections, agreements, statements, declarations of estimated tax, information returns or other documents of any nature or kind, relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto and amendments thereof, and including any information returns or reports with respect to backup withholding and other payments to third parties.
"Taxing Authority" shall mean any Governmental Entity responsible for the imposition or collection of any Taxes, whether domestic or foreign.
"Termination Date" shall mean March 31, 2019.
"Termination Fee" shall have the meaning set forth in Section 11.2.2.

"Troubled Debt Restructurings" shall mean loans that are "troubled debt restructurings" as defined in Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring" (ASC 310-40), or any successor thereto.
"Trust Preferred Securities" shall have the meaning set forth in Section 4.26.
Other terms used herein are defined in the recitals and elsewhere in this Agreement.
ARTICLE II
THE MERGER
2.1.          Merger.
Subject to the terms and conditions of this Agreement, at the Effective Time: (a) the Company shall merge with and into Parent under the laws of the State of Louisiana and the State of Arkansas, with Parent as the resulting or surviving corporation (the "Surviving Corporation"); and (b) the separate existence of the Company shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of the Company shall be vested in and assumed by Parent.  As a result of the Merger, each share of Company Common Stock (other than Dissenting Shares) will be converted into the right to receive the Per Share Merger Consideration pursuant to the terms of Article III hereof.
2.2.          Effective Time.
The closing ("Closing") shall occur no later than the close of business on the twentieth (20th) calendar day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to by the parties.
The Merger shall be effected by the filing of articles of merger (the "Articles of Merger") with the Secretaries of State of the State of Louisiana and the State of Arkansas on the date of Closing (the "Closing Date"), in accordance with the LBCA and ABCA, respectively.  The "Effective Time" shall mean the date and time upon which the Articles of Merger are filed with the Secretaries of State of the State of Louisiana and the State of Arkansas or, as the case may be, at such later date and time as may be specified in the respective Articles of Merger.
2.3.          Articles of Incorporation and Bylaws.
The articles of incorporation and bylaws of Parent in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation, until altered, amended or repealed in accordance with their terms and applicable law.
2.4.          Directors and Officers of Parent and the Surviving Corporation.
Subject to Section 7.12, the directors of Parent immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of Parent.  The officers of Parent immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.
2.5.          Effects of the Merger.
At and after the Effective Time, the Merger shall have the effects as set forth in the LBCA, the ABCA and this Agreement.

2.6.          Tax Consequences.
It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" as that term is used in Sections 354, 361 and 368 of the Code.  From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.  Parent and the Company each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1.5, which certificates shall be effective as of the date of such opinion.
2.7.          Possible Alternative Structures.
Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time Parent shall be entitled to revise the structure of the Merger, including, without limitation, by merging the Company into a newly created wholly-owned Subsidiary of Parent; provided, that (a) any such Subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (b) there are no adverse federal or state income tax or other adverse tax consequences to the Company's shareholders as a result of the modification; (c) the consideration to be paid to the holders of Company Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (d) such modification will not materially delay or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the Merger, otherwise materially delay or jeopardize the satisfaction of any condition to Closing set forth in Article IX or otherwise adversely affect the Company or the holders of Company Common Stock.  The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.
2.8.          Absence of Control.
Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that Parent by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, the Company or Company Bank or to exercise, directly or indirectly, a controlling influence over the management or policies of the Company or Company Bank.
2.9.          Bank Merger.
Parent and the Company shall use their reasonable best efforts to cause the Bank Merger to occur as soon as practicable after the Effective Time.  In addition, following the execution and delivery of this Agreement, Parent will cause Parent Bank, and the Company will cause Company Bank to execute and deliver the Agreement of Merger substantially in the form attached to this Agreement as Exhibit A.
ARTICLE III
CONVERSION OF SHARES
3.1.          Conversion of Company Common Stock; Merger Consideration.
At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, or the holders of any of the shares of Company Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1.          Parent Shares.  Each share of Parent Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.
3.1.2.          Canceled Company Shares.  Any shares of Company Common Stock held directly or indirectly by the Company and any shares of Company Common Stock owned directly or indirectly by Parent immediately prior to the Effective Time (other than shares held in a fiduciary or agency capacity and that are beneficially owned by third parties or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the Certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3.          Merger Consideration.  Except for Dissenting Shares and those shares of Company Common Stock cancelled in accordance with Section 3.1.2, each outstanding share of Company Common Stock shall be converted into the right to receive 1.8052 (the "Exchange Ratio") shares of Parent Common Stock, subject to (i) adjustment as provided in Section 3.1.5, and (ii) Section 3.2.4.
3.1.4.          Rights of Company Shares Post-Effective Time.  After the Effective Time, shares of Company Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist and shall thereafter by operation of this section represent only the right to receive the Merger Consideration, other than Dissenting Shares, and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.  Dissenting Shares shall have such rights as provided therefor under applicable law.
3.1.5.          Stock Splits, Etc.  In the event Parent changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Parent Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, that no such adjustment shall be made with regard to Parent Common Stock if Parent issues additional shares of Parent Common Stock and receives fair market value consideration for such shares.
3.1.6.          No Fractional Shares.  Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent.  In lieu of the issuance of any such fractional share, the Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest cent), determined by multiplying (a) the fraction of a share (after taking into account all shares of the Company Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise have been entitled to receive pursuant to this Section 3.1, and (b) the average of the daily closing sales prices of a share of Parent Common Stock for the thirty consecutive trading days immediately preceding the fifth day prior to the Closing Date.  For purposes of determining any fractional share interest, all shares of Company Common Stock owned by a Company shareholder shall be combined so as to calculate the maximum number of whole shares of Parent Common Stock issuable to such Company shareholder.
3.2.          Procedures for Exchange of Company Common Stock.
3.2.1.          Deposit of Merger Consideration.  At or prior to the Effective Time, the Parent shall deposit, or shall cause to be deposited, with the Exchange Agent certificates representing the number of shares of Parent Common Stock, and cash payable in lieu of fractional shares, sufficient to deliver the aggregate Merger Consideration (the "Exchange Fund"), and Parent shall instruct the Exchange Agent to timely pay the aggregate Merger Consideration (including cash in lieu of fractional shares) in accordance with this Agreement.
3.2.2.          Exchange of Certificates.  Parent shall cause the Exchange Agent, as soon as practicable but in no event more than five (5) Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates, a letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration (including cash in lieu of fractional shares, if any,) into which the Company Common Stock represented by such Certificates shall have been converted as a result of the Merger.  The letter of transmittal shall be subject to the approval of the Company (which shall not be unreasonably withheld, conditioned or delayed) and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent.  Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, the Merger Consideration into which such holder of Company Common Stock shall have become entitled pursuant to the provisions of this Article III and the Certificate so surrendered shall forthwith be canceled.  No interest will be paid or accrued on the cash payable in lieu of fractional shares.

3.2.3.          Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding Company Common Stock shall have no rights after the Effective Time with respect to such Company Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement or to exercise his or her rights as a Dissenting Shareholder to the extent such rights are perfected.  No dividends or other distributions with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, in each case until the surrender of such Certificate in accordance with this Article III.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive, without interest, (a) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock represented by such Certificate and not paid and/or (b) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Parent Common Stock  represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such Certificate.
3.2.4.          Surrender by Persons Other than Record Holders. In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of the Company, the proper amount of cash and/or shares of Parent Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable.  Notwithstanding anything in this Agreement to the contrary, in no event shall Parent be required to issue any shares of Parent Common Stock as Merger Consideration for any Certificate unless such issuance, in the reasonable estimation of Parent upon consultation with Parent's counsel, will comply with all applicable state securities or "Blue Sky" laws.
3.2.5.          Closing of Transfer Books.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration (including cash in lieu of fractional shares) to be issued or paid in consideration therefor in accordance with the procedures set forth in this Section 3.2.
3.2.6.          Return of Exchange Fund.  Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company as of the six month anniversary of the Effective Time may, to the extent permitted by applicable law, be returned to Parent.  In such event, any former shareholders of the Company who have not theretofore complied with this Section 3.2 shall thereafter look only to Parent with respect to the Merger Consideration (including cash in lieu of any fractional shares) and any unpaid dividends and distributions on Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
3.2.7.          Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration for each share of Company Common Stock represented by such Certificate deliverable in respect thereof pursuant to this Agreement.

3.2.8.          Withholding Rights.  Parent or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock such amounts as Parent (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by Parent or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Parent or the Exchange Agent.
3.2.9.          Dissenters' Rights.
(A)          Each outstanding share of Company Common Stock, the holder of which has provided notice of his or her intent to dissent under and in accordance with applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law.  The Company shall give Parent prompt notice upon receipt by the Company of any such demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such notice and any other related communications served pursuant to the applicable provisions of applicable law (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"), and Parent shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law.
(B)          If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, each share of Company Common Stock of such holder shall be converted into and represent the right to receive the Per Share Merger Consideration.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to the disclosures set forth in the Company Disclosure Schedules delivered by the Company to Parent prior to the execution of this Agreement (which schedules set forth, among other things, facts, circumstances and events the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties contained in this Article IV, or to one or more of the Company's covenants contained in Article VI (and making specific reference to the Section of this Agreement to which they relate); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedules as an exception to a Company MAE Rep shall not be deemed an admission by the Company that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect and (iii) disclosure in any paragraph of the Company Disclosure Schedules shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of the Company Disclosure Schedules or another Section of this Agreement), the Company represents and warrants to Parent as follows:
4.1.          Organization.
4.1.1.          The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA").  The Company has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification.

4.1.2.          The Company Bank is a national bank duly organized and validly existing and in good standing under the laws of the United States.  The Company Bank has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification.  The deposits of the Company Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by the Company Bank when due.  The Company Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.
4.1.3.          Company Disclosure Schedule 4.1.3 sets forth each Company Subsidiary.  Each Company Subsidiary is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  Each Company Subsidiary has the requisite corporate or other entity power and authority to carry on its business as now conducted.  Each Company Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.
4.1.4.          The respective minute books of the Company and each Company Subsidiary accurately record all material corporate or other entity actions of their respective shareholders and boards of directors, or their other entity equivalents (including committees).
4.1.5.          Prior to the date of this Agreement, the Company has made available to Parent true and correct copies of the articles of incorporation, charter and bylaws, or their other entity equivalents, of the Company and the Company Subsidiaries, each as in effect as of the date hereof.
4.2.          Capitalization.
4.2.1.          The authorized capital stock of the Company consists of 500,000 shares of common stock, $1.00 par value per share, of which as of the date hereof, 235,619 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights.  Except as set forth on Company Disclosure Schedule 4.2.1, neither the Company nor any Company Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Company Common Stock, or any other security of the Company or a Company Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of Company Common Stock or any other security of the Company or any Company Subsidiary, or pursuant to which the Company or any Company Subsidiary is or could be required to register shares of Company capital stock or other securities under the Securities Act.
4.2.2.          Except as disclosed in Company Disclosure Schedule 4.2.2, the Company does not possess, directly or indirectly, any equity interest in any corporate entity, except for equity interests held in the investment portfolios of Company Subsidiaries, equity interests held by Company Subsidiaries in a fiduciary capacity, and equity interests of less than 5% of the total ownership interest of a Person held solely for the purpose of providing the Company Subsidiaries with access to banking services, such as entities similar to Arkansas Bankers Bank (correspondent banking services) and FHLB (lending services).  The Company, directly or indirectly, owns all of the outstanding shares of capital stock of or all equity interests in each Company Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.
4.2.3.          Except as set forth on Company Disclosure Schedule 4.2.3, to the Knowledge of the Company, no Person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Company Common Stock.
4.2.4.          Company Disclosure Schedule 4.2.4 sets forth the Company's and all Company Subsidiaries' capital stock, equity interest or other direct or indirect ownership interest in any Person other than a Company Subsidiary, where such ownership interest is equal to or greater than five percent (5%) of the total ownership interest of such Person.

4.3.          Authority; No Violation.
4.3.1.          The Company has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and approval of this Agreement by the Company's shareholders, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company, except for the approval and adoption of this Agreement by the Company's shareholders by the requisite vote and the approval and adoption of the Bank Merger Agreement by the Company as the sole shareholder of the Company Bank, is necessary to consummate the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by the Company, and subject to due and valid execution and delivery of this Agreement by Parent, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.
4.3.2.          Subject to receipt of Regulatory Approvals and the Company's and Parent's compliance with any conditions contained therein, and to the receipt of the requisite approvals of the shareholders of the Company, (a) the execution and delivery of this Agreement by the Company, (b) the consummation of the transactions contemplated hereby, and (c) compliance by the Company with any of the terms or provisions hereof does not and will not (i) conflict with or result in a breach of any provision of the articles of incorporation, certificate of formation, limited liability company agreement, bylaws, or other similar organizational or governing document of the Company or any Company Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any Company Subsidiary or any of their respective properties or assets; (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected; or (iv) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by the Company or any Company Subsidiary.
4.3.3.          The Company's Board of Directors has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of the Company and its shareholders, that it will recommend that the Company's shareholders vote in favor of the Merger, subject to Section 6.10.5 of this Agreement, on the terms and conditions set forth in this Agreement, and, except for the approval of this Agreement by a vote of the holders of two-thirds (2/3) of the outstanding shares of Company Common Stock, no other proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby.
4.4.          Consents.
Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing with the SEC of the Offering Statement, and the declaration of qualification of the Offering Statement by the SEC, (c) the filing with the SEC by Parent of a definitive Joint Proxy Statement-Offering Circular, (d) the filing of the Articles of Merger with the Louisiana Secretary of State and the Arkansas Secretary of State and (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, other than the receipt of the requisite approvals of the shareholders of each of Parent and the Company, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by the Company, and (y) the completion of the Merger by the Company and the other transactions contemplated by this Agreement.  The Company has no Knowledge of any fact or circumstance pertaining to the Company that would cause it to reasonably believe that any Regulatory Approvals or other required consents or approvals will not be received.

4.5.          Reports, Regulatory Matters, Financial Statements.
4.5.1.          The Company Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.  The Company has previously made available to Parent the Company Regulatory Reports.
4.5.2.          The Company has previously made available to Parent the Company Financial Statements.  The Company Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the Company Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the period involved, except as indicated in the notes thereto, or in the case of unaudited statements for periods subsequent to December 31, 2017.
4.5.3.          At the date of each balance sheet included in the Company Financial Statements or the Company Regulatory Reports, the Company did not have any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Company Financial Statements or Company Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.  The Company Financial Statements reflect only actual transactions and all other books and records, including the Company Financial Statements, of the Company and the Company's Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.
4.5.4.          The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.5.4.  The Company (a) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, and (b) has disclosed, to the extent not set forth in the Company Financial Statements as of and for the year ended December 31, 2017, and based on its most recent evaluation prior to the date hereof, to the Company's outside auditors and the audit committee of the Company's Board of Directors (the "Company Audit Committee") and as set forth in the Company Disclosure Schedule 4.5.4 (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.  These disclosures (if any) were made in writing to the Company's auditors and the Company Audit Committee and a copy has previously been made available to Parent.
4.5.5.          Except as otherwise set forth in Company Disclosure Schedule 4.5.5, since December 31, 2015, (a) neither the Company nor any of its Subsidiaries nor any director or executive officer of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in illegal accounting or auditing practices, and (b) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or executive officer of the Company.

4.6.          Taxes.
4.6.1.          The Company and the Company Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a).  The Company and each Company Subsidiary has timely and duly filed all Tax Returns required to be filed by or with respect to the Company and each Company Subsidiary, either separately or as a member of a group of corporations, on or prior to the date hereof and will timely and duly file all Tax Returns required to be filed by or with respect to the Company and each Company Subsidiary, either separately or as a member of a group of corporations, on or prior to the Closing Date, taking into account any extensions (all such Tax Returns being accurate and correct in all material respects) and has duly paid or made provisions that are adequate for the payment of all Taxes which have been incurred by or are due or claimed to be due from the Company and any Company Subsidiary by any Taxing Authority or pursuant to any written Tax sharing agreement on or prior to the date hereof other than Taxes or other charges which (a) are not delinquent, (b) are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Company Financial Statements, or (c) have not yet been fully determined.  As of the date of this Agreement, the Company has received no written notice of, and there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of the Company or any Company Subsidiary, and no written claim has been made by any Taxing Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is subject to Tax in that jurisdiction.  The Company and the Company Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.  The Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and the Company and each Company Subsidiary has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.  The United States federal and state income Tax Returns of the Company and each Company Subsidiary subject to such Taxes have been audited by the IRS or relevant state Tax Authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2013.
4.6.2.          The unpaid Taxes of the Company and the Company Subsidiaries (a) do not exceed the reserve for Tax liability set forth on the balance sheet of the Company Financial Statements and (b) will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practice of the Company in filing its Tax Returns.
4.6.3.          None of the Company, any Company Subsidiary or any director or executive officer (or employee responsible for Tax matters) of the Company or any Company Subsidiary expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed.  Neither the Company nor any Company Subsidiary has received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where the Company or any Company Subsidiary have not filed Tax Returns) any (a) notice indicating an intent to open an audit or other review, (b) request for information related to Tax matters, or (c) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against the Company or any Company Subsidiary.  Except as otherwise set forth in Company Disclosure Schedule 4.6.3, neither the Company nor any Company Subsidiary is a party to or bound by any Tax allocation or sharing agreement.  Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return, and neither the Company nor any Company Subsidiary has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Section 1.1502-6 of the income tax regulations promulgated under the Code (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.  There has not been an ownership change, as defined in Section 382(g) of the Code, of the Company or any Company Subsidiary that occurred during or after any taxable period in which the Company or such Company Subsidiary incurred an operating loss that carries over to any taxable period ending after the fiscal year of the Company or any Company Subsidiary immediately preceding the date of this Agreement.
4.6.4.          Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.  Neither the Company nor any Company Subsidiary is or has been a party to any "reportable transaction," as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the income tax regulations promulgated under the Code.  Neither the Company nor any Company Subsidiary is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.  Except as otherwise set forth in Company Disclosure Schedule 4.6.4, neither the Company nor any Company Subsidiary owns an interest in any (a) single member limited liability company or other entity that is treated as a disregarded entity, (b) controlled foreign corporation (as defined in Section 957 of the Code), (c) passive foreign investment company (as defined in Section 1297 of the Code) or (d) other entity the income of which is or could be required to be included in the income of the Company or any Company Subsidiary.  Neither the Company nor any Company Subsidiary is or ever has been a "personal holding company" as defined in Section 542 of the Code.

4.6.5.          Neither the Company nor any Company Subsidiary has disposed of property in a transaction presently being accounted for under the installment method under Section 453 of the Code.  None of the assets of the Company or any Company Subsidiary is property which the Company or any Company Subsidiary is required to treat as being owned by any other Person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code.  None of the assets of the Company or any Company Subsidiary directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.  Neither the Company nor any Company Subsidiary presently hold assets for which an election under Section 108(b)(5) of the Code was made.  None of the assets of the Company or any Company Subsidiary is "tax-exempt use property" within the meaning of Section 168(h) of the Code.  No excess loss account exists with respect to any Company Subsidiary.  The Company and each Company Subsidiary is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method and the Company has no Knowledge that the IRS has proposed such adjustment in accounting method.  The acquisition of the Company Common Stock and the other transactions contemplated by this Agreement will not be a factor causing any payments to be made by the Company and each Company Subsidiary not to be deductible (in whole or in part) pursuant to Sections 280G, 404 or 162(m) of the Code (or any corresponding provisions of state, local or non-U.S. Tax law).  There are no rulings, requests for rulings, or closing agreements with any Taxing Authority specifically requested or entered into by the Company or a Company Subsidiary, which could affect their respective Taxes for any period after the Closing.  All transactions that could give rise to an understatement of federal income Tax (within the meaning of Sections 6662 and 6662A of the Code) with respect to the Company and each Company Subsidiary were adequately disclosed on Tax Returns to the extent required under the Code.  There are no liens for Taxes upon any property or assets of the Company and each Company Subsidiary except for liens for current Taxes, assessments, and other governmental charges not yet due, or which may thereafter be paid without penalty.
4.6.6.          Each of the Company and the Company Subsidiaries operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Section 1.368-1(d) of the income tax regulations promulgated under the Code.
4.6.7.          No portion of the Merger Consideration (or any other amount payable pursuant to the transactions contemplated by this Agreement) is payable on account of or attributable to accrued but unpaid dividends on any class of stock of the Company.
4.6.8.          Neither the Company nor any Company Subsidiary has engaged (or will engage) in any transaction wherein the financial statement effects of the tax position related thereto are not recognized pursuant to Financial Accounting Standards Board Accounting Standards Codification 740 (FASB ASC 740) because, based on the technical merits, it is not more likely than not that the position will be sustained upon examination.
4.7.          No Material Adverse Effect.
The Company has not suffered any Material Adverse Effect since December 31, 2017 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.

4.8.          Material Contracts; Leases; Defaults.
4.8.1.          Except as set forth in Company Disclosure Schedule 4.8.1, neither the Company nor any Company Subsidiary is a party to or subject to:  (a) any employment, consulting or severance contract, "change in control" or termination contract or arrangement with any past or present officer, director, employee or independent contractor of the Company or any Company Subsidiary, including those which would provide such individual with employment or a contractual relationship for any specified period or with a payment upon the occurrence of an event (such as termination or change in control) except for "at will" arrangements; (b) any agreement containing provisions relating to non-competition, employee non-solicitation, customer or client non-solicitation or any other such restrictive covenants applicable to the Company or, to Company's Knowledge, any agreement containing similar provisions applicable to any past or present Company director or employee; (c) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or independent contractors of the Company or any Company Subsidiary; (d) any collective bargaining agreement with any labor union relating to employees of the Company or any Company Subsidiary; (e) any agreement (other than this Agreement) which by its terms limits the payment of dividends by the Company or any Company Subsidiary; (f) any instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which the Company or any Company Subsidiary is an obligor to any Person, which instrument evidences or relates to indebtedness (other than deposits, repurchase agreements, FHLB advances, First National Bankers Bank advances, bankers' acceptances, "treasury tax and loan" accounts, and transactions in "federal funds," in each case established in the ordinary course of business consistent with past practice), or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to the Parent or any Parent Subsidiary; (g) any other agreement, written or oral, that obligates the Company or any Company Subsidiary for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days' or less notice without penalty or payment (other than agreements for commercially available "off-the-shelf" software), (h) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that materially restricts or limits the conduct of business by the Company or any Company Subsidiary; (i) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, would reasonably be likely to render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the Code; (j) any lease for real property; (k) any contract or arrangement with any broker-dealer or investment adviser; (l) any investment advisory contract with any investment company registered under the Investment Company Act of 1940; (m) any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization; or (n) any other contract which is material to the business, operations or financial condition of the Company or a Company Subsidiary.
4.8.2.          Each real estate lease that requires the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in Company Disclosure Schedule 4.8.2 identifying the section of the lease that contains such prohibition or restriction.
4.8.3.          True and correct copies of the agreements, contracts, arrangements and instruments referred to in Sections 4.8.1 and 4.8.2 ("Material Contracts") have been made available to Parent on or before the date hereof, and are valid, binding and in full force and effect on the date hereof.  Neither the Company nor any Company Subsidiary (nor, to the Knowledge of the Company, any other party to any such contract, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any Material Contract, and (subject to any consents that may be required as a result of the transactions contemplated by this Agreement) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute a breach or default on the part of the Company or any of the Company Subsidiaries under any Material Contract, except where such breach or default would not, individually or in the aggregate, have a Material Adverse Effect on the Company.  Except as listed on Company Disclosure Schedule 4.8.3, no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.
4.8.4.          Except as listed on Company Disclosure Schedule 4.8.4, since December 31, 2017, through and including the date of this Agreement, neither the Company nor any Company Subsidiary has (a) except for (i) normal increases for employees made in the ordinary course of business consistent with past practice, or (ii) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2017, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (b) granted any options to purchase shares of Company Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to directors or employees made in the ordinary course of business consistent with past practice under the Company Compensation and Benefit Plans, (c) materially amended or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (d) made any election for federal or state income tax purposes, (e) made any change in the credit policies or procedures of the Company or any of the Company Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive, (f) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (g) entered into any lease of real or personal property requiring annual payments by the Company or any of the Company Subsidiaries in excess of $25,000, (h) except as required by GAAP or a Governmental Entity, changed any accounting methods, principles or practices of the Company or of the Company Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (i) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.9.          Ownership of Property; Insurance Coverage.
4.9.1.          The Company and each Company Subsidiary has good and, as to real property, marketable title to all assets and properties owned by the Company or each Company Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Company Regulatory Reports and in the Company Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Company Subsidiary acting in a fiduciary capacity, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith, (c) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (d) those described and reflected in the Company Financial Statements.  The Company and the Company Subsidiaries, as lessee, have the right under valid and enforceable leases of real and personal properties used by the Company and the Company Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.  The Company is not a party to any agreement pursuant to which it has securitized any of its assets.
4.9.2.          With respect to all agreements pursuant to which the Company or any Company Subsidiary has purchased securities subject to an agreement to resell, if any, the Company or such Company Subsidiary, as the case may be, has a valid, perfected, first priority lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
4.9.3.          The Company and each Company Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations.  Neither the Company nor any Company Subsidiary has received notice from any insurance carrier during the past five years that (a) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (b) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased.  Except as set forth on Company Disclosure Schedule 4.9.3, there are presently no claims pending under such policies of insurance and no notices have been given by the Company or any Company Subsidiary under such policies (other than with respect to health or disability insurance).  The Company and all Company Subsidiaries maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.  All such insurance is valid and enforceable and in full force and effect, and within the last three years the Company and each Company Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies.  Company Disclosure Schedule 4.9.3 identifies all policies of insurance maintained by the Company and each Company Subsidiary.

4.9.4.          All real property owned by the Company or a Company Subsidiary is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on such real property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted.  There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings against such real property.  The Company and the applicable Company Subsidiaries are in material compliance with all applicable health and safety related requirements for the owned real property, including those under the Americans with Disabilities Act of 1990 and the Occupational Safety and Health Act of 1970.  Insurance is currently maintained on all property, including all owned real property, in amounts, scope and coverage reasonably necessary for its operations.  Neither the Company nor any Company Subsidiary has received any written notice of termination, nonrenewal or premium adjustment for such policies.
4.10.          Legal Proceedings.
Except as set forth on Company Disclosure Schedule 4.10, neither the Company nor any Company Subsidiary is a party to any, and there are no pending or, to the Company's Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (a) against the Company or any Company Subsidiary, or to which the Company's or any Company Subsidiary's assets are or may be subject, (b) challenging the validity or propriety of any of the transactions contemplated by this Agreement, (c) which could adversely affect the ability of the Company to perform under this Agreement, or (d) which would be reasonably likely to materially impair the Company's or any Company Subsidiary's ability to operate its business as currently conducted or proposed to be conducted post-Merger.
4.11.          Compliance With Applicable Law.
4.11.1.          Each of the Company and each Company Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the ABCA, the National Bank Act, the BHCA, the Federal Deposit Insurance Act, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 ("CRA"), the Home Mortgage Disclosure Act, the Bank Secrecy Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither the Company nor any Company Subsidiary has received any written notice to the contrary.  The Board of Directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.
4.11.2.          Each of the Company and each Company Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, no suspension or cancellation of any such permit, license, certificate, order or approval is, to the Knowledge of the Company, threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.
4.11.3.          Other than those listed on Company Disclosure Schedule 4.11.3, for the period beginning January 1, 2016, neither the Company nor any Company Subsidiary has received any written notification or other communication from any Bank Regulator (a) asserting that the Company or any Company Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (b) threatening to revoke any license, franchise, permit or governmental authorization; (c) requiring, or threatening to require, the Company or any Company Subsidiary, or indicating that the Company or any Company Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit the operations of the Company or any Company Subsidiary, including without limitation any restriction on the payment of dividends; or (d) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of the Company or any Company Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Company Regulatory Agreement").  Except as disclosed on Company Disclosure Schedule 4.11.3, neither the Company nor any Company Subsidiary is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulator or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it.  The most recent regulatory rating given to the Company as to compliance with the CRA is "satisfactory" or better.  To the Knowledge of the Company, there are no unresolved violations, criticisms, or exceptions by any Bank Regulator with respect to any Company Regulatory Agreement.  There is no injunction, order, judgment or decree imposed upon the Company or any Company Subsidiary or the assets of the Company or any Company Subsidiary.

4.11.4.          Company Disclosure Schedule 4.11.4 sets forth, as of the date hereof, a schedule of all executive officers and directors of the Company who have outstanding loans from the Company.  There has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.
4.11.5.          To the Company's Knowledge, none of the Company's or any Company Subsidiary's officers, directors, managers, members, employees, or partners has at any time made or received any bribe, kickback or other illegal payment or engaged in any other illegal or improper conduct that has led to any fine, penalty, sanction or liability.  The Company has no Knowledge of any actual, possible or proposed disciplinary action by any Governmental Entity against any of the Company's or any Company Subsidiary's officers, directors, managers, members, partners or employees.
4.12.          Employee Benefit Plans.
4.12.1.          Company Disclosure Schedule 4.12.1 includes a list of all Company Compensation and Benefit Plans.  Neither the Company nor any Company Subsidiary has any commitment to create any additional Company Compensation and Benefit Plan or to modify, change or renew any existing Company Compensation and Benefit Plan, except as required to maintain the qualified status thereof or as set forth herein.  The Company has made available to Parent true and correct copies of the agreements or other documents establishing and evidencing the Company Compensation and Benefit Plans. Company Disclosure Schedule 4.12.1 includes a true and correct copy of Company Bank's 2018 Incentive Plans and reasonably detailed worksheets as of March 31, 2018 that set forth the calculation of benefits pursuant to such plans for Company Bank's Board of Directors, officers and employees for the 2018 calendar year based upon the assumptions incorporated therein.
4.12.2.          Except as disclosed in Company Disclosure Schedule 4.12.2, each Company Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Age Discrimination in Employment Act of 1967, COBRA, the Health Insurance Portability and Accountability Act ("HIPAA"), the Affordable Care Act ("ACA") and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full.  Except as disclosed in Company Disclosure Schedule 4.12.2, each Company Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is in the form of a prototype or volume submitter plan that is the subject of a favorable opinion letter from the IRS on which the Company is entitled to rely, and the Company is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter or opinion letter.  There is no pending or, to the Knowledge of the Company, threatened action, suit or claim relating to any of the Company Compensation and Benefit Plans (other than routine claims for benefits).  Neither the Company nor any Company Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Company Compensation and Benefit Plan that would reasonably be expected to subject the Company or any Company Subsidiary to an unpaid Tax or penalty imposed by either Sections 4975, 4980B or 5000 of the Code or Section 502 of ERISA.

4.12.3.          Neither the Company nor any entity with which it is or was ever considered one employer under Section 4001(b)(1) of ERISA or Section 414 of the Code (a "Company ERISA Affiliate") maintains a plan subject to Title IV of ERISA or contributes to or is obligated to contribute to a "multiemployer plan," as defined in Section 3(37) of ERISA.  Neither the Company, nor any Company ERISA Affiliate, nor any Company Compensation and Benefit Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any Company ERISA Affiliate, and any Company Compensation and Benefit Plan, or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a Tax imposed pursuant to Chapter 43 of the Code.
4.12.4.          All contributions required to be made under the terms of any Company Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations are or will be accrued on the Company's consolidated financial statements to the extent required by GAAP.  The Company and each Company Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable Company Compensation and Benefit Plan for financial reporting purposes as required by GAAP.
4.12.5.          Neither the Company nor any Company Subsidiary has any obligations to provide retiree health, life insurance, death benefits or disability insurance, except as set forth in Company Disclosure Schedule 4.12.5, under any Company Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.  There has been no communication to employees by the Company or any Company Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance or disability insurance, or any retiree death benefits.
4.12.6.          The Company and its Subsidiaries do not maintain any Company Compensation and Benefit Plans covering employees who are not United States residents.
4.12.7.          With respect to each Company Compensation and Benefit Plan, if applicable, the Company has provided or made available to Parent copies of the (a) trust instruments and insurance contracts; (b) three most recent Forms 5500 filed with the IRS, including all schedules and attachments thereto; (c) three most recent financial statements; (d) most recent summary plan description; (e) most recent determination letter issued by the IRS; (f) any Form 5310 or Form 5330 filed with the IRS within the last three years; and (g) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).
4.12.8.          Except as provided in Company Disclosure Schedule 4.12.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (a) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit or similar compensation) or any increase in compensation, (b)  result in any increase in benefits payable under any Company Compensation and Benefit Plan, or (c)  entitle any current or former employee, director or independent contractor of the Company or any Company Subsidiary to any actual or deemed payment (or benefit) which could constitute a "parachute payment" (as such term is defined in Section 280G of the Code).
4.12.9.          Neither the Company nor any Company Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.
4.12.10.          Except as disclosed in Company Disclosure Schedule 4.12.10, all deferred compensation plans, programs or arrangements are in compliance, both in form and operation, with Section 409A of the Code and all guidance issued thereunder.
4.12.11.          Company Disclosure Schedule 4.12.11 sets forth as of April 30, 2018, the payroll date immediately preceding the date of this Agreement, a list of the full names of all employees of the Company and its Subsidiaries and the value of each such employee's PTO Account.

4.13.          Brokers, Finders and Financial Advisors.
Neither the Company nor any Company Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Southard Financial, LLC ("Southard Financial") by the Company and the fee payable pursuant thereto.  A true and correct copy of the engagement agreement with Southard Financial, setting forth the fee payable to Southard Financial for its services rendered to the Company in connection with the Merger and transactions contemplated by this Agreement, has been provided to Parent.
4.14.          Environmental Matters.
Except as may be set forth in Company Disclosure Schedule 4.14, with respect to the Company and each Company Subsidiary:

(A)          To the Company's Knowledge, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it during the period of such ownership or operation by the Company or any Company Subsidiary, or to the Company's Knowledge at any other time, (including Participation Facilities, as hereinafter defined) including, without limitation, in a fiduciary or agency capacity, or, to the Company's Knowledge, any property on which it holds a lien, results or resulted in a violation of or gives rise to any potential material liability under, any Environmental Laws that is reasonably likely to impose a material liability (including a remediation obligation) upon the Company or any Company Subsidiary.  To the Knowledge of the Company, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to the Company or any Company Subsidiary by reason of any Environmental Laws.  Neither the Company nor any Company Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that the Company or any Company Subsidiary or the operation or condition of any property ever owned, operated (including Participation Facilities), or held as collateral or in a fiduciary capacity by any of them, is currently in violation of or otherwise is alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability may be reasonably likely to be imposed upon the Company or any Company Subsidiary;
(B)          There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Company's Knowledge, threatened, before any Governmental Entity against the Company or any Company Subsidiary (a) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (b) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by the Company or any Company Subsidiary;
(C)          To the Company's Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by the Company or any of the Company Subsidiaries, and to the Company's Knowledge no underground storage tanks have been closed or removed from any properties owned or operated by the Company or any of the Company Subsidiaries or any Participation Facility except in compliance with Environmental Laws; and
(D)          "Participation Facility" shall mean any facility in which the Company or any of the Company Subsidiaries participates in the management, whether as a fiduciary, lender in control of the facility, owner or operator.
4.15.          Loan Portfolio.
4.15.1.          The allowance for loan losses reflected in the Company's audited consolidated balance sheet at December 31, 2017 was, and the allowance for loan losses shown on the balance sheets in the Company's Financial Statements for periods ending after December 31, 2017 will be, adequate, as of the dates thereof, under GAAP.

4.15.2.          Company Disclosure Schedule 4.15.2 sets forth a listing, as of December 31, 2017, by name and account, of: (a) all loans (including loan participations) of the Company or any Company Subsidiary that have had their respective terms to maturity accelerated during the past twelve months; (b) all loan commitments or lines of credit of the Company or any Company Subsidiary which have been terminated by the Company or any Company Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (c) each borrower, customer or other party which has notified the Company or any Company Subsidiary during the past twelve months of, or has asserted against the Company or any Company Subsidiary, in each case in writing, any "lender liability" or similar claim, and each borrower, customer or other party which has given the Company or any Company Subsidiary any oral notification of, or orally asserted to or against the Company or any Company Subsidiary, any such claim; (d) as of April 30, 2018 all loans, (i) that are contractually past due 60 days or more in the payment of principal and/or interest, (ii) that are on non-accrual status, (iii) that as of April 30, 2018 are classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (iv) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (v) that qualify as Troubled Debt Restructurings, (vi) where a specific reserve allocation exists in connection therewith, and (e) as of April 30, 2018, all assets classified by the Company or any Company Subsidiary as REO, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.
4.15.3.          All loans receivable (including discounts) and accrued interest entered on the books of the Company and the Company Subsidiaries arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of the Company's or the appropriate Company Subsidiary's respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts), and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto, are valid, true and genuine and are what they purport to be.  To the Company's Knowledge, the loans, discounts and the accrued interest reflected on the books of the Company and the Company Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity.  All such loans are being transferred with good and marketable title, free and clear of any and all encumbrances, liens, pledges, equities, claims, charges, rights of first refusal or similar rights or security interests of any nature encumbering such loan and are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors' rights, which have been perfected.
4.16.          Related Party Transactions.
Except as set forth in Company Disclosure Schedule 4.16, and excluding transactions entered into in the ordinary course of business between the Company and its Subsidiary, neither the Company nor any Company Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of the Company or any Company Affiliate.  All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Regulation O of the FRB).  No loan or credit accommodation to any Affiliate of the Company or any Company Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  Neither the Company nor any Company Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by the Company is inappropriate.

4.17.          Deposits.
Except as set forth in Company Disclosure Schedule 4.17, as of the date of this Agreement, none of the deposits of the Company Bank is a "brokered deposit" as defined in 12 C.F.R. Section 337.6(a)(2).
4.18.          Required Vote.
The affirmative vote by the holders of two-thirds (2/3) of the outstanding shares of Company Common Stock at the Company Shareholders' Meeting is required to approve and adopt this Agreement and the Merger under the Company's articles of incorporation and applicable law.
4.19.          Risk Management Instruments.
All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the Company's own account, or for the account of one or more of the Company's Subsidiaries or their customers (all of which are set forth in Company Disclosure Schedule 4.19), were entered into in the ordinary course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisors) and to bear the risks of such transactions; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect.  Neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any respect and there are no allegations or assertions of such by any party thereunder.
4.20.          Intellectual Property.
The Company and each Company Subsidiary (a) owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their respective terms) to use any and all patents, copyrights, trade secrets, trade names, service marks and trademarks (all of which are set forth in Company Disclosure Schedule 4.20), and (b) is a party to valid and binding licenses for any software, which are required for the Company and each Company Subsidiary to conduct their respective businesses as currently conducted.  Neither the Company nor any Company Subsidiary has received any notice or has any Knowledge of any actual or threatened conflict with respect to any patents, copyrights, trade secrets, trade names, service marks, trademarks, or licensed software used by the Company or any Company Subsidiary in their respective businesses as currently conducted.  The Company and each Company Subsidiary has performed all of the obligations required to be performed as of the date of this Agreement, and is not in default in any material respect, under any license, contract, agreement, arrangement or commitment relating to any of the foregoing.  Neither the Company nor any Company Subsidiary has received any charge, complaint, claim, demand or notice alleging that it has infringed upon, diluted, misappropriated or otherwise violated any intellectual property owned or controlled by any third party, and, to the Knowledge of the Company, no third party has infringed, diluted, misappropriated or otherwise violated any intellectual property rights of the Company or any Company Subsidiary.  The Company and each Company Subsidiary (a) owns or possesses confidential information, including, but not limited to, customer lists and customer data, (b) has taken reasonable steps to protect such confidential information from unintended disclosure, and (c) represents and warrants that, to its Knowledge, such confidential information has not been disclosed to any third parties other than their Affiliates, third parties with which they have contractual nondisclosure agreements or Parent and its Affiliates.
4.21.          Labor Matters.
There are no labor or collective bargaining agreements to which the Company or any Company Subsidiary is a party.  There is no union organizing effort pending or to the Knowledge of the Company, threatened against the Company or any Company Subsidiary.  There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary (other than routine employee grievances that are not related to union employees).  The Company and each Company Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including but not limited to the Fair Labor Standards Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Immigration and Nationality Act, and the National Labor Relations Act, and are not engaged in any unfair labor practice.  The Company and each Company Subsidiary represents that they have not made any commitments to others inconsistent with or in derogation of any of the foregoing.  Except as set forth in Company Disclosure Schedule 4.21, there are no pending or, to the Knowledge of the Company, threatened claims or suits against the Company or any Company Subsidiary, or for which any of them might be legally responsible, under any labor or employment law or brought or made by a current or former employee or applicant.  Neither the Company nor any Company Subsidiary is delinquent in any material respect in payments to any of its current or former officers, directors, managers, members, partners, employees or independent contractors for any wages, salaries, commissions, bonuses, benefits, expenses, or other compensation for any services performed or amounts required to be reimbursed, or has, to its Knowledge, any liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

4.22.          Company Information Supplied.
4.22.1.          The information relating to the Company and any Company Subsidiary to be contained in the Offering Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
4.22.2.          The information supplied by the Company and any Company Subsidiary for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.
4.23.          Investment Securities and Commodities
4.23.1.          The Company and all Company Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any liens and encumbrances, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or Company Subsidiaries.  Such securities and commodities are valued on the books of the Company in accordance with GAAP.
4.23.2.          The Company and all Company Subsidiaries and their respective businesses employ, and have acted in compliance in all material respects with, investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of such businesses.  The Company has previously made available to Parent in writing its material policies, practices and procedures.
4.24.          Trust Accounts.
The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  None of the Company, any Company Subsidiary, or any of their respective directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

4.25.          Registration Obligations.
Neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.
4.26.          Subordinated Debentures; Trust Preferred Securities.
(a)          No "Extension Period" (as such term is defined in the Indenture, dated as of November 7, 2006 between the Company and Wilmington Trust Company, as trustee (the "Indenture")), is currently in effect and all amounts due and payable on the Company's Floating Rate Junior Subordinated Deferrable Interest Debentures, due December 15, 2036 authenticated and issued pursuant to the Indenture (the "Subordinated Debentures") and all securities issued by Trust I pursuant to the Amended and Restated Declaration of Trust of Trust I, dated as of November 7, 2006 (the "Declaration of Trust") (the "Trust Preferred Securities") have been paid and will continue to be paid on a current basis as they accrue.
(b)          There is no material default or event of default under, or other breach or violation of, the Indenture, the Declaration of Trust or the Guarantee (as defined in the Declaration of Trust, the "Guarantee") that has occurred and is continuing as of the date hereof.  Further, subject to the execution of a supplemental indenture and the delivery of such other certificates, agreements and opinions as are required under and in accordance with the terms of the Indenture, neither the execution, delivery and performance of this Agreement by the Company and its Subsidiaries, nor the consummation of the Merger, the Bank Merger or any of the other transactions contemplated hereby, will cause a default or event of default under, or other breach or violation of, the Indenture, the Declaration of Trust or the Guarantee.
4.27.          Fairness Opinion.
The board of directors of the Company has received an oral opinion and within five business days after the date of this Agreement, a written opinion, from Southard Financial to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.
4.28          No Other Representations or Warranties.
4.28.1.          Except for the representations and warranties made by the Company in this Article IV, as qualified and limited by the disclosures contained in the Company Disclosure Schedules, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.

4.28.2.          The Company acknowledges and agrees that neither Parent nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article V, as qualified and limited by the Parent Disclosure Schedules.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT
Subject to the disclosures set forth in Parent Disclosure Schedules delivered by Parent to the Company prior to the execution of this Agreement (which schedules set forth, among other things, facts, circumstances and events the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties contained in this Article V, or to one or more of Parent's covenants contained in Article VII (and making specific reference to the Section of this Agreement to which they relate); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in Parent Disclosure Schedules as an exception to a Parent MAE Rep shall not be deemed an admission by Parent that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect and (iii) disclosure in any paragraph of Parent Disclosure Schedules shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of Parent Disclosure Schedules or another Section of this Agreement), Parent represents and warrants to the Company as follows:

5.1.          Organization.
5.1.1.          Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, and is duly registered as a savings and loan holding company under the HOLA.  Parent has the requisite corporate power and authority to carry on its business as now conducted.  Parent is duly licensed or qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification.
5.1.2.          Parent Bank is a federally chartered savings bank duly organized and validly existing and in good standing under the laws of the United States.  Parent Bank and each other Parent Subsidiary has the requisite corporate power and authority to carry on its business as now conducted.  Parent Bank and each other Parent Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.  The deposits of Parent Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  Parent Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.
5.2.          Capitalization.
5.2.1.          The authorized capital stock of Parent consists of 9,000,000 shares of common stock, $0.01 par value per share, of which as of the date hereof, 1,099,313 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 1,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are outstanding.  Except as provided under the Parent Stock Benefit Plans, neither Parent nor any Parent Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Parent Common Stock, or any other security of Parent or any securities representing the right to vote, purchase or otherwise receive any shares of Parent Common Stock or any other security of Parent or any Parent Subsidiary, or pursuant to which Parent or any Parent Subsidiary is or could be required to register shares of Parent capital stock or other securities under the Securities Act.
5.2.2.          Parent owns all of the capital stock of Parent Bank free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  Except for Parent Subsidiaries, Parent does not possess, directly or indirectly, any equity interest in any corporate entity, except for equity interests held in the investment portfolios of Parent Subsidiaries, equity interests held by Parent Subsidiaries in a fiduciary capacity, stock held in the Federal Reserve Bank of Dallas and equity interests held in connection with the lending activities of Parent Subsidiaries, including stock in the FHLB.  Either Parent or Parent Bank, directly or indirectly, owns all of the outstanding shares of capital stock of or all equity interests in each Parent Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.
5.3.          Authority; No Violation.
5.3.1.          Parent has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of this Agreement and the issuance of shares of Parent Common Stock in the Merger by the requisite vote of Parent's shareholders, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Parent, and except for the approval by Parent's shareholders of the adoption of this Agreement and the issuance shares of Parent Common Stock in the Merger by the requisite vote of Parent's shareholders and the approval and adoption of the Bank Merger Agreement by Parent as the sole shareholder of Parent Bank, no other corporate proceedings on the part of Parent are necessary to consummate the transactions contemplated hereby, including the Merger.  This Agreement has been duly and validly executed and delivered by Parent, and subject to due and valid execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

5.3.2.          Subject to receipt of Regulatory Approvals and the Company's and Parent's compliance with any conditions contained therein and the receipt of the requisite approval of the shareholders of Parent, (a) the execution and delivery of this Agreement by Parent, (b) the consummation of the transactions contemplated hereby, and (c) compliance by Parent with any of the terms or provisions hereof does not and will not (i) conflict with or result in a breach of any provision of the articles of incorporation, certificate of formation, limited liability company agreement, bylaws or other similar organizational or governing document of Parent or any Parent Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any Parent Subsidiary or any of their respective properties or assets; (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Parent or any Parent Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected; or (iv) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by Parent or any Parent Subsidiary.
5.3.3.          The Parent's Board of Directors has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Parent and its shareholders and except for the approval of this Agreement and the issuance of additional shares of Parent Common Stock in the Merger by the vote of a majority of the outstanding shares of Parent Common Stock at a meeting of Parent's shareholders, no other proceedings on the part of Parent are necessary to consummate the transactions contemplated hereby.
5.4.          Consents.
Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing with the SEC of the Offering Statement and the obtaining from the SEC of such orders as may be required in connection therewith, (c) the filing with the SEC by Parent of a definitive Joint Proxy Statement-Offering Circular and the declaration of qualification of the Offering Statement by the SEC, (d) the filing of the Articles of Merger with the Louisiana Secretary of State and the Arkansas Secretary of State and (e) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, other than the receipt of the requisite approvals of the shareholders of each of Parent and the Company, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (i) the execution and delivery of this Agreement by Parent, and (ii) the completion of the Merger by Parent and the other transactions contemplated by this Agreement.  Parent has no Knowledge of any fact or circumstance pertaining to Parent that would cause it to reasonably believe that any Regulatory Approvals or other required consents or approvals will not be received.
5.5.          Financial Statements.
5.5.1.          Parent has previously made available to the Company the Parent Financial Statements.  The Parent Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects the consolidated financial position, results of operations and cash flows of Parent and the Parent Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in conformity with GAAP during the periods involved, except as indicated in the notes thereto.

5.5.2.          At the date of each balance sheet included in the Parent Financial Statements, Parent did not have any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Parent Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.  The Parent Financial Statements reflect only actual transactions and all other books and records of Parent and the Parent Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.
5.5.3.          The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.5.3.  Parent (a) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, and (b) has disclosed, based on its most recent evaluation prior to the date hereof, to the Parent's outside auditors and the audit committee of Parent's Board of Directors (the "Parent Audit Committee") (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting.  These disclosures (if any) were made in writing to Parent's auditors and the Parent Audit Committee and a copy has previously been made available to the Company.
5.5.4.          Since December 31, 2015, (a) neither Parent nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in illegal accounting or auditing practices, and (b) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a violation of Securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent.
5.6.          Taxes.
5.6.1.          Parent and the Parent Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a).  Parent and each Parent Subsidiary has timely and duly filed all Tax Returns required to be filed by or with respect to Parent and each Parent Subsidiary, either separately or as a member of a group of corporations, on or prior to the date hereof and will timely and duly file all Tax Returns required to be filed by or with respect to Parent and each Parent Subsidiary, either separately or as a member of a group of corporations, on or prior to the Closing Date, taking into account any extensions (all such Tax Returns being accurate and correct in all material respects) and has duly paid or made provisions that are adequate for the payment of all Taxes which have been incurred by or are due or claimed to be due from Parent and any Parent Subsidiary by any Taxing Authority or pursuant to any written Tax sharing agreement on or prior to the date hereof other than Taxes or other charges which (a) are not delinquent, (b) are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Parent Financial Statements, or (c) have not yet been fully determined.  As of the date of this Agreement, Parent has received no written notice of, and there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of Parent or any Parent Subsidiary, and no written claim has been made by any Taxing Authority in a jurisdiction where Parent or any Parent Subsidiary does not file Tax Returns that Parent or any Parent Subsidiary is subject to Tax in that jurisdiction.  Parent and the Parent Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.  Parent and each Parent Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Parent and each Parent Subsidiary has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.  The United States federal and state income Tax Returns of the Parent and each Parent Subsidiary subject to such Taxes have been audited by the IRS or relevant state Tax Authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2012.

5.6.2.          The unpaid Taxes of Parent and the Parent Subsidiaries (a) do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the balance sheet of the Parent Financial Statements and (b) will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practice of the Parent in filing its Tax Returns.
5.6.3.          Parent and each Parent Subsidiary has not disposed of property in a transaction presently being accounted for under the installment method under Section 453 of the Code.  No excess loss account exists with respect to any Parent Subsidiary.  Parent and each Parent Subsidiary is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting and Parent has no Knowledge that the IRS has proposed such adjustment in accounting method.  There are no rulings, requests for rulings, or closing agreements with any Taxing Authority specifically requested or entered into by Parent or a Parent Subsidiary, which could affect their respective Taxes for any period after the Closing.  All transactions that could give rise to an understatement of federal income Tax (within the meaning of Sections 6662 and 6662A of the Code) with respect to Parent and each Parent Subsidiary were adequately disclosed on Tax Returns to the extent required under the Code.  There are no liens for Taxes upon any property or assets of Parent and each Parent Subsidiary except for liens for current Taxes, assessments, and other governmental charges not yet due, or which may thereafter be paid without penalty.
5.7.          No Material Adverse Effect.
Parent has not suffered any Material Adverse Effect since December 31, 2017 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Parent.
5.8.          Ownership of Property; Insurance Coverage.
5.8.1.          Parent and each Parent Subsidiary has good and, as to real property, marketable title to all assets and properties owned by Parent or each Parent Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Parent Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Parent Subsidiary acting in a fiduciary capacity, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith, (c) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (d) those described and reflected in the Parent Financial Statements.  Parent and the Parent Subsidiaries, as lessee, have the right under valid and enforceable leases of real and personal properties used by Parent and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.  Neither Parent nor any Parent Subsidiary is in default under any lease for any real or personal property to which either Parent or any Parent Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such a default.
5.8.2.          Parent and each Parent Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations.  Parent and all Parent Subsidiaries maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.  All such insurance is valid and enforceable and in full force and effect, and within the last three years Parent and each Parent Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies.

5.8.3.          All real property owned by Parent or a Parent Subsidiary is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on such real property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted.  There are no pending or, to the Knowledge of Parent, threatened condemnation proceedings against such real property.  Parent and the applicable Parent Subsidiaries are in material compliance with all applicable health and safety related requirements for the owned real property, including those under the Americans with Disabilities Act of 1990 and the Occupational Safety and Health Act of 1970.
5.9.          Legal Proceedings.
Neither Parent nor any Parent Subsidiary is a party to any, and there are no pending or, to the Knowledge of Parent, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (a) against Parent or any Parent Subsidiary, or to which Parent's or any Parent Subsidiary's assets are or may be subject (b) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (c) which could adversely affect the ability of Parent to perform under this Agreement.
5.10.          Compliance With Applicable Law.
5.10.1.          Each of Parent and each Parent Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the LBCA, the HOLA, the National Bank Act, the Federal Deposit Insurance Act, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, the Bank Secrecy Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Parent nor any Parent Subsidiary has received any written notice to the contrary.  The Board of Directors of Parent Bank has adopted and Parent Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.
5.10.2.          Each of Parent and each Parent Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any such permit, license, certificate, order or approval is, to the Knowledge of Parent, threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.
5.10.3.          Since January 1, 2016, neither Parent nor any Parent Subsidiary has received any written notification or any other communication from any Bank Regulator (a) asserting that Parent or any Parent Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (b) threatening to revoke any license, franchise, permit or governmental authorization; (c) requiring or threatening to require Parent or any Parent Subsidiary, or indicating that Parent or any Parent Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit the operations of Parent or any Parent Subsidiary, including without limitation any restriction on the payment of dividends; or (d) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Parent or any Parent Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Parent Regulatory Agreement").  Neither Parent nor any Parent Subsidiary is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulator or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it.  The most recent regulatory rating given to Parent Bank as to compliance with the CRA is satisfactory or better.  There are no unresolved violations, criticisms or exceptions by any Bank Regulator with respect to any Parent Regulatory Agreement.  There is no injunction, order, judgment or decree imposed upon Parent or any Parent Subsidiary or the assets of Parent or any Parent Subsidiary.

5.10.4.          To Parent's Knowledge, none of Parent's or any Parent Subsidiary's officers, directors, managers, members, employees, or partners has at any time made or received any bribe, kickback or other illegal payment or engaged in any other illegal or improper conduct that has led to any fine, penalty, sanction or liability.  Parent has no Knowledge of any actual, possible or proposed disciplinary action by any Governmental Entity against any of Parent's or any Parent Subsidiary's officers, directors, managers, members, partners or employees.
5.11.          Employee Benefit Plans.
5.11.1.          Neither Parent nor any Parent Subsidiary has any commitment to create any additional Parent Compensation and Benefit Plan or to modify, change or renew any existing Parent Compensation and Benefit Plan, except as required to maintain the qualified status thereof.  Parent has made available to the Company true and correct copies of the agreements or other documents establishing and evidencing the Parent Compensation and Benefit Plans.
5.11.2.          Each Parent Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Age Discrimination in Employment Act, COBRA, HIPAA, the ACA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full.  Each Parent Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is in the form of a prototype or volume submitter plan that is the subject of a favorable opinion letter from the IRS on which Parent is entitled to rely, and Parent is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter or opinion letter.  There is no pending or, to the Knowledge of Parent, threatened action, suit or claim relating to any of the Parent Compensation and Benefit Plans (other than routine claims for benefits).  Neither Parent nor any Parent Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Parent Compensation and Benefit Plan that would reasonably be expected to subject Parent or any Parent Subsidiary to a material unpaid Tax or penalty imposed by either Sections 4975, 4980B or 5000 of the Code or Section 502 of ERISA.
5.11.3.          Neither Parent nor any entity with which it is or was ever considered one employer under Section 4001(b)(1) of ERISA or Section 414 of the Code (a "Parent ERISA Affiliate") maintains a plan subject to Title IV of ERISA, or contributes to or is obligated to contribute to a "multiemployer plan," as defined in Section 3(37) of ERISA.  Neither Parent, nor any Parent ERISA Affiliate, nor any Parent Compensation and Benefit Plan, including any Parent Pension Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Parent, any Parent ERISA Affiliate, and any Parent Compensation and Benefit Plan, including any Parent Pension Plan or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a Tax imposed pursuant to Chapter 43 of the Code.
5.11.4.          All contributions required to be accrued under the terms of any Parent Compensation and Benefit Plan have been timely accrued, and all anticipated contributions and funding obligations are accrued on Parent's consolidated financial statements to the extent required by GAAP.  Parent and each Parent Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable Parent Compensation and Benefit Plan for financial reporting purposes as required by GAAP.
5.11.5.          Neither Parent nor any Parent Subsidiary has any obligations to provide retiree health, life insurance, death benefits or disability insurance under any Parent Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.  There has been no communication to employees by Parent or any Parent Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance or disability insurance, or any retiree death benefits.

5.11.6.          Parent and its Subsidiaries do not maintain any Parent Compensation and Benefit Plans covering employees who are not United States residents.
5.11.7.          With respect to each Parent Compensation and Benefit Plan, if applicable, Parent has provided or made available to the Company copies of the (a) trust instruments and insurance contracts; (b)  most recent Forms 5500 filed with the IRS, including all schedules and attachments thereto; (c)  most recent actuarial reports and financial statements; (d) most recent summary plan description; (e) most recent determination letter issued by the IRS; (f) any Form 5310 or Form 5330 filed with the IRS within the last year; and (g) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).
5.11.8.          Neither Parent nor any Parent Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.
5.11.9.          All deferred compensation plans, programs or arrangements of Parent and any Parent Subsidiary are in compliance, both in form and operation, with Section 409A of the Code and all guidance issued thereunder.
5.12.          Environmental Matters.
With respect to Parent and each Parent Subsidiary:
(A)          To Parent's Knowledge, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it  (including, without limitation, in a fiduciary or agency capacity), or on which it holds a lien, results or resulted in a violation of or gives rise to any potential material liability under, any Environmental Laws that is reasonably likely to impose a material liability (including a remediation obligation) upon Parent or any Parent Subsidiary.  No condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Parent or any Parent Subsidiary by reason of any Environmental Laws.  Neither Parent nor any Parent Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Parent or any Parent Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability may be reasonably likely to be imposed upon Parent or any Parent Subsidiary.
(B)          There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Parent's Knowledge, threatened, before any Governmental Entity against Parent or any Parent Subsidiary (a) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (b) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by Parent or any Parent Subsidiary.
5.13.          Brokers, Finders and Financial Advisors.
Neither Parent nor any Parent Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") and the fee payable pursuant thereto.

5.14.          Parent Common Stock.
The shares of Parent Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.
5.15.          Parent Information Supplied.
5.15.1.          The information relating to Parent and any Parent Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
5.15.2.          The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Merger Registration Statement.
5.15.3.          The information supplied by Parent and any Parent Subsidiary for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.
5.16.          Loan Portfolio.
5.16.1.          The allowance for loan losses reflected in the Parent's audited consolidated balance sheet at December 31, 2017, was and the allowance for loan losses shown on the balance sheets in the Parent Financial Statements for periods ending after December 31, 2017 will be, adequate, as of the dates thereof, under GAAP.
5.16.2.          All loans receivable (including discounts) and accrued interest entered on the books of Parent and the Parent Subsidiaries arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of Parent's or the appropriate Parent Subsidiary's respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts), and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto, are valid, true and genuine and are what they purport to be.  To Parent's Knowledge, the loans, discounts and the accrued interest reflected on the books of Parent and the Parent Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity.  With respect to all such loans, Parent or a Parent Subsidiary has good and marketable title, free and clear of any and all encumbrances, liens, pledges, equities, claims, charges, rights of first refusal or similar rights or security interests of any nature encumbering such loan and are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors' rights, which have been perfected.
5.17.          Investment Securities and Commodities.
5.17.1.          Parent and all Parent Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any liens and encumbrances, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Parent or Parent Subsidiaries.  Such securities and commodities are valued on the books of Parent in accordance with GAAP.

5.17.2.          Parent and all Parent Subsidiaries and their respective businesses employ, and have acted in compliance in all material respects with, investment, securities, commodities, risk management and other policies, practices and procedures that Parent believes are prudent and reasonable in the context of such businesses.  Before the date hereof, Parent has made available to the Company in writing its material policies, practices and procedures.
5.18.          Related Party Transactions.
All transactions (including any loan or other credit accommodation) between Parent or any Parent Subsidiary and any Affiliate of Parent or any Parent Affiliate: (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Regulation O of the FRB).  No loan or credit accommodation to any Affiliate of Parent or any Parent Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  Neither Parent nor any Parent Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Parent is inappropriate.
5.19.          Required Vote.
The affirmative vote by the holders of a majority of the outstanding shares of Parent Common Stock at the Parent Shareholders' Meeting is required to approve this Agreement and the issuance of additional shares of Parent Common Stock in the Merger under the Parent's articles of incorporation and applicable law.
5.20.          Risk Management Instruments.
All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Parent's own account, or for the account of one or more of Parent's Subsidiaries or their customers, were entered into in the ordinary course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisors) and to bear the risks of such transactions; and each of them constitutes the valid and legally binding obligation of Parent or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect.  Neither Parent nor any Parent Subsidiary, nor to the Knowledge of Parent any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any respect and there are no allegations or assertions of such by any party thereunder.
5.21.          Intellectual Property.
Parent and each Parent Subsidiary (a) owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their respective terms) to use any and all patents, copyrights, trade secrets, trade names, service marks and trademarks, and (b) is a party to valid and binding licenses for any software, which are required for Parent and each Parent Subsidiary to conduct their respective businesses as currently conducted.  Neither Parent nor any Parent Subsidiary has received any notice or has any Knowledge of any actual or threatened conflict with respect to any patents, copyrights, trade secrets, trade names, service marks, trademarks, or licensed software used by Parent or any Parent Subsidiary in their respective businesses as currently conducted.  Parent and each Parent Subsidiary has performed all of the obligations required to be performed as of the date of this Agreement, and is not in default in any material respect, under any license, contract, agreement, arrangement or commitment relating to any of the foregoing.  Neither Parent nor any Parent Subsidiary has received any charge, complaint, claim, demand or notice alleging that it has infringed upon, diluted, misappropriated or otherwise violated any intellectual property owned or controlled by any third party, and no third party has infringed, diluted, misappropriated or otherwise violated any intellectual property rights of Parent or any Parent Subsidiary.  Parent and each Parent Subsidiary (a) owns or possesses confidential information, including, but not limited to, customer lists and customer data, (b) has taken reasonable steps to protect such confidential information from unintended disclosure, and (c) represents and warrants that, to its Knowledge, such confidential information has not been disclosed to any third parties other than their Affiliates, third parties with which they have contractual nondisclosure agreements or the Company and its Affiliates.

5.22.          Labor Matters.
There are no labor or collective bargaining agreements to which Parent or any Parent Subsidiary is a party.  There is no union organizing effort pending or to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary.  There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary (other than routine employee grievances that are not related to union employees).  Parent and each Parent Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including but not limited to the Fair Labor Standards Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Immigration and Nationality Act, and the National Labor Relations Act, and are not engaged in any unfair labor practice.  Parent and each Parent Subsidiary represents that they have not made any commitments to others inconsistent with or in derogation of any of the foregoing.  There are no pending or, to the Knowledge of Parent, threatened claims or suits against Parent or any Parent Subsidiary, or for which any of them might be legally responsible, under any labor or employment law or brought or made by a current or former employee or applicant.  Neither Parent nor any Parent Subsidiary is delinquent in any material respect in payments to any of its current or former officers, directors, managers, members, partners, employees or independent contractors for any wages, salaries, commissions, bonuses, benefits, expenses, or other compensation for any services performed or amounts required to be reimbursed, or has, to its Knowledge, any liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.
5.23.          No Other Representations or Warranties.
5.23.1.          Except for the representations and warranties made by Parent in this Article V, as qualified and limited by the disclosures contained in the Parent Disclosure Schedules, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties.
5.23.2.          Parent acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article IV, as qualified and limited by the Company Disclosure Schedules.
ARTICLE VI
COVENANTS OF THE COMPANY
6.1.          Conduct of Business.
6.1.1.          Affirmative Covenants.  During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, required by law or as consented to in writing by Parent, which consent will not be unreasonably withheld, conditioned or delayed, the Company will, and it will cause each Company Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would, or would be reasonably likely to, (a) adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or increase the period of time necessary to obtain such approvals, or (b) adversely affect its ability to perform its covenants and agreements under this Agreement.
6.1.2.          Negative Covenants.  The Company agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in Company Disclosure Schedule 6.1.2, required by law or regulation or any Governmental Entity or consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each Company Subsidiary not to:

(A)          declare or pay any dividends on, or make other distributions in respect of, any of its capital stock except for, with respect to each of the first and second quarters of 2018, a quarterly cash dividend by the Company at a rate not in excess of $0.25 per share of Company Common Stock; provided, however, that in the event the Effective Time shall not have occurred on or prior to the first to occur of (i) the record date for the cash dividend on Parent Common Stock referred to in the second sentence of Section 8.4 or (ii) December 31, 2018, then the Company shall be permitted to pay an additional cash dividend at a rate not in excess of $0.50 per share of Company Common Stock to its shareholders of record as of the earlier of the Closing Date and December 31, 2018;
(B)          (i) repurchase, redeem or otherwise acquire (except for the acquisition of shares in a fiduciary or agency capacity or in connection with debts previously contracted) any shares of the capital stock of the Company or the Company Bank, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, or enter into any agreement with respect to any of the foregoing;
(C)          amend its articles of incorporation, bylaws or other similar governing documents;
(D)          make any capital expenditures other than those which are made in the ordinary course of business or are necessary to maintain existing assets in good repair;
(E)          enter into any new line of business;
(F)          acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;
(G)          take any action or enter into any agreement that would reasonably be expected to jeopardize or materially delay the receipt of any Regulatory Approval required under Section 9.1.3 hereof or take any action that may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article IX not being satisfied, except, in every case, as may be required by applicable law;
(H)          change its methods of accounting in effect at December 31, 2017, except as required by changes in GAAP or regulatory accounting principles as concurred with by the Company's independent public accounting firm, or make any Tax election or enter into any agreement or arrangement with respect to Taxes, or settle or pay any Taxes that are, on the date of this Agreement, in dispute (except to the extent such dispute is finally resolved prior to the Effective Time and, as a result, such disputed Taxes become payable);
(I)          except as required by applicable laws or as required to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any employee benefit plan including any agreement, arrangement, plan or policy between the Company or any Company Subsidiary and one or more of its current or former directors, officers or employees, or (ii) except as required by applicable laws, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Company Compensation and Benefit Plan or agreement as in effect as of the date hereof (including the payment of any bonuses or any voluntary contribution to the Company 401(k) Plan);

(J)          other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its assets, properties or other rights or agreements, provided, however, that in no event shall the Company sell, transfer or dispose of, in whole or in part, any loans held by the Company or the Company Bank regardless of whether such loans are held in portfolio or are designated as held for sale;
(K)          other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, engage in any repurchase transactions or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person or any other corporation or other entity;
(L)          change its existing deposit policy other than changes made in the ordinary course of business consistent with past practice with respect to interest rates paid on deposits; incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice; or accept any brokered deposits;
(M)          sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file any application pertaining to such action with any Bank Regulator;
(N)          except as may be required by applicable law, change any of its loan policies, including credit underwriting criteria, or make any material exceptions thereto;
(O)          purchase or agree to purchase any loans or mortgage loan servicing rights;
(P)          create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for property or services to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound, other than a renewal of an existing material contract, agreement or lease that extends for a period of not more than 45 days following the Effective Time;
(Q)          adopt a plan of liquidation or dissolution or otherwise fail to maintain in good standing its corporate existence;
(R)          hire or appoint any new executive officer or director;
(S)          settle or pay any uninsured claim, action, litigation, arbitration or other proceeding against it;
(T)          fail to conduct a Phase 1 environmental study prior to foreclosing on any parcel of commercial real property;
(U)          acquire, invest in or create any non-agency mortgage-backed or related securities;
(V)          fail to take any action required of it by any Bank Regulator; or
(W)          agree to do any of the foregoing.
6.2.          Current Information and Cooperation.
6.2.1.          Subject to compliance with applicable law, regulation and policy, during the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its representatives to confer with representatives of Parent and report the general status of its ongoing operations at such times as Parent may reasonably request.  The Company will promptly notify Parent of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving the Company or any Company Subsidiary.  Without limiting the foregoing, senior officers of Parent and the Company shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial, credit and operational affairs, and the like, of the Company and its Subsidiaries, subject to relevant provisions of applicable law.

6.2.2.          Parent intends to convert some or all of the Company's information and data onto Parent's information technology systems (the "Data Conversion").  Parent and the Company agree to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion with the goal of effecting the Data Conversion at or as soon as reasonably practicable after the Effective Time.  The Company agrees to cooperate with Parent in preparing for the Data Conversion within the time frame reasonably requested by Parent, including providing reasonable access to data, information systems, and personnel having expertise with the Company's and the Company's Subsidiaries' information and data systems; provided, however, that the Company shall not be required to terminate any third-party service provider arrangements prior to the Effective Time.  In the event that the Company takes, at the request of Parent, any action relative to third parties to facilitate the Data Conversion that results in the imposition of any termination fees or other charges or expenses, Parent shall indemnify the Company for all such fees, charges and expenses, and the costs of reversing the Data Conversion process, if the Merger is not consummated for any reason other than a termination of this Agreement by Parent pursuant to Sections 11.1.2, 11.1.3 or 11.1.7 or a termination of this Agreement by the Company pursuant to Section 11.1.8.
6.2.3.          The Company and the Company Bank shall reasonably cooperate with Parent and Parent Bank in connection with planning for the efficient and orderly combination of the parties and the operation of Parent Bank (including the then former operations of the Company Bank) after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Parent may decide.  Notwithstanding any other provision contained in this Agreement, (i) neither Parent nor Parent Bank shall under any circumstances be permitted to exercise control of the Company or any of its Subsidiaries prior to the Effective Time, (ii) neither the Company nor any of its Subsidiaries shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws or be inconsistent with principles of safety and soundness, and (iii) neither the Company nor any of its Subsidiaries shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger.
6.2.4.          On a monthly basis, using its customary reports, the Company and the Company Bank shall provide Parent with information updated as of the end of such month that includes the following:  (a) a written list of nonperforming assets (the term "nonperforming assets," for purposes of this subsection, means loans that are Troubled Debt Restructurings, loans on nonaccrual or non-performing status, REO, all loans thirty (30) days or more past due as to principal or interest and still accruing, and impaired loans);  (b) a schedule of all loan approvals indicating the loan amount, loan type and other material features of the loan;  and (c) to the extent such information is not already covered by the reports mentioned previously in this section, the following reports: (i) watch list report, (ii) classified asset report, (iii) net charge-offs, (iv) loan loss reserve analysis, (v) individual asset quality write ups of nonperforming assets, and (vi) a pipeline report of pending loan approvals.
6.3.          Access to Properties and Records.
Subject to Section 12.1 hereof, the Company shall permit Parent reasonable access during normal business hours upon reasonable written notice to its properties and those of the Company Subsidiaries, and shall disclose and make available to Parent during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter the Company determines based on the advice of legal counsel should be treated as confidential) and shareholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any Bank Regulator, plans affecting employees, and any other business activities or prospects in which Parent may have a reasonable interest; provided, however, that the Company shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or that is otherwise prohibited by law or contractual agreement.  Parent shall use commercially reasonable efforts to minimize any interference with the Company's regular business operations during any such access to the Company's property, books and records.

6.4.          Financial and Other Statements.
6.4.1.          Promptly upon receipt thereof, the Company will furnish to Parent copies of each annual, interim or special audit of the books of the Company and the Company Subsidiaries made by its independent auditors and copies of all internal control reports submitted to the Company by such auditors in connection with each annual, interim or special audit of the books of the Company and the Company Subsidiaries made by such auditors.
6.4.2.          As soon as reasonably available, the Company will furnish to Parent copies of all documents, statements and reports that it or any Company Subsidiary shall send to its shareholders or, to the extent legally permitted to do so, any Bank Regulator.  As soon as reasonably available after the end of each month, the Company will deliver to Parent a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with GAAP.
6.4.3.          To the extent legally permitted to so, the Company will advise Parent promptly of the receipt of any written communication of any Bank Regulator with respect to the condition or activities of the Company or any of the Company Subsidiaries.
6.4.4.          With reasonable promptness, the Company will furnish to Parent such additional financial data that the Company possesses and as Parent may reasonably request, including without limitation, detailed monthly financial statements (including the general ledger) and loan reports.
6.5.          Maintenance of Insurance.
The Company shall maintain, and cause each Company Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, but in no event shall such coverage be less than coverage by the policies in place as of the date of this Agreement.
6.6.          Disclosure Supplements.
From time to time as necessary, but in any event, as of a date within three Business Days prior to the Effective Time, the Company will supplement or amend the Company Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Company Disclosure Schedule or which is necessary to correct any information in such Company Disclosure Schedule which has been rendered inaccurate thereby.  Notwithstanding the foregoing, the Company shall promptly notify Parent if any representation or warranty of the Company becomes materially inaccurate but in no event more than five (5) Business Days after the Company has Knowledge of such material inaccuracy.  No supplement or amendment to such Company Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.
6.7.          Consents and Approvals of Third Parties.
The Company shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of third parties necessary or desirable for the consummation of the transactions contemplated by this Agreement prior to the Effective Time.
6.8.          Failure to Fulfill Conditions.
In the event that the Company determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Parent.

6.9.          Reasonable Best Efforts.
Subject to the terms and conditions herein provided, the Company agrees to use all commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.10.          No Solicitation.
6.10.1.          From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Subsidiaries and its and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the "Representatives") not to, directly or indirectly, (a) initiate, solicit or knowingly encourage, or take any other action to knowingly facilitate the making of any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (b) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Parent) any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (c)  release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the Company is a party; or (d) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal.  Any violation of the foregoing restrictions by the Company or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company.  The Company and its Subsidiaries shall, and shall cause each of Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
For purposes of this Agreement, "Acquisition Proposal" shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Parent), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.  For purposes of this Agreement, "Acquisition Transaction" shall mean (a) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; (b) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of the Company or any of its Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of the Company and its Subsidiaries on a consolidated basis; (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of the Company or any of its Subsidiaries; (d) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of the Company or any of its Subsidiaries; or (e) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
6.10.2.          Notwithstanding Section 6.10.1, the Company may take any of the actions described in clause (b) of the first paragraph of Section 6.10.1 if, but only if, (a) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.10; (b) the Board of Directors of the Company determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (c) prior to furnishing or affording access to any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, the Company receives from such Person a confidentiality agreement with terms no less favorable to the Company than those contained in the letter agreement, dated as of September 5, 2017, by and between Parent and the Company, and (d) the Board of Directors of the Company determines in good faith, after consultation with and having considered the advice of its outside legal counsel, that the failure to take any such actions would be reasonably likely to violate its fiduciary duties under applicable laws.  The Company shall promptly provide to Parent any non-public information regarding the Company or its Subsidiaries provided to any other Person that was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, "Superior Proposal" shall mean any unsolicited bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Board of Directors of the Company reasonably determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and its financial advisor, (a) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis; (b) would result in a transaction that (i) involves consideration to the holders of the shares of Company Common Stock that is more favorable than the Merger Consideration, considering, among other things, the nature of the consideration being offered, any regulatory approvals or other risks associated with the timing and consummation of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (ii) is, in light of the other terms of such proposal, more favorable to the Company than the Merger and the transactions contemplated by this Agreement; and (c) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.
6.10.3.          The Company shall promptly (and in any event within forty-eight (48) hours) notify Parent in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or any Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications)) unless (a) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (b) disclosure of such materials jeopardizes the attorney-client privilege or (c) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree.  The Company agrees that it shall keep Parent informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
6.10.4.          Neither the Board of Directors of the Company nor any committee thereof shall (a) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Parent in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation (as defined in Section 8.1.1), or make any statement, filing or release, in connection with the Company Shareholders' Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); or (b) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal.
6.10.5.          Notwithstanding Section 6.10.4, prior to the date of Company Shareholders' Meeting, the Board of Directors of the Company may approve or recommend to the shareholders of the Company a Superior Proposal and withdraw, qualify or modify the Company Recommendation in connection therewith (a "Company Subsequent Determination") after the third (3rd) Business Day following Parent's receipt of a notice from the Company advising Parent that the Board of Directors of the Company, after receiving the advice of its outside legal counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, such Board of Directors may submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement-Offering Circular or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors may not take any actions under this sentence unless (i) it gives Parent at least three (3) Business Days' prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of the Company in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors takes into account any amendment or modification to this Agreement proposed by Parent (provided, however, that Parent shall not be obligated to propose any such adjustments, modifications to the terms and condition of this Agreement) and after receiving the advice of its outside legal counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement.  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.10.5 and will require a new notice period as referred to in this Section 6.10.5.  Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Recommendation or the making of a Company Subsequent Determination by the Board of Directors of the Company shall not change the approval of the Board of Directors of the Company for purposes of causing any applicable federal or state anti-takeover laws or regulations to be inapplicable to this Agreement and the transactions contemplated hereby, including the Merger.

6.10.6.          Nothing contained in Section 6.10 shall prohibit the Company or the Board of Directors of the Company from complying with the Company's obligations under Rules 14d-9 and 14e-2(a) (as if such rules were applicable to the Company) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Company Recommendation unless the Board of Directors of the Company reaffirms the Company's Recommendation in such disclosure.
6.11.          Merger-Related Costs.
The Company agrees to consult with Parent with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications); provided, however, that neither Parent nor Parent Bank shall under any circumstance be permitted to exercise control of the Company, the Company Bank or any other Company Subsidiaries prior to the Effective Time.  Parent and the Company shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as Parent shall reasonably request and which are not inconsistent with GAAP; provided, that no such actions shall be effected (i) until Parent shall have irrevocably certified to the Company that all conditions set forth in Article IX to the obligation of Parent to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived and (ii) more than five (5) Business Days prior to the Closing Date.

6.12.          401(k) Plan; Other Benefit Plans.
6.12.1.          The Company shall take all necessary action to cause the Company to terminate its employee savings and retirement plan (the "Company 401(k) Plan") and to withdraw from such plan effective no later than the day immediately prior to the Effective Time (the "Plan Withdrawal Date").  The accounts of all participants and beneficiaries in the Company 401(k) Plan shall become fully vested as of the Plan Withdrawal Date.  As soon as practicable after the Plan Withdrawal Date, the account balances in the Company 401(k) Plan shall be distributed as a participant or beneficiary may direct, consistent with applicable laws and regulations.  Any Continuing Employee who elects to participate in the Parent's 401(k) Plan and who remains employed by Parent or any Parent Subsidiary at the time his or her account balance in the Company 401(k) Plan is distributed may elect to have such account balance rolled over into Parent's 401(k) Plan, provided that no outstanding loans under the Company 401(k) Plan may be rolled over into Parent's 401(k) Plan.  The Company shall, or shall direct the fiduciaries of the Company 401(k) Plan to (to the extent permitted by law), provide Parent and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of the Company 401(k) Plan at least five (5) Business Days before such document is adopted or distributed, and no such document shall be adopted or distributed without Parent's approval (not to be unreasonably withheld, conditioned or delayed).  Prior to the Closing Date, the Company shall provide Parent with the final documentation evidencing that the actions contemplated herein have been effectuated.
6.12.2.          To the extent requested by Parent prior to the Closing Date, the Company and the Company Subsidiaries shall cooperate in good faith with Parent to amend, freeze, terminate or modify any Company Compensation and Benefit Plan not covered elsewhere in this Section 6.12 in accordance with the terms of such plan or agreement, to be effective as of or immediately prior to the Effective Time (or at such different time mutually agreed to by the parties), except that the winding up of any such plan or agreement may be completed following the Effective Time.  The Company shall provide Parent and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the foregoing at least five (5) Business Days before such document is adopted or distributed, and no such document shall be adopted or distributed without Parent's approval (not to be unreasonably withheld, conditioned or delayed).  Prior to the Closing Date, the Company shall provide Parent with the final documentation evidencing that the actions contemplated herein have been effectuated.

6.13.          Anti-takeover Provisions.
The Company and the Company Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt the Company, the Merger, the Agreement and the transactions contemplated hereby from any provisions of an anti-takeover nature contained in the Company's or its Subsidiaries' organizational documents, and the provisions of any applicable federal or state anti-takeover laws and regulations.
6.14.          Shareholder Litigation.
The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors (subject to any considerations regarding attorney-client privilege), and no settlement shall be agreed to without Parent's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.15.          Paid Time-Off.
Concurrently with the Closing, the Company shall pay to each of its employees an amount equal in value to each respective employee's accrued but unused paid time-off account (as maintained pursuant to the paid time-off policy in the Company Bank's Personnel Policy Manual ("PTO Account") as of the Closing Date, provided that the Company has previously provided Parent with a schedule of such proposed payments set forth on a reasonably detailed basis and in a manner consistent with the preparation of Company Disclosure Schedule 4.12.11.  Such payments shall be made subject to any required withholding for Taxes.
6.16.          Trust Accounts.
On or prior to the Closing Date, the Company shall transfer all of its managed assets held in trust accounts to another qualified institution on such terms and conditions which are deemed mutually acceptable to Parent and the Company.

6.17.          Supplemental Indenture.
Prior to the Effective Time, the Company shall take all actions necessary to enter into a supplemental indenture with the trustee of the Indenture for the Subordinated Debentures to evidence the succession of Parent as of the Effective Time.  The form of the supplemental indenture shall be reasonably acceptable to Parent, and, pursuant to such supplemental indenture, Parent will agree to assume the covenants, agreements and obligations of the Company under the Indenture.
ARTICLE VII
COVENANTS OF PARENT
7.1.          Conduct of Business.
During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, required by law or as consented to in writing by the Company, which consent will not be unreasonably withheld, conditioned or delayed, Parent will, and it will cause each Parent Subsidiary to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would, or would be reasonably likely to: (a) adversely affect the ability of the parties to obtain the Regulatory Approvals or other approvals of Governmental Entities required for the transaction contemplated hereby, or increase the period of time necessary to obtain such approvals; (b) adversely affect its ability to perform its covenants and agreements under this Agreement; or (c) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

7.2.          Current Information.
During the period from the date of this Agreement to the Effective Time as necessary, Parent will cause one or more of its representatives to confer with representatives of the Company and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as the Company may reasonably request.  Parent will promptly notify the Company, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or increase the period of time necessary to obtain such approvals; or the institution of material litigation involving Parent and any Parent Subsidiary.
7.3.          Financial and Other Statements.
7.3.1.
Promptly upon receipt thereof, Parent will furnish to the Company copies of each annual, interim or special audit of the books of Parent and the Parent Subsidiaries made by its independent auditors and copies of all internal control reports submitted to Parent by such auditors in connection with each annual, interim or special audit of the books of Parent and the Parent Subsidiaries made by such auditors.

7.3.2.
 As soon as reasonably available, Parent will furnish to the Company copies of all documents, statements and reports that it or any Parent Subsidiary shall send to its shareholders or, to the extent legally permitted to do so, any Bank Regulator.  As soon as reasonably available after the end of each month, Parent will deliver to the Company a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with GAAP.

7.3.3.
To the extent legally permitted to so, Parent will advise the Company promptly of the receipt of any written communication of any Bank Regulator with respect to the condition or activities of Parent or any of the Parent Subsidiaries.

7.3.4.
With reasonable promptness, Parent will furnish to the Company such additional financial data that Parent possesses, and as Parent may reasonably request, including without limitation, detailed monthly financial statements (including the general ledger) and loan reports.

7.4.          Disclosure Supplements.
From time to time prior to the Effective Time as necessary, Parent will supplement or amend the Parent Disclosure Schedules delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Parent Disclosure Schedule or which is necessary to correct any information in such Parent Disclosure Schedule which has been rendered inaccurate thereby.  Notwithstanding the foregoing, Parent shall promptly notify the Company if any representation or warranty of Parent becomes materially inaccurate but in no event more than five (5) Business Days after Parent has Knowledge of such material inaccuracy.  No supplement or amendment to such Parent Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.
7.5.          Consents and Approvals of Third Parties.
Parent shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of third parties, necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.6.          Reasonable Best Efforts.
Subject to the terms and conditions herein provided, Parent agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.
7.7.          Failure to Fulfill Conditions.
In the event that Parent determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify the Company.
7.8.          Employee Benefits.
7.8.1.          Prior to the Effective Time, Parent shall take all reasonable action so that employees of the Company and its Subsidiaries who become employees of Parent or a Parent Subsidiary ("Continuing Employees") shall be entitled to participate, effective as soon as administratively practicable following the Effective Time, in each of the Parent Compensation and Benefit Plans to the same extent as similarly-situated employees of Parent and its Subsidiaries (it being understood that inclusion of the employees of the Company and its Subsidiaries in the Parent Compensation and Benefit Plans may occur at different times with respect to different plans and that any grants to any Continuing Employee under any Parent Stock Benefit Plan shall be at the discretion of Parent).  Notwithstanding the foregoing, Parent may determine to continue any of the employee benefit plans, programs or arrangements of the Company or any of its Subsidiaries for Continuing Employees in lieu of offering participation in the Parent Compensation and Benefit Plans providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of such benefit plans, or to merge any such benefit plans with the corresponding Parent Compensation and Benefit Plans, provided the result is the provision of benefits to Continuing Employees that are substantially similar to the benefits provided to the employees of Parent and its Subsidiaries generally.  Should Parent notify the Company in advance of the Effective Time that it wishes the Company or any Company Subsidiary to terminate any Company Compensation and Benefit Plan prior to the Effective Time, the Company shall take all steps necessary to comply with such request prior to the Effective Time; provided that the Company shall have no obligation to terminate any such plan unless and until Parent shall have provided notice to the Company that all conditions set forth in Article IX to the obligation of Parent to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived.  Parent shall cause each Parent Compensation and Benefit Plan in which Continuing Employees are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for the accrual of benefits, except as specifically set forth herein) under the Parent Compensation and Benefit Plans, the service of such Continuing Employees with the Company and its Subsidiaries or any predecessor thereto prior to the Effective Time; provided, however, that (i) credit for benefit accrual purposes shall be given for purposes of Parent paid time-off policy; (ii) as of and during the six-month period following the Effective Time, the severance rights of Continuing Employees shall be governed solely by Section 7.8.4 below; and (iii) such prior service shall not be recognized to the extent that such recognition would result in a duplication of benefits. This Agreement shall not be construed to limit the ability of Parent or Parent Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.
7.8.2.          Parent shall honor the terms of all Company Compensation and Benefit Plans set forth in Company Disclosure Schedule 4.12.1 and specifically identified on such schedule as being subject to honor by Parent. Parent Disclosure Schedule 7.8.2 sets forth the terms on which Parent will administer the Company Bank 2018 Incentive Plans set forth in Company Disclosure Schedule 4.12.1.
7.8.3.          In the event of any termination of any medical, dental, health or disability plan (collectively, "health plans") of the Company and its Subsidiaries or the consolidation of any such health plans with a corresponding health plan of Parent and its Subsidiaries, Parent shall make available to Continuing Employees and their dependents employer-provided coverage under the corresponding health plans of Parent and its Subsidiaries on the same basis as it provides coverage to employees of Parent and its Subsidiaries, provided that Parent shall cause each such plan to (a) waive any pre-existing condition restrictions or limitations to the extent such conditions are covered under the applicable health plans of the Company and its Subsidiaries, (b) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their dependents under the health plans of the Company and its Subsidiaries during the portion of the plan year prior to participation in the corresponding health plan of Parent and its Subsidiaries, and (c) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the Continuing Employees and their dependents on or after the Effective Time, in each case to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous health plan of the Company or its Subsidiaries prior to the Effective Time.  Unless a Continuing Employee affirmatively terminates coverage under a health plan of the Company and its Subsidiaries prior to the time that such Continuing Employee becomes eligible to participate in the corresponding health plan of Parent and its Subsidiaries, no coverage of any of the Continuing Employees or their dependents shall terminate under any health plan of the Company and its Subsidiaries prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Parent and its Subsidiaries and their dependents.  In the event of a termination or consolidation of any health plan of the Company and its Subsidiaries, terminated employees of the Company and its Subsidiaries and qualified beneficiaries will have the right to continued coverage under group health plans of Parent and its Subsidiaries in accordance with COBRA.

7.8.4.         Any Continuing Employee whose employment is terminated by Parent or any Parent Subsidiary (other than for cause) during the six (6) month period following the Effective Time shall be entitled to receive severance pay in an amount equal to two weeks of such employee's base salary for each year of credited service, subject to the minimum payment hereunder to be equal to two weeks of base salary and the maximum payment hereunder being limited to a payment of twenty-six (26) weeks of base salary; provided, however, that such terminated employee enters into a release of claims against Parent, the Surviving Corporation, the Company and their Subsidiaries and affiliates in the form provided by Parent.  Subject to the execution, return and non-revocation of the release, the severance shall be paid in a lump sum payment in the later of (a) the regularly scheduled payroll cycle that immediately follows the regular payroll cycle in which the termination of employment occurred, or (b) the regularly scheduled payroll period in which the right to revoke the release expires without the employee having revoked the release.  For purposes of this Section 7.8.4, "cause" shall mean termination because of the employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule, or regulation (other than traffic violations or similar violations not material in nature), "base salary" shall mean an employee's annual salary or annual compensation computed on an hourly basis, excluding bonuses, commissions, perquisites, benefits or similar payments, and "year of credited service" shall mean each full 12-month period of service from the date of hire.
7.9.          Directors and Officers Indemnification and Insurance.
7.9.1.          From and after the Effective Time, Parent shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of the Company or a Company Subsidiary (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Parent, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or a Company Subsidiary or served at the request of such party as a director, officer, employee, trustee, manager or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by the Company under the ABCA and under the Company's articles of incorporation and bylaws or equivalent governing documents of any Company Subsidiary, as applicable, in each case as in effect on the date hereof.  Parent shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by the Company under the ABCA and under the Company's articles of incorporation and bylaws upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below.  Any Indemnified Party wishing to claim indemnification under this Section 7.9.1 upon learning of any Claim, shall notify Parent (but the failure so to notify Parent shall not relieve it from any liability which it may have under this Section 7.9.1, except to the extent such failure materially prejudices Parent) and shall deliver to Parent the undertaking referred to in the previous sentence.  Without limiting the foregoing, in any case in which approval by Parent, one of its Subsidiaries or the board of directors thereof is required to effect any indemnification, at the election of the Indemnified Party, the determination of any such approval shall be made by a majority of the independent directors then in office or, if no such directors are then in office, by independent counsel mutually agreed upon between Parent and the Indemnified Party.  Nothing contained in Section 7.9 or any other provision of this Agreement shall limit any right to indemnification which any current or former director, officer, employee or agent of the Company may have under applicable law or regulation or Company's articles of incorporation, bylaws or the equivalent documents of any Subsidiary of the Company, as applicable, in each case as in effect on the date hereof, which Parent agrees to honor in accordance with their terms.

7.9.2.          In the event that either Parent or any of its successors or assigns (a) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.9.
7.9.3.          Parent shall maintain, or shall cause Parent Bank to maintain, in effect for six (6) years following the Effective Time, the current directors' and officers' liability insurance policies covering the officers and directors of the Company (provided, that Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall Parent be required to expend per year pursuant to this Section 7.9.3 more than one hundred fifty percent (150%) of the annual cost currently expended by the Company with respect to such insurance (the "Maximum Amount"); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent shall use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for a premium equal to the Maximum Amount.  In connection with the foregoing, the Company agrees in order for Parent to fulfill its agreement to provide directors' and officers' liability insurance policies for six (6) years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.
7.9.4.          The obligations of Parent provided under this Section 7.9 are intended to be enforceable against Parent directly by the Indemnified Parties and their respective heirs and representatives and shall be binding on all respective successors and permitted assigns of Parent.
7.10.          Stock Reserve; Stock Issuance.
Parent agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full (a) to reserve a sufficient number of shares of Parent Common Stock to fulfill its obligations under this Agreement and (b) other than the exercise of outstanding options in accordance with their terms, not to issue shares of Parent Common Stock except against receipt of fair market value consideration for such shares, unless there is an adjustment of the Exchange Ratio pursuant to Section 3.1.5.
7.11.          Adverse Actions.
Neither Parent nor any Parent Subsidiary shall: (a) take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article IX not being satisfied, (iii) a material violation of any provision of this Agreement, or (iv) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.
7.12.          Parent Board of Directors.
Parent shall take all action necessary to cause its board of directors to be increased by three members, effective as of the Effective Time, and to elect three of the Company's current directors (as selected by Parent and subject to Parent's normal policies and procedures for director nominations) (the "Company Appointees") to the Board of Directors of Parent, effective as of the Effective Time.  The Company Appointees shall serve not less than for a three-year period following the Closing Date, unless such person earlier resigns, dies or is removed for cause in accordance with the articles of incorporation or bylaws of Parent.

7.13.          Arkansas Advisory Board.
Parent Bank shall, effective as of the Effective Time, establish an Arkansas Advisory Board of the Parent Bank ("Arkansas Advisory Board"), the function of which shall be to advise Parent Bank with respect to deposit and lending activities in the Parent Bank's Arkansas market area and to maintain and develop customer relationships.  The members of the Arkansas Advisory Board shall consist of certain directors of the Company and the Company Bank, other than Company Appointees, as of the date immediately prior to the Closing Date, as selected by the Parent Bank's Chief Executive Officer.  Members of the Arkansas Advisory Board shall be appointed for a term of two years, will be expected to meet on a monthly basis and will be paid a fee of $300 per meeting attended.

7.14.	Access to Properties and Records.
Subject to Section 12.1 hereof, for the purposes of verifying the representations and warranties of Parent and Parent Subsidiaries under this Agreement and compliance with their respective covenants and obligations hereunder, Parent shall permit the Company reasonable access during normal business hours upon reasonable written notice to its properties and those of the Parent Subsidiaries, and shall disclose and make available to the Company during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter Parent determines based on the advice of legal counsel should be treated as confidential) and shareholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any Bank Regulator, plans affecting employees, and any other business activities or prospects in which the Company may have a reasonable interest; provided, however, that the Parent shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person, would result in the waiver by it of the privilege protecting communications between it and any of its counsel, or is otherwise prohibited by law or contractual agreement.  The Company shall use commercially reasonable efforts to minimize any interference with the Parent's regular business operations during any such access to the Parent's property, books and records.
ARTICLE VIII
REGULATORY AND OTHER MATTERS
8.1.          Shareholder Meetings.
8.1.1.          The Company will (a) as promptly as practicable after the Offering Statement is qualified by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders' Meeting"), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in the Company's or Parent's reasonable judgment, necessary or desirable, and (b) subject to Section 6.10, have its Board of Directors recommend approval of this Agreement to the Company shareholders (the "Company Recommendation").  Subject to Section 6.10.5, the Board of Directors of the Company shall use its commercially reasonable best efforts to obtain from the shareholders of the Company the required vote to approve the Merger, including by communicating to its shareholders its recommendation (and including such recommendation in the Joint Proxy Statement-Offering Circular) that they adopt and approve this Agreement and the transactions contemplated hereby.  Upon Parent's request, the Company shall utilize the services of a professional proxy soliciting firm acceptable to Parent to help obtain the shareholder vote required to be obtained by the Company hereunder.  Except with the prior approval of Parent, no other matters shall be submitted for approval of the Company shareholders at the Company Shareholders' Meeting.
8.1.2.          Parent will (a) as promptly as practicable after the Offering Statement is qualified by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Parent Shareholders' Meeting"), for the purpose of considering this Agreement and the issuance of additional shares of Parent Common Stock in the Merger, and for such other purposes as may be, in Parent's reasonable judgment, necessary or desirable, and (b) have its Board of Directors recommend approval to the Parent's shareholders of this Agreement  and the issuance of additional shares of Parent Common Stock in the Merger.

8.1.3.          Parent or the Company shall adjourn or postpone the Parent Shareholders' Meeting or Company Shareholders' Meeting, as applicable, if, as of the time for which such meeting is originally scheduled there are insufficient shares of such entity's capital stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Parent or the Company, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the vote required to approve this Agreement and the transactions contemplated hereby; provided, however, that no more than one adjournment for a period of not more than 30 days shall be required hereby.  Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Shareholders' Meeting and Parent Shareholders' Meeting shall be convened for the purposes set forth in this Section 8.1, and nothing contained herein shall be deemed to relieve the Company or Parent of such obligation.
8.2.          Joint Proxy Statement-Offering Circular.
8.2.1.          For the purposes (x) of qualifying Parent Common Stock to be offered to holders of Company Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the Company Shareholders' Meeting and the Parent Shareholders' Meeting, Parent shall draft and prepare, and the Company shall cooperate in the preparation of, the Offering Statement, including a joint proxy statement of the Company and Parent, and an offering circular satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement and offering circular  in the form included in the Offering Circular together with any and all amendments or supplements thereto, being herein referred to as the "Joint Proxy Statement-Offering Circular").  Parent shall file the Offering Statement, including the Joint Proxy Statement-Offering Circular, with the SEC.  Each of Parent and the Company shall use their commercially reasonable efforts to have the Offering Statement declared qualified under the Securities Act as promptly as practicable after such filing, and each of Parent and the Company shall thereafter promptly mail the Joint Proxy Statement-Offering Circular to their respective shareholders.  Parent shall also use its commercially reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.
8.2.2.          The Company shall provide Parent with any information concerning itself that Parent may reasonably request in connection with the drafting and preparation of the Joint Proxy Statement-Offering Circular, and Parent shall notify the Company promptly of the receipt of any comments of the SEC with respect to the Joint Proxy Statement-Offering Circular and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the Company promptly copies of all correspondence between Parent or any of their representatives and the SEC.  Parent shall give the Company and its counsel reasonable opportunity to review and comment on the Joint Proxy Statement-Offering Circular prior to its being filed with the SEC and shall give the Company and its counsel the reasonable opportunity to review and comment on all amendments and supplements to the Joint Proxy Statement-Offering Circular and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.  Each of Parent and the Company agrees to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Joint Proxy Statement-Offering Circular and all required amendments and supplements thereto to be mailed to the holders of each of Parent Common Stock and Company Common Stock entitled to vote at their respective shareholders' meetings at the earliest practicable time.
8.2.3.          Parent and the Company shall promptly notify the other party if at any time it becomes aware that the Joint Proxy Statement-Offering Circular or the Offering Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, the Company shall cooperate with Parent in the preparation of a supplement or amendment to such Joint Proxy Statement-Offering Circular that corrects such misstatement or omission, and Parent shall file an amended Offering Statement with the SEC, and each party shall mail an amended Joint Proxy Statement-Offering Circular to its respective shareholders.

8.3.          Regulatory Approvals.
Each of Parent and the Company will cooperate with the other and use all reasonable efforts to promptly prepare and file all necessary documentation and all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators (with all applicable filings to Bank Regulators to be made within forty-five (45) calendar days after the date of this Agreement) and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement.  Parent and the Company will furnish each other and each other's counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Joint Proxy Statement-Offering Circular and any application, petition or any other statement or application made by or on behalf of Parent or the Company to any Bank Regulatory or governmental body in connection with the Merger, and the other transactions contemplated by this Agreement.  Each party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body.
8.4.          Dividends.
After the date of this Agreement, each of the Company and Parent shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends in any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger. Parent intends, subject to consideration by Parent's Board of Directors of all relevant factors and the receipt of all required approvals or non-objections from any Bank Regulator, to (i) declare and pay a cash dividend of $0.20 per share during the quarter ended December 31, 2018, and (ii) promptly following the Closing Date, declare a ten percent (10%) stock dividend.
ARTICLE IX
CLOSING CONDITIONS
9.1.          Conditions to Each Party's Obligations under this Agreement.
The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:
9.1.1.          Shareholder Approvals.  This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of each of the Company and Parent.
9.1.2.          Orders and Prohibitions.  None of Parent, the Company or any of their respective Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.
9.1.3.          Regulatory Approvals.  All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the Regulatory Authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of Parent, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Parent and the Company or materially impair the value of the Company to Parent.
9.1.4.           Qualification of Offering Statement.  The Offering Statement shall have become qualified under the Securities Act and no stop order suspending the qualification of the Offering Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Parent Common Stock in the Merger is subject to the "Blue Sky" laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5.          Tax Opinion.  On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Parent shall have received an opinion of Silver, Freedman, Taff & Tiernan LLP, reasonably acceptable in form and substance to Parent dated as of the Closing Date, substantially to the effect that, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.  In rendering the tax opinions described in this Section 9.1.5, the law firm may require and rely upon customary representations contained in certificates of officers of Parent and the Company and their respective Subsidiaries.
9.1.6.          [Reserved.]
9.2.          Conditions to the Obligations of Parent under this Agreement.
The obligations of Parent under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 9.2 at or prior to the Closing Date:
9.2.1.          Representations and Warranties.  Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date); provided, however, that the representations and warranties in Sections 4.11.4 and 4.16 shall be true and correct in all material respects and provided, further, none of the Company's MAE Reps shall be deemed untrue or incorrect for purposes of this Section 9.2.1, and the Company shall not be deemed to have breached any Company MAE Rep, in any case, as a consequence of the existence of any fact, event or circumstance except to the extent such fact, circumstance or event, individually or in the aggregate with all other facts, events or circumstances inconsistent with any representation or warranty set forth herein, has had or would be reasonably likely to have a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualifier in such representation or warranty).  The Company shall have delivered to Parent a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company as of the Effective Time.
9.2.2.          Agreements and Covenants.  The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect dated as of the Closing Date.
9.2.3.          Dissenters' Rights.  Holders of no more than ten percent (10.0%) of the issued and outstanding shares of the Company shall have exercised their statutory appraisal or dissenters' rights pursuant to Section 3.2.9 hereof prior to the Closing Date.
9.2.4.          No Change Resulting in Material Adverse Effect.  From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to the Company or the Company Bank.
The Company will furnish Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as Parent may reasonably request.
9.3.          Conditions to the Obligations of the Company under this Agreement.
The obligations of the Company under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 9.3 at or prior to the Closing Date:
9.3.1.          Representations and Warranties.  Each of the representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date); provided, however, that none of Parent MAE Reps shall be deemed untrue or incorrect for purposes of this Section 9.3.1, and Parent shall not be deemed to have breached any Parent MAE Rep, in any case, as a consequence of the existence of any fact, event or circumstance except to the extent such fact, circumstance or event, individually or in the aggregate with all other facts, events or circumstances inconsistent with any representation or warranty set forth herein, has had or would be reasonably likely to have a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualifier in such representation or warranty).  Parent shall have delivered to the Company a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Parent as of the Effective Time.

9.3.2.          Agreements and Covenants.  Parent shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Closing Date.
9.3.3.          Payment of Merger Consideration.  Parent shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date.
9.3.4.          No Change Resulting in Material Adverse Effect.  From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Parent or Parent Bank.
Parent will furnish the Company with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as the Company may reasonably request.
ARTICLE X
THE CLOSING
10.1.          Time and Place.
Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Silver, Freedman, Taff & Tiernan LLP, 3299 K Street, NW, Suite 100, Washington, DC at 10:00 a.m. on the Closing Date, or at such other place or time upon which Parent and the Company mutually agree.  A pre-closing of the transactions contemplated hereby (the "Pre-Closing") shall take place at the offices of Silver, Freedman, Taff & Tiernan LLP, 3299 K Street, NW, Suite 100, Washington, DC at 1:00 p.m. on the Business Day prior to the Closing Date.
10.2.          Deliveries at the Pre-Closing and the Closing.
At the Pre-Closing there shall be delivered to Parent and the Company the opinions, certificates, and other documents and instruments required to be delivered under Article IX hereof.  At or prior to the Closing, Parent shall have delivered the Merger Consideration as set forth under Section 9.3.3 hereof.
ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER
11.1.          Termination.
This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of Parent or the Company:
11.1.1.          At any time by the mutual written agreement of Parent and the Company;
11.1.2.          By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by the Company) or Section 9.3.1 (in the case of a breach of a representation or warranty by Parent);

11.1.3.          By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by the Company) or Section 9.3.2 (in the case of a breach of covenant by Parent);
11.1.4.          At the election of the Board of Directors of either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Parent and the Company; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 in the event that any action or failure to act by such party has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
11.1.5.          By the Board of Directors of either party if (a) the shareholders of the Company shall have voted at the Company Shareholders' Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions, or (b) the shareholders of Parent shall have voted at the Parent Shareholders' Meeting as contemplated by this Agreement and such vote shall not have been sufficient to approve this Agreement and the issuance of additional shares of Parent Common Stock in the Merger;
11.1.6.          By the Board of Directors of either party if (a) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (i) has become nonappealable and (ii) does not approve this Agreement or the transactions contemplated hereby, or (b) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;
11.1.7.          By the Board of Directors of Parent if the Company has received a Superior Proposal and the Board of Directors of the Company has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdrawn the Company Recommendation, failed to make the Company Recommendation or modified or qualified the Company Recommendation in a manner adverse to the Company; or
11.1.8.          By the Board of Directors of the Company if the Company has received a Superior Proposal and the Board of Directors of the Company has made a determination to accept such Superior Proposal.
11.2.          Effect of Termination.
11.2.1.          In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 6.2.2, 11.2, 12.1, 12.2, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.
11.2.2.          If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:
(A)          Except as otherwise expressly provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B)          In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.
(C)          As a condition of Parent's willingness, and in order to induce Parent, to enter into this Agreement, and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, the Company hereby agrees to pay Parent, and Parent shall be entitled to payment of an amount equal to $550,000 (the "Termination Fee").  The Termination Fee shall be paid within three (3) Business Days after written demand for payment is made by Parent, following the occurrence of any of the events set forth below:
(i)          The Company terminates this Agreement pursuant to Section 11.1.8 or Parent terminates this Agreement pursuant to Section 11.1.7; or
(ii)          The entering into a definitive agreement by the Company relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving the Company within twelve (12) months after the occurrence of any of the following: (a) the termination of the Agreement by Parent pursuant to Section 11.1.2 or 11.1.3 because of, in either case, a willful breach by the Company; or (b) the failure of the shareholders of the Company to approve this Agreement after the public disclosure of an Acquisition Proposal (which has not been withdrawn) that has been made known to senior management of the Company or has been made directly to its shareholders generally.
(D)          The right to receive the Termination Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of Parent against the Company and its Subsidiaries and their respective officers and directors with respect to a termination under such Section 11.2.2(C) above.  The Company acknowledges that the agreements contained in Section 11.2.2(C) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement.  Accordingly, if the Company fails to pay in a timely manner the amounts due under Section 11.2.2(C), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in Section 11.2.2(C), the Company shall pay to Parent the reasonable costs and expenses of Parent (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 11.2.2(C) at the prime rate published by The Wall Street Journal (Eastern Edition) and in effect on the date such payment was required to be made.
11.3.          Amendment, Extension and Waiver.
Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Parent and the Company), the parties hereto by action of their respective boards of directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of the Company or the issuance of additional shares of Parent Common Stock in the Merger by the shareholders of Parent, no amendment to this Agreement may be made which under applicable law further approval by the shareholders of the Company or Parent is required, unless such further shareholder approval is so obtained.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII
MISCELLANEOUS
12.1.          Confidentiality.
Each party shall, and shall cause its representatives, advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement.  If this Agreement is terminated prior to the Effective Time, each party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other party.
12.2.          Public Announcements.
Parent and the Company shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law neither Parent nor the Company shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been approved by the other party (which approval shall not be unreasonably withheld, conditioned or delayed).
12.3.          Survival.
All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.
12.4.          Notices.
All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by prepaid United States registered or certified mail, return receipt requested, sent by a nationally recognized overnight courier or given by email, addressed as follows:
If to Parent, to:	William D. Hogan President and Chief Executive Officer Century Next Financial Corporation 505 North Vienna Street Ruston, Louisiana 71270 Fax: (318) 255-8169
With required copies (which shall not constitute notice) to:	Eric M. Marion, Esq. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, NW, Suite 100 Washington, DC 20007 Fax: (202) 337-5502
If to the Company, to:	Herbert R. Hutchison Chairman of the Board Ashley Bancstock Company 218 Main Street Crossett, Arkansas 71635 Fax: (870) 364-8001

With required copies (which shall not constitute notice) to:	C. Douglas Buford, Jr. Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. 425 W. Capitol Avenue, Suite 1800 Little Rock, Arkansas 72201 Fax: (501) 688-8807

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand or facsimile (if delivered prior to 4:00 p.m. Central Standard Time on such date or the next succeeding Business Day, if delivered thereafter); (b) three (3) Business Days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) Business Day after being delivered to the overnight courier if next Business Day delivery is requested by the sender.

12.5.          Parties in Interest.
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.  Except for the provisions of Article III and Section 7.9, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
12.6.          Complete Agreement.
This Agreement, including the Exhibits, Parent Disclosure Schedule and Company Disclosure Schedule hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto contains the entire agreement and understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.
12.7.          Counterparts.
This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.  A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.
12.8.          Severability.
In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
12.9.          Governing Law.
This Agreement shall be governed by the laws of the State of Louisiana, without giving effect to its principles of conflicts of laws.
12.10.          Interpretation.
When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  The recitals hereto constitute an integral part of this Agreement.  References to Sections include subsections, which are part of the related Section (e.g., a section numbered "Section 5.5.1" would be part of "Section 5.5" and references to "Section 5.5" would also refer to material contained in the subsection described as "Section 5.5.1").  The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".  The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  All documents and information included in the virtual data room of a party prior to the date hereof shall be deemed to have been "made available" or "provided" to the other party.

12.11.          Specific Performance; Jurisdiction.
12.1.1.          The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the United States District Court for the Western District of Louisiana or in any state court located in the State of Louisiana, this being in addition to any other remedy to which they are entitled at law or in equity.  The parties hereby waive any defense that a remedy at law would be adequate and any requirement under any applicable law to post a bond or other security as a prerequisite to obtaining specific performance relief.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Western District of Louisiana or of any state court located in the State of Louisiana in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the United States District Court for the Western District of Louisiana or any state court located in the State of Louisiana.
12.1.2.          Each party hereto acknowledges and agrees that any controversy that may arise under this agreement is likely to involve complicated and difficult issues and, therefore, it irrevocably and unconditionally waives any right it may have to a trial jury in respect of any claim directly or indirectly arising out of or relating to this agreement or the transactions contemplated hereby.  Each party hereto certifies and acknowledges that: (i) no representative, agent, or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any proceeding, seek to enforce either of such waivers; (ii) it understands and has considered the implications of such waivers; (iii) it makes such waivers voluntarily; and (iv) it has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 12.11.2.
IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

Century Next Financial Corporation

By:	/s/ William D. Hogan
Name:	William D. Hogan
Title:	President and Chief Executive Officer

Ashley Bancstock Company

By:	/s/ Herbert R. Hutchison
Name:	Herbert R. Hutchison
Title:	Chairman of the Board

Annex B

May 16, 2018

Board of Directors
Century Next Financial Corporation
505 North Vienna Street
Ruston, LA 71270

Ladies and Gentlemen:

Century Next Financial Corporation ("Parent") and Ashley Bancstock Company ("Company") are proposing to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which Company shall merge with and into Parent with Parent being the surviving corporation (the "Merger").  As set forth in the Agreement, at the Effective Time, each share of Company common stock, $1.00 par value per share ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time, except for certain shares of Company Common Stock as specified in the Agreement, will be converted into and shall thereafter represent the right to receive 1.8052 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, of Parent ("Parent Common Stock").  Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.  You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to Parent.

Sandler O'Neill & Partners, L.P. ("Sandler O'Neill", "we" or "our"), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.  In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated May 15, 2018; (ii) certain publicly available financial statements and other historical financial information of Parent that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Company that we deemed relevant; (iv) certain internal financial projections for Parent for the years ending December 31, 2018 through December 31, 2020, as well as long-term earnings and balance sheet growth rates for the years thereafter, as provided by the senior management of Parent; (v) certain internal financial projections for Company for the years ending December 31, 2018 through December 31, 2020, as provided by the senior management of Company and as adjusted to reflect consolidated performance, as confirmed with the senior management of Parent, as well as long-term earnings and balance sheet growth rates for the years thereafter, as provided by the senior management of Parent; (vi) the relative contributions of assets, liabilities, equity  and  earnings  of  Parent  and  Company  to  the combined entity; (vii) the pro forma financial impact of the Merger on Parent based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Parent; (viii) the publicly reported historical price and trading activity for Parent Common Stock, including a comparison of certain stock trading information for Parent Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (ix) a comparison of certain financial information for Parent and Company with similar financial institutions for which information is publicly available; (x) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (xi) the current market environment generally and the banking environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.  We also discussed with certain members of the senior management of Parent the business, financial condition, results of operations and prospects of Parent and held similar discussions with the senior management of Company and its representatives regarding the business, financial condition, results of operations and prospects of Company.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Parent, Company or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation.  We have further relied on the assurances of the respective senior managements of Parent and Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect.  We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof.  We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Parent or Company.  We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Parent or Company.  We did not make an independent evaluation of the adequacy of the allowance for loan losses of Parent or Company, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Parent or Company.  We have assumed, with your consent, that the respective allowances for loan losses for both Parent and Company are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O'Neill used certain internal financial projections for Parent for the years ending December 31, 2018 through December 31, 2020, as well as long-term earnings and balance sheet growth rates for the years thereafter, as provided by the senior management of Parent.  In addition, Sandler O'Neill used certain internal financial projections for Company for the years ending December 31, 2018 through December 31, 2020, as provided by the senior management of Company and as adjusted to reflect consolidated performance, as confirmed with the senior management of Parent, as well as long-term earnings and balance sheet growth rates for the years thereafter, as provided by the senior management of Parent. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Parent.  With respect to the foregoing information, the senior managements of Parent and Company confirmed to us that such information reflected the best currently available projections and estimates of the senior managements of Parent and Company as to the future financial performance of Parent and Company, respectively, and we assumed that the financial results reflected in such information would be achieved.  We express no opinion as to such projections or estimates, or the assumptions on which they are based.  We have also assumed that there has been no material change in Parent's or Company's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us.  We have assumed in all respects material to our analyses that Parent and Company will remain as going concerns for all periods relevant to our analyses.

            We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect that would be material to our analyses of Parent, Company or the Merger, or any related transaction, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.  Finally, with your consent, we have relied upon the advice that Parent has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.  We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  Events occurring after the date hereof could materially affect this opinion.  We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.
We have acted as Parent's financial advisor in connection with the Merger and will receive a fee for our services, which transaction fee is contingent upon consummation of the Merger.  We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O'Neill upon consummation of the Merger.  Parent has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement.  Sandler O'Neill has not provided any other investment banking services to Parent in the two years preceding the date hereof, nor has Sandler O'Neill provided any investment banking services to Company in the two years preceding the date of this opinion.  In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Parent and its affiliates.  We may also actively trade the equity and debt securities of Parent and its affiliates for our own account and for the accounts of our customers.
                 Our opinion is directed to the Board of Directors of Parent in connection with its consideration of the Agreement and Merger and does not constitute a recommendation to any shareholder of Parent as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the Agreement and the Merger.  Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to Parent and does not address the underlying business decision of Parent to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Parent or the effect of any other transaction in which Parent might engage.  We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Parent or Company officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder.  This opinion has been approved by Sandler O'Neill's fairness opinion committee.  This opinion may not be reproduced without Sandler O'Neill's prior written consent; provided, however, Sandler O'Neill will provide its consent for the opinion to be included in any regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Parent from a financial point of view.

Very truly yours,

Annex C
SOUTHARD
FINANCIAL

May 16, 2018

Board of Directors
Ashley Bancstock Company
Crossett, Arkansas

RE:	Fairness Opinion Relative to the Agreement and Plan of Merger By and Between Century
Next Financial Corporation and Ashley Bancstock Company, dated as of May 16, 2018

Directors:

The Board of Directors of Ashley Bancstock Company (the "Board") retained Southard Financial, in its capacity as a financial valuation and consulting firm, to render its opinion of the fairness, from a financial viewpoint, of the Agreement and Plan of Merger by and between Century Next Financial Corporation ("CNFC") and Ashley Bancstock Company ("ABC") dated May 16, 2018 (the "Merger" or the "Transaction"), to the shareholders of ABC. This opinion is issued based upon financial data as of March 31, 2018 for Century Next Financial Corporation and Ashley Bancstock Company and their subsidiaries.

Southard Financial is a financial valuation consulting firm specializing in the valuation of closely-held companies and financial institutions. Since its founding in 1987, Southard Financial has provided over 3,000 valuation opinions for clients in 43 states. Further, Southard Financial provides valuation services and fairness opinions for approximately 130 financial institutions annually. Nevertheless, Southard Financial is independent of the parties to the Merger and its principals have no past, present, or future contemplated financial, equity, or other interest in Century Next Financial Corporation or Ashley Bancstock Company. Finally, Southard Financial and its principals have no bias or conflict that could cause a question as to their independence or objectivity. Compensation paid to Southard Financial for the opinion is in no way contingent upon the conclusion of the opinion.

Approach to Assignment

The key consideration in this fairness opinion is the fairness, to ABC's shareholders, of the consideration to be paid in the Merger. Under the terms of the Merger, the shareholders of Ashley Bancstock Company will receive shares of CNFC common stock in exchange for their shares of ABC common stock. The approach to this assignment was to consider the following factors:

●	A review of the financial performance and position of ABC and the value of its common stock;
●	A review of the financial performance and position of CNFC and the value of its common stock;
●	A review of recent bank merger transactions;
●	A review of the current and historical market prices of banks and bank holding companies;
●	A review of the investment characteristics of the common stock of CNFC and ABC;
●	A review of the Letter of Intent between CNFC and ABC;
●	A review of the Agreement and Plan of Merger by and between CNFC and ABC;
●	An evaluation of the impact of the merger on the expected return to the current shareholders of ABC; and,
●	An evaluation of other factors as was considered necessary to render this opinion.

It is Southard Financial's understanding that the exchange of ABC common stock for cash, as in the case of fractional shares, may have tax consequences.

i-bank Tower ▪ Suite 708
5050 Poplar Avenue ▪ Memphis, Tennessee 38157
(901) 761-7500 ▪ FAX (901) 761-6045
www.southardfinancial.com

THE PROPOSED TRANSACTION

Under the terms of the Merger, the shareholders of ABC will receive consideration consisting of 1.8052 shares of CNFC common stock in exchange for each share of ABC common stock held. Given the 235,619 shares of ABC common stock outstanding, that equates to 425,339.4188 shares of CNFC common stock. At the most recent trading price of CNFC common stock ($30.00 per share as of the date of the Merger Agreement), that equates to an aggregate value of $12.76 million for ABC.

No fractional shares of CNFC will be issued, and any fractional shares of CNFC resulting from the above exchange ratio will be redeemed for cash based upon a value equal to the average of the daily closing sales prices of a share of CNFC common stock for the 30 consecutive trading days immediately preceding the 5th day prior to the closing date. CNFC stock only traded on one day in April 2018 (100 shares at $30.00 per share) and 600 shares traded on May 1, 2018 at $30.00 per share. Based upon a price of $30.00 per share of CNFC stock (the average price leading up to the date of the Merger Agreement), the price of ABC stock for purposes of the fractional shares would be $54.16 per share. Depending on the trading prices of CNFC stock leading up to the closing date, the price of ABC fractional shares could ultimately be higher or lower than $54.16 per share.

DUE DILIGENCE REVIEW PROCESS

Review of Ashley Bancstock Company

Southard Financial reviewed the following information pertaining to ABC and its wholly-owned subsidiary, First National Bank of Crossett (domiciled in Crossett, Arkansas):

1.	Consolidated Reports of Condition and Income ("Call Report") of First National Bank of Crossett for the periods ended December 31, 2012-17 and March 31, 2018.
2.	Uniform Bank Performance Report of First National Bank of Crossett for the periods ended December 31, 2012-17 and March 31, 2018.
3.	Audited financial statements of Ashley Bancstock Company for the years ended December 31, 2012-17.
4.	Internal financial statements of Ashley Bancstock Company for the period ended March 31, 2018.
5.	Budgeted income statement of First National Bank of Crossett for the year ending December 31, 2018.
6.	Strategic Plan Financial Projections of First National Bank of Crossett for the years ending December 31, 2018-20.
7.	Additional pertinent information deemed necessary to render this opinion.

Southard Financial visited with the management of Ashley Bancstock Company via telephone on November 17, 2017 and via both telephone and email on several other dates leading up to the date of this report. Discussions included questions regarding the current and historical financial position and performance of ABC and its subsidiary bank, their outlook for the future, and other pertinent factors.

Review of Century Next Financial Corporation

Southard Financial reviewed the following information pertaining to CNFC and its wholly-owned subsidiary, Bank of Ruston (domiciled in Ruston, Louisiana):

1.	Consolidated Reports of Condition and Income ("Call Report") of Bank of Ruston for the periods ended December 31, 2012-17 and March 31, 2018.
2.	Uniform Bank Performance Report of Bank of Ruston for the periods ended December 31, 2012-17 and March 31, 2018.
3.	Annual Reports of Century Next Financial Corporation, including audited financial statements for the years ended December 31, 2012-17.
4.	Internal financial statements of Century Next Financial Corporation for the period ended March 31, 2018.
5.	Budgeted financial statements of Century Next Financial Corporation for the year ending December 31, 2018.
6.	Projected financial statements of Century Next Financial Corporation for the years ending December 31, 2018-20.
7.	Additional pertinent information deemed necessary to render this opinion.

Southard Financial visited with the management of Century Next Financial Corporation via telephone on November 30, 2017 and via telephone and email on other occasions. Discussions included questions regarding the current and historical financial position and performance of CNFC and its subsidiary bank, their outlook for the future, and other pertinent factors.

Limitations of Analysis

Although discussions with management and supporting documentation give Southard Financial comfort that its due diligence efforts were appropriate, Southard Financial has not conducted a physical examination of all of ABC's properties or facilities and has not obtained or been provided with any formal evaluation of such properties and facilities. Southard Financial has reviewed the financial information and other internal data provided, as well as other publicly available information, and while unable to verify the accuracy and completeness of such data and information, Southard Financial has judged the reasonableness thereof and made certain judgments thereto. The opinion is necessarily based upon market, economic and other considerations as they exist on, and can be evaluated as of the date of this letter. Further, Southard Financial is not expressing any opinion as to the actual value of the ABC common stock, or the price at which shares of CNFC common stock will trade subsequent to the Merger.

MAJOR CONSIDERATIONS

Numerous factors were considered in the overall review of the Merger. The review process included considerations regarding CNFC, ABC, and the Transaction. Major considerations are as follows:

CNFC and ABC

●	Historical earnings and dividend payments;
●	Outlook for future performance, earnings, and dividends;
●	Economic conditions and outlook in CNFC's and ABC's markets;
●	The competitive environment in CNFC's and ABC's markets;
●	Comparisons with peer banks and bank holding companies;
●	Potential risks in the loan and securities portfolios;
●	Recent minority stock transactions in the common stock of CNFC and ABC; and,
●	Other such factors as were deemed appropriate in rendering this opinion.

Common Factors

●	Current market prices for minority blocks of common stock of banks and bank holding companies throughout the United States.
●	Pricing metrics for recent whole bank transactions throughout the United States.

The Proposed Merger

●	The terms of the Agreement and Plan of Merger and the specific pricing of the Merger;
●	The market for minority blocks of the common stock of CNFC and ABC;
●	Restrictions on the transfer of the common stock of CNFC, if any; and,
●	Other such factors as deemed appropriate.

OVERVIEW OF FAIRNESS ANALYSIS

In connection with rendering its opinion, Southard Financial performed a variety of financial analyses. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgment and is not susceptible to partial analyses. In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of CNFC and ABC. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned greater significance than any other.

Pro Forma Analysis

Southard Financial reviewed the impact of the Merger on CNFC's outstanding shares, book value, tangible book value, and earnings. The analysis is summarized below.

Pro Forma Shares Outstanding: CNFC had 1,099,313 shares outstanding as of March 31, 2018. According to the Agreement and Plan of Merger, CNFC will issue 425,339.4188 shares of common stock, resulting in 1,524,652 pro forma shares outstanding (rounded to the nearest whole share).

Pro Forma Book Value and Tangible Book Value Per Share: The Transaction is not expected to have a material impact on CNFC's book value per share. However, CNFC's tangible book value per share is expected to decline slightly following the Transaction.

Pro Forma Earnings Per Share: Based on estimates provided by members of the respective management teams, CNFC's earnings per share are expected to increase substantially following the Transaction.

Pro Forma Value Per Share: Although the Transaction is dilutive to CNFC's tangible book value per share, the Transaction is expected to be significantly accretive to CNFC's earnings per share. Therefore, in our opinion, the market value of CNFC's common stock could increase substantially if the expected savings and revenue enhancements are realized.

Comparison with Recent Market Transactions

Southard Financial compared the pricing multiples implied by the terms of the Transaction to the pricing multiples of whole bank transactions in the period leading up to the Merger. The most common pricing multiples for bank stocks are price/earnings, price/book value, price/tangible book value, and price/assets. To derive appropriate capitalization factors, Southard Financial relied upon recent whole bank transaction data provided by S&P Global. The analysis of the market data consisted of the following steps:

●
Gather price, earnings, book value, assets, performance ratios, and other data from November 1, 2017 through April 30, 2018 on all whole bank transactions in the S&P Global database. This period focuses on the period leading up to tax reform and the year-to-date period after tax reform.

●	Sort the list by size, performance, and asset quality.
●
Exclude all banks with assets above $300 million, all banks with ROAE below 5.00% or above 20.00%, all banks with a ratio of non-performing assets to total assets of over 2.50%, and all banks with negative book value or tangible book value.

●	Analyze trends and patterns in the market pricing multiples and make comparisons with ABC.

The result was 13 transactions with a wide range of pricing multiples: 7.37 – 38.12 times earnings; 123% – 214% of book value and tangible book value, and 12.2% – 44.6% of total assets. As discussed above, the estimated fair market value of the Merger consideration is $54.16 per share of ABC common stock assuming a price for CNFC of $30.00 per share. The Transaction price implies valuation multiples as follows: 6.53 times annualized 2018 earnings per share; 119% of common book value per share and tangible common book value per share; and 8% of assets (all based on financial data through March 31, 2018).

While the actual reported Transaction multiples are below the ranges for recent market transaction multiples, the shareholders of ABC could benefit from an increase in the value of CNFC's common shares in the future (as opposed to a cash transaction with no potential upside). If CNFC realizes the expected savings and revenue enhancements, the value of the consideration received by shareholders of ABC could increase significantly.

Finally, as discussed in detail below, there have been no recent transactions in the common stock of ABC, other than the prior repurchases by ABC at tangible book value. The proposed Transaction represents a 37.1% premium to the most recent repurchases by ABC ($39.51 per share in early 2017).

Liquidity and Other Factors

ABC's shares are not traded on an exchange, and there are no market makers for ABC's common stock. However, periodic trades do occur. Also, ABC has offered to repurchase its shares at a price equal to tangible book value on three occasions over the 2016-17 period:

1.
On August 1, 2016, ABC offered to purchase all shares owned by each holder of 150 or fewer shares at $42.47 per share (tangible book value as of June 30, 2016). A total of 3,577 shares (owned by 52 shareholders) were eligible for the repurchase, but ABC allocated only $100,000 in the aggregate. Ultimately, ABC repurchased 623 shares from 8 shareholders in August/September 2016 at $42.45 per share (the reason for the $0.02 per share difference is unknown).

2.
On November 1, 2016, ABC offered to purchase all shares owned by each holder of 250 or fewer shares at $43.97 per share (tangible book value as of September 30, 2016). A total of 7,712 shares (owned by 69 shareholders) were eligible for the repurchase, but ABC allocated only $175,000 in the aggregate. Ultimately, ABC repurchased 1,467 shares from 10 shareholders in November/December 2016 at $43.97 per share.

3.
On February 1, 2017, ABC offered to purchase all shares owned by each holder of 400 or fewer shares at $39.51 per share (tangible book value as of December 31, 2016). A total of 15,687 shares (owned by 88 shareholders) were eligible for the repurchase, but ABC allocated only $210,000 in the aggregate.  Ultimately, ABC repurchased 1,852 shares from 7 shareholders in February/March 2017 at $39.51 per share.

ABC's shareholders willing to dispose of their ABC stock must find a buyer or sell their stock to other shareholders in a private transaction. Shareholders with very small holdings may have periodic opportunities to sell their stock to ABC, but historically only at tangible book value. Although ABC shareholders will not receive cash in the Merger (except for fractional shares), they will receive CNFC shares, which are traded on the OTC Pink Market under the ticker symbol CTUY. While a robust trading market for CNFC's shares does not exist, the Transaction is expected to increase trading volume in CNFC stock. Therefore, liquidity is enhanced under the Merger.

The Transaction provides ABC with geographic diversification that would not likely be achieved on its own. ABC's current market has experienced deteriorating market dynamics over the past several years, including a substantial population decline, minimal commercial investment, and low per capita income. Further, Crossett only had one new non-public construction project in the past five years. The Merger will combine the deposit base of ABC with the loan demand in CNFC's markets (higher population, growth, and per capita income), which should help drive the synergies noted above.

It should be noted that no financial statements were provided for either CNFC or ABC beyond March 31, 2018. However, the Merger Agreement indicates that ABC "…has suffered no Material Adverse Effect since December 31, 2017 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company." That clause notwithstanding, the book value and annualized earnings (and thus the pricing ratios) cited above could have been different at the announcement date than at March 31, 2018. Nevertheless, based upon discussions with ABC management, it is not expected that such differences would adversely impact the overall fairness of the Transaction.

The Transaction shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Therefore, the shareholders of ABC will not pay any capital gains tax as a result of the Transaction from a financial point of view.

Timeline of Transaction

As part of the fairness analysis, it is instructive to examine the process by which the Merger came about, and the steps taken by ABC management. On August 15, 2017, the ABC Board of Directors received a confidential letter from CNFC, which was acknowledged the following day. On August 20th the ABC Executive Committee met to discuss the letter. On September 5th ABC entered into a Non Disclosure Agreement with CNFC, and on September 14th representatives of ABC and CNFC met to get acquainted.

On September 22nd ABC consulted with legal counsel for guidance. Upon the insistence of ABC, CNFC presented a new Letter of Interest containing a specified offering price in a stock-for-stock transaction. On October 17th representatives of ABC and CNFC met to discuss and address areas of interest, and then ABC decided to seek assistance from advisory firms. On November 1st ABC voted to engage Southard Financial.

On November 2nd  ABC began initiating a plan to make a reverse loan loss provision. On November 7th ABC retained Southard Financial to provide advice as to the estimated market values of the common stocks of ABC and CNFC, to determine whether or not the terms proposed in the Merger are fair, from a financial point of view, to the shareholders of ABC, and to present its findings to the ABC Board.

On January 8, 2018 the ABC Board received a non-binding indication of interest from CNFC offering 1.982 shares of CNFC stock for each ABC share in a tax-free merger, and valuing ABC at $58.00 per share or $13.7 million in the aggregate. From that point, ABC and CNFC conducted their due diligence on each other and worked towards drafting a definitive agreement.

On May 4, 2018, the parties agreed to change the exchange ratio to 1.8052 shares of CNFC stock for each ABC share due to a rise in market interest rates that adversely impacted the market value of ABC's interest- rate sensitive securities portfolio. On May 16, the parties executed the Definitive Agreement and the Transaction was announced publicly.

Summary of Analyses

The summary set forth does not purport to be a complete description of the analyses performed by Southard Financial. The analyses performed by Southard Financial are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses. Southard Financial did not appraise any individual assets or liabilities of Ashley Bancstock Company Throughout the due diligence process, Southard Financial relied upon all information provided by Ashley Bancstock Company and third-party sources without independent verification.

FAIRNESS OPINION

Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard Financial that the consideration proposed to be given to the shareholders of Ashley Bancstock Company pursuant to the Agreement and Plan of Merger by and between Century Next Financial Corporation and Ashley Bancstock Company is fair, from a financial viewpoint, to the shareholders of Ashley Bancstock Company.

This opinion is solely for the use and benefit of the Board of Directors (except for inclusion in proxy materials to be sent to shareholders of ABC and in necessary regulatory applications). Any summary of or reference to the opinion or any other reference to Southard Financial by ABC in connection with the Merger will be subject to Southard Financial's prior review and written approval, which shall not be unreasonably withheld. The opinion will not be included in summarized form, or referred to in any manner in materials distributed to the public or potential investors of ABC without Southard Financial's prior written consent, which shall not be unreasonably withheld.

In accordance with recognized professional ethics, Southard Financial's professional fees for this service are not contingent upon the opinion expressed herein or the consummation of the Merger. Thank you for this opportunity to be of service to the Board of Directors of Ashley Bancstock Company.

Sincerely yours,
Southard Financial, LLC

Annex D

ARKANSAS BUSINESS CORPORATION ACT OF 1965

4-26-1011  RIGHTS OF DISSENTING SHAREHOLDERS.

(a)          If a conversion or merger is effected under this subchapter, the surviving or new organization shall pay to a shareholder of a corporation that is a party to the conversion or merger the fair value of the shareholder's shares, upon surrender of his or her certificate or certificates representing the shares, if the shareholder:

(1)	Files with the corporation before or at the meeting of shareholders at which the plan of conversion or merger is submitted to a vote, a written objection to the plan of conversion or merger;

(2)	Does not vote in favor of the plan of conversion or merger; and

(3)
Within ten (10) days after the date on which the vote was taken makes written demand on the surviving or new domestic or foreign organization for payment of the fair value of his or her shares as of the day before the date on which the vote was taken approving the conversion or merger.

(b)          The demand shall state the number and class of the shares owned by the dissenting shareholder.

(c)          A shareholder failing to make demand within the ten-day period shall be bound by the tem1s of the conversion or merger.

(d)          Within ten (10) days after the conversion or merger is effected, the surviving or new organization shall give notice to each dissenting shareholder who has made demand under this section for the payment of the fair value of his or her shares.

(e)	(1)	If within thirty (30) days after the date on which the conversion or merger was effected the value of the shares is agreed upon by the dissenting shareholder and the surviving or new organization, payment shall be made within ninety (90) days after the date on which the conversion or merger was effected upon the surrender of the shareholder's certificate or certificates representing the shares.

(2)	Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in the shares or in the corporation.

(f)	(1)	(A)	If within the period of thirty (30) days the shareholder and the surviving or new organization do not agree to the value of the dissenting shareholder's shares, then the dissenting shareholder within sixty (60) days after the expiration of the thirty-day period may file a petition for a finding and determination of the fair value of the shares and shall be entitled to judgment against the surviving or new organization for the amount of the fair value as of the day before to the date on which the vote was taken approving such conversion or merger, together with interest thereon to the date of the judgment.

(B)          The petition shall be filed:

(i)	In the circuit court of the county in which the registered office of the surviving organization is a domestic organization; or

(ii)	In the Pulaski County Circuit Court if the surviving organization is a foreign organization.

(2)	The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new organization of the certificate or certificates representing the shares.

(3)	Upon payment of the judgment the dissenting shareholder shall cease to have any interest in the shares or in the surviving or new organization.

D-1

(4) If a dissenting shareholder does not file a petition within the time allowed by this section, the dissenting shareholder and all persons claiming under the dissenting shareholder are bound by the terms of the conversion or merger.

(g)          Shares acquired by the surviving or new organization in payment of the agreed value of the shares or a judgment under this section may be held and disposed of by the organization as in the case of other treasury shares.

(h)          This section does not apply to a conversion or merger if on the date of filing the articles of conversion or merger, the surviving organization is the owner of all outstanding shares of the other domestic or foreign organizations that are parties to the conversion or merger.

D-2

Part III – Exhibits

Item 16.          Index to Exhibits

No.	Description	Location
2.1	Articles of Incorporation of Century Next Financial Corporation.	(1)
2.2	Bylaws of Century Next Financial Corporation	(1)
3.0	Form of Stock Certificate of Century Next Financial Corporation	(1)
6.1	Bank of Ruston Officers' Deferred Compensation Plan	(1)
6.3	Bank of Ruston Directors' Indexed Deferred Compensation Plan	(1)
6.4	Bank of Ruston Directors' Deferral Income Plan	(1)
6.5	Century Next Financial Corporation 2011 Stock Option Plan	(2)
6.6	Century Next Financial Corporation 2011 Recognition and Retention Plan and Trust Agreement	(2)
7.0	Agreement and Plan of Merger dated as of May 16, 2018, by and between Century Next Financial Corporation and Ashley Bancstock
	Company. (Included as Annex A to the joint proxy statement/offering circular in Part II of this Form 1-A.)	Filed herewith
10.0	Power or Attorney (Included on Signature Page of the Form 1-A previously filed on July 19, 2018)	*
11.1	Consent of Silver, Freedman, Taff & Tiernan LLP (Included in Exhibit 12.0)	*
11.2	Consent of Heard McElroy & Vestal, LLC	Filed herewith
11.3	Consent of Erwin & Company	Filed herewith
11.4	Consent of Sandler O'Neill & Partnrs, L.P.	*
11.5	Consent of Southard Financial, LLC	*
12.0	Opinion of Silver, Freedman, Taff & Tiernan LLP re: legality	*
15.1	Consents of Herbert R. Hutchison, C. Maxwell Pope and Michael F. Webb to be named as prospective directors of Century Next Financial Corporation	Filed herewith
15.2	Form of proxy card of Century Next Financial Corporation	Filed herewith
15.3	Form of proxy card of Ashley Bancstock Company	Filed herewith
_____________________
*      Previously filed.
(1)	Incorporated by reference from the exhibits included in Century Next Financial Corporation's registration statement on Form S-1, filed June 17, 2010, as amended (SEC File No. 333-167589).
(2)	Incorporated by reference from Century Next Financial Corporation's Definitive Schedule 14A filed with the SEC on April 12, 2011 (SEC File No. 000-54133).

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ruston, State of Louisiana, on August 29, 2018.

CENTURY NEXT FINANCIAL CORPORATION

By:         /s/William D. Hogan
William D. Hogan
President and Chief Executive Officer

                This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/Dr. Daniel D. Reneau*	Chairman of the Board	August 29, 2018
Dr. Daniel D. Reneau /s/William D. Hogan	President and Chief Executive Officer (principal executive officer)	August 29, 2018
William D. Hogan /s/Mark A. Taylor	Senior Vice President and Chief Financial Officer (principal	August 29, 2018
Mark A. Taylor, CPA /s/J. Brandon Ewing*	financial and accounting officer) Director	August 29, 2018
J. Brandon Ewing /s/Michael S. Coyle, Esq.	Director	August 29, 2018
Michael S. Coyle, Esq. /s/Scott R. Thompson	Director	August 29, 2018
Scott R. Thompson /s/Dan E. O'Neal, III	Director	August 29, 2018
Dan E. O'Neal, III /s/Neal Walpole	Director	August 29, 2018
Neal Walpole /s/Bartlett H. Dugdale	Director	August 29, 2018
Bartlett H. Dugdale /s/Jeffrey P. McGehee	Director	August 29, 2018
Jeffrey P. McGehee

*  By William D. Hogan, Attorney-in-fact.